UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

TEAVANA HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.00003 per share, of Teavana Holdings, Inc.

2)	Aggregate number of securities to which transaction applies:

38,777,893 shares of Common Stock issued and outstanding and 1,439,246 shares of Common Stock issuable pursuant to outstanding stock options.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the value of the transaction was calculated based upon the sum of (a) 38,777,893 shares of Common Stock multiplied by $15.50 per share; and (b) 949,246 shares of Common Stock issuable upon the exercise of underlying “in the money” stock options multiplied by $13.14 (which is the difference between $15.50 and the weighted average exercise price with respect to such options of $2.36 per share). The filing fee was determined by multiplying 0.00013640 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$613,530,434

5)	Total fee paid:

$83,686

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

TEAVANA HOLDINGS, INC.

3630 Peachtree Rd. NE, Suite 1480

Atlanta, Georgia 30326

(404) 995-8200

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

NOVEMBER [    ], 2012

Dear Stockholder:

This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock of Teavana Holdings, Inc., a Delaware corporation that we refer to as “Teavana” or the “Company,” in connection with the Agreement and Plan of Merger, dated as of November 14, 2012, by and among Starbucks Corporation, a Washington corporation that we refer to as “Parent,” Taj Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent that we refer to as “Merger Sub,” and Teavana. We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger of Merger Sub with and into Teavana that is contemplated by the Merger Agreement as the “Merger.” Upon completion of the Merger, each share of common stock, par value $0.00003, of Teavana (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares or (ii) owned by the Company as treasury stock or by Parent or Merger Sub will be cancelled and converted automatically into the “Merger Consideration,” which represents the right to receive $15.50 in cash, without interest and subject to any required withholding taxes. The Principal Stockholders (defined below) and certain executives of Teavana have agreed to escrow $10 million from the Merger Consideration payable with respect to their shares to cover certain potential costs of Teavana arising in connection with the closing of the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

If the Merger is completed, you will be entitled to receive $15.50 in cash, without interest and subject to required tax withholdings, for each share of Common Stock owned by you (unless you have properly exercised your appraisal rights under Section 262 of the DGCL with respect to such shares).

The Company’s board of directors (the “Board of Directors”) unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, declared that it was in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, declared that the Merger Consideration is fair to the Company’s stockholders and recommended that the Company’s stockholders adopt the Merger Agreement.

Under Section 251 of the DGCL and the applicable provisions of Teavana’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the adoption of the Merger Agreement by Teavana stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. On November 14, 2012, Andrew T. Mack, SKM Equity Fund III, L.P.,

i

SKM Investment Fund and Jurgen W. Link (together, the “Principal Stockholders”) delivered or caused to be delivered to Teavana a written consent adopting the Merger Agreement in respect of 28,749,196 shares of Common Stock, representing approximately 74% of the outstanding shares of Common Stock entitled to act by written consent with respect to the adoption of the Merger Agreement. Accordingly, the adoption of the Merger Agreement was effected November 14, 2012. No further approval of the stockholders of Teavana is required to adopt the Merger Agreement. As a result, Teavana has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.

This notice of action by written consent and appraisal rights and the accompanying information statement shall constitute notice to you from the Company of the action by written consent to adopt the Merger Agreement taken by the Principal Stockholders.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the Principal Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the date of mailing of this notice and the accompanying information statement, or December [    ], 2012, and precisely comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex D. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire accompanying information statement carefully. Please do not send in your Common Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Common Stock and payment for your shares of Common Stock.

By order of the Board of Directors,

/s/ David V. Christopherson
David V. Christopherson
Vice President, General Counsel and Corporate Secretary

Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

The information statement is dated November [    ], 2012 and is first being mailed to stockholders on November [    ], 2012.

TEAVANA HOLDINGS, INC.

3630 Peachtree Rd. NE, Suite 1480

Atlanta, Georgia 30326

INFORMATION STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Teavana stockholder. Please refer to the additional information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Unless otherwise indicated or the context requires otherwise, all references to “Teavana” or the “Company” refer to Teavana Holdings, Inc.; all references to “Parent” refer to Starbucks Corporation, a Washington corporation; all references to “Merger Sub” refer to Taj Acquisition Corp., a Delaware corporation, a direct, wholly-owned subsidiary of Parent; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 14, 2012, by and among Teavana, Parent and Merger Sub, a copy of which is attached as Annex A to this information statement, as it may be amended from time to time; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; and all references to the “Principal Stockholders” refer to Andrew T. Mack, SKM Equity Fund III, L.P., SKM Investment Fund and Jurgen W. Link, which together owned approximately 74% of the outstanding shares of Teavana common stock as of the date of the Merger Agreement.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.	Teavana and Parent have agreed to the acquisition of Teavana by Parent upon the terms and conditions of the Merger Agreement described in this information statement, and the Principal Stockholders have adopted the Merger Agreement and approved the Merger. Applicable provisions of Delaware law and certain securities regulations require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A.	The proposed transaction is the acquisition of Teavana by Parent. The proposed transaction will be accomplished through a merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into Teavana, with Teavana as the surviving corporation. As a result of the Merger, Teavana will become a wholly-owned subsidiary of Parent and our Common Stock will cease to be listed on the New York Stock Exchange and will no longer be publicly traded.

Q.	WHY DID THE BOARD OF DIRECTORS APPROVE THE MERGER AND THE MERGER AGREEMENT?

A.	After careful consideration and evaluation of the Merger, and in consideration of, among other things, the opinion of Piper Jaffray & Co. that, based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view to the holders of shares of Common Stock, our Board of Directors approved and declared advisable the Merger Agreement and the Merger. To review our Board of Directors’ reasons for recommending and approving the Merger and the Merger Agreement, see “The Merger – Reasons for the Merger” on page 16 of this information statement.

Q.	IS THE APPROVAL OF STOCKHOLDERS NECESSARY TO ADOPT THE MERGER AGREEMENT? WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER AGREEMENT?

A.	The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our Common Stock. The requisite stockholder approval was obtained on November 14, 2012, the date on which the Principal Stockholders delivered or caused to be delivered to the Company a written consent adopting and approving the Merger Agreement and the Merger, in respect of approximately 74% of our outstanding Common Stock. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF COMMON STOCK?

A.	In the Merger, each share of our Common Stock that is issued and outstanding will be converted into the right to receive $15.50 in cash, without interest and subject to any required withholding taxes, which we refer to as the “Merger Consideration.” As a result of the Merger, upon the surrender of your shares of Common Stock, you will receive a total amount equal to the product obtained by multiplying the Merger Consideration by the number of shares of our Common Stock that you own. In the event of a transfer of ownership of Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for shares of our Common Stock may, subject to certain requirements, be paid to a person other than the person in whose name the Common Stock so surrendered is registered. See “The Merger–Conversion of Shares; Procedures for Exchange of Common Stock” on page 38 of this information statement.

Q.	WILL THE MERGER CONSIDERATION I RECEIVE IN THE MERGER INCREASE IF TEAVANA’S RESULTS OF OPERATIONS IMPROVE OR IF THE PRICE OF TEAVANA’S COMMON STOCK INCREASES ABOVE THE CURRENT MERGER CONSIDERATION?

A.	No. The Merger Consideration is fixed at $15.50 in cash per share, without interest and subject to any required withholding taxes. The Merger Agreement does not contain any provision that would adjust the Merger Consideration (in either direction) based on fluctuations in the price of Teavana’s Common Stock or based on the results of operations of Teavana prior to the consummation of the Merger.

Q.	IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.	Yes. Before completion of the Merger, Teavana, Parent and Merger Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement – Conditions to the Merger” on page 46 of this information statement.

Q.	AM I ENTITLED TO APPRAISAL RIGHTS?

A.	Yes. Under the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Principal Stockholders) are entitled to appraisal rights in connection with the Merger with respect to their shares, so long as they precisely follow specific procedures to exercise their rights under Delaware law. See “The Merger – Appraisal Rights” on page 35 of this information statement.

Q.	WHAT HAPPENS IF A THIRD PARTY MAKES AN OFFER TO ACQUIRE TEAVANA BEFORE THE MERGER IS COMPLETED?

A.	Prior to the requisite stockholder approval, our Board of Directors could have, subject to certain requirements and rights of Parent, terminated the Merger Agreement in order to enter into a superior acquisition agreement with a third party upon complying with certain other conditions. This termination right ceased upon delivery of a written consent by the Principal Stockholders constituting the requisite stockholder approval on November 14, 2012.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.	We expect the Merger to be completed on or prior to December 31, 2012, subject to government regulatory review and clearance; however, there can be no assurance that the Merger will be completed at that time, or at all.

Q.	SHOULD I SURRENDER MY SHARES OF COMMON STOCK NOW?

A.	No. After the Merger is completed, you will be sent detailed instructions for exchanging your shares of Common Stock for the Merger Consideration.

Q.	WILL I OWE TAXES AS A RESULT OF THE MERGER?

A.	The Merger will be a taxable transaction for U.S. holders of our Common Stock. As a result, assuming you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to United States federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the Merger Consideration and (2) the adjusted tax basis of the shares of Common Stock you surrender in the Merger. See “The Merger – Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” on page 31 of this information statement for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT TEAVANA?

A.	We file periodic reports and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” Some of these reports are attached as annexes to this information statement. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information” on page 56 of this information statement.

Q.	WILL I BE IMPACTED BY THE ESCROW AGREEMENT?

A.	No. The Principal Stockholders, as well as certain executives of Teavana, have agreed with Starbucks to place $10 million of proceeds from the sale of their shares pursuant to the Merger into escrow to cover certain potential costs of Teavana arising in connection with the closing of the Merger. Public stockholders are not subject to the escrow arrangement and accordingly will not have their proceeds reduced thereby.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you have questions about the Merger after reading this information statement, please call the Office of the General Counsel, Teavana Holdings, Inc., at (404) 995-8200.

SUMMARY

The following summary highlights selected information from this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement and the other documents to which this information statement refers you for a more complete understanding of the Merger, including, in particular, the copy of the Merger Agreement, the Written Consent of Stockholders and the Fairness Opinion of Piper Jaffray & Co. that are attached to this information statement as Annexes A, B and C, respectively. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to “Company,” “Teavana,” “we,” “our” and “us” refer to Teavana Holdings, Inc., a Delaware corporation and, where appropriate, its subsidiaries; all references to “Parent” refer to Starbucks Corporation, a Washington corporation; all references to “Merger Sub” refer to Taj Acquisition Corp., a Delaware corporation; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 14, 2012, by and among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the right to receive $15.50 in cash per share, without interest and subject to any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement; all references to the “Board of Directors” refer to the Company’s Board of Directors; and all references to “Common Stock” refer to the Company’s Common Stock, par value $0.00003 per share.

THE PROPOSED TRANSACTION

•	Pursuant to the Merger Agreement, Merger Sub will merge with and into Teavana, with Teavana continuing as the surviving corporation.

•

Upon completion of the Merger, each issued and outstanding share of our Common Stock (other than shares of Common Stock (i) where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights) or (ii) owned by Teavana, Parent or Merger Sub will automatically be cancelled and will cease to exist and will be converted into the right to receive $15.50 in cash, without interest and subject to any required withholding taxes. The Principal Stockholders and certain executives of Teavana have agreed to escrow $10 million from the Merger Consideration payable with respect to their shares to cover certain potential costs of Teavana arising in connection with the closing of the Merger. Public stockholders are not subject to the escrow arrangement and accordingly will not have their proceeds reduced thereby.

•	As a result of the Merger, Teavana will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of Parent.

THE PARTIES TO THE MERGER (SEE PAGE 9)

TEAVANA (SEE PAGE 9)

Teavana, a Delaware corporation headquartered in Atlanta, Georgia, is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through more than 300 company-owned stores and on its website. Founded in 1997, the Company offers new tea enthusiasts and tea connoisseurs alike its “Heaven of Tea”® retail experience where passionate and knowledgeable “teaologists” engage and educate them about the ritual and enjoyment of tea. The Company’s mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world. To support the tea culture globally, Teavana donates approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or “CARE,” through its Teavana Equatrade® program.

Our principal executive office is located at 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, and our telephone number is (404) 995-8200.

PARENT (SEE PAGE 10)

Starbucks Corporation, a Washington corporation headquartered in Seattle, Washington, is the premier roaster, marketer and retailer of specialty coffee in the world, operating in more than 50 countries. Formed in 1985, Parent purchases and roasts high-quality whole bean coffees that it sells, along with handcrafted coffee and tea beverages and a variety of fresh food items, through company-operated stores. Parent also sells a variety of coffee and tea products and licenses its trademarks through other channels such as licensed stores, and grocery and national foodservice accounts. In addition to Parent’s flagship Starbucks brand, its portfolio also includes Tazo® Tea, Seattle’s Best Coffee®, and Starbucks VIA® Ready Brew.

The mailing address of Parent’s principal executive offices is 2401 Utah Avenue South, Seattle, Washington 98134, and its telephone number is (206) 447-1575.

MERGER SUB (SEE PAGE 10)

Merger Sub is a Delaware corporation formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The mailing address of Merger Sub’s principal executive offices is 2401 Utah Avenue South, Seattle, Washington 98134, and its telephone number is (206) 447-1575.

WHAT YOU WILL BE ENTITLED TO RECEIVE UPON COMPLETION OF THE MERGER (SEE PAGE 40)

Upon completion of the Merger, each issued and outstanding share of our Common Stock will be converted into the right to receive $15.50 in cash per share, without interest and subject to any required withholding taxes, which we refer to as the Merger Consideration. As a result of the Merger, upon surrender of your Common Stock you will receive a total amount equal to the product obtained by multiplying the per share Merger Consideration by the number of shares of our Common Stock that you own, less any amounts withheld. We expect the Merger to be completed on or before December 31, 2012, subject to certain government regulatory reviews and approvals; however, there can be no assurance that the Merger will be completed at that time, or at all.

RECORD DATE (SEE PAGE 16)

On November 14, 2012, the record date for determining stockholders entitled to act by written consent with respect to the adoption of the Merger Agreement, there were 38,777,893 shares of Common Stock outstanding and entitled to vote.

As of November 14, 2012, the Company received a written consent adopting and approving the Merger Agreement and the Merger executed by the holders of the requisite number of shares of Common Stock of the Company in accordance with Section 251 of the DGCL. November 14, 2012 is the date used for determining the stockholders entitled to receive notice of the action by written consent.

RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 16)

After careful consideration, our Board of Directors:

•	approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•

declared that it was in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement;

•	declared that the Merger Consideration is fair to the Company’s stockholders; and

•	recommended that the Company’s stockholders adopt the Merger Agreement.

For a discussion of the material factors considered by our Board of Directors in reaching their conclusion, see “The Merger – Reasons for the Merger” on page 16 of this information statement.

TEAVANA’S FINANCIAL ADVISORS (SEE PAGE 20)

On November 14, 2012, Piper Jaffray & Co., which we refer to as “Piper Jaffray,” delivered its oral opinion, which was subsequently confirmed in writing as of November 14, 2012, to the effect that, and based upon and subject to the factors and assumptions and limitations set forth therein, as of November 14, 2012, the per share Merger Consideration to be received by the holders of our Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

The full text of the written opinion of Piper Jaffray, dated November 14, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement. Piper Jaffray provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the Merger. The opinion did not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement, nor did it constitute a recommendation as to whether stockholders of Teavana should adopt the Merger Agreement and it does not constitute a recommendation as to whether stockholders of Teavana should take any other action in respect of the Merger, including, but not limited to, the exercise of appraisal rights. You are urged to read the opinion in its entirety.

The Board of Directors also engaged North Point Advisors LLC (“North Point”) to act as a financial advisor to the Board of Directors with respect to the contemplated transaction. North Point assisted Teavana in its negotiations with Parent and also helped Teavana assess potential alternative bidders and engaged in discussions with potential buyers. Piper Jaffray also assisted in contacting potential alternative bidders.

FINANCING (SEE PAGE 31)

The Merger is not contingent on the receipt of any proceeds from any financing.

THE WRITTEN CONSENT OF STOCKHOLDERS (SEE PAGE 45)

Under Delaware law and Teavana’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the adoption of the Merger Agreement by Teavana’s stockholders may be provided without a meeting by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Common Stock. On November 14, 2012, the Principal Stockholders, which together owned, as of that date, approximately 74% of the shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered to the Company written consent to the adoption of the Merger Agreement. A copy of the Written Consent of Stockholders is attached to this information statement as Annex B. As of November 14, 2012, the Company received a written consent adopting and approving the Merger Agreement and the Merger from the holders of the requisite number of shares of Common Stock of the Company in accordance with § 251 of the DGCL, and the adoption of the Merger Agreement was effected as of that date. As a result, no other vote of any other Teavana stockholder is necessary to adopt the Merger Agreement, and your approval is not required and is not being requested. If the Merger Agreement is terminated in accordance with its terms, the Written Consent of Stockholders will be of no further force and effect.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Teavana stockholders. Therefore, notwithstanding the execution and delivery of the written consent (which was obtained shortly after the signing of the Merger Agreement), the Merger will not occur until that time has elapsed. We expect the Merger to be completed on or prior to December 31, 2012, subject to certain government regulatory reviews and approvals. However, there can be no assurance that the Merger will be completed at that time, or at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires that notice of the action be provided to those stockholders who did not consent. This information statement and the notice attached hereto shall constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 32)

Some of our executive officers and the members of our Board of Directors have interests in the Merger that are different from, or in addition to, the interests of Teavana and our stockholders generally.

These interests include:

•

the accelerated vesting of options to acquire our Common Stock held by directors and executive officers upon the occurrence of the Merger and the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such options;

•	solely with respect to our executive officers, the right to receive certain severance payments in the event of a qualifying termination of employment following the Merger;

•

the right to continued indemnification and directors’ and officers’ liability insurance for our directors and officers by the surviving corporation for events occurring prior to the time of the Merger; and

•

in order to promote retention of key employees including the executive officers during the period prior to and following consummation of the Merger, Parent expects to grant certain key Company employees, including the executive officers, restricted stock units payable in shares of Parent’s common stock and stock options exercisable for shares of Parent’s common stock following the consummation of the Merger.

For the discussion of their restricted stock units and stock options described above, see “Interests of Directors and Executive Officers in the Merger — Executive Retention Arrangements with Parent” on page 34 of this information statement. See page 34.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS (SEE PAGE 31)

The Merger will be a taxable transaction to U.S. holders of our Common Stock. For U.S. federal income tax purposes, each of our stockholders who are U.S. holders generally will recognize taxable gain or loss as a result of the Merger measured, on a block by block basis, by the difference, if any, between the aggregate Merger Consideration received and the aggregate adjusted tax basis in that block of shares. That gain or loss will be a capital gain or loss if the shares are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares have been held for more than one year at the time of the completion of the Merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger.

THE MERGER AGREEMENT

TREATMENT OF STOCK OPTIONS (SEE PAGE 41)

At the effective time of the Merger, each option to acquire our Common Stock outstanding immediately prior to the Merger under any Company stock option or equity incentive plan whether or not then vested and exercisable, will be cancelled and the holder of any such stock option will be entitled to receive, for each share of Common Stock subject to such stock option, an amount in cash, without interest and subject to any required withholding taxes, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option. Certain executive officers of Teavana have agreed to place a portion of their proceeds from their options into escrow to cover certain potential costs of Teavana arising in connection with the closing of the Merger. All stock options with a per share exercise price equal to or greater than the per share Merger Consideration will be cancelled upon consummation of the Merger and the holders of such stock options will not have any right to receive any consideration in respect thereof.

CONDITIONS TO THE MERGER (SEE PAGE 46)

As more fully described in this information statement and the Merger Agreement, the completion of the Merger depends on the satisfaction or waiver of a number of conditions. If these conditions are not satisfied or waived, the Merger will not be completed.

NO SOLICITATION OF OTHER OFFERS (SEE PAGE 48)

The Merger Agreement provides that Teavana (i) shall not, and shall cause its subsidiaries and any director, officer or employee of Teavana or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of Teavana or any of its subsidiaries not to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action to knowingly facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any takeover proposal, (ii) shall and shall cause its subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to immediately cease and cause to be terminated all existing activities, discussions and negotiations with any person conducted heretofore with respect to any takeover proposal and (iii) shall promptly, and in any event within two days following the date of the Merger Agreement, request, and shall use its commercially reasonable efforts to cause, the prompt return or written acknowledgment of destruction of all confidential information previously furnished to such parties or their representatives in connection with any takeover proposal to the extent that Teavana is entitled to have such documents returned or destroyed; provided, however, that at any time prior to obtaining the requisite stockholder approval (which has now been obtained), in response to a bona fide written unsolicited takeover proposal received after the execution of the Merger Agreement that the Board of Directors of Teavana determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, constitutes a superior proposal, and which takeover proposal did not result from a breach of the non-solicitation covenant or any other provision of the Merger Agreement, and if the Board of Directors of Teavana determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Teavana under applicable law, Teavana may, and may permit and authorize its subsidiaries and its representatives and its subsidiaries’ representatives to, in each case subject to compliance with the notice provision and the other provisions of the Merger Agreement, (A) furnish information with respect to Teavana or any of its subsidiaries to the person making such takeover proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the confidentiality agreement between Teavana and Parent; provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such takeover proposal (and its representatives) regarding such takeover proposal. As a result of the fact that the requisite stockholder approval was obtained upon delivery of the written consent of the Principal Stockholders, the exception to the restrictions set forth in this paragraph with respect to certain unsolicited takeover proposals is no longer in effect.

The term “takeover proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) (other than Parent or Merger Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving Teavana or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of Teavana and its subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of our Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the subsidiaries of Teavana which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

The term “superior proposal” means any binding bona fide unsolicited written offer which did not result from a breach of the non-solicitation covenant made by any person (other than Parent or Merger Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and Teavana, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of our Common Stock or all or substantially all the assets of Teavana and its subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Board of Directors of Teavana (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) provides a higher value to the stockholders of Teavana than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such superior proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 49)

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of Teavana, Parent and Merger Sub;

•	by either Teavana or Parent:

•

if the Merger shall not have been consummated by March 14, 2013, except that this right is not available to any party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; or

•

if any court of competent jurisdiction or other governmental entity issues or enters a temporary restraining order, preliminary or permanent injunction or other judgment or other legal restraint that has the effect of preventing the consummation of the Merger and such legal restraint has become final and non-appealable; or

•	by Parent:

•

if prior to the receipt of stockholder approval (which has been obtained), Teavana delivers written notice to Parent that the Board withdraws or modifies in a manner adverse to Parent or Merger Sub, or proposes publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the recommendation or declaration of advisability by the Board or any committee of the Merger Agreement or the Merger;

•

if (i) we breach or fail to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth under “The Merger Agreement—Conditions to the Merger—Conditions to Parent’s and Merger Sub’s Obligations” and (B) is incapable of being cured or is not cured by Teavana by the date that is 30 business days after such breach or failure or, if capable of being cured by Teavana by such date, Teavana does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter;

•

if a written consent duly executed by the Principal Stockholders had not been delivered to Parent and Teavana prior to 6:00 a.m., New York City time, on the date immediately following the date of the Merger Agreement; or

•	by Teavana:

•

if (i) Parent breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth under “The Merger Agreement—Conditions to the Merger—Conditions to Teavana’s Obligations” and (B) is incapable of being cured or is not cured by Parent or Merger Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Merger Sub by such date, Parent or Merger Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Teavana and diligently pursue such cure thereafter; or

•

if prior to the receipt of stockholder approval (which has been obtained), Teavana (i) executed a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, and (ii) paid to Parent the termination fee.

TERMINATION FEES (SEE PAGE 50)

In certain circumstances, the Board of Directors had the right to terminate the Merger Agreement in order to enter into a definitive agreement relating to a superior proposal, as further described in “The Merger Agreement—Termination of the Merger Agreement.” In that event and in certain other specified circumstances, the Merger Agreement provides that we must pay Parent a termination fee of $18,400,000. See “The Merger Agreement—Termination Fees and Expenses.”

As a result of the receipt by Teavana of the written consent by the Principal Stockholders, this right is no longer operative.

APPRAISAL RIGHTS (SEE PAGE 35)

Stockholders who have properly exercised appraisal rights under Section 262 of the DGCL (and have not withdrawn such exercise or lost such rights) will not have the right to receive the Merger Consideration, but will receive payment in cash for the fair value of their shares of our Common Stock as determined in accordance with Delaware law. The fair value of shares of our Common Stock as determined in accordance with Delaware law may be more or less than (or the same as) the per share Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this information statement. We encourage you to read these provisions carefully and in their entirety.

REGULATORY APPROVALS (SEE PAGE 39)

The Hart-Scott-Rodino Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On November 16, 2012, Teavana and Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 17, 2012.

Under the Merger Agreement, both Teavana and Parent have agreed to use commercially reasonable efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity to the extent necessary, proper or advisable to consummate the Merger. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the expiration of 20 days from the dissemination of this information statement to Teavana’s stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

MARKET PRICE OF TEAVANA COMMON STOCK (SEE PAGE 52)

Our Common Stock is listed on the New York Stock Exchange under the trading symbol “TEA.” The closing sale price of our Common Stock on the New York Stock Exchange on November 13, 2012, the last full trading day prior to the announcement of the Merger, was $10.13 per share. The $15.50 cash consideration to be paid for each share of our Common Stock in the Merger represents an approximately 53.0% premium to the closing sale price of our Common Stock on November 13, 2012. On November [    ], 2012, the last trading day before the date of this information statement, the closing sale price of our Common Stock on the New York Stock Exchange was $[        ] per share.

THE PARTIES TO THE MERGER

TEAVANA

Teavana Holdings, Inc. is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through more than 300 company-owned stores and on its website. Founded in 1997, the Company offers new tea enthusiasts and tea connoisseurs alike its “Heaven of Tea”® retail experience where passionate and knowledgeable “teaologists” engage and educate them about the ritual and enjoyment of tea. The Company’s mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world. To support the tea culture globally, Teavana donates approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or “CARE,” through its Teavana Equatrade® program.

Retail Stores

We operate more than 300 company-owned stores in 40 states and Canada. We focus on high traffic locations in malls and lifestyle centers with top-tier co-tenants, and our store base is balanced geographically across the United States.

Online Platform

Our online platform is primarily comprised of our website, www.teavana.com, through which we provide educational resources for tea consumers and the ability to purchase the full range of our teas and tea-related merchandise. Through our online platform, we can target a broader audience of customers and tea enthusiasts who may not live near one of our retail locations. We believe our online platform and our stores are complementary, as our online platform provides our store customers an additional channel through which to purchase our teas and tea-related merchandise, while also helping drive awareness of and traffic to our stores.

Teas and Tea-Related Merchandise

We offer in our stores and through our website more than 100 varieties of premium loose-leaf teas, tea wares such as handcrafted cast-iron, clay and ceramic tea pots, and other tea-related merchandise. We also offer a selection of fresh-brewed teas in our stores.

Teas

We provide our customers a diverse selection of over 100 loose-leaf teas from around the world. Our overall tea selection is comprised of approximately 20% single-estate teas and 80% specially blended teas. Our offering is comprised of teas from the following three main groups:

•

Single-estate teas. Our single-estate teas, which are the teas that originate wholly from an individual tea plantation, estate or garden, are produced from the Camellia Sinensis bush. We offer four types of single-estate teas—white, green, oolong and black—each with its own distinctive characteristics arising from the climate, soil, altitude, growing conditions, when and how the tea is harvested, and the processing method used.

•

Single-estate blended teas. We offer blends that combine our single-estate teas with spices, herbs, flower petals, essential oils of fruits and other flavorings. We work in close collaboration with third-party blenders to develop our specially blended teas, and spend significant amounts of time perfecting the balance of flavors, aromas and colors to create unique teas that we believe will appeal to our customers.

•

Herbal blended teas. Herbal teas are not technically “teas,” as they are not produced from the Camellia Sinensis bush, but are herbal infusions generally made from other sources, such as the Rooibos bush and Honeybush from South Africa, the Maté shrub from Argentina, and other ingredients including dried fruits, herbs and even flowers. Herbal teas, aside from Maté, are generally caffeine-free and can be brewed individually or blended with other types of tea to create an aromatic and flavorful beverage.

Tea-Related Merchandise

We offer in our stores and through our website a carefully selected assortment of artisanal tea wares and other tea-related merchandise that provides our customers the ability to brew and consume our premium loose-leaf teas and to more broadly experience tea cultures from around the globe. The majority of our tea-related merchandise is Teavana-branded. We also offer a selection of our teas and tea-related merchandise in the form of prepackaged gift sets.

Our tea wares and other tea-related merchandise are grouped into five main categories: (1) teapots, (2) tea cups and mugs, (3) tea accessories, (4) tea décor and media and (5) tea foods.

Beverages

We offer made-to-order fresh-brewed teas in each of our stores. Our customers may select any of the varieties of loose-leaf single-estate and blended teas that we offer. Customers can choose to have their beverages served hot or cold.

For a more detailed description of our business, please see Item 1 in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012.

The Company was founded in 1997. Our principal executive office is located at 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, and our telephone number is (404) 995-8200.

PARENT

Starbucks Corporation, a Washington corporation headquartered in Seattle, Washington, is the premier roaster, marketer and retailer of specialty coffee in the world, operating in more than 50 countries. Formed in 1985, Parent purchases and roasts high-quality whole bean coffees that it sells, along with handcrafted coffee and tea beverages and a variety of fresh food items, through company-operated stores. Parent also sells a variety of coffee and tea products and licenses its trademarks through other channels such as licensed stores, and grocery and national foodservice accounts. In addition to Parent’s flagship Starbucks brand, its portfolio also includes Tazo® Tea, Seattle’s Best Coffee®, and Starbucks VIA® Ready Brew.

The mailing address of Parent’s principal executive offices is 2401 Utah Avenue South, Seattle, Washington 98134, and its telephone number is (206) 447-1575.

MERGER SUB

Taj Acquisition Corp. is a Delaware corporation formed for the sole purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent, under the name “Teavana Holdings, Inc.”

The mailing address of Merger Sub’s principal executive offices is 2401 Utah Avenue South, Seattle, Washington 98134, and its telephone number is (206) 447-1575.

THE MERGER

BACKGROUND

The Board of Directors and senior management of the Company periodically review the Company’s long-term strategic plan with a goal of maximizing stockholder value. The Board of Directors explored various alternatives on a preliminary basis, including a possible sale of the Company, before its initial public offering in July 2011, and has continued to review its strategic plans thereafter.

On June 24, 2012, Mr. Howard Schultz, the chairman, president and chief executive officer of Parent, contacted Mr. David Jacquin of North Point, who had advised the Company in the past, to ask whether he believed Mr. Andrew Mack, the CEO of the Company, would be interested in meeting with him.

On August 7, 2012, Mr. Mack met with Mr. Schultz, and they discussed Parent’s interest in expanding its presence in the tea category and the possibility that the Company could provide an interesting platform for such a move. Mr. Jacquin of North Point also attended the meeting. No specific proposals were made, but the parties agreed that further discussion was appropriate.

On August 20, 2012, a meeting of the Board of Directors was held with representatives of DLA Piper LLP (US) (“DLA Piper”), the Company’s outside legal counsel, and North Point in attendance. Mr. Mack advised the Board of Directors of his meeting with Mr. Schultz. Mr. Mack indicated that as a result of that meeting Parent had asked North Point to meet with members of the senior management team of Parent to discuss the possible strategic fit between the two companies. Mr. Mack indicated that the matter was at a very preliminary stage and might or might not develop into something of mutual interest. Mr. Mack also requested the approval of the Board of Directors for North Point to act as the Company’s financial advisor in the discussions with Parent. Following the presentations and further questions and discussion, the Board of Directors agreed that management should engage in further discussions with Parent using North Point as the Company’s financial advisor.

On August 28, 2012, Mr. Jacquin met with Mr. Schultz and Mr. Troy Alstead, the chief financial officer of Parent, in Seattle, Washington. No formal proposals were made, no confidential information was exchanged and the parties discussed on a very preliminary basis the possible benefits of a transaction.

On September 24 and 25, 2012, Messrs. Mack and Jacquin met in Seattle with Messrs. Schultz and Alstead. Also in attendance from Parent were Mr. Bill McNichols, vice president of Corporate Development, and other members of senior management of Parent. At those meetings, Mr. Mack and Mr. Jacquin provided a high level overview of the Company’s business. No confidential information was exchanged. Mr. Schultz indicated that the board of directors of Parent likely would discuss the potential for a transaction at an upcoming board meeting.

On September 26, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. Mr. Mack and North Point provided an update on the contacts and meetings with representatives of Parent. Representatives from DLA Piper reviewed with the Board of Directors their duties under Delaware law if the Board of Directors decided to consider a transaction with Parent and the importance of confidentiality. Following the presentations and further questions and discussion, the Board of Directors expressed support for continuing the exploration of a possible transaction with Parent.

Between October 4 and October 6, 2012, Messrs. Mack and Jacquin met with Mr. Schultz and other members of Parent management. On October 8, 2012, Mr. Schultz advised Messrs. Mack and Jacquin that the Parent board of directors supported the interest of Parent in exploring a possible acquisition of the Company.

On October 8, 2012, North Point provided Parent with a draft of a confidentiality agreement to facilitate the exchange of confidential information between the Company and Parent in consideration of a potential transaction. The parties negotiated the terms of the agreement between October 8, 2012 and October 10, 2012.

On October 9, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. Mr. Mack and North Point provided an update on the contacts with representatives of Parent. Representatives of North Point discussed preliminary valuation methodologies with respect to the Company, procedural considerations for a possible transaction and the Company’s competitive landscape. Representatives from DLA Piper reviewed with the Board of Directors their duties under Delaware law with respect to a potential transaction and possible next steps in reaction to a proposal from Parent. Following the presentations and further questions and discussion, the Board of Directors authorized the execution of a confidentiality agreement with Parent.

On October 10, 2012, the Company and Parent entered into a confidentiality agreement.

On October 11, 2012, Mr. McNichols spoke to Mr. Jacquin by telephone and expressed Parent’s preliminary interest in an acquisition of the Company, providing an indicative value of $16.75 in cash per share, subject to due diligence and further financial review as well as negotiation of definitive transaction documents and board approval, among other items. Additionally, he noted Parent’s expectation that the significant stockholders of the Company holding approximately 74% of the outstanding shares would act by written consent to adopt the Merger Agreement.

On October 12, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. At the meeting, North Point informed the Board of Directors of the preliminary indication of value that Parent had provided. North Point informed the Board that Parent had noted the feasibility of completing the transaction by year end and the potential benefit to stockholders of the Company given the taxable nature of the transaction. Following further questions and discussion, the Board of Directors decided to review internal valuation assumptions and models in order to determine an appropriate response.

On October 12, 2012, Parent provided an initial request list of due diligence information to the Company.

On October 15, 2012, the Company’s electronic data room was opened, and Parent was provided access. Thereafter, Parent conducted its due diligence review of the Company.

On October 16, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. North Point discussed the valuation work that had been done to date, which was supplemented with analysis by Mr. Barron Fletcher, a member of the Company’s Board of Directors and a representative of SKM, one of the Company’s large stockholders. North Point also summarized their conversations with representatives of Parent. The Board of Directors discussed the Company’s prospects as an independent company, including market conditions, the competitive landscape and its financial performance, as well as other strategic alternatives that the Company could explore. After discussion and deliberation, the Board of Directors authorized North Point to indicate to Parent that the Company would consider a transaction in the range of $21.00 per share, subject to board approval, negotiation of definitive agreements and further validation of the appropriate price. The Board of Directors also approved the formal engagement of North Point as the Company’s financial advisor and discussed the potential benefits of engaging a second investment bank to render a fairness opinion in connection with any such transaction.

Following the meeting of the Board of Directors of the Company, Mr. Jacquin conveyed to Mr. McNichols the Board of Directors’ perspective on valuation. Mr. McNichols responded with an indicative value of $17.00 per share in cash, noting that there was no room to go beyond that price and that the proposed value was still subject to due diligence and further financial review, as well as negotiation of definitive transaction documents and board approval. Mr. McNichols further noted Parent’s ability to move on an accelerated timeline which would make a closing by calendar year end feasible.

On October 17, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. North Point updated the Board of Directors with respect to recent conversations with Parent. The Board of Directors again discussed the benefits and risks of remaining an independent company in light of the certainty of value provided by a potential all-cash transaction with Parent, as well as other strategic alternatives the Company could explore. The Board of Directors discussed the fact that the price offered by Parent could be compelling to stockholders, particularly given current market conditions and competitive challenges faced by the Company. After further discussion and deliberation, the Board of Directors authorized North Point to notify Parent that the Company was willing to remain engaged in conversations with Parent with respect to a potential transaction at $17.00 per share. The Board of Directors also agreed to continue to consider all options, including remaining as an independent company, and instructed North Point and senior management to explore other third party alternatives and determine an appropriate strategy for determining whether there were alternative financial or strategic buyers who would be interested in acquiring the Company at a price competitive with the proposal from Parent. North Point noted, and the Board of Directors discussed, that financial buyers likely would not be interested at pricing multiples within the range contemplated by Parent’s offer, and that Parent was the most logical strategic buyer. Potential targets were discussed, and the Board of Directors asked North Point to work with Messrs. Mack and Fletcher to determine the most appropriate financial and strategic buyers to be approached.

After the meeting on October 17, 2012, North Point and Messrs. Mack and Fletcher reviewed and assessed possible third party alternatives to Parent, and based on that assessment, the Board of Directors asked North Point to reach out to five potential financial buyers, as well as five potential strategic buyers viewed as the ones most likely to have an interest in a transaction with the Company at a price range that would be competitive with Parent. Between October 18, 2012 and October 25, 2012, North Point reached out to the five financial buyers, discussed the opportunity with each of them and solicited their interest in entering into a confidentiality agreement and receiving detailed information concerning the Company. One financial buyer requested a confidentiality agreement and the Company negotiated and entered into a confidentiality agreement with that potential buyer. The other financial buyers all advised that based on publicly available information and the discussions with North Point they did not have an interest in pursuing a transaction. In addition, the financial buyer who executed the confidentiality agreement also concluded on further analysis not to pursue a transaction and did not engage in any significant due diligence.

North Point also sought out five strategic buyers to determine their interest in a possible transaction as during the period from October 18, 2012 through the signing of the Merger Agreement. One strategic buyer immediately indicated that it was not interested in a transaction. On November 1, 2012, Piper Jaffray was engaged to assist North Point in the outreach to the additional four strategic buyers and through Piper Jaffray contact was made with each of those potential strategic buyers. Three of the strategic buyers indicated that they had no interest in pursuing a transaction. One potential strategic buyer indicated it was unlikely that it would have an interest and did not respond to additional inquiries by Piper Jaffray through the date the Merger Agreement was signed.

On October 20, 2012, Cravath, Swaine & Moore LLP (“Cravath”), counsel for Parent, provided a draft Merger Agreement to DLA Piper and the Company for review.

On October 22, 2012, Cravath and DLA Piper engaged in a high level discussion of structural elements of the Merger Agreement and whether to structure the transaction as a merger with a stockholder consent or a tender offer and merger.

Between October 22 and October 24, 2012, Parent conducted on-site due diligence at the Company’s headquarters in Atlanta and at its distribution center in Stratford, Connecticut. During the course of these meetings, management presentations were made to representatives of Parent. Also during this period DLA Piper and Cravath engaged in discussions regarding the draft Merger Agreement.

On October 24, 2012, DLA Piper provided revisions to the draft Merger Agreement, which included significant comments on the representations and warranties, pre-closing covenants, deal protection terms, termination fees and expenses, post-closing employee covenants and closing conditions.

On October 25, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. North Point updated the Board of Directors on recent developments with respect to the potential transaction with Parent and reviewed the diligence meetings that had taken place with Parent. The

Board of Directors also discussed the recent weakness in the Company’s stock price. North Point also reported on the efforts to date with respect to other potential interested buyers. A representative of DLA Piper updated the Board of Directors on the status of negotiations related to the Merger Agreement, reviewed the material terms of the Merger Agreement and the structure of the transaction, including the stockholder consent process, and responded to questions from the Board of Directors. At the meeting, the Board of Directors also authorized the engagement of Piper Jaffray to provide a fairness opinion in connection with a possible transaction.

On October 26, 2012, Cravath provided a revised draft of the Merger Agreement that modified certain representations and warranties, certain provisions of the pre-closing covenants regarding the Company’s operations, conditions to closing and the amount of any termination fee or expense reimbursement. In this draft of the Merger Agreement, Parent also proposed that Mr. Mack and his spouse enter into three-year non-competition and non-solicitation agreements at the time of the execution of the Merger Agreement, a proposal which was ultimately accepted.

On October 30, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. North Point updated the Board of Directors on the progress of negotiations with Parent, including updates based on Parent’s due diligence of its views regarding potential integration costs. North Point also indicated Parent’s desire to take more time to complete its due diligence efforts. North Point also provided an update on the exploration of other third party alternatives.

On November 2, Mr. McNichols informed Mr. Jacquin that, based on its ongoing due diligence and financial analysis of the transaction, Parent had concluded that integration costs would be higher than had been expected, and accordingly it was no longer prepared to pursue a transaction at $17.00 per share.

On November 3, 2012, Mr. McNichols told Mr. Jacquin that Parent would be prepared to proceed with a transaction with Teavana at a price of $15.00 per share, including a request for an escrow of funds from certain stockholders to cover certain potential costs of Teavana in connection with the proposed transaction.

On November 5 and November 7, 2012, informal calls were held with members of the Board of Directors who were updated regarding the status of the negotiations and discussions between the Company and Parent. During these calls board members agreed that Mr. Mack should continue to discuss pricing terms with Parent. Also on November 5, the Company stopped further due diligence activities with Parent pending further discussion regarding pricing terms.

On November 6, 2012, Messrs. Mack and Jacquin met with Mr. Schultz and other members of Parent management to discuss the status of the transaction. At that meeting, Mr. Mack stated that the Company could not accept Parent’s proposal of $15.00 per share with an escrow for certain stockholders. Mr. Schultz then reiterated that Parent was not prepared to move forward with a transaction at $17.00 per share, and that Parent’s “best and final” offer was $15.50 per share to all stockholders with a $10 million escrow deposit from Mr. Mack and other significant stockholders. Discussion occurred regarding these matters. Messrs. Mack and Jacquin left without any agreement on a course of action.

On November 7 and November 8, 2012, further conversations occurred between Mr. Jacquin and Mr. McNichols as to whether there was any potential for movement on price, and Mr. McNichols reiterated that Parent was unwilling to pay more than $15.50 per share. Mr. McNichols noted that Parent did have some flexibility on the terms of the Merger Agreement, making concessions relating to the closing condition on accuracy of representations and warranties and agreeing to a “material adverse effect” standard to provide additional closing certainty.

On November 9, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. Mr. Mack and North Point updated the Board of Directors on recent developments since the update calls that occurred on November 5, 2012 and November 7, 2012. North Point reviewed discussions regarding Parent’s proposed revised price of $15.50 per share, which would also include a $10 million escrow applicable to certain significant stockholders, but not the public stockholders. The Board of Directors also received an update on the exploration of other third party alternatives. After questions and further discussion, the Board of Directors supported continuing negotiations with Parent to determine if a definitive agreement could be reached.

On November 9, 2012, DLA Piper sent a revised draft of the Merger Agreement that included revisions to, among other things, the representations and warranties, conditions to closing and the amount of any termination fee and expense reimbursement.

Between November 9 and November 14, 2012, multiple drafts of the Merger Agreement were exchanged between DLA Piper and Cravath to finalize the terms of the transaction, including a separate agreement establishing an escrow fund from the Principal Stockholders and certain executives of the Company. Independent counsel was retained by the Principal Stockholders to negotiate the escrow agreement and the non-competition agreements with Mr. Mack and his spouse.

On November 11, 2012, the Board of Directors of Parent approved entry into the Merger Agreement.

During the day on November 13, 2012, the Board of Directors convened to consider the terms of Parent’s revised Merger Agreement. At the meeting were representatives from Piper Jaffray, North Point and DLA Piper. North Point and Piper Jaffray summarized the current status of the exploration of other third party alternatives. Piper Jaffray then reviewed its preliminary assessment with respect to the fairness of the consideration proposed to be received by stockholders in the transaction. Representatives of DLA Piper then reviewed the status of the negotiations and the revised terms of the Merger Agreement and reviewed with the Board of Directors their fiduciary duties in the context of the transaction being considered. Following discussions and questions from the Board of Directors, DLA Piper reviewed the proposed board resolutions to be considered in connection with the transaction. The Board further reviewed the exploration of other third party alternatives conducted and concluded that there were no other viable acquirors for the Company, particularly at the price level indicated by Parent and the degree of deal certainty offered by Parent. North Point and Piper Jaffray concurred in this judgment based on their analysis of market conditions, their interaction with the potential financial and strategic buyers and their assessment of the price being offered by Parent. The Board of Directors discussed the significant risk of losing the opportunity with Parent in the event of delay. The Board of Directors took no action at this time pending completion of all negotiations of the transaction documents.

On the afternoon of November 14, 2012, the Board of Directors, together with the Company’s legal and financial advisors, convened a meeting. All of the members of the Board of Directors were in attendance. DLA Piper updated the Board of Directors on the course of final negotiations relating to the Merger Agreement and all related agreements, and Piper Jaffray updated the Board of Directors on its financial analyses. Piper Jaffray then rendered its opinion to the Board of Directors to the effect that, as of November 14, 2012 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in the opinion, the consideration of $15.50 per share in cash proposed to be received by the holders of shares of Company Common Stock pursuant to the Merger was fair, from a financial point of view, to such holders. Following questions by the members of the Board of Directors to representatives of Piper Jaffray and DLA Piper, and further discussion among the members of the Board of Directors, the Board of Directors then unanimously determined that it was advisable, fair to and in the best of interests of the Company and its stockholders to enter into the Merger Agreement and to consummate the transactions contemplated thereby and approved, and authorized the execution and delivery of, the Merger Agreement in the form presented to the Board of Directors. After the approval, the meeting adjourned.

DLA Piper informed Cravath that the Company’s Board of Directors had approved the Merger Agreement and related transactions. The parties completed the Merger Agreement and related documents and signature pages thereafter were exchanged and released. The written consent of the Principal Stockholders was delivered thereafter. The parties announced the transaction in a joint press release at approximately 3:00 p.m. on November 14, 2012.

REQUIRED APPROVAL OF THE MERGER; WRITTEN CONSENT

Under Section 251 of the DGCL, the approval of Teavana’s Board of Directors and the affirmative vote of a majority of Teavana’s Common Stock outstanding and entitled to vote are required to approve and adopt the Merger Agreement and the Merger. Teavana’s Board of Directors has previously approved the Merger Agreement and the Merger.

Under Delaware law and Teavana’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the approval of Teavana’s stockholders may be provided by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Common Stock. On November 14, 2012, the Principal Stockholders, which collectively owned on such date, shares of Common Stock representing approximately 74% of the total number of shares of Common Stock outstanding and entitled to vote on the adoption of the Merger Agreement, delivered a written consent to the adoption of the Merger Agreement. Such written consent constituted adoption of the Merger Agreement by the holders of the requisite number of shares of Common Stock of the Company in accordance with Section 251 of the DGCL. This means that the Merger can occur without the vote of any other Teavana stockholders and there will not be a meeting of Teavana stockholders at which you will be asked to vote on the adoption of the Merger Agreement.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Teavana stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Merger will not occur until that time has elapsed. We expect the Merger to close on or before December 31, 2012, subject to certain government regulatory reviews and approvals; however, there is no assurance that the Merger will close at that time, or at all.

RECORD DATE

On November 14, 2012, the record date for determining stockholders entitled to act by written consent with respect to the adoption of the Merger Agreement, there were 38,777,893 shares of Common Stock outstanding and entitled to vote. Each share of our Common Stock issued and outstanding is entitled to one vote. This is the date used for determining the number of shares of Teavana stock outstanding and therefore necessary to adopt the Merger Agreement.

As of November 14, 2012, the Company received the written consent adopting and approving the Merger Agreement and the Merger executed by the holders of the requisite number of shares of Common Stock in accordance with Section 251 of the DGCL. You may be receiving this information statement because you owned shares of our Common Stock on November 14, 2012. This is the date used for determining the stockholders entitled to receive notice of the action by written consent.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

On November 14, 2012, at a special meeting of our Board of Directors, after careful consideration, our Board of Directors unanimously:

•	approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•

declared that it was in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement;

•	declared that the Merger Consideration is fair to the Company’s stockholders; and

•	recommended that the Company’s stockholders adopt the Merger Agreement.

REASONS FOR THE MERGER

The Board of Directors, at a meeting held on November 14, 2012, unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and declared that it was in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger. The Board of Directors made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors.

In reaching its determination, the Board of Directors consulted with Company management and its independent financial and legal advisors and considered a number of potentially positive factors, including the following:

•

Historical Trading Price. The Board of Directors considered the fact that the $15.50 per share Merger Consideration represented a premium of approximately 53.0% to the stock price of $10.13 on November 13, 2012, the last full trading day before announcement of the Merger. The Merger Consideration represents a premium of approximately 37.9% to the 30-day average closing price of $11.24 for the 30 days ended November 13, 2012, a 26.9% premium to the 60-day average closing price of $12.21 for the 60 days ended November 13, 2012 and a 53.0% premium to the 52-week low of $10.13 per share on November 13, 2012.

•

Teavana’s Business Condition and Prospects. The Board of Directors considered information with respect to Teavana’s financial condition, results of operations, business and earnings prospects in light of various factors, including Teavana’s current and anticipated near-term operating results and the competitive dynamics of Teavana’s product offerings. The Board of Directors considered other strategic alternatives reasonably available to the Company, including the prospect of continuing to operate as an independent company and the possibility of growing its business through acquisitions and internal growth. In that connection, the Board of Directors reviewed financial materials prepared by management and management’s concerns that current and projected challenging economic and market conditions create uncertain conditions for the Company’s future business. The Board of Directors considered this information in the context of Teavana’s risk profile if it were to remain an independent company, taking into account the potential benefits, risks and uncertainties associated with that course of action.

•

Merger Consideration. The Board of Directors considered the fact that the Merger Consideration is payable in cash, which provides liquidity and certainty of value to holders of shares of Common Stock immediately upon the closing of the Merger in comparison to the risks and uncertainty that would be inherent in continuing to operate as an independent company and executing the Company’s business plan. The Board also considered the fact that all holders of shares of Common Stock (other than (i) those shares with respect to which appraisal rights are properly exercised and (ii) shares held by Parent, Merger Sub or the Company, if any) will receive the same form and amount of consideration per share of Common Stock in connection with the Merger and that the Principal Stockholders will not be paid a control premium and (together with certain executives of Teavana) will escrow a portion of their proceeds to cover certain potential costs of Teavana arising in connection with the closing of the Merger.

•

Process. The Board of Directors took into account the process that Teavana and its advisors had conducted prior to the signing of the Merger Agreement, which involved active assessment by the Board of Directors of potential alternative bidders and initiating contact with a selection of 10 strategic buyers and financial sponsors that the Board of Directors and its advisors believed would potentially have an interest in acquiring Teavana. The sale process did not result in any significant interest on the part of any strategic buyer or financial sponsor to acquire the Company at a price competitive with the price obtained from or proposed by Parent. The Board of Directors also considered the negotiating process with Parent and its belief that the Company obtained the highest price per share of Common Stock that Parent was willing to pay as a result of the extensive negotiations between the Company and its legal and financial advisors, on the one hand, and Parent and its legal advisors, on the other hand.

•

Opinion of and Input of Teavana’s Financial Advisors. The Board of Directors considered the financial analysis presented by Piper Jaffray and its oral opinion (which was subsequently confirmed in writing) that, as of November 14, 2012, and based on and subject to the factors and assumptions to be set forth in its written opinion, the $15.50 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders, as more fully described in the subsection entitled “– Opinion of Teavana’s Financial Advisor.” The Board of Directors also considered the input from North Point that in its view the price obtained represented the best price available to the Company at this time.

•

Support of the Principal Stockholders. The Board of Directors considered the support of the Principal Stockholders, which controlled approximately 74% of the aggregate voting power of shares of Common Stock, as evidenced by their willingness to execute and deliver a written consent adopting and approving the Merger Agreement and the Merger.

•	Nature of Principal Stockholders. The Board of Directors considered the fact that the Principal Stockholders could eventually decide to divest their holdings in the Company, and the possibility that such sale could relate only to their own stake, in lieu of a sale transaction in which all stockholders would be entitled to participate, and the Board of Directors’ belief that such a sale alone by the Principal Stockholders could potentially impact the economic interests of our minority stockholders.

•

Escrowed Funds. The Board of Directors considered the willingness of the Principal Stockholders, as well as certain executives of Teavana, to place $10 million of proceeds from the sale of their shares and cancellation of their options pursuant to the Merger into escrow to cover certain potential costs of Teavana arising in connection with the closing of the Merger. The public stockholders are not subject to the escrow arrangement and accordingly will not have their proceeds reduced thereby.

•

Prompt Closing. The Board of Directors considered the potential for a prompt completion of the Merger, which presented the possibility of favorable tax treatment to stockholders if the transaction is completed before the end of the year. The Board of Directors also considered the risk of losing the opportunity with Parent in the event of any delay.

•

Appraisal Rights. The Board of Directors considered the availability of appraisal rights to the stockholders of the Company who are entitled to such rights and who comply with all of the requirements set forth in Section 262 of the DGCL for exercising such rights, which allow such holders to seek appraisal of the “fair value” of their shares of our Common Stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the Merger Consideration.

•	Terms of the Merger Agreement. The Board of Directors considered the terms of the Merger Agreement, as reviewed with its legal advisors, including:

•	The fact that Parent’s obligation to complete the Merger is not subject to any financing condition.

•

The fact that the provisions of the Merger Agreement provide the Company with sufficient operating flexibility to conduct its business in the ordinary course of business consistent with past practice between signing the Merger Agreement and the closing of the Merger.

The Board of Directors also determined that the following factors increased the likelihood that the Merger would be completed:

•

the fact that the consent of the Principal Stockholders, who had been involved with the negotiation process, was sufficient to adopt the Merger Agreement without the need for a meeting of stockholders;

•

the Company’s ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement by Parent and Merger Sub and to enforce specifically the terms of the Merger Agreement, including enforcing Parent’s obligation to consummate the Merger;

•

the fact that while the closing of the Merger is subject to antitrust clearance, the Board of Directors did not expect there to be significant antitrust or other regulatory impediments the closing of the Merger;

•	the experience, reputation and financial capability of Parent; and

•	the limited conditions to the Closing and the fact that the satisfaction of those conditions was, in the view of the Board of Directors, likely attainable by December 31, 2012.

The Board of Directors also considered certain uncertainties, risks and potentially negative factors, including, but not limited to, the following:

•

Potential Inability to Complete the Merger. The Board of Directors considered the fact that, while the Company expected the Merger to be consummated if stockholder approval was obtained and that it would likely be obtained through the consent process, (i) there could be no assurance at that time that such stockholder consent would be delivered and (ii) there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed. In that connection, the Board of Directors considered the fact that the Company’s business, sales, operations and financial results could suffer in the event the Merger is not consummated, and that the Company’s stock price would likely be adversely affected.

•

Limitation on Alternative Proposals. The Board of Directors considered the fact that under the Merger Agreement, the Board would be unable to solicit, initiate, encourage or take any other action to knowingly facilitate a takeover proposal from a third party, subject to certain exceptions that expired upon delivery by the Principal Stockholders to Teavana of a written consent.

•

No Participation in Future Growth. The Board of Directors considered the fact that the $15.50 price per share will represent the maximum price per share receivable by Teavana stockholders pursuant to the Merger Agreement (subject to appraisal rights under Delaware law), and that Teavana will cease to be a public company and its stockholders will no longer participate in any future earnings or growth of Teavana and therefore will not benefit from any appreciation in the Company’s value, including any appreciation in value that could be realized as a result of improvements to operations.

•

Written Consent of Stockholders. The Board evaluated the fact that, as a condition to entering into the Merger Agreement, Parent required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement and be reimbursed for Parent’s expenses if the Principal Stockholders failed to execute and deliver the Written Consent of Stockholders by 6 a.m. on the day following the execution of the Merger Agreement.

•

Interim Operating Covenants. The Board of Directors considered the fact that, although the Company will continue to exercise control and supervision over its operations prior to closing, the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the Closing without Parent’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

•

Pendency of Consummation. The Board of Directors considered the fact that the announcement and pendency of the Merger, or failure to complete the Merger, may cause harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel), vendors and customers and may divert employees’ attention away from the Company’s day-to-day business operations.

•

Stock Price. The Board of Directors considered the fact that while the Merger Consideration of $15.50 per share represented a premium of approximately 53.0% to the closing price of the Company’s Common Stock on November 13, 2012, the last full trading day prior to the execution of the Merger Agreement, the Common Stock had traded at higher prices during the course of the prior year and had received a price of $17.00 per share in its initial public offering on July 28, 2011. The Merger Consideration represents a discount of approximately 40.5% to the 52-week high of $26.03 per share on February 28, 2012.

•	Termination Fee. The Board of Directors took into account the $18.4 million termination fee payable to Parent if the Merger Agreement is terminated under certain circumstances.

•

Expense Reimbursement. The Board of Directors considered the requirement that the Company reimburse Parent for up to $3.5 million of its and its affiliates’ out-of-pocket expenses in connection with the Merger if the Merger Agreement is terminated under certain circumstances, including the failure of the Principal Stockholders to deliver their written consent adopting and approving the Merger Agreement and the Merger.

•

Potential for Litigation. The Board of Directors considered the possible effects of the pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement.

•

Taxability. The Board of Directors considered that any gain from an all-cash transaction such as the Merger will be a taxable transaction to Teavana’s stockholders for U.S. federal income tax purposes.

•

Expenses. The Board recognized the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated.

•

Interests of Teavana’s Directors and Executive Officers. The Board of Directors was aware of and considered the interests that the Company’s directors and executive officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section entitled “—Interests of Directors and Executive Officers in the Merger”.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but includes the material factors considered by the Board of Directors. In view of the complexity and wide variety of factors considered, the Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board of Directors conducted an overall analysis of the factors described above, including discussions with Teavana’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board of Directors may have given different weights to different factors.

After considering these factors, the Board of Directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors and declared the advisability of the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

OUR BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDED THAT OUR STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

OPINION OF TEAVANA’S FINANCIAL ADVISOR

The Company retained Piper Jaffray to render a fairness opinion to the Company’s Board of Directors in connection with the Merger. On November 14, 2012, Piper Jaffray delivered its oral opinion, subsequently confirmed in writing, to the Board of Directors that, based on and subject to the limitations and assumptions stated in the opinion, as of the date of the opinion the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Piper Jaffray understands that the Principal Stockholders agreed to have a portion of their Merger Consideration placed in escrow for release upon satisfaction of certain conditions and for purposes of rendering its opinion, Piper Jaffray assumed that the Principal Stockholders would receive their Merger Consideration on the same terms as the other holders of Company Common Stock and that no portion of their Merger Consideration would be subject to escrow.

The full text of Piper Jaffray’s written opinion dated November 14, 2012, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement and is incorporated herein by reference. The summary of Piper Jaffray’s opinion in this information statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety and this summary is qualified by reference to the written opinion. Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to the holders of the Company Common Stock of the Merger Consideration. Piper Jaffray’s opinion was directed solely to the Company’s Board of Directors in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any Company stockholder as to how such stockholder should vote or how any such stockholder should act with respect to the Merger or any other matter, including, but not limited to, exercise of appraisal rights. Piper Jaffray’s opinion was approved for issuance by the Piper Jaffray Opinion Committee.

In arriving at its opinion, Piper Jaffray, among other things, has:

•	reviewed and analyzed the financial terms of a draft of the Merger Agreement dated November 12, 2012;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•

reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to Piper Jaffray and prepared by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters described above, as well as the business and prospects of the Company before and after giving effect to the Merger;

•

reviewed the current and historical reported prices and trading activity of the Company’s Common Stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to the Company;

•	compared the financial performance of the Company with that of certain other public companies that Piper Jaffray deemed relevant; and

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant.

In addition, Piper Jaffray conducted such other inquiries, examinations and analyses, and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Company’s Board of Directors at a meeting held on November 13, 2012, and confirmed at a subsequent meeting held on November 14, 2012. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the Board of Directors on November 13, 2012, subsequently confirmed on November 14, 2012.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Piper Jaffray or the Company’s Board of Directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 9, 2012, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Piper Jaffray calculated (i) the Company’s equity value implied by the Merger to be approximately $613.4 million, based on approximately 39,576,211 fully-diluted shares of Common Stock outstanding as of October 24, 2012, calculated using the treasury stock method and the Merger

Consideration and (ii) the Company’s enterprise value (“EV”) (for the purposes of this analysis, implied EV equates to implied equity value, plus debt, less cash) to be approximately $622.2 million.

Financial Analyses

Piper Jaffray performed the following financial analyses in connection with rendering its opinion to the Company’s Board of Directors:

•	selected public companies analysis;

•	selected mergers and acquisitions (“M&A”) transaction analysis;

•	premiums paid analysis; and

•	discounted cash flows analysis.

Each of these analyses is summarized below.

Selected Public Companies Analysis

Piper Jaffray reviewed selected historical financial data of the Company and estimated financial data of the Company based on projections provided by Company management and compared them to corresponding financial data, where applicable, for U.S. listed public companies in the consumer sector, including specialty retail, limited service restaurants (primarily non-franchised), and beverage companies that Piper Jaffray deemed comparable to the Company. Piper Jaffray selected companies in these industries based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Piper Jaffray selected these companies based on the following criteria:

•	EV greater than $250 million;

•	long-term EPS growth greater than 15%; and

•	non-financially distressed.

Based on these criteria, Piper Jaffray identified and analyzed the following selected companies:

Specialty Retail		Non-Franchised, Limited Service Restaurants	Beverage Companies
Abercrombie & Fitch Co.	rue21, Inc.	Chipotle Mexican Grill, Inc.	Green Mountain Beverage Corporation
Chico’s FAS Inc.	Stage Stores Inc.	Panera Bread Co.	Monster Beverage Corporation
Coach, Inc.	Tilly’s, Inc.	Starbucks Corporation
Express Inc.	Tumi Holdings, Inc.
Fossil, Inc. Francesca’s Holding Corp.	Ulta Salon, Cosmetics & Fragrance, Inc.
Hot Topic Inc.	Urban Outfitters Inc.
Jos. A Bank Clothiers Inc.	Vera Bradley, Inc.
Lululemon Athletica Inc.	Vitamin Shoppe, Inc.
Michael Kors Holdings Ltd.	Zumiez, Inc.

Piper Jaffray performed its valuation analysis using the Company’s Base Case Forecast and Upside Case Forecast described below under “The Merger – Summary of Teavana’s Projections.” For the selected public companies analysis, Piper Jaffray compared valuation multiples for the Company derived from the Merger Consideration and the Company’s last 12 months (“LTM”) revenue and LTM EBITDA (calculated throughout as earnings before interest, taxes, depreciation and amortization), as well as the Company’s management projections for 2012-2017 revenue, EBITDA and Net Income, to valuation multiples for the selected public companies derived from their closing prices per share on November 9, 2012, and LTM revenue and LTM EBITDA, as well as consensus projections for calendar year 2012 and 2013 revenue, EBITDA and Net Income.

The selected public companies analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of the Company based on the Merger Consideration were within the range of valuation multiples of the selected public companies when comparing the ratio of EV to (i) LTM revenue, (ii) projected revenue for calendar year 2012, (iii) projected revenue for calendar year 2013, (iv) LTM EBITDA, (v) projected EBITDA for calendar year 2012, (vi) projected EBITDA for calendar year 2013, (vii) projected Price/Earnings for calendar year 2012 and (viii) projected Price/Earnings for calendar year 2013.

Selected Public Companies
	Company Base Case(1)	Company Upside Case(1)	Minimum	Mean	Median	Maximum
EV to LTM Revenue (2)	3.3x	3.3x	0.4x	2.4x	1.9x	8.0x
EV to Projected 2012 Revenue (3)	2.7x	2.7x	0.4x	2.2x	1.8x	6.9x
EV to Projected 2013 Revenue (3)	2.2x	2.1x	0.4x	1.8x	1.6x	5.6x
EV to LTM EBITDA (2)	17.4x	17.4x	3.0x	11.8x	9.8x	29.9
EV to Projected 2012 EBITDA (3)	13.4x	13.4x	3.4x	10.5x	9.1x	24.2
EV to Projected 2013 EBITDA (3)	10.1x	9.5x	3.3x	8.8x	7.8x	18.1x
Projected 2012 Price/Earnings (3)	28.2x	28.2x	7.6x	21.9x	19.7x	44.2x
Projected 2013 Price/Earnings (3)	20.3x	19.0x	7.0x	18.1x	16.7x	30.1x

(1)	Based on the Merger Consideration.
(2)	LTM for selected public company analysis is based on latest publicly reported financial results. For the Company, LTM is as of July 29, 2012.
(3)	Projected calendar year 2012 and calendar 2013 revenue, EBITDA, and Net Income for the Company were based on Company management projections. Projected calendar year 2012 and calendar year 2013 revenue, EBITDA, and Net Income for the selected public companies were based on equity research analyst consensus estimates.

Selected M&A Transaction Analysis

Piper Jaffray reviewed merger and acquisition transactions involving target companies in the retail, restaurant and beverage industries that it deemed comparable to the Company. Piper Jaffray selected these transactions based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Piper Jaffray selected these transactions based on the following criteria:

•	transaction value between $250 million and $4 billion;

•	pending or completed transactions announced since 2009; and

•	transactions in which the acquiring company purchased a controlling interest of the target.

The following transactions had target companies in the retail industry that were deemed comparable to the Company:

Target	Acquiror
99 Cents Only	Ares Management, CPP Investment Board
BJ’s Wholesale Club	Leonard Green & Partners LP, CVC Capital Partners
Charming Shoppes	Ascena Retail Group
Charlotte Russe Holding Inc.	Advent International
Cost Plus World Market	Bed, Bath and Beyond
Gymboree	Bain Capital
J. Crew Group	TPG, Leonard Green & Partners
Jo-Ann Fabrics	Leonard Green & Partners
Party City	Thomas H. Lee Partners
Peet’s Coffee & Tea	BDT Capital Partners

The following transactions had target companies in the restaurant industry that were deemed comparable to the Company:

Target	Acquiror
Benihana Inc.	Angelo, Gordon and Co.
California Pizza Kitchen	Golden Gate Capital
CKE Restaurants	Apollo Management
Dave & Buster’s	Oak Hill Capital
Landry’s Restaurants	Fertitta Group, Inc.
P.F. Chang’s China Bistro	Centerbridge Capital Partners

The following transactions had target companies in the beverage industry that were deemed comparable to the Company:

Target	Acquiror
Cliffstar	Cott Corporation
Van Houtte	Green Mountain Coffee Roasters
Wm. Bolthouse Farms	Campbell Soup Company

Piper Jaffray calculated the ratio of implied EV to: (i) LTM revenue, (ii) LTM EBITDA and (iii) LTM EBIT. Piper Jaffray also calculated the ratio of the implied equity value to the LTM Net Income. Piper Jaffray then compared the results of these calculations with similar calculations for the Company based on the Merger Consideration.

The selected transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of the Company based on the Merger Consideration were within or above the range of valuation multiples of the selected transactions when comparing the ratio of (i) the implied EV to LTM revenue, (ii) the implied EV to LTM EBITDA, (iii) the implied EV to LTM EBIT, and (iv) the implied equity value to the LTM Net Income.

The analysis indicated the following multiples:

Selected M&A Transactions
	Company(1)	Minimum	Mean	Median	Maximum
Implied EV to LTM Revenue (2)	3.3x	0.2x	1.1x	0.9x	2.5x
Implied EV to LTM EBITDA (2)	17.4x	6.1x	9.2x	8.5x	22.2x
Implied EV to LTM EBIT (2)(3)	21.7x	7.9x	16.6x	14.5x	34.5x
Implied Equity Value to LTM Net Income (2)(4)	36.6x	16.6x	26.9x	20.3x	59.5x

(1)	Based on the Merger Consideration.
(2)	LTM for the selected transactions is based on latest publicly reported financial results. For the Company, LTM was as of July 29, 2012.
(3)	Piper Jaffray omitted EBIT results of two selected transactions in which the target company was undergoing restructuring and impairment charges or experiencing operational distress, resulting in multiples that were negative or not meaningful, and deemed misleading.
(4)	Piper Jaffray omitted Equity Value to LTM Net Income results of five selected transactions in which the target company was undergoing restructuring and impairment charges or experiencing operational distress, resulting in multiples that were negative or not meaningful, and deemed misleading.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected announced and completed or pending merger transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions based on the following criteria:

•	transactions announced after January 1, 2006;

•	targets in broad-based consumer industries, including retail, food and beverage, restaurants, apparel, consumer products and consumer services; and

•	EV between $250 million and $4 billion.

Piper Jaffray performed its analysis on approximately 55 transactions that satisfied these criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to the Company’s stockholders based on the Merger Consideration.

	Selected Premiums Paid based on Enterprise Value
	Company(1)	Minimum	Mean	Median	Maximum
Premium 1 day prior	50.5%	0.7%	33.5%	24.9%	147.3%
Premium 1 week prior	50.0%	(7.2%)	33.8%	27.1%	137.0%
Premium 4 weeks prior	20.3%	(7.0%)	35.1%	28.4%	157.9%
Premium 3 months prior	29.2%	(12.9%)	38.8%	30.1%	171.3%

(1)	Based on the Merger Consideration.

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for the Company using the Company’s Base Case Forecast and Upside Case Forecast described below under “The Merger – Summary of Teavana’s Projections,” based on the net present value of (i) implied free cash flows from July 29, 2012 through fiscal year 2017; and (ii) a terminal value at fiscal year 2017 based upon a multiple of EBITDA consistent with transaction analysis multiples. The free cash flows for each year were calculated from the Company’s projections as operating income less taxes plus depreciation and amortization, less capital expenditures, plus/less change in net working capital. Using the Company’s Base Case Forecast, Piper Jaffray calculated the range of net present values based on terminal value multiples ranging from 7.0x to 9.0x and discount rates ranging from 11.0% to 16.0%, based on a weighted average cost of capital analysis, which was adjusted upward to account for small Company premiums as provided by Ibbotson and inherent business risk relative to the Company, and an assumed tax rate of 40.5% through 2017. This analysis resulted in implied per share values of the Company’s Common Stock ranging from a low of $10.84 per share to a high of $16.18 per share. Using the Company’s Upside Case Forecast, Piper Jaffray calculated the range of net present values based on terminal value multiples ranging from 8.0x to 10.0x and discount rates ranging from 11.0% to 16.0%, based on a weighted average cost of capital analysis, which was adjusted upward to account for small Company premiums as provided by Ibbotson and inherent business risk relative to the Company, and an assumed tax rate of 40.5% through 2017. This analysis resulted in implied per share values of the Company’s Common Stock ranging from a low of $14.98 per share to a high of $22.53 per share. Piper Jaffray observed that the Merger Consideration was within the range of values derived from this analysis.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of the Company.

No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to the Company’s Board of Directors. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the Company’s management that the financial information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, and that the Company’s management was not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Piper Jaffray’s opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company’s management as to the expected future results of operations and financial condition of the Company. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with the Company’s consent, on advice of the outside counsel and the independent registered public accounting firm to the Company, and on the assumptions of the Company’s management, as to all accounting, legal, regulatory, tax and financial reporting matters with respect to the Company and the Merger Agreement. Piper Jaffray’s opinion does not address any accounting, legal, regulatory, tax and financial reporting matters.

In arriving at its opinion, Piper Jaffray assumed that the executed Merger Agreement was in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect the Company or the contemplated benefits of the Merger. Piper Jaffray understands that the Principal Stockholders agreed to have a portion of their Merger Consideration placed in escrow for release upon satisfaction of certain conditions and for purposes of rendering its opinion, Piper Jaffray assumed that the

Principal Stockholders would receive their Merger Consideration on the same terms as the other holders of Company Common Stock and that no portion of their Merger Consideration would be subject to escrow.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates was a party or may be subject, and at the direction of the Company and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to the holders of the Company Common Stock of the Merger Consideration, as set forth in the Merger Agreement, and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect and the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Merger Consideration payable in the Merger pursuant to the Merger Agreement or any other terms contemplated by the Merger Agreement. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as financial advisor in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Company’s Board of Directors selected Piper Jaffray to render its fairness opinion in connection with the transactions contemplated by the Merger Agreement on the basis of its experience and reputation in acting as financial advisor in connection with mergers and acquisitions.

Piper Jaffray rendered to the Company’s Board of Directors a fairness opinion in connection with the Merger and will receive a fee of approximately $375,000 plus expenses from the Company, none of which is contingent upon the consummation of the Merger. The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in Piper Jaffray’s opinion. Piper Jaffray will also receive a fee of approximately $100,000 from the Company for making a limited number of initial contacts with potential acquirers, none of which is contingent upon the consummation of the Merger. The Company has agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray and its affiliates may from time to time perform various investment banking and financial advisory services for the Company and for other clients and customers that may have conflicting interests with the Company, for which Piper Jaffray would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Merger and other participants in the merger that differ from the opinions of Piper Jaffray’s investment banking personnel.

SUMMARY OF TEAVANA’S PROJECTIONS

Teavana does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board of Directors’ exploration of strategic alternatives, Company management prepared unaudited prospective financial information on a stand-alone, pre-merger basis. Teavana is electing to provide the unaudited prospective financial information in this information statement to provide the stockholders of Teavana access to certain non-public unaudited prospective financial information that was made available to Parent or to Teavana’s financial advisors in connection with the Merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that Teavana or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither Teavana nor any of its affiliates assumes any responsibility for the accuracy of this information. Readers of this information statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of Teavana regarding the information included in the unaudited prospective financial information or the ultimate performance of Teavana compared to the information included in the unaudited prospective financial information.

The unaudited prospective financial information was not prepared with a view toward complying with Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Teavana has not prepared, and neither the Board of Directors nor the Board of Directors’ financial advisors have considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither Teavana’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of Teavana’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Teavana’s business, all of which are difficult to predict and many of which are beyond Teavana’s control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Company management prepared unaudited prospective financial information under two cases reflecting alternative business scenarios, reflected below as the Upside Case Forecast and the Base Case Forecast. The Upside Case Forecast was prepared first and was provided to Parent and reflected management’s forecast based on aggressive growth assumptions relating to new store openings and growth in comparable store sales. The Base Case Forecast was prepared later and reflected a more conservative growth pattern and was based on the most recent financial performance trends of the Company as well as management’s judgment that competitive and other conditions would make obtaining the Upside Case Forecast difficult and less likely. The Board considered both of the forecasts in reaching its judgment to accept the proposal from Parent, and concluded that the Base Case Forecast was subject to risk and uncertainty but represented the more likely outcome at this time and that the Upside Case Forecast was subject to significant additional risk and uncertainty.

The following table presents a summary of the material unaudited prospective financial information of Teavana contained in the base plan or Base Case Forecast:

($ in millions)	Historical		Projected
	Fiscal Year End
	2010A	2011A	2012E	2013E	2014E	2015E	2016E	2017E
Net Sales	$124.7	$168.1	$234.4	$279.3	$309.9	$347.9	$388.8	$428.3
Cost of Goods Sold	46.3	60.9	87.0	102.5	113.9	128.3	144.0	159.1

Gross Profit	78.4	107.2	147.4	176.8	196.1	219.6	244.9	269.2
Selling General and Administrative	50.4	69.7	100.9	115.2	127.1	140.9	155.3	170.2

EBITDA	$28.0	$37.5	$46.5	$61.5	$69.0	$78.7	$89.6	$99.0
Depreciation and amortization	4.6	6.0	9.2	11.0	12.2	13.7	15.3	16.8

Operating Income	23.4	31.6	37.3	50.5	56.8	65.0	74.4	82.2
Interest	2.4	1.6	0.8	0.6	0.3	0.3	0.3	0.3

Pre-Tax Income	20.9	29.9	36.4	49.9	56.5	64.7	74.1	81.9
Taxes	8.9	12.2	14.8	19.4	21.9	24.7	28.1	30.5

Net Income	$12.0	$17.8	$21.7	$30.5	$34.6	$40.0	$45.9	$51.3

The following table presents a summary of the material unaudited prospective financial information of Teavana contained in the upside plan or Upside Case Forecast:

($ in millions)	Historical		Projected
	Fiscal Year End
	2010A	2011A	2012E	2013E	2014E	2015E	2016E	2017E
Net Sales	$124.7	$168.1	$234.4	$300.0	$368.3	$442.0	$510.4	$579.0
Cost of Goods Sold	46.3	60.9	87.0	110.4	136.0	163.7	190.3	216.5

Gross Profit	78.4	107.2	147.4	189.6	232.3	278.2	320.1	362.6
Selling General and Administrative	50.4	69.7	100.9	124.0	150.0	176.2	200.4	224.9

EBITDA	$28.0	$37.5	$46.5	$65.6	$82.3	$102.0	$119.7	$137.7
Depreciation and amortization	4.6	6.0	9.2	11.8	14.4	17.1	19.7	22.4

Operating Income	23.4	31.6	37.3	53.9	67.9	84.9	100.0	115.3
Interest	2.4	1.6	0.8	0.6	0.3	0.3	0.3	0.3

Pre-Tax Income	20.9	29.9	36.4	53.3	67.6	84.6	99.7	115.0
Taxes	8.9	12.2	14.8	20.7	26.2	32.3	37.9	42.9

Net Income	$12.0	$17.8	$21.7	$32.5	$41.4	$52.3	$61.8	$72.1

Piper Jaffray calculated free cash flows based on the Company’s projections that were also used in its analyses. The free cash flows from July 29, 2012 through 2017 used by Piper Jaffray in its analyses for the Base Case Forecast were $19.2 million, $28.1 million, $27.6 million, $34.0 million, $46.1 million and $46.6 million, respectively. The free cash flows from July 29, 2012 through 2017 used by Piper Jaffray in its analyses for the Upside Case Forecast were $19.2 million, $22.3 million, $18.7 million, $31.1 million, $39.3 million and $49.3 million, respectively.

The unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Teavana, including the factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 55, and other risk factors as disclosed in Teavana’s filings with the SEC that could cause actual results to differ materially from those shown below. Teavana’s most recent annual and quarterly reports on Forms 10-K and 10-Q are attached to this information statement as Annex E, Annex F and Annex G. Stockholders are urged to review Teavana’s most recent SEC filings for a description of risk factors with respect to Teavana’s business. See “Special Note Regarding Forward-Looking Statements” beginning on page 55 and “Where You Can Find More Information” beginning on page 56. The unaudited prospective financial information does not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might cause actual results to differ materially.

Teavana’s stockholders are urged to review Teavana’s most recent SEC filings attached as annexes to this information statement for a description of Teavana’s reported results of operations, financial condition and capital resources during the fiscal year ended January 29, 2012, and the six months ended July 29, 2012. See “Where You Can Find More Information” beginning on page 56.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of Teavana’s unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

TEAVANA HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

ADDITIONAL FINANCIAL ADVISOR

The Board of Directors also engaged North Point to act as a financial advisor to the Board of Directors with respect to the contemplated transaction. North Point was selected because of its long-time relationship with the Company as well as its substantial experience in the Company’s industry, including acquisition transactions in that industry. Under the terms of its agreement with North Point, the Company has agreed to pay North Point a transaction fee of $6.1 million, all of which is payable upon consummation of the transaction. In addition, Teavana has agreed to reimburse North Point up to $100,000 in the aggregate for its reasonable expenses, including fees and expenses of its legal counsel, and to indemnify North Point and related persons against various liabilities, including certain liabilities under the federal securities laws. In light of the fact that North Point and its affiliates owned shares of Common Stock, Teavana did not ask North Point to render an opinion as to the fairness from a financial point of view to the holders of Common Stock of Teavana of the consideration to be received by such holders pursuant to the Merger Agreement, but rather requested and relied on the opinion of Piper Jaffray.

Piper Jaffray served as a co-manager in connection with the Company’s initial public offering in July 2011 and North Point advised the Company in connection with its 2011 acquisition of Teaopia. In addition, Mr. Jacquin served on the Board of Directors of the Company from 2004 to 2010 prior to the Company’s initial public offering. North Point also holds less than one percent of the outstanding shares of the Company’s Common Stock. During the two years preceding the date of Piper Jaffray’s opinion, neither Piper Jaffray nor North Point were engaged by, performed any services for or received any compensation from Parent.

FINANCING OF THE MERGER

Parent’s obligation to complete the Merger is not conditioned upon obtaining financing. Parent has advised the Company that it will have available at the closing date of the Merger the necessary funds from its cash on hand to complete the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

The following is a summary of United States federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our Common Stock are converted into the right to receive the Merger Consideration in the Merger. The discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our Common Stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, and stockholders who acquired shares of Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

For purposes of this summary, a “U.S. holder” is a holder of our Common Stock who is, for United States federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof;

•	An estate whose income is subject to United States federal income tax regardless of its source; or

•

A trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) if the trust has a valid election in place to be treated as a U.S. person.

This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or non-U.S. tax laws.

If our Common Stock is held by a partnership, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our Common Stock, and partners in such partnerships, are urged to consult their own tax advisors regarding the consequences to them of the Merger.

The receipt of the Merger Consideration for shares of our Common Stock in the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our Common Stock for cash in the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the Merger Consideration and the stockholder’s adjusted tax basis in the shares of our Common Stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered in the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation in 2012. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a stockholder or other payee is entitled pursuant to the Merger Agreement, unless such stockholder or other payee provides a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger, including the application of state, local and non-U.S. tax laws.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Members of our Board of Directors and our executive officers have various interests in the Merger described in this section that may be different from, or in addition to, the interests of Teavana and our stockholders generally.

Please see “The Merger Agreement—Treatment of Stock Options” for a discussion of the treatment of outstanding vested and unvested options to acquire our Common Stock held by our directors and executive officers at the closing of the Merger. Please see “Security Ownership of Certain Beneficial Owners and Management” for details regarding the beneficial ownership of certain members of our Board of Directors and our executive officers.

Stock Options to be Cashed Out in the Merger

The following table sets forth, based on options outstanding as of November 14, 2012, the cash proceeds that each of the Company’s directors and executive officers would receive at the closing of the Merger (and, with respect to Messrs. Mack, Glennon, Luckhurst and Link, some portion of which will be payable only upon release of funds from an escrow account) in respect of the cash-out of those options (taking into account, for purposes of determining the cash proceeds in respect of vested and unvested stock options, respectively, any stock options that are expected to vest in accordance with their terms between the date of this information statement and the closing of the Merger). With respect to Messrs. Mack, Glennon, Luckhurst and Link, a portion of the cash proceeds they will receive will be payable only upon release of funds from an escrow account. The amounts disclosed in the table below do not include any vested or unvested stock options with a per share exercise price equal to or greater than the Merger Consideration as those stock options will be cancelled for no consideration.

Name	Cash Payment for Vested Stock Options ($)	Cash Payment for Unvested Stock Options ($)	Total Cash Payment for Stock Options (1) ($)
Non-Employee Directors:
Robert J. Dennis	—	$4,920	$4,920
F. Barron Fletcher III	—	—	—
John E. Kyees	—	$4,920	$4,920
Michael J. Nevins	$624,873	$4,920	$629,793
Thomas A. Saunders III	—	$4,920	$4,920

Named Executive Officers:
Andrew T. Mack (2)	—	—	—
Daniel P. Glennon (2)	$2,153,922	—	$2,153,922
Peter M. Luckhurst (2)	$3,245,924	—	$3,245,924
Jurgen W. Link (2)	$393,287	—	$393,287
David V. Christopherson	—	$38,850	$38,850
All Directors and Executive Officers as a Group (10 Persons)	$6,276,994	$58,530	$6,335,524

(1)	Does not include value attributable to vested Common Stock owned outright by the director or executive officer.
(2)	A portion of the option cash-out proceeds will be placed in escrow to cover certain potential costs that may be incurred in connection with the closing of the Merger. Subject to adjustments for the exercise of options as contemplated by the escrow agreement. Messrs. Glennon, Luckhurst and Link will contribute $49,293, $70,957 and $328,291, respectively to the escrow fund out of the option cash-out proceeds. The remainder of the $10 million escrow will be funded from Merger Consideration in respect of shares of Common Stock.

Potential Severance Payable to Executive Officers

The Company is party to employment agreements with each of Messrs. Mack, Link, Glennon, Luckhurst and Christopherson. Pursuant to these agreements, if we terminate an executive officer’s employment without “cause,” as defined in the agreement, or if the executive officer resigns for “good reason,” as defined below, we are required to continue to pay the executive officer’s base salary for 18 months following the termination date, subject to the executive officer’s execution and delivery to us of a general release of claims in our favor. If we terminate the executive officer for “cause,” or if the executive officer resigns other than for “good reason,” we are required only to pay the executive officer accrued but unpaid salary and unreimbursed expenses for which the executive is entitled to reimbursement from us. Pursuant to their employment agreements, the executive officers have also agreed to a non-competition and non-solicitation clause, which survives for two years following termination of employment, a confidentiality clause which survives for five years following termination of employment and provisions relating to protection of our intellectual property. If the executive officer breaches any of these covenants, we have the right to seek specific performance and, if the executive officer breaches either the non-competition or the non-solicitation covenant, we may cease any severance payments being made to the executive and recover severance payments already made.

For purposes of the employment agreements, “good reason” means the occurrence of any of the following events, without the executive officer’s consent: (i) the Company’s material breach of the employment agreement; (ii) the assignment of the executive officer to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties as of the effective date of the employment agreement; or (iii) relocation of the executive officer’s principal workplace to a location that is more than 50 miles away from the location on the effective date of the agreement. No “good reason” exists unless (x) the executive officer notifies the Company in writing within 60 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 60 days after receiving notice, and (y) the executive officer terminates employment by no later than 150 days after the initial existence of any condition listed above.

Golden Parachute Compensation

The following table shows the aggregate dollar value of the various elements of compensation that each of our named executive officers could receive in connection with the Merger from the Company and Parent, as required by Item 402(t) of Regulation S-K, assuming that (i) the consummation of the Merger occurred on November 14, 2012 and (ii) each named executive officer’s employment was terminated on the date of consummation of the Merger without “cause” or by the named executive officer for “good reason:”

Name	Cash ($) (1)	Equity ($) (2)	Total Payments ($)
Andrew T. Mack	$525,000	—	$525,000
Daniel P. Glennon	$405,000	—	$405,000
Peter M. Luckhurst	$405,000	—	$405,000
Jurgen W. Link	$309,582	—	$309,582
David V. Christopherson	$315,000	$38,850	$353,850

(1)	These amounts represent cash severance equal to 18 months of continued base salary payable pursuant to the executives’ employment agreements. These payments are “double-trigger,” as they will generally only be payable in the event of a qualifying termination of employment following the consummation of the Merger. These payments are based on the named executive officers’ base salary levels in effect on November 15, 2012; therefore, if base salaries are increased after November 15, 2012, actual payments may be greater than those provided for above. In addition, these “double-trigger” payments that the named executive officers are entitled to receive pursuant to their employment agreements are subject to their execution of a release of claims and continued compliance with the non-competition and non-solicitation covenants in their employment agreements.
(2)	These amounts represent the cash to be received upon consummation of the Merger due to the cash-out of unvested stock options. These payments are “single-trigger,” as they will occur upon consummation of the Merger.

Executive Retention Arrangements with Parent

In order to promote the retention of key Company employees during the period prior to and following the consummation of the Merger, Parent expects to grant the employees, including the executive officers, restricted stock units payable in shares of Parent’s common stock that are expected to vest in equal 50% installments on each of the second and fourth anniversaries of the consummation of the Merger and stock options exercisable for shares of Parent’s common stock that are expected to vest in equal 25% installments on each of the first four anniversaries of the consummation of the Merger, in each case subject to the employee’s continued provision of services through the applicable vesting date. The following table indicates the anticipated grant date value of these expected equity grants with respect to our executive officers:

Name	Grant Date Economic Value of Equity Grants ($)
Andrew T. Mack	$375,000
Daniel P. Glennon	$125,000
Peter M. Luckhurst	$125,000
Jurgen W. Link	$125,000
David V. Christopherson	$125,000

New Management Arrangements

As of the date of this filing, neither the Company nor Parent has entered into any employment agreements with the Company’s named executive officers in connection with the Merger other than the anticipated retention equity grants described above, and the Company has not amended or modified any employment agreements or other arrangements with management.

Non-Competition Agreements

Contemporaneously with the execution of the Merger Agreement, each of Andrew T. Mack and his spouse entered into a non-competition agreement with the Company and Parent, effective as of the closing of the Merger, pursuant to which each of them agreed not to compete with the Company or Parent for a period of three years following the closing, to maintain the confidentiality of proprietary and trade secret information of the Company, and to certain restrictions on soliciting customers of the Company and soliciting, recruiting or hiring employees of the Company.

Indemnification and Insurance

The Merger Agreement provides that following the Merger, the surviving corporation will assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger existing in favor of the current or former directors or officers of Teavana and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of Teavana as in effect on the date of the Merger Agreement. For six years after the Merger, the surviving corporation must maintain in the certificate of incorporation, bylaws and other organizational documents of the surviving corporation provisions concerning the indemnification and exculpation of Teavana’s and its subsidiaries’ current and former officers, directors and employees that are no less favorable than the provisions under Teavana’s and its subsidiaries’ certificate of incorporation and bylaws (or comparable organizational documents) as of the date of the Merger Agreement. Prior to the Merger, Teavana shall purchase a six-year “tail” directors’ and officers’ liability insurance policy, subject to a cap on aggregate premiums, for acts or omissions prior to the Merger.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not intended to be a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex D to this information statement. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a loss or waiver of these rights.

If the Merger is completed, holders of our Common Stock who did not consent to the adoption of the Merger Agreement and who precisely follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our Common Stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by such court in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for holders of Common Stock who did not consent to the adoption of the Merger Agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the Merger.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation after the merger, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available. This notice and this information statement constitute notice to holders of Teavana’s Common Stock concerning the availability of appraisal rights under Section 262.

Holders of shares of our Common Stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Teavana not later than December [    ], 2012 (which is 20 days after the date of mailing of this information statement and the notice attached hereto). A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to Teavana at 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, Attention: Office of the General Counsel. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform Teavana of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of our Common Stock.

Only a holder of record of our Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder’s name. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. If a stockholder holds shares of our Common Stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand should set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our Common Stock outstanding in the name of such record owner.

A person having a beneficial interest in our Common Stock held of record in the name of another person, such as a broker, depositary or other nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such brokers or nominees.

Prior to the Merger or within 10 days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our stockholders entitled to appraisal rights. If this notice is sent more than 20 days after the sending of this information statement, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.

Within 120 days after the effective date of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Teavana, as the surviving corporation in the Merger, must mail any such written statement to the stockholder within 10 days after the stockholders’ request is received by us or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective date of the Merger, either Teavana or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Teavana shares of Common

Stock of stockholders entitled to appraisal rights. We have no obligation, and no present intention, to file such a petition. If no petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. Accordingly, it is the obligation of the holders of our Common Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Common Stock within the time prescribed in Section 262.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 days after service, we must file in the office of the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. When the fair value is so determined, the Delaware Court of Chancery will direct the payment by Teavana, as the surviving corporation of the Merger, of such value, with interest thereon to be paid in accordance with Section 262 of the DGCL and as the Delaware Court of Chancery so determines, to the stockholders entitled thereto, upon the surrender to Teavana by such stockholders of such shares of Common Stock. Unless the Delaware Court of Chancery, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date on which the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining “fair value” of shares, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

Teavana stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would have received pursuant to the Merger Agreement if they had not sought appraisal of their shares and that opinions of investment banking firms as to the fairness of the Merger Consideration, from a financial point of view, are not necessarily opinions as to the fair value thereof to be determined by the Delaware Court of Chancery under Section 262 of the DGCL. Moreover, Teavana does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our Common Stock is less than the Merger Consideration. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective date of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement by delivering a written withdrawal of such demand to the Company. After this 60-day period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation or present intention to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, which approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, except that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms of the Merger within 60 days after the effective date of the Merger.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex D to this information statement may result in loss of the stockholder’s appraisal rights. If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of our Common Stock will be converted into the right to receive the Merger Consideration.

If you are considering whether to demand appraisal of the fair value of your shares of Common Stock of the Company, you are urged to consult your own legal counsel.

FORM OF THE MERGER

Subject to the terms and conditions of the Merger Agreement and in accordance with DGCL, at the effective date of the Merger, Merger Sub will merge with and into Teavana. Teavana will survive the Merger as a wholly-owned subsidiary of Parent.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF COMMON STOCK

The conversion of our Common Stock into the right to receive the per share Merger Consideration in cash, without interest and subject to any required withholding taxes, will occur automatically at the effective date of the Merger. As soon as practicable (but in any event within two business days) after the effective date of the Merger, the paying agent will mail a letter of transmittal to each holder of record (other than the Company, Parent and Merger Sub, any of their respective subsidiaries and any stockholders who chose to exercise their appraisal rights) of our Common Stock. The letter of transmittal will be accompanied by instructions for use by each such holder in surrendering his, her or its stock certificates or transferring book-entry shares, as applicable, in exchange for the Merger Consideration into which such shares shall have been converted in the Merger. Stockholders should not return stock certificates or transfer book-entry shares before receiving the letter of transmittal.

In the event of a transfer of ownership of shares of our Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for such shares may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer or such book-entry shares shall be properly transferred; and

•

the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

The Merger Consideration paid upon surrender of shares of our Common Stock will be in full satisfaction of all rights relating to the shares of our Common Stock.

DELISTING AND DEREGISTRATION OF TEAVANA COMMON STOCK

If the merger is completed, Teavana’s Common Stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Merger may not be completed until the Company and Parent have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or been terminated. On November 16, 2012, Teavana and Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 17, 2012.

Under the Merger Agreement, both Teavana and Parent have agreed to use commercially reasonable efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity to the extent necessary, proper or advisable to consummate the Merger. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the expiration of 20 days from the dissemination of this information statement to Teavana’s stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

This section of this information statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 56.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this information statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Teavana, Starbucks or any of their respective subsidiaries or affiliates. The representations and warranties of Teavana contained in the Merger Agreement have been made solely for the benefit of Starbucks and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Teavana or Starbucks or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Teavana’s public disclosures.

THE MERGER

Subject to the terms and conditions of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into Teavana, with Teavana continuing as the surviving corporation. As a result of the Merger, Teavana will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of Parent. The Merger will be effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).

MERGER CONSIDERATION

Upon completion of the Merger, each issued and outstanding share of our Common Stock will automatically be cancelled and will cease to exist and each outstanding share (other than shares (i) where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights) or (ii) owned by Teavana, Parent or Merger Sub) will automatically be cancelled and will cease to exist and will be converted into the right to receive $15.50 in cash, without interest and subject to any required withholding taxes. The Principal Stockholders and certain executives of Teavana have agreed to escrow approximately 2% of the Merger Consideration payable with respect to their shares to cover certain potential costs of Teavana arising in connection with the closing of the Merger.

DIRECTORS AND OFFICERS; CERTIFICATE OF INCORPORATION; BYLAWS

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until the earlier of their resignation or removal or until their respective successors have been duly elected and qualified. The officers of Merger Sub immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors have been duly elected and qualified.

The certificate of incorporation of the surviving corporation will be amended in the Merger to be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, until changed or amended in accordance with its terms and as provided by applicable law. The bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving corporation, until thereafter changed or amended in accordance with its terms and as provided by applicable law.

TREATMENT OF STOCK OPTIONS

At the effective time of the Merger, each Teavana option outstanding immediately prior to the Merger, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of Common Stock subject to such stock option, an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option; provided that the Principal Stockholders that hold options and certain executives of Teavana have agreed to escrow a portion of such consideration. All stock options with an exercise price greater than the per share Merger Consideration will be cancelled at the effective time and the holders of such stock options will not have any right to receive any consideration in respect thereof.

STOCKHOLDERS SEEKING APPRAISAL

The Merger Agreement provides that those stockholders who are entitled to demand and properly demand appraisal will not have the right to receive the Merger Consideration, but will receive payment in cash for the fair value of their shares of our Common Stock as determined in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his, her or its right to appraisal of our Common Stock, his, her or its shares will be treated as if they had been converted into and are exchangeable for the Merger Consideration as of the effective time without interest and the stockholder’s right to appraisal will be extinguished. Teavana must give Parent prompt notice of demands for appraisal and Teavana may not make a payment with respect to a demand for appraisal or settle any such demands without Parent’s prior written consent.

The fair value of shares of our Common Stock as determined in accordance with Delaware law may be more or less than (or same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. Additional details on appraisal rights are described above in “The Merger—Appraisal Rights.”

PAYMENT FOR THE SHARES

Parent will designate a paying agent reasonably acceptable to us to make payment of the Merger Consideration as contemplated by the Merger Agreement. Prior to or at the time of the Merger, Parent will deposit with the paying agent the funds appropriate to pay the Merger Consideration to the stockholders on a timely basis.

As soon as reasonably practicable after the completion of the Merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your shares of Common Stock in exchange for the Merger Consideration. The paying agent will promptly pay you your Merger Consideration after you have (1) surrendered your shares of Common Stock and (2) provided to the paying agent a properly completed letter of transmittal and any other documents reasonable required by the paying agent. Interest will not be paid or accrue in respect of cash payments. The amount of any cash payments paid to you will be reduced by any applicable withholding taxes. YOU SHOULD NOT SURRENDER YOUR SHARES OF COMMON STOCK WITHOUT A LETTER OF TRANSMITTAL.

If any stock certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen, defaced or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such stock certificate, the paying agent or the surviving corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed stock certificate.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains representations and warranties made by Teavana to Parent and Merger Sub, including representations and warranties relating to:

•	our organization, standing and power, and other corporate matters of Teavana and our subsidiaries;

•	ownership of the Company’s subsidiaries;

•	the capitalization of Teavana and our subsidiaries;

•	the authorization, execution, delivery and enforceability of the Merger Agreement and the related transaction agreements;

•	the absence of conflicts or violations under our organizational documents, contracts or law, and required consents and approvals;

•	reports, schedules, forms, statements and other documents filed with the SEC and the accuracy of the information in those documents;

•	the absence of certain changes or events since January 29, 2012;

•	the absence of material litigation;

•	our material contracts;

•	our compliance with applicable laws and permits;

•	our employee benefit plans and labor relations;

•	our compliance with environmental laws and other environmental matters;

•	tax matters;

•	our real property and tangible assets;

•	our intellectual property;

•	our insurance policies;

•	matters regarding Teavana franchises and franchisees;

•	our compliance with food quality and safety matters;

•	our compliance with merchandise quality and safety matters;

•	matters regarding our suppliers and other vendors;

•	related-party transactions;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other anticorruption and trade laws;

•	the inapplicability of state takeover statutes;

•	the written consent executed by the Principal Stockholders;

•	the brokers’ and finders’ fees and other expenses payable by us with respect to the Merger; and

•	our receipt of a fairness opinion.

The Merger Agreement also contains representations and warranties made by Parent and Merger Sub to Teavana, including representations and warranties relating to:

•	organization, standing and power, and other corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and related transaction agreements;

•	the absence of conflicts or violations under organizational documents, contracts or law, and required consents and approvals;

•	the operations of Merger Sub;

•	the brokers’ lack of and finders’ fees payable by Parent with respect to the Merger; and

•	Parent’s lack of ownership of our Common Stock.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

From the date of the Merger Agreement through the effective date of the Merger or, if earlier, the termination of the Merger Agreement, Teavana has agreed (and has agreed to cause its subsidiaries) to conduct its respective businesses in the ordinary course in all material respects and, to the extent consistent therewith, use its commercially reasonable efforts to comply with applicable laws, keep available the services of its present officers and other employees, to preserve its assets and preserve its relationships with material suppliers, licensors, licensees, distributors, franchisees and others having business dealings with the Company or any of its subsidiaries.

In addition, during the same period, Teavana has also agreed that, subject to certain exceptions, without the prior written consent of Parent, it will not, and will not permit its subsidiaries to:

•

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly-owned subsidiary; (ii) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests; or (iii) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any of its other securities or any of its subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities;

•

issue, deliver, sell, pledge or otherwise encumber any (i) shares of its capital stock, other equity or voting interests or equity equivalents (other than the issuance of shares of Common Stock upon the exercise of stock options outstanding as of the date of the Merger Agreement) or (ii) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or equity equivalents;

•	amend its certificate of incorporation or bylaws (or similar organizational documents);

•

acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (ii) any other assets other than certain capital expenditures, and purchases of raw materials, supplies or immaterial assets in the ordinary course of business;

•

sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales of inventory or used equipment in the ordinary course of business and except for permitted liens;

•

(i) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any of its debt securities or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of borrowings under the Company’s revolving credit facility as in effect on the date of the Merger Agreement in the ordinary course of business and not in excess of the amount outstanding as of the date of the Merger Agreement plus $1,000,000 or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly-owned subsidiary;

•

incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $125,000 or in the aggregate are in excess of $2,000,000, other than capital expenditures incurred (i) in connection with the construction of new stores in the ordinary course of business or (ii) under existing contracts;

•

(i) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms on the date of the Merger Agreement, of claims, liabilities or obligations reserved against in the Company’s financial statements (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business or (1) for an aggregate amount of less than (x) $1,500,000 in the case of certain claims, liabilities and obligations identified by the Company or included in filings with the SEC and (y) $500,000 in the case of all other claims, liabilities and obligations, or (2) for amounts that are covered by insurance (other than a customary deductible) in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its subsidiaries following the closing of the Merger, (ii) waive, relinquish, release, grant, transfer or assign any right of material value or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar contract to or by which the Company or any of its subsidiaries is a party or bound;

•

except for certain planned leasing activity identified to parent, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

•

modify or amend in any material respect, or accelerate, terminate or cancel, any material contract or waive in any material respect any right to enforce, or relinquish, release, transfer or assign any rights or claims thereunder;

•

except as required to ensure that any benefit plan or benefit agreement as in effect on the date of the Merger Agreement is not then out of compliance with applicable law or as specifically required pursuant to the Merger Agreement, (i) adopt, establish, enter into, terminate, amend or modify any benefit plan or benefit agreement, (ii) except for standard salary increases in connection with anniversary dates of employment in the ordinary course of business, increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any employee, (iii) pay or provide to any employee any compensation or benefit not provided for under a benefit plan or benefit agreement as in effect on the date of the Merger Agreement, other than the payment of base compensation in the ordinary course of business, (iv) grant or amend any award under any benefit plan (including the grant or amendment of stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any benefit plan or benefit agreement or awards made thereunder, (v) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any employee, (vi) enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or benefit agreement, (vii) take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any benefit plan or benefit agreement or otherwise or (viii) make any material determination under any benefit plan or benefit agreement that is inconsistent with the ordinary course of business or past practice;

•	form any subsidiary;

•	adopt or enter into any collective-bargaining agreement or other labor union contract applicable to the employees of the Company or any of its subsidiaries;

•	write-down any of its material assets or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable law;

•	enter into, extend, renew or amend certain identified categories of contracts;

•	amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger;

•	make any material amendment or modification to the policies, procedures and guidelines of the Company and its subsidiaries with respect to franchises and franchisees;

•	enter into any new line of business not related to tea;

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions; or

•

file any tax return by or on behalf of the Company or any of its Subsidiaries; settle or compromise any suit, claim, action, assessment, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any tax; or make, revoke or change any material tax election.

STOCKHOLDER ACTION BY WRITTEN CONSENT

Immediately after the execution of the Merger Agreement, Teavana submitted a form of irrevocable written consent adopting the Merger Agreement to the Principal Stockholders. If such stockholder written consent had not been delivered by the Principal Stockholders to the Company and Parent by 6:00 a.m. on the day after the execution of the Merger Agreement, Parent would have had the right to terminate the Merger Agreement.

Following the execution of the Merger Agreement, Teavana received and delivered to Parent, the stockholder written consent (a copy of which is attached as Annex B) executed by the Principal Stockholders, which on such date owned shares of Common Stock representing approximately 74% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement. Therefore, no further approval by Teavana’s stockholders is required in connection with the Merger Agreement or the Merger.

EFFORTS TO COMPLETE THE MERGER

Subject to the terms and conditions set forth in the Merger Agreement, we, Parent and Merger Sub have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent to the Merger, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, governmental entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, governmental entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a governmental entity, including participating in meetings with officials of such entity in the course of its review of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party.

CONDITIONS TO THE MERGER

The consummation of the Merger is subject to certain customary closing conditions, as described further below.

Conditions to Each Party’s Obligations. Each party’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Company and Parent shall have received duly executed copies of a written consent executed by the Principal Stockholders;

•

any waiting period (and any extensions thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been terminated or expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired;

•

no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger shall be in effect; and

•

this information statement shall have been mailed to the stockholders of the Company at least 20 days prior and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including, without limitation, Rule 14c-2, promulgated under the Exchange Act).

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by Parent of the following conditions:

•

the representations and warranties of Teavana in the Merger Agreement related to corporate organization, standing and corporate power, subsidiaries, capital structure, authority/non-contravention (in certain respects), state takeover statutes, voting requirements, brokers and the opinion of the financial advisor that are qualified as to materiality or material adverse effect shall be true and correct in all respects (as so qualified), and the representations and warranties of Teavana in the Merger

Agreement related to corporate organization, standing and corporate power, subsidiaries, capital structure, authority/non-contravention, state takeover statutes, voting requirements, brokers and the opinion of the financial advisor that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the closing of the Merger with the same effect as though made as of the closing of the Merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided that the representations and warranties relating to the authorized, issued and outstanding capital stock of Teavana shall be true and correct in all respects (other than de minimis exceptions or inaccuracies) as of the date of the Merger Agreement and as of the closing of the Merger;

•

the representations and warranties of the Company (other than those covered in the previous bullet point) shall be true and correct, without giving effect to any qualifications as to materiality or material adverse effect, in each case as of the date of the Merger Agreement and as of the closing of the Merger with the same effect as though made as of the closing of the Merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, other than any failures to be true and correct which, in the aggregate, would not reasonably be expected to have a material adverse effect;

•	Teavana shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

•	since November 14, 2012, there shall not have occurred any material adverse effect (as defined below);

•	Parent shall have received a certificate signed on behalf of Teavana by the chief executive officer and chief financial officer of Teavana certifying satisfaction of each of above conditions; and

•

Teavana shall have provided Parent with a pay-off letter with respect to the Loan and Security Agreement, dated as of June 12, 2008, by and among Teavana, Teavana Corporation, ST Acquisition Company, Teavana Franchising Corporation and Teavana International, Inc., as obligors, and Fifth Third Bank, as lender, reasonably satisfactory to Parent, which will become effective upon payment of the amount specified in such pay-off letter.

A “material adverse effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of Teavana and its subsidiaries, taken as a whole; provided, however, that, in the case of this clause (i), any state of facts, change, development, event, effect, condition, occurrence, action or omission resulting from the following (either alone or in combination) shall not be taken into account in determining whether a material adverse effect has occurred or may occur: (A) any change, in and of itself, in the market price or trading volume of Teavana’s common stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions (it being understood that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a material adverse effect has occurred or may occur, if not otherwise excluded pursuant to this definition); (B) changes in general economic or political conditions, or in the financial, credit or securities markets in general (except to the extent, and only to the extent, disproportionately affecting Teavana and its subsidiaries, taken as a whole, relative to other participants in the industry in which Teavana and its subsidiaries conduct business); (C) changes in applicable law or GAAP or in any interpretation thereof (except to the extent, and only to the extent, disproportionately affecting Teavana and its subsidiaries, taken as a whole, relative to other participants in the industry in which Teavana and its subsidiaries conduct business); (D) changes in the conditions generally of the industries in which Teavana and its subsidiaries conduct their respective businesses (except to the extent, and only to the extent, disproportionately affecting Teavana and its subsidiaries, taken as a whole, relative to other participants in the industry in which Teavana and its subsidiaries conduct business); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism underway as of the date of the Merger Agreement (except to the extent, and only to the extent, disproportionately affecting Teavana and its subsidiaries, taken as a whole, relative to other participants in the industry in which Teavana and its subsidiaries conduct business); (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters (except to the extent, and only to the extent, disproportionately affecting Teavana and its subsidiaries, taken as a whole, relative to other participants in the industry in which Teavana and its subsidiaries conduct business) or (G) the announcement of the Merger Agreement or the transactions contemplated hereby, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with Teavana and its subsidiaries resulting from such announcement; or (ii) would prevent, materially impede or materially delay the consummation by Teavana of the Merger or the other transactions contemplated by the Merger Agreement.

Conditions to Teavana’s Obligations. Teavana’s obligation to effect the Merger is further subject to the satisfaction or waiver by Teavana of the following conditions:

•

the representations and warranties of Parent and Merger Sub contained in the Merger Agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Merger Sub contained in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the closing of the Merger with the same effect as though made as of the closing of the Merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Teavana shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect; and

•

Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger, and Teavana shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

NO SOLICITATION OF OTHER OFFERS

The Merger Agreement provides that Teavana (i) shall not, and shall cause its subsidiaries and any director, officer or employee of Teavana or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of Teavana or any of its subsidiaries not to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action to knowingly facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any takeover proposal, (ii) shall and shall cause its subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to immediately cease and cause to be terminated all existing activities, discussions and negotiations with any person with respect to any takeover proposal and (iii) shall promptly, and in any event within two days following the date of the Merger Agreement, request, and shall use its commercially reasonable efforts to cause, the prompt return or written acknowledgment of destruction of all confidential information previously furnished to such parties or their representatives in connection with any takeover proposal to the extent that Teavana is entitled to have such documents returned or destroyed; provided, however, that at any time prior to obtaining the requisite stockholder approval (which was obtained upon the delivery of the written consent executed by the Principal Stockholders), in response to a bona fide written unsolicited takeover proposal received after the execution of the Merger Agreement by each of the parties hereto that the Board of Directors of Teavana determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, constitutes a superior proposal, and which takeover proposal did not result from a breach of the non-solicitation covenant or any other provision of the Merger Agreement, if the Board of Directors of Teavana determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Teavana under applicable law, Teavana may, and may permit and authorize its subsidiaries and its representatives and its subsidiaries’ representatives to, in each case subject to compliance with the notice provision and the other provisions of the Merger Agreement, (A) furnish information with respect to Teavana or any of its subsidiaries to the person making such takeover proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the confidentiality agreement between Teavana and Parent; provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such takeover proposal (and its representatives) regarding such takeover proposal.

The term “takeover proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) (other than Parent or Merger Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving Teavana or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of Teavana and its subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Teavana’s common stock or of any class of capital stock of, or other equity or voting interests in, one or more of the subsidiaries of Teavana which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

The term “superior proposal” means any binding bona fide unsolicited written offer which did not result from a breach of the non-solicitation covenant made by any person (other than Parent or Merger Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and Teavana, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Teavana’s common stock or all or substantially all the assets of the Teavana and its subsidiaries, taken as a whole, and which offer, in the reasonable good-faith judgment of the Board of Directors of Teavana (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) provides a higher value to the stockholders of Teavana than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such superior proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Because the Principal Stockholders delivered a written consent adopting and approving the Merger Agreement and the Merger on November 14, 2012, the Company may not terminate the Merger Agreement pursuant to receipt of a takeover proposal or superior proposal.

TERMINATION OF THE MERGER AGREEMENT

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of Teavana, Parent and Merger Sub;

•	by either Teavana or Parent:

•

if the Merger is not consummated on or before March 14, 2013, except that this right is not available to any party if its failure to fulfill any obligation under the Merger Agreement was a principal cause of, or resulted in, the failure of the Merger to occur by such date; or

•

if any court of competent jurisdiction issues or enters a permanent injunction or other judgment, that prevents consummation of the Merger and the injunction or judgment has become final and non-appealable; or

•	by Parent:

•

if prior to the receipt of stockholder approval (which was obtained upon delivery of the written consent by the Principal Stockholders), the Teavana Board of Directors changes its recommendation of the Merger or notifies Parent of the intent to make such a change;

•

if (i) we breach or fail to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a conditions set forth under “The Merger Agreement – Conditions to the Merger – Conditions to Parent’s and Merger Sub’s Obligations” and (B) is incapable of being cured or is not cured by Teavana by the date that is 30 business days after such breach or failure or, if capable of being cured by Teavana by such date, Teavana does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter;

•

if a written consent executed by the Principal Stockholders had not been delivered to Parent and Teavana prior to 6:00 a.m., New York City time, on the date immediately following the date of the Merger Agreement (which consent was delivered on the date of the Merger Agreement); or

•	by Teavana:

•

if (i) Parent breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a conditions set forth under “The Merger Agreement – Conditions to the Merger – Conditions to Teavana’s Obligations” and (B) is incapable of being cured or is not cured by Parent or Merger Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Merger Sub by such date, Parent or Merger Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Teavana and diligently pursue such cure thereafter; or

•

if prior to the receipt of stockholder approval (which was obtained upon delivery of the written consent by the Principal Stockholders), in accordance with the terms of the Merger Agreement, Teavana (i) executes a definitive agreement with respect to a superior proposal and (ii) pays to Parent the termination fee.

TERMINATION FEES AND EXPENSES

Termination Fee

We must pay to Parent a termination fee of $18,400,000, if:

•

either party terminates the Merger Agreement if (i) the closing has not occurred on or before March 14, 2013, (ii) an acquisition proposal (for at least 50% of the Company) has been made publicly and (iii) within 12 months after such termination the Company has consummated or entered into a definitive agreement relating to any acquisition proposal for the Company;

•

Parent terminates the Merger Agreement because, prior to the receipt of stockholder approval (which was obtained upon delivery of the written consent by the Principal Stockholders) or the Teavana Board changes its recommendation of the Merger or notifies Parent of the intent to make such a change; or

•

Teavana terminates the Merger Agreement prior to the receipt of stockholder approval (which was obtained upon delivery of the written consent by the Principal Stockholders), in order to enter into a definitive agreement for a superior proposal.

Reimbursement of Expenses

All out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such cost or expenses, except that we may be required to reimburse Parent for reasonably documented out-of-pocket fees and expenses incurred by Parent and its affiliates in connection with the transactions contemplated by the Merger Agreement, up to a maximum of $3.5 million, if (i) Parent terminates the Merger Agreement because the Teavana Board changes its recommendation of the Merger or notifies Parent of their intent to make such a change, (ii) Parent terminates the Merger Agreement because a written consent executed by the Principal Stockholders (which was obtained upon delivery of the written consent by the Principal Stockholders) has not been delivered to Parent and Teavana prior to 6:00 a.m., New York City time, on the date immediately following the date of the Merger Agreement or (iii) the Company terminates the Merger Agreement in order to enter into a definitive agreement for a superior proposal.

EMPLOYEE MATTERS

The Merger Agreement provides that, for a period of one year following the effectiveness of the Merger, the employees of Teavana that remain employed by the surviving corporation will receive base cash compensation that is no less favorable than the base cash compensation in effect immediately prior to the effectiveness of the Merger. Parent will also provide employee benefit plans and arrangements (including bonus and incentive opportunities (but excluding equity-based compensation) and paid time off accrual) to employees of Teavana that remain employed by the surviving corporation that are substantially comparable to those provided to similarly situated employees of Parent and will generally consider employees of Teavana that remain employed by the surviving corporation for equity-based compensation grants at the same time and levels as similarly situated employees of Parent.

Following the completion of the Merger, Parent will recognize the service with Teavana or its subsidiaries for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its subsidiaries, to the same extent such service was recognized immediately prior to the effectiveness of the Merger under a comparable benefit plan in which employees of Teavana that remain employed by the surviving corporation were eligible to participate immediately prior to the effectiveness of the Merger except to the extent such credit would result in duplication of benefits or for which similarly situated employees of Parent do not receive credit for prior service.

Parent will use commercially reasonable efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements under any health, dental, vision or other welfare plans maintained by Parent to the extent such conditions and exclusions were satisfied or did not apply prior to the closing of the Merger and will also use commercially reasonable efforts to provide continuing employees with credit for co-payments and deductibles paid in satisfying any analogous deductible or out-of-pocket requirements under Teavana’s plans.

AMENDMENT, EXTENSION AND WAIVER

The parties may amend provisions of the Merger Agreement at any time, except that after stockholder approval has been obtained, no amendment that requires further approval by stockholders of Teavana is permitted without the further approval of such stockholders. All such amendments must be in writing and signed by each of the parties.

At any time prior to the effective time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement, except that after stockholder approval has been obtained, no waiver that requires further approval by stockholders of Teavana is permitted without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

MARKET PRICE OF OUR COMMON STOCK

General

Our Certificate of Incorporation provides that we may issue up to 105,000,000 shares of stock, consisting of: (a) 100,000,000 shares of Common Stock and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). As of November 14, 2012, there were 38,777,893 shares of Common Stock outstanding and no shares of Preferred Stock were outstanding.

Principal Trading Market; High and Low Sales Prices

Our Common Stock has been listed on the NYSE under the symbol “TEA” since July 28, 2011 in connection with our initial public offering, which had a price of $17.00 per share. Before then, there was no public market for our Common Stock. The closing sale price of our Common Stock on the New York Stock Exchange on November 13, 2012, the last full trading day prior to the announcement of the Merger, was $10.13 per share. The $15.50 cash consideration to be paid for each share of our Common Stock in the merger represents a premium of approximately 53.0% from the closing sale price of our Common Stock on November 13, 2012. On November [__], 2012, the last trading day before the date of this information statement, the closing sale price of our Common Stock on the New York Stock Exchange was $[        ] per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share, as reported on New York Stock Exchange, for our Common Stock.

	High			Low
Fiscal Year Ended January 29, 2012
Second quarter (commencing July 28, 2011)		$29.35			$17.00
Third quarter		$29.01			$18.00
Fourth quarter		$24.07			$14.28

Fiscal Year Ending February 3, 2013
First quarter		$26.03			$18.30
Second quarter		$22.58			$10.83
Third quarter		$13.78			$10.41
Fourth quarter (through November [ ], 2012)	$	[	]	$	[	]

There are no shares of Preferred Stock outstanding or listed for trading on any market. Following the Merger, there will be no further market for our Common Stock and our Common Stock will be delisted from New York Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

Dividends

We did not pay cash dividends in 2011, and we currently do not anticipate that we will pay any cash dividends on shares of our Common Stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, including our senior secured credit facility and other indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. In addition, under the Merger Agreement we are prohibited from declaring any dividend without Parent’s prior written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is ComputerShare Limited.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Teavana’s common stock (as of November 14, 2012, unless otherwise indicated) for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our named executive officers; and

•	all directors, director nominees and current executive officers of Teavana as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common stock if that person has a right to acquire ownership within 60 days of November 14, 2012 by the exercise of vested options. A person is also deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. The percentages of beneficial ownership set forth below are based on 38,777,893 shares of our common stock issued and outstanding as of November 14, 2012.

Except as otherwise indicated, the address for each person listed below is c/o Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
5% or Greater Owners
Andrew T. Mack	21,510,960	55.5%
3630 Peachtree Rd. Suite 1480 Atlanta, GA 30326
SKM Equity Fund III, L.P. (3)	6,146,656	15.9%
601 Lexington Ave. 53rd Floor New York, New York 10022
The TCW Group, Inc., on behalf of the TCW Business Unit (4)	1,949,429	5.0%
865 South Figueroa Street Los Angeles, CA 90017

Directors and Executive Officers
Daniel P. Glennon (5)	199,786	*
Peter M. Luckhurst (6)	244,286	*
Jurgen W. Link (7)	973,465	2.5%
David V. Christopherson (8)	32,000	*
Robert J. Dennis (9)	9,500	*
F. Barron Fletcher III (10)	6,146,656	15.9%
John E. Kyees (11)	9,500	*
Michael J. Nevins (12)	54,638	*
Thomas A. Saunders III (13)	39,254	*
All executive officers and directors as a group (11 persons) (14)	29,220,045	74.2%

*	Represents beneficial ownership of less than 1%.

(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 38,777,893 shares of our common stock outstanding as of November 14, 2012. In accordance with SEC rules, percent of class as of November 14, 2012 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)	Based upon a Form 4, dated February 23, 2012, showing sole dispositive and voting power with respect to 6,146,656 shares. SKM Partners, LLC is the general partner of SKM Equity Fund III, L.P. F. Barron Fletcher III is the person authorized by SKM Partners, LLC to have voting and dispositive power over the Common Stock held by SKM Equity Fund III, L.P. Both SKM Partners, LLC and Mr. Fletcher disclaim beneficial ownership of such shares except to the extent of its and/or his pecuniary interest, if any, therein.
(4)	Based upon a Schedule 13G dated February 9, 2012, showing sole dispositive and voting power with respect to 1,949,429 shares.
(5)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 199,786 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(6)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 244,286 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(7)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 943,465 shares of common stock held and 30,092 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(8)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 32,000 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(9)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 9,500 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(10)	The amount listed under “Amount and Nature of Beneficial Ownership” represents shares of common stock held by SKM Equity Fund III, L.P. SKM Partners, LLC is the general partner of SKM Equity Fund III, L.P. Mr. Fletcher is the person authorized by SKM Partners, LLC to have voting and dispositive power over the common stock held by SKM Equity Fund III, L.P. Both SKM Partners, LLC and Mr. Fletcher disclaim beneficial ownership of such shares except to the extent of its and/or his pecuniary interest, if any, therein.
(11)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 9,500 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(12)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 54,638 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(13)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 25,593 shares of common stock held directly, 681 shares of common stock held indirectly through the Ivor Family GST Trust, 3,480 shares of common stock held indirectly in custodial accounts for family members and 9,500 shares of common stock issuable upon exercise of vested options within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.
(14)	This number includes shares held and shares issuable upon the exercise of options held by the individuals named above that are exercisable within 60 days of November 14, 2012 under the 2004 Management Incentive Plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding projections of net sales, EBITDA, net income or other financial items, the expected timing of the closing of the proposed Merger, the management of the Company and the Company’s current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as such as “anticipate,” “assume,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “future,” “goals,” “guidance,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “preliminary,” “should,” “targets” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include, without limitation: the results and impact of the Company’s announcement of the proposed Merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger; failure to consummate or delay in consummating the Merger for other reasons; changes in laws or regulations; the outcome of any legal proceedings that have been or may be instituted against Teavana and others related to the Merger Agreement; the impact of the Merger on our ability to attract and retain key personnel, on our sales, including the length of our sales cycles, and on our total costs and expenses; the diversion of management’s attention from ongoing business concerns as a result of the Merger; costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, that must be paid even if the Merger is not completed; risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S., Canadian and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space; the ability of our majority stockholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors that are set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including risk factors in our Annual Report on Form 10-K filed with the SEC and available at http://www.sec.gov and in all filings with the SEC made by us subsequent to the filing of the Form 10-K.

Any forward-looking statement made by us in this information statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

ADDITIONAL INFORMATION

The following documents that we previously filed with the SEC accompany this information statement, portions of which are referenced herein:

•

Annual Report on Form 10-K of the Company for the fiscal year ended January 29, 2012, filed with the SEC on April 13, 2012, including the financial statements and related notes thereto and the report of independent auditor, is attached to this information statement as Annex E.

•

Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended April 29, 2012, filed with the SEC on June 12, 2012, including the financial statements and related notes thereto, is attached to this information statement as Annex F.

•

Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended July 29, 2012, filed with the SEC on September 10, 2012, including the financial statements and related notes thereto, is attached to this information statement as Annex G.

Such Annual Report and Quarterly Reports should be read in conjunction with this information statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of the Company’s SEC filings through the “Investor Relations” section of the Company’s website at www.teavana.com. The Company’s website address is being provided as an inactive textual reference only. The information provided on the Company’s website, other than the copies of the documents listed or referenced above that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

Pursuant to the rules of the SEC, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s information statement, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this information statement to any stockholder at a shared address to which a single copy of this information statement was delivered. Multiple stockholders sharing the same address may also notify the Company if they wish to receive separate copies of the Company’s communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify the Company of their requests by calling or writing the Office of the General Counsel, Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, telephone (404) 995-8200.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

STARBUCKS CORPORATION

TAJ ACQUISITION CORP.

and

TEAVANA HOLDINGS, INC.

Dated as of November 14, 2012

A-i

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
EXHIBIT B	Form of Stockholder Consent
EXHIBIT C	Form of FIRPTA Certificate

A-ii

GLOSSARY

Term	Section
2004 Plan	3.01(c)(i)
2011 Plan	3.01(c)(i)
409A Authorities	3.01(l)(x)
Acceptable Confidentiality Agreement	4.02(a)
Acquisition Agreement	4.02(b)
Adverse Change Notice	4.02(b)
Adverse Recommendation Change	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Appraisal Shares	2.02
Baseline Financials	8.03(b)
Benefit Agreements	3.01(f)
Benefit Plans	3.01(j)(i)
Cash Consideration	2.01(c)
Ceramic and Tableware Laws	3.01(s)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.03(f)
Commonly Controlled Entity	3.01(j)(i)
Company	Preamble
Company 401(k) Plan	5.05(c)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Exclusively Licensed Intellectual Property	3.01(o)(i)
Company Letter	3.01
Company Owned Intellectual Property	3.01(o)(i)
Company Personnel	3.01(f)
Company Policies	3.01(t)
Company Preferred Stock	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	8.03(c)
Consumer Product Safety Laws	3.01(s)
Continuing Employees	5.05(a)
Contract	3.01(d)
CPSC	3.01(s)
CPSIA	3.01(s)
DC Termination Date	5.05(c)
DGCL	1.01
Effective Time	1.03
Environmental Claims	3.01(k)
Environmental Law	3.01(k)
Environmental Permits	3.01(k)

A-iii

EPA	3.01(r)
Equity Equivalents	3.01(c)(iii)
ERISA	3.01(l)(i)
Escrow Agreement	8.03(d)
Escrow Amount	8.03(e)
Escrow Consideration	2.01(c)
Escrow Proceeds	8.03(f)
Exchange Act	3.01(d)
Exchange Fund	2.03(a)
FCPA	3.01(v)(v)
FDA	3.01(r)
FDCA	3.01(r)
FDD	3.01(q)(v)
Filed SEC Document	8.03(g)
Food & Beverage Products	3.01(r)
Food and Beverage Laws	3.01(r)
Founders	Recitals
Franchise	3.01(q)(i)
Franchise Agreements	3.01(q)(i)
Franchise Laws	8.03(g)
Franchised Store	3.01(q)(i)
Franchisee	3.01(q)(v)
FTC	3.01(r)
FTC Rule	8.03(i)
GAAP	3.01(e)(i)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(k)
HSR Act	3.01(d)
indebtedness	3.01(c)(iv)
Information Statement	5.01(b)
Intellectual Property	3.01(o)(iii)
In-the-Money Stock Option	8.03(j)
IRS	3.01(l)(ii)
Judgment	3.01(d)
knowledge	8.03(k)
Law	3.01(d)
Leased Real Property	3.01(n)(ii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Vendors	3.01(t)
Material Adverse Effect	8.03(l)
Maximum Premium	5.06(d)
Merchandise Products	3.01(s)
Merger	Recitals
Merger Consideration	2.01(c)
Noncompetition Agreement	Recitals
Nonqualified Deferred Compensation Plan	3.01(l)(x)

A-iv

Packaging Laws	3.01(s)
Parent	Preamble
Parent Expenses	5.07(c)
Parent Welfare Plan	5.05(b)
Paying Agent	2.03(a)
Pension Plan	3.01(l)(i)
Permits	3.01(i)
Permitted Liens	3.01(h)(i)(E)
Per Share Escrow Amount	8.03(n)
person	8.03(o)
Post-Signing Returns	4.01(b)
Relationship Laws	8.03(p)
Release	3.01(k)
Scheduled Indemnity Agreements	5.06(a)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02
Securities Act	3.01(e)(i)
SOX	3.01(e)(ii)
Specified Contracts	3.01(h)(i)
Specified Stockholders	8.03(q)
Specified Stockholder Shares	8.03(r)
Stock Option Agreements	3.01(c)(v)
Stock Options	3.01(c)(i)
Stockholder Approval	3.01(x)
Stockholder Consent	5.01(a)
Sub	Preamble
Subsidiary	8.03(s)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax return	3.01(m)(i)
taxes	3.01(m)(i)
taxing authority	3.01(m)(i)
Termination Date	7.01(b)(i)
Termination Fee	5.07(b)
Trade Secrets	3.01(o)(iii)
USDA	3.01(r)
Vendor	3.01(t)
Welfare Plan	3.01(l)(iv)

A-v

AGREEMENT AND PLAN OF MERGER dated as of November 14, 2012 (this “Agreement”), by and among Starbucks Corporation, a Washington corporation (“Parent”), Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Teavana Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would survive and become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be;

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Sub to enter into this Agreement, Parent, the Company and each of Andrew Mack and Nancy Mack (the “Founders”) have entered into a noncompetition agreement, pursuant to which the Founders will agree, among other things, to certain non-interference, non-solicitation, non-competition and no hire restrictions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing) (except, if such conditions are satisfied or waived on or prior to 10:00 a.m., New York City time, on December 31, 2012, the Closing shall occur on December 31, 2012), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by Law) waived on such second business day (or on December 31, 2012, as applicable), then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall properly file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(a) The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in the same form as the bylaws of Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.00003 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.02, the Appraisal Shares) shall be converted into the right to receive $15.50 in cash, without interest (the “Cash Consideration”); provided, however, that the shares of Company Common Stock that are Specified Stockholder Shares shall be converted into the right to receive the Cash Consideration less the Per Share Escrow Amount plus any Escrow Proceeds (such sum, the “Escrow Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration or the Escrow Consideration, as applicable (the “Merger Consideration”) in accordance with the terms of this

Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.03(f) and any applicable tax Law.

SECTION 2.02. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL that are received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.03. Exchange of Certificates. Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and Parent shall deposit with the Paying Agent, for the benefit of holders of shares of Company Common Stock, cash in immediately available funds (such cash in immediately available funds, the “Exchange Fund”) in amounts necessary for the payment of the Merger Consideration (excluding the Escrow Amount) pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. In the event that the Exchange Fund is at any time insufficient to satisfy all of the payment obligations to be made by the Paying Agent pursuant to this Agreement, Parent shall make available to the Paying Agent as promptly as practicable any additional amounts necessary to satisfy such obligations.

(a) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but no later than two business days thereafter), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying substitute IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of such Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration (excluding, in the case of the Specified Stockholders, the Escrow Proceeds) that such holder has the right to receive pursuant to Section 2.01(c), and each Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(b) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate (it being understood that, in the case of the shares of Company Common Stock that are Specified Stockholder Shares, the payment of the Cash Consideration less the Per Share Escrow Amount upon the surrender of a Certificate in respect of such shares in accordance with the terms of this Article II, and the deposit of the Escrow Amount in accordance with the Escrow Agreement, shall be deemed to have been in full satisfaction of all rights pertaining to such shares formerly represented by such Certificate, but that the Specified Stockholders shall continue to have the right to receive the Escrow Proceeds in accordance with, and subject to, the terms of the Escrow Agreement). At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(c) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(d) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(e) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(f) Termination of Fund. At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.03(a) (which, for the avoidance of doubt, shall not include Escrow Proceeds paid to the Paying Agent for disbursement to the Specified Stockholders) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.03(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(g) Escrow Proceeds. As promptly as practical upon receipt of any Escrow Proceeds, the Paying Agent shall distribute such funds to the Specified Stockholders on a pro rata basis in accordance with their respective ownership of Specified Stockholder Shares.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in (x) the letter delivered by the Company to Parent not later than 1:00 p.m., New York City time, on the date of this Agreement (the “Company Letter”) (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that disclosure of information in any section of the Company Letter shall be deemed to qualify or apply to other Sections in this Article III to the extent it is readily apparent on the face of such disclosure that such disclosure is relevant to such other Sections) or (y) the Filed SEC Documents filed on or after January 29, 2012, other than any disclosure contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosure contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being agreed that any matter disclosed in such Filed SEC Documents shall be deemed to qualify this Article III only to the extent that it is readily apparent from such disclosure the Section or Sections of this Agreement to which such disclosure is relevant), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since February 1, 2009. The Company has made available to Parent complete and correct copies of all resolutions of the Board of Directors of the Company, and each committee thereof, in respect of this Agreement and the transactions contemplated hereby.

(b) Subsidiaries. Section 3.01(b) of the Company Letter sets forth a list of each Subsidiary of the Company and its place and form of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). At the close of business on November 11, 2012, (A) 38,777,893 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (B) no shares of Company Common Stock were held by the Company as treasury shares and (C) 1,644,466 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to the 2011 Stock Incentive Plan (the “2011 Plan”) and the 2004 Management Incentive Plan (the “2004 Plan”, and together with the 2011 Plan, the “Company Stock Plans”), of which 1,439,246 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any other stock options granted after November 11, 2012, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “Stock Options”). As of the date of this Agreement none of the issued and outstanding shares of Company Common Stock are subject to vesting or forfeiture conditions or a right of repurchase by the Company. All outstanding Stock Options have been granted under the Company Stock Plans. Other than the Company Stock Plans, there is no plan, Contract or arrangement providing for the grant of Stock Options. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company. Section 3.01(c)(i) of the Company Letter sets forth a list, as of the close of business on November 11, 2012, of all outstanding Stock Options, the number of shares of Company Common Stock subject to each such Stock Option, the grant date, exercise price per share, vesting schedule and expiration date of each such Stock Option, the name of the holder thereof, an indication of whether or not each such holder is a current director or employee of the Company or any of its Subsidiaries, whether or not such Stock Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code and the name of the Company Stock Plan pursuant to which each such Stock Option was granted. As of the date of this Agreement, other than the outstanding Stock Options, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(i) Except for outstanding shares of Company Common Stock and Stock Options set forth in Section 3.01(c)(i), as of the close of business on November 11, 2012, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, restricted stock units, performance units, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. From the close of business on November 11, 2012 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding as of November 11, 2012, and only if and to the extent required by their respective terms as in effect on such date and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, restricted stock units, performance units, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof.

(ii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”). Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the New York Stock Exchange and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option” and within the meaning of Section 409A of the Code, in the case of each other Stock Option) of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws. Except pursuant to the forfeiture conditions of the Stock Options outstanding as of the date of this Agreement and except pursuant to the cashless exercise or tax withholding provisions of such Stock Options as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(iii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) amounts owing as deferred purchase price for the purchase of any property, (D) capital lease obligations or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (collectively, “indebtedness”).

(iv) All Stock Options may, by their terms, be treated in accordance with Section 5.04(a). No holder of any Stock Option is entitled to any treatment of such Stock Option other than as provided with respect to such Stock Option in Section 5.04(a), and after the Closing no holder of a Stock Option (or former holder of a Stock Option) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights). All outstanding Stock Options are evidenced by individual written stock option agreements (the “Stock Option Agreements”) substantially identical to the form made available to Parent and its counsel.

(v) The persons set forth on Section 5.01 of the Company Letter are the record holders of each share of Company Common Stock beneficially owned by such persons and collectively are the record holders of over 70% of the outstanding shares of Company Common Stock. Nancy Mack is not the record holder of any shares of Company Common Stock.

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. The execution and delivery of this Agreement and the Noncompetition Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (iv) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”), or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or otherwise under which the Company or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic, foreign, multinational or supranational statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (II) the filing with the Securities and Exchange Commission (the “SEC”) of the Information Statement and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and The NASDAQ Stock Market and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement.

(e) SEC Documents. The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished by the Company since July 27, 2011 (together with all documents and information incorporated therein by reference, the “SEC Documents”), in each case at or prior to the time required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 29, 2012 and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. Except as set forth in the Baseline Financials and except for (A) liabilities or obligations that are not material to the Company and its Subsidiaries and (B) liabilities or obligations incurred in the ordinary course of business after the date of the latest balance sheet included in the Baseline Financials that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are required to be disclosed under GAAP in a financial statement or footnote thereto.

(i) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(ii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has (since the Company was subject thereto) arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other SEC Documents.

(iv) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(v) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f) Absence of Certain Changes or Events. From January 29, 2012 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and there has not been (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (iv)(A) any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) located at the Company’s headquarters office or who have annual base compensation in excess of $100,000 of any bonus or award opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base cash compensation, in each case, in the ordinary course of business, or (B) any payment by the Company or any of its Subsidiaries to any Company Personnel located at the Company’s headquarters office or who have annual base compensation in excess of $100,000 of any bonus or award, other than payments in the ordinary course of business, (v) any grant by the Company or any of its Subsidiaries to any Company Personnel of any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein or of the right to receive any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein, (vi) any adoption or establishment of or entry by the Company or any of its Subsidiaries into, any amendment of, modification to or termination of, or agreement to amend, modify or terminate, or any termination of (or announcement of an intention to amend, modify or terminate), (A) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity-based compensation, consulting, restrictive covenant or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (B) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event) or (C) any trust or insurance Contract or other agreement to separately fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (vi), including, for the avoidance of doubt, any such Contract that is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (vii) any grant or amendment of any award under any Benefit Plan or Benefit Agreement (including the grant or amendment of Stock Options, restricted stock, stock appreciation rights, restricted stock units, performance units, phantom stock, stock repurchase rights or other equity or equity-based compensation) or the removal or material modification of any restrictions in any such award, (viii) any payment to any Company Personnel of any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash and bonus compensation in the ordinary course of business, (ix) the taking of any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of vesting or payment of any rights, compensation, benefits or funding obligations, (x) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (xi) any material tax election or change in any material tax election or any settlement or compromise of any material tax liability, or (xii) any write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries.

(g) Litigation. Section 3.01(g) of the Company Letter sets forth a list of each claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries as of the date of this Agreement (i) for money damages that would reasonably be expected to be in excess of $250,000, (ii) that seeks injunctive relief or (iii) that would reasonably be expected to give rise to any legal restraint on or prohibition against the Merger or the other transactions contemplated by this Agreement. There is no claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or threatened by or against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(h) Contracts. Section 3.01(h) of the Company Letter sets forth (with specific reference to the subsection of this Section 3.01(h) to which such Contract relates, including any further subsection) a list as of the date of this Agreement of:

(A) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any material benefit or right is required to be given or lost, or any material penalty or detriment is incurred, as a result of so competing or engaging;

(B) each Contract to or by which the Company or any of its Subsidiaries is a party or bound (1) providing for exclusivity, (2) pursuant to which the Company or any of its Subsidiaries is restricted in any material respect, or (3) which after the Effective Time would restrict Parent or any of its Subsidiaries in any material respect, in each case which exclusivity or restrictions apply to the development, manufacture, marketing, franchising or distribution of their respective products or services or otherwise with respect to the operation of their respective businesses;

(C) each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries has any material obligation with (1) any affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) Benefit Plans and Benefit Agreements other than offer letters or employment agreements and (III) Contracts between the Company or one of its Subsidiaries and any of the Company’s Subsidiaries);

(D) each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $250,000;

(E) each Contract to or by which the Company or any of its Subsidiaries is a party or bound creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for taxes assessments and other governmental charges not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (2) Liens for landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”);

(F) each Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions contemplating or relating in any way to a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person;

(G) each Contract pursuant to which the Company or any of its Subsidiaries (1) consented to or agreed not to assert rights with respect to the use or registration by a third party of the trademark “Teavana” or any similar trademark or (2) has received a third party’s consent to the use or registration by the Company or any of its Subsidiaries of the trademark “Teavana” or any similar trademark;

(H) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;

(I) each Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts the Company or any of its Subsidiaries in any material respect;

(J) each Contract to or by which the Company or any of its Subsidiaries is a party or bound forming or establishing, or relating to the formation or establishment of, any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement;

(K) each Contract to or by which the Company or any of its Subsidiaries is a party or bound with any Governmental Entity;

(L) each Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;

(M) each Contract to or by which the Company or any of its Subsidiaries is a party or bound containing any standstill provisions which in any way limit the ability of the Company or any of its Subsidiaries to acquire the securities or assets of any person;

(N) each Contract between the Company or any of its Subsidiaries and any Major Vendor, including any material terms and conditions that are in effect as of the date of this Agreement and referenced in purchase orders with any such Major Vendor (other than ordinary course terms and conditions regarding purchase price, amounts and delivery) and any written or oral commitments to purchase additional products, supplies, services or ingredients from any such Major Vendor in excess of $100,000;

(O) each Contract to or by which the Company or any of its Subsidiaries is a party or bound that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(P) each Contract not otherwise disclosed under this Section 3.01(h)(i) which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (1) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement, in excess of $500,000 or (2) of more than $1,500,000 during the life of the Contract; and

(Q) except for the Contracts disclosed above, each material Contract to or by which the Company or any of its Subsidiaries is a party or bound not made in the ordinary course of business.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (Q) of this subsection (i) (whether in effect on the date of this Agreement or entered into following the date of this Agreement and prior to the Closing Date), together with the Franchise Agreements, are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Each Specified Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) each of the Company and its Subsidiaries is not (with or without notice or lapse of time or both) in breach or default under any Specified Contract and has not waived or failed to enforce any rights or benefits thereunder (other than in the ordinary course of business), (y) no other party to any of the Specified Contracts is (with or without notice or lapse of time or both) in breach or default thereunder and (z) there has occurred no event that (with or without notice or lapse of time or both) would give to others any right of termination, material amendment or cancellation of any Specified Contract.

(i) Permits; Compliance with Laws. The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted. Section 3.01(i) of the Company Letter sets forth, as of the date of this Agreement, a list of all Permits that are material to the Company and its Subsidiaries, other than ordinary course Permits generally required for the operation of a retail store of any type. Each of the Company and its Subsidiaries is, and since February 1, 2009 has been, in compliance in all material respects with all applicable Laws (for the avoidance of doubt, when used in this Agreement “applicable Laws” shall include Franchise Laws and Relationship Laws) and Judgments, and no condition or state of facts exists that would reasonably be expected to give rise to a material violation of, or a material liability or default under, any applicable Law or Judgment. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof would not reasonably be expected to, cause the revocation or cancellation of any material Permit. Neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(j) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. Except as disclosed in the Filed SEC Documents or as required under applicable Law, since January 29, 2012, none of the Company or any of its Subsidiaries has adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, material perquisite or fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements (all such plans, programs, policies, arrangements and understandings, collectively, “Benefit Plans”), or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(i) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since February 1, 2009 neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened. None of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council or similar organization with respect to his or her employment by the Company or such Subsidiary. The Company and its Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the Merger or the other transactions contemplated by this Agreement) with respect to any such organization. Each of the Company and its Subsidiaries is, and since February 1, 2009 has been, in compliance in all material respects with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not, and since February 1, 2009 has not, engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its Subsidiaries. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(k) Environmental Matters. (i) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, and all such Environmental Permits are valid and in good standing; (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries stores, generates or disposes of Hazardous Materials (other than cleaning supplies used and stored in the ordinary course of store operations) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (vii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that would reasonably be expected to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries.

For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, pesticides, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(l) Employee Benefits Matters. Section 3.01(l)(i) of the Company Letter sets forth a list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof and, in the case of offer letters and employment agreements with employees in Canada, the forms of the same), including any amendments thereto, (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (C) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan for which a summary plan description is required under applicable Law, (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement (if any) and (E) the two most recent actuarial valuations for each Benefit Plan (if any). Each Benefit Plan and Benefit Agreement has been administered, funded and invested in all material respects in accordance with its terms. The Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with applicable Law, including ERISA and the Code, and the terms of any collective bargaining agreements or other labor union Contracts.

(i) Each Pension Plan intended to be tax qualified under the Code is so qualified and has been the subject of a favorable determination, advisory, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination, advisory or opinion letter to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that would reasonably be expected to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA. Each Benefit Plan required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that would reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto. The Company has delivered to Parent a complete and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment or other status, as well as a complete and correct copy of each pending application for a determination, advisory, qualification or approval letter or similar document, if any, and a list of all amendments to any such Benefit Plans as to which a favorable determination, qualification or approval letter has not yet been received.

(ii) Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan, and neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).

(iii) No Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”), is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries at or at any time after the Effective Time. No Welfare Plan provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. The Company and its Subsidiaries have complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state statute or foreign Law with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute).

(iv) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, result in any breach or violation of, or a default under, any Benefit Plan or Benefit Agreement. Except as expressly set forth in Section 5.04, none of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance, termination, retention, change in control or similar compensation or benefits or (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement.

(v) All reports, returns and similar documents with respect to each Benefit Plan required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed, except as would not reasonably be expected to result in material liability. Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(vi) All contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made.

(vii) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees to any material liability and (B) none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees to any material liability for breach of fiduciary duty under ERISA or any other applicable Law. No Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement.

(viii) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(ix) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A-1(a)(1)(a) (a “Nonqualified Deferred Compensation Plan”) (A) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (1) Section 409A of the Code and (2) the final Treasury Regulations and other guidance issued by the IRS thereunder, to the extent applicable (clauses (1) and (2), together, the “409A Authorities”) and (B) has been operated in compliance with the 409A Authorities since January 1, 2009. Each Nonqualified Deferred Compensation Plan has been in documentary compliance with the 409A Authorities since January 1, 2009.

(m) Taxes. For the purposes of this Agreement, (A) “taxes” shall include all (1) Federal, state, local and foreign taxes, assessments, duties (including customs duties), levies, tariffs or similar charges of any kind whatsoever (including any escheat and unclaimed property obligations) and any interest, penalties or additions imposed with respect thereto, (2) liability for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (3) liability for the payment of any amounts as a result of transferee or successor liability with respect to the payment of any amounts of the type described in clause (1) or (2); (B) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (C) “tax return” means any Federal, state, local or foreign return, declaration, report, estimate, form, claim for refund, information return, statement or other document in each case relating to taxes (including any related or supporting information with respect thereto, any certificate, schedule or attachment thereto and including any amendment thereof).

(i) Each of the Company and its Subsidiaries has timely filed all material tax returns required to be filed in the manner prescribed by applicable Law. All such tax returns are complete and correct in all material respects. Each of the Company and its Subsidiaries has timely paid all material taxes due from it or them, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made, and, in accordance with GAAP, the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any tax return which tax return has not yet been filed.

(ii) No tax return of the Company or any of its Subsidiaries is or has ever been under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its Subsidiaries. Each assessed deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid (or is being contested in good faith by appropriate proceedings and has been reserved for by the Company in accordance with GAAP) and there is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries. The tax returns of the Company and its Subsidiaries have been examined by the relevant taxing authority for the fiscal years set forth in Section 3.01(m)(iii) of the Company Letter. The relevant statute of limitations is closed with respect to all tax returns of the Company and its Subsidiaries for all fiscal years through the fiscal year ended February 1, 2009.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

(iv) No material Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due.

(v) Neither of the Company nor any of its Subsidiaries is a party to, bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any similar agreement with any taxing authority).

(vi) Neither of the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time (i) taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a taxable period prior to the Effective Time but was not recognized for tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of any tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time) or (ii) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Effective Time.

(vii) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of taxes.

(viii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) Section 3.01(m)(x) of the Company Letter sets forth the name of each Subsidiary of the Company, its jurisdiction of organization and its entity classification for U.S. Federal tax purposes.

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (A) any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two year period ending on the date of this Agreement or (B) a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(xi) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(xii) Each of the Company and its Subsidiaries has disclosed on its U.S. Federal income tax returns and reports all positions taken therein that could give rise to a substantial understatement of U.S. Federal income tax within the meaning of Section 6662 of the Code.

(xiii) Neither the Company nor any of its Subsidiaries has ever participated in any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b).

(xiv) Since the earliest date of incorporation of the Company, its Subsidiaries or any of their predecessors, there will have been no change in ownership, within the meaning of Section 382(g) of the Code, of the Company or any of its Subsidiaries prior to Closing.

(xv) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law.

(n) Properties. Each of the Company and its Subsidiaries has good and marketable title to, or valid and enforceable leasehold or sublease interests in, or other comparable contract rights in or relating to, all of the material real properties and other tangible assets necessary for the conduct of its business as presently conducted, free and clear of all Liens, except for Permitted Liens.

(i) Section 3.01(n)(ii) of the Company Letter sets forth a list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Each lease with respect to Leased Real Property, and any amendment or supplement thereto, has been made available to Parent by the Company. Neither the Company nor any of its Subsidiaries currently owns, or has previously owned, in fee any real property or interests in real property.

(ii) With respect to each Leased Real Property, (A) the Merger and the other transactions contemplated by this Agreement do not require notice to or the consent of any party to any lease, (B) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (C) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(iii) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Neither the Company nor any of its Subsidiaries has received any notice of default under a lease for Leased Real Property that has not been cured, and the Company has no knowledge of any existing event or condition which, with notice or lapse of time or both, would constitute a default on the part of Company or any of its Subsidiaries under any such lease.

(o) Intellectual Property. Section 3.01(o)(i) of the Company Letter sets forth a list of (A) all Intellectual Property that is owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the business of the Company and its Subsidiaries and (B) all material Intellectual Property that the Company or one of its Subsidiaries is licensed or otherwise permitted by other persons to use, including all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries (the “Company Exclusively Licensed Intellectual Property”).

(i) The Company or one of its Subsidiaries has the exclusive title to all Company Owned Intellectual Property that is registered or subject to an application for registration, free and clear of all Liens other than Permitted Liens.

(A) All Company Owned Intellectual Property that is registered or subject to an application for registration is subsisting, valid and enforceable.

(B) The Company or one of its Subsidiaries owns, or is licensed or otherwise permitted to use (in each case, free and clear of all Liens other than Permitted Liens) all Intellectual Property used or held for use in the business of the Company and its Subsidiaries and that is material to the business of the Company and its Subsidiaries.

(C) The operation of the business of the Company and its Subsidiaries as currently conducted does not, to the knowledge of the Company, (1) infringe on or otherwise violate the rights of any person in respect of any Intellectual Property or (2) violate the terms of any agreement pursuant to which the Company or any of its Subsidiaries possesses the right to use any Intellectual Property.

(D) Since February 1, 2009, none of the Company or its Subsidiaries has received any written notice of any threatened claim with respect to any Intellectual Property used or held for use in the business of the Company and its Subsidiaries (including any cancellation, opposition or other action before an intellectual property registry).

(E) To the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or its Subsidiaries with respect to any Company Owned Intellectual Property or any Company Exclusively Licensed Intellectual Property.

(F) Since February 1, 2009, neither the Company nor any of its Subsidiaries has asserted or threatened to assert any claims of infringement or other violations of its rights in or to the Company Owned Intellectual Property or the Company Exclusively Licensed Intellectual Property.

(ii) The Company and its Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Company Owned Intellectual Property that is registered or subject to an application for registration. Each of the Company and its Subsidiaries has taken actions reasonably necessary to maintain the secrecy of all material Trade Secrets which constitute Company Owned Intellectual Property. To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to information privacy and security.

     For purposes of this Agreement, “Intellectual Property” means all trademarks, service marks, trade names, brand names, Internet domain names, logos, certification marks, trade dress, publicity rights and other indications of origin (including any common law rights with respect to the foregoing), the goodwill associated with the foregoing and registrations or applications for registration in any jurisdiction, foreign or domestic, of the foregoing and any extensions, modifications or renewals thereof; designs, industrial models, methods of doing business, all patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, foreign or domestic; all nonpublic information, processes, procedures, product specifications, research records, test information, market surveys, marketing plans and techniques, formulae, recipes, trade secrets, inventions, know-how, customer lists, databases and other confidential information (collectively, “Trade Secrets”) and rights in any jurisdiction, foreign or domestic, to limit the use or disclosure thereof by any person; all writings and other published or unpublished works of authorship, whether copyrightable or not (including computer software, source code and object code versions thereof and all related documentation), in any jurisdiction, foreign or domestic; all copyrights (including any common law rights), any registrations or applications for registration thereof in any jurisdiction, foreign or domestic, and any extensions, modifications or renewals thereof; and all similar intellectual property or proprietary rights.

(p) Insurance. The Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and its Subsidiaries’ business. Section 3.01(p) of the Company Letter sets forth, as of the date of this Agreement, a list of each insurance policy maintained by the Company and its Subsidiaries. All such policies that are material to the Company or any of its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed.

(q) Franchise Matters. Section 3.01(q)(i) of the Company Letter sets forth a list of all (A) currently effective development agreements in which the Company or any of its Subsidiaries has granted exclusive rights to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas and (B) franchise or license agreements (clauses (A) and (B) collectively, the “Franchise Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties are bound (other than any such agreements between the Company and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any person the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas any of the following (each, a “Franchise”): “Teavana” stores (each, a “Franchised Store”).

(i) Each of the Franchise Agreements is in full force and effect and is a legal, valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Franchise Agreements and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Franchise Agreements is (with or without notice or lapse of time or both) in material breach or default thereunder. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Franchise Agreement.

(ii) Section 3.01(q)(iii) of the Company Letter sets forth a true and complete list of all FDDs that the Company or any of its Subsidiaries has used to offer or sell Franchises at any time since February 1, 2009. The Company has made available to Parent true and complete copies of each such FDD. Since February 1, 2009, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Entity under any United States federal or state Franchise Law, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iii) Section 3.01(q)(iv) of the Company Letter sets forth a list of all payments to the Company or any of its Subsidiaries made by any Franchisee since February 1, 2009 to support advertising and promotion.

(iv) The term “FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of franchises. The term “Franchisee” means a person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Store within a specific geographic area or at a specific location.

(r) Quality and Safety of Food & Beverage Products. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the food and beverage products (including raw ingredients, the “Food & Beverage Products”) produced, distributed or sold by the Company and its Subsidiaries that are or were subject to the jurisdiction of the Food and Drug Administration (the “FDA”), the United States Department of Agriculture (the “USDA”), the Federal Trade Commission (the “FTC”), the Environmental Protection Agency (“EPA”) or any comparable state, local or foreign Governmental Entity (A) are and, at all times, have been formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised and promoted by the Company or its Subsidiaries in compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules, regulations and guidance promulgated or issued thereunder, the “FDCA”) and all other applicable Laws, including, to the extent applicable, the allergen disclosure requirements of the Food Allergen Labeling and Consumer Protection Action of 2004, the Federal Trade Commission Act of 1914 (including the rules, regulations and guidance promulgated or issued thereunder), state unfair competition and deceptive trade practices statutes, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (including the rules and regulations promulgated thereunder), the Organic Foods Production Act of 1990, as amended (including the regulations adopted thereunder by the National Organic Standards Board), all comparable state, local and foreign Laws and each of their implementing regulations (collectively, the “Food and Beverage Laws”); (B) are not and have not been adulterated or misbranded within the meaning of the FDCA or of any comparable state, local or foreign statute or regulation, nor are they now, or at any time have they been, products that may not, under Section 404, 505 or 512 of the FDCA (to the extent applicable) be introduced into United States commerce; and (C) are in compliance with all federal, state, local and, to the extent applicable, foreign requirements concerning packaging materials, and any other requirements and prohibitions of any federal, state, local or foreign Governmental Entity concerning the presence of heavy metals or other toxic packaging components; (ii) neither the Company nor any of its Subsidiaries has received (A) any notice that its products are or at any time have been the subject of any warning letter, notice of violation, courtesy letter, seizure, injunction, regulatory enforcement action (including product detention) or criminal action issued, initiated or, to the Company’s knowledge, threatened by the FDA, USDA, EPA, FTC or any comparable state, local or foreign Governmental Entity or (B) any communication alleging any violation of the Food and Beverage Laws, including any communication alleging the Company or any of its Subsidiaries violated section 403(r)(l)(A) or (B) of the FDCA; (iii) no products of the Company or any of its Subsidiaries are labeled or marketed as dietary supplements (except to the extent permitted by the FDCA); (iv) since February 1, 2009, there have been no recalls of any Food & Beverage Product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries, and no Food & Beverage Product of the Company or any of its Subsidiaries has been the subject of a report to the Reportable Foods Registry pursuant to 21 U.S.C. § 350f; (v) to the knowledge of the Company, none of the Food & Beverage Products of the Company or any of its Subsidiaries poses a threat to the health or safety of a consumer when consumed in the intended manner; (vi) there exists, and has existed at all relevant times, substantiation meeting the standards of all relevant regulatory bodies for any and all claims about the beneficial effects of any of the products produced, distributed or sold by the Company and any of its Subsidiaries; and (vii) neither the Company, any of its Subsidiaries nor any individual employed by the Company or any of its Subsidiaries has been debarred from importing an article of food or offering such an article for import into the United States pursuant to 21 U.S.C. § 335a.

(s) Quality and Safety of Merchandise Products. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the products produced, distributed or sold by the Company and its Subsidiaries (excluding the Food & Beverage Products, the “Merchandise Products”) that are or were subject to the jurisdiction of the U.S. Consumer Product Safety Commission (the “CPSC”), the FDA or any comparable state, local or foreign Governmental Entity (A) are, and at all times have been, formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised and promoted by the Company and its Subsidiaries in compliance with all applicable requirements under CPSC laws (including all rules and regulations thereunder), as amended by the Consumer Product Safety Improvement Act of 2008 (the “CPSIA”), including the Consumer Product Safety Act, the Federal Hazardous Substances Act, the Flammable Fabrics Act, the Poison Prevention Packaging Act and other applicable Laws, as well as CPSC bans, standards and guidelines, including the Ban on Lead-Containing Paint and Certain Consumer Products Bearing Lead-Containing Paint (16 C.F.R. §1303), and all comparable state, local and foreign Laws and each of their implementing regulations (the “Consumer Product Safety Laws”), including the provisions of California’s Safe Drinking Water and Toxic Enforcement Act of 1986 applicable to the content of heavy metals (such as lead and cadmium) in consumer products sold in California and the provisions of the Illinois Lead Poisoning Prevention Act applicable to the lead content of consumer products sold in Illinois; (B) are, and at all times have been, formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised and promoted by the Company and its Subsidiaries in compliance with all applicable requirements under FDA laws pertaining to the restrictions on lead and cadmium content with respect to certain dishware and tableware products and all comparable state, local and foreign Laws and each of their implementing regulations (the “Ceramic and Tableware Laws”), including the provisions of California’s Tableware Safety Law applicable to certain ceramic, metal and other dishware and tableware products sold in California; (C) are not and have not been products that have violated Consumer Product Safety Laws or Ceramic and Tableware Laws, nor are they now, or at any time have they been, products that may not be introduced into the United States commerce; and (D) are in compliance with all federal, state or, to the extent applicable, foreign requirements concerning the safety of packaging materials, and any other requirements and prohibitions of any federal, state, local or foreign Governmental Entity concerning the presence of heavy metals or other toxic packaging components (the “Packaging Laws”); (ii) neither the Company nor any of its Subsidiaries has received (A) any notice that its

Merchandise Products are or at any time have been the subject of any product recall, notice of violation, seizure, injunction, regulatory enforcement action, including product detention, or criminal action issued, initiated or, to the knowledge of the Company, threatened by the CPSC or any comparable state or foreign Governmental Entity or (B) any other communication alleging any violation of the Consumer Product Safety Laws, Ceramic and Tableware Laws, or Packaging Laws; (C) there have been no recalls of any Merchandise Product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries; and (iii) to the knowledge of the Company, none of the Merchandise Products of the Company or any of its Subsidiaries contains a defect in its manufacturing, design, materials, instructions or labeling, or poses an inappropriate threat to the health or safety of a consumer, or poses a product hazard when used in the intended manner.

(t) Vendor Matters. The Company and its Subsidiaries have provided each (i) supplier to the Company and its Subsidiaries of (A) tea, tea blends and any ingredient used in the Company’s tea blends (including botanicals, spices, herbs, fruits and vegetables) and (B) merchandise and (ii) blender, aggregator and co-manufacturer of tea, tea blends and other tea products employed by, or used in the supply chain of, the Company and its Subsidiaries (the persons described in clauses (i) and (ii), collectively, the “Vendors”) with the Company’s applicable vendor manual or other guidelines or policy statements (collectively, “Company Policies”). To the knowledge of the Company, each Vendor has performed its obligations to the Company in compliance in all material respects with applicable Law and all Company Policies. For purposes of this Agreement, the “Major Vendors” shall mean each of the Vendors that fall in any of the following categories: (w) the suppliers of ingredients used in the Company’s top 10 selling tea blends, (x) the top 10 suppliers of ingredients used in the Company’s tea blends on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended October 28, 2012, (y) the top 10 tea blenders engaged by the Company on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended October 28, 2012 and (z) the top 10 suppliers of merchandise on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended October 28, 2012.

(u) Related Party Transactions. There are not, and since January 29, 2012 there have not been, any transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that are not so disclosed.

(v) Unlawful Payments and Trade Practices. (i) Neither the Company nor any of its affiliates, nor any director, officer, employee, agent or representative of the Company or any of its affiliates, nor any other person acting for or on behalf of the Company or any of its affiliates:

(A) has directly or indirectly (I) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (II) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (III) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage, (IV) violated any provision of the FCPA or any other Law that prohibits corruption or bribery or (V) violated any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; or

(B) has been investigated by any Governmental Entity, or been the subject of any allegation, with respect to conduct within the scope of subsection (A) above.

(ii) There have been no false or fictitious entries made in the books or records of the Company or any of its affiliates relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither the Company nor any of its affiliates has established or maintained a secret or unrecorded fund.

(iii) The Company and its affiliates have in place policies, procedures and controls that mitigate the risk of any conduct within the scope of subsection (i)(A) above occurring.

(iv) All imports, exports, re-exports, sales or transfers of products, services or Intellectual Property or related technical information of the Company and its affiliates have been effected in all material respects in accordance with all applicable anti-corruption, export control, trade sanctions, anti-terrorism and anti-boycott Laws. All products shipped by the Company and its affiliates have been accurately marked, labeled and transported in all material respects in accordance with such Laws.

(v) For the avoidance of doubt, any reference to “other thing of value” in this Section 3.01(v) includes meals, entertainment, travel and lodging. For purposes of this Agreement, the “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.

(w) State Takeover Statutes. The approval of this Agreement and the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to (i) this Agreement, (ii) the Merger, (iii) the other transactions contemplated by this Agreement, the Noncompetition Agreement and the Escrow Agreement and (iv) compliance with the terms of this Agreement, the Noncompetition Agreement and the Escrow Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, the Noncompetition Agreement and the Escrow Agreement or compliance with the terms of this Agreement, the Noncompetition Agreement and the Escrow Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, the Noncompetition Agreement and the Escrow Agreement or compliance with the terms of this Agreement, the Noncompetition Agreement and the Escrow Agreement.

(x) Voting Requirements. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The delivery of the Stockholder Consent will constitute the Stockholder Approval.

(y) Brokers. No broker, investment banker, financial advisor or other person, other than North Point Advisors LLC and Piper Jaffray & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and correct copies of all agreements under which such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(z) Opinion of Financial Advisor. The Company has received the written opinion of Piper Jaffray & Co., in customary form to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, copies of which opinions have been delivered to Parent.

(aa) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto, neither the Company nor any other person on behalf of the Company is making any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Any estimates, projections, predictions, data, financial information, memoranda, presentations or other materials or information provided or addressed to Parent, Sub or any of their directors, officers, employees, investment bankers, attorneys, accountants, advisors or other representatives are not and shall not be deemed to be or include representations or warranties in connection with this Agreement unless any such material or information is the subject of any express representation or warranty set forth in this Agreement or in any certificate delivered pursuant hereto.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b) Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent or Sub, (ii) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form and the expiration or termination of the waiting period under the HSR Act, (B) the filing with the SEC of the Information Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of the New York Stock Exchange and The NASDAQ Stock Market and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement.

(e) Ownership of Common Stock. Neither Parent nor Sub beneficially owns any shares of Company Common Stock. Neither Parent, Sub nor any of their “affiliates” or “associates” is or has been an “interested stockholder,” as such terms are used in Section 203 of the DGCL, at any time within three years prior to the date of this Agreement.

(f) No Other Representations and Warranties. Except for the representations and warranties of Parent and Sub contained in this Agreement or in any certificate delivered pursuant hereto, none of Parent, Sub or any other person on behalf of Parent or Sub is making any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent, as specifically contemplated by this Agreement, as required by applicable Law or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course in all material respects and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees, to preserve their assets, their relationships with material suppliers, licensors, licensees, distributors, Franchisees and others having business dealings with them and to maintain their material franchises, rights and Permits. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent, as specifically contemplated by this Agreement, as required by applicable Law or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests or (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, except pursuant to the forfeiture conditions of such Stock Options or the cashless exercise or tax withholding provisions of such Stock Options, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement);

(ii) issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding as of the date of this Agreement and only if and to the extent required by the terms such awards as in effect on the date of this Agreement), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii) amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than capital expenditures, which are subject to the limitations of clause (vii) below, and purchases of raw materials, supplies or immaterial assets in the ordinary course of business;

(v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales of inventory or used equipment in the ordinary course of business and except for Permitted Liens;

(vi) (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of borrowings under the Company’s revolving credit facility as in effect on the date of this Agreement in the ordinary course of business and not in excess of the amount outstanding as of the date of this Agreement plus $1,000,000 or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $125,000 or in the aggregate are in excess of $2,000,000, other than capital expenditures incurred (A) in connection with the construction of new stores in the ordinary course of business or (B) under existing Contracts;

(viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms on the date of this Agreement, of claims, liabilities or obligations reserved against in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business or (1) for an aggregate amount of less than (x) $1,500,000 in the case of claims, liabilities and obligations identified in the Company Letter or the Filed SEC Documents and (y) $500,000 in the case of all other claims, liabilities and obligations, or (2) for amounts that are covered by insurance (other than a customary deductible), in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound;

(ix) except for new lease activity set forth in Section 4.01(a)(ix) of the Company Letter, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

(x) modify or amend in any material respect, or accelerate, terminate or cancel, any material Contract or waive in any material respect any right to enforce, or relinquish, release, transfer or assign any rights or claims thereunder;

(xi) except as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this

Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement, (B) except for standard salary increases in connection with anniversary dates of employment in the ordinary course of business, increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Stock Options, restricted stock, stock appreciation rights, restricted stock units, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (G) take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii) form any Subsidiary of the Company;

(xiii) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xiv) write-down any of its material assets or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;

(xv) enter into, extend or renew any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h)(i)(A), (B), (C), (F), (G), (H), (I), (J), (M) or Section 3.01(q)(i);

(xvi) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger;

(xvii) make any material amendment or modification to the policies, procedures and guidelines of the Company and its Subsidiaries with respect to Franchises and Franchisees;

(xviii) enter into any new line of business not related to tea; or

(xix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns required to be filed before the Closing (after taking into account any extensions) by or on behalf of each such entity (“Post-Signing Returns”), and all Post-Signing Returns shall be complete and correct and shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed; (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed or otherwise owed by each such entity; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company shall promptly notify Parent of any suit, claim, action, assessment, investigation, proceeding or audit (collectively, “tax actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and will not settle or compromise any such tax action without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; (v) none of the Company or any of its Subsidiaries will make, revoke or change any material tax election without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

(c) Additional Tax Matters. The Company and each of its Subsidiaries shall cooperate, and, to the extent within its control, shall cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate, with Parent in all tax matters (including for purposes of enabling Parent to comply with Section 6043A of the Code), including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.

(i) The Company shall deliver to Parent at or prior to the Closing a certificate, substantially in the form of Exhibit C, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(ii) Prior to the Closing Date, the Company shall deliver to the Parent a list of holders of Stock Options, along with such stockholders’ or holders’ taxpayer identification numbers for U.S. Federal income tax purposes. The Company acknowledges and consents that Parent shall be entitled to deliver such list to the Paying Agent for the purpose of facilitating the payment of the Merger Consideration and the treatment of Stock Options as contemplated by Section 5.04.

SECTION 4.02. No Solicitation. Notwithstanding any provision in this Agreement to the contrary, the Company shall not, and shall cause its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal, (ii) shall and shall cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to immediately cease and cause to be terminated all existing activities, discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal and (iii) shall promptly, and in any event within two days following the date of this Agreement, request, and shall use its commercially reasonable efforts to cause, the prompt return or written acknowledgment of destruction of all confidential information previously furnished to such parties or their representatives in connection with any Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the execution of this Agreement by each of the parties hereto that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) provides a higher value to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(a) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may (x) effect an Adverse Recommendation Change or (y) in response to a Superior Proposal, terminate this Agreement pursuant to Section 7.01(f) to accept such Superior Proposal, in the case of each of clauses (x) and (y), if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided that the Board of Directors of the Company may not effect such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) unless the Board of Directors of the Company shall have first provided written notice to Parent (an “Adverse

Change Notice”) at least three business days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied: (A) such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (B) Parent does not make, within three business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three business day period). The Company agrees that, during the three business day period prior to its effecting an Adverse Recommendation Change or termination pursuant to Section 7.01(f), the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been terminated by its terms pursuant to Section 7.01, and, if required pursuant to Section 5.07, the Company has paid to Parent the Termination Fee.

(b) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall keep Parent (or its outside counsel) reasonably informed on a reasonably current basis of the status and material details of any such Takeover Proposal, request or inquiry (including any material change to its material terms and conditions).

(c) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02.

SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (including Sub) to, take any action that would reasonably be expected to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

SECTION 5.01. Stockholder Consent; Preparation of the Information Statement. Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit B to record holders of at least 70% of the outstanding shares of Company Common Stock (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the

Company will provide Parent with a facsimile copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Certificate and the Company Bylaws.

(a) As promptly as practicable following the date of this Agreement (and in any event within 10 days of the date hereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the date that is 20 days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Information Statement will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Information Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein. Parent agrees that none of such information will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Each of the Company and Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(d) shall not be affected by any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

SECTION 5.02. Access to Information; Confidentiality. Subject to compliance with applicable Law (including antitrust and competition Laws) and appropriate disclosure limitations to maintain attorney-client privilege, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors full access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of Grant Thornton LLP). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permissible under applicable Law. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement. Any request for information or contact pursuant to this Section 5.02(a) shall be directed to (or in a manner approved by) an executive officer of the Company.

(a) Subject to applicable law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

SECTION 5.03. Commercially Reasonable Efforts; Consultation and Notice. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Common Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively; or (D) seeking to (1) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (2) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall consult with each other in advance of, and reasonably consider each other’s views concerning, all material communications, whether written or oral, with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby. Subject to the relevant Governmental Entity’s permission, each of Parent and the Company shall provide the other person advance notice of, and permit the other person to attend and participate in, all meetings, conferences and material communications with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby. Parent shall timely pay all administrative filing fees associated with the filings, registrations, declarations, notices and other submissions required to be made in connection with the Merger, this Agreement and the other transactions contemplated hereby under the HSR Act or any other Law relating to merger control or designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or substantial lessening of competition.

(a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of relationships with customers, suppliers, Franchisees and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(i) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(A) the occurrence of any matter or event that has resulted or, if left uncured, would reasonably be expected to result, in any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B) any written notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Merger or the other transactions contemplated by this Agreement;

(C) any written notice or other communication from any distributor, Major Vendor, Franchisee or reseller to the effect that such distributor, Major Vendor, Franchisee or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;

(D) any material written notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice;

(E) any filing or notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and

(F) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(g) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) could not be satisfied or (B) the failure of Parent or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity (at its own expense) to participate in the defense of any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

(c) Each of Parent and the Company shall use its commercially reasonable efforts, to the extent requested by the other party and subject to compliance with applicable Law, to cooperate with and assist such party in (i) communicating or negotiating with the Franchisees of the parties in connection with the Merger and (ii) any litigation or threatened litigation involving Franchisees of the parties in connection with the Merger.

(d) Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Sub, will adopt this Agreement.

SECTION 5.04. Equity Awards. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) fully vest all Stock Options that are outstanding immediately prior to the Effective Time and adjust the terms of all such Stock Options as necessary to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time (excluding, in the case of the Specified Stockholders, the Per Share Escrow Amount). For the avoidance of doubt, all Stock Options with an exercise price equal to or greater than the Merger Consideration will be canceled at the Effective Time and the holders of such Stock Options will not have any right to receive any consideration in respect thereof; and

(ii) the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation.

(b) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(c) The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.05. Employee Matters. For a period of one year after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) provide base cash compensation to the employees of the Company and its Subsidiaries who are employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) that is no less favorable than the base cash compensation in effect immediately prior to the Effective Time, and (ii) (x) provide employee benefit plans and arrangements and paid time off accrual (including bonus and incentive opportunities (but excluding equity-based compensation) to Continuing Employees that are substantially comparable to those provided to similarly situated employees of Parent and (y) consider Continuing Employees for equity-based compensation grants at the same time and levels as similarly situated employees of Parent; provided, that (1) in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or any of its Subsidiaries; (2) Continuing Employees shall be eligible to participate in the Parent 401(k) Plan as soon as administratively feasible after the Closing Date; and (3) until such time as Parent shall cause the Continuing Employees to participate in the employee benefit plans and arrangements that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), a Continuing Employee’s continued participation in the employee benefit plans and arrangements of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent plans and arrangements may commence at different times with respect to each Parent plan and arrangement). Nothing in this Section 5.05(a) is intended to or shall create any right in any employee, consultant or contractor of the Company to continued employment by or service to Parent, the Company, the Sub, or, in each case, any affiliate or Subsidiary thereof, or limit the ability of Parent, the Company, the Sub, or, in each case, any affiliate or Subsidiary thereof, to terminate the employment or service of any employee, consultant or contractor of the Company for any reason. For the avoidance of doubt, notwithstanding the provisions of this Section 5.05(a), Parent shall or shall cause its appropriate Subsidiary to honor the Continuing Employee’s accrued paid time off as of the Closing.

(a) To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than the Company or its Subsidiaries), Parent shall cause such employee benefit plan to (i) recognize the service of such Continuing Employee with the Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, and (B) shall not apply for purposes of any plan, program or arrangement under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any health, dental, vision plan or other welfare plan of

Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) (any such plan, a “Parent Welfare Plan”) in which any Continuing Employee is eligible to participate for the plan year in which such Continuing Employee is first eligible to participate, use its commercially reasonable efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent Welfare Plan or Subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Continuing Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(b) The Company shall terminate the Teavana Corporation Retirement Savings Plan and any other Benefit Plan that is intended to constitute a qualified plan under Sections 401(a) and 401(k) of the Code (each such Benefit Plan, a “Company 401(k) Plan”) by board resolution effective no later than the day before the Closing Date (such date of termination, the “DC Termination Date”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain (or to cause an affiliate of Parent, including the Company, to sponsor and maintain such plan by providing the Company with written notice of such election prior to the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company 401(k) Plan with respect to which Parent has not provided the notice specified in the immediately preceding sentence (i) has been terminated pursuant to resolutions of the Company’s board of directors (or other governing body), as applicable, effective not later than the day immediately preceding the Closing Date and (ii) has adopted and executed an amendment sufficient to ensure compliance with all applicable requirements of the Code and ERISA and any other applicable Law. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent, not to be unreasonably withheld. If the Company has terminated a Company 401(k) Plan as provided in this Section 5.05(c), Parent shall cause each Continuing Employee who was a participant in such Company 401(k) Plan and who has an account balance under such Company 401(k) Plan to be permitted to roll over his or her “eligible rollover distribution,” as defined under Section 402(c)(4) of the Code, in the form of cash and promissory notes relating to outstanding participant loans from such Company 401(k) Plan to the Parent 401(k) Plan, provided that, Parent or the proper fiduciaries of the Parent 401(k) Plan become reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code and ERISA and any other applicable Law, that such terminated Company 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code and the requirements of the Parent 401(k) Plan.

(c) This Section 5.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.05, express or implied, is intended to confer upon any other person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 5.05 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

SECTION 5.06. Indemnification, Exculpation and Insurance. Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 5.06 of the Company Letter (the “Scheduled Indemnity Agreements”) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.

(a) Without limiting the foregoing, the Surviving Corporation and its Subsidiaries (and their successors) shall maintain for a period of not less than six years from and after the Effective Time any provisions in the certificates of incorporation, bylaws and other organizational documents of the Company and its Subsidiaries in effect as of the date of this Agreement concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ current or former directors or officers, or provisions that are no less favorable to those persons than the provisions of the certificate of incorporation, bylaws and other organizational documents of the Company and its Subsidiaries in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such indemnified party, except as required by applicable Law or except to make such provisions more favorable to those persons.

(b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume all of the obligations set forth in this Section 5.06.

(c) Prior to the Effective Time, the Company shall purchase a six year “tail” directors’ and officers’ liability insurance policy effective for claims asserted for a six year period after the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such entire six-year period; provided that the Company shall not pay aggregate premiums (with respect to the entire six-year period) for such policy in excess of 300% of the current annual premium paid by the Company for its existing coverage (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, the Company will acquire the most advantageous policy obtainable for an aggregate premium equal to the Maximum Premium.

(d) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or bylaws or any other organizational documents of the Company or any of its Subsidiaries, any Scheduled Indemnity Agreement, the DGCL or otherwise. The provisions of this Section 5.06 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns.

SECTION 5.07. Fees and Expenses. Except as expressly set forth in this Section 5.07 and Section 5.03(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(a) In the event that (i) a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (B) prior to the date that is 12 months after such termination, (1) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 5.07(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 20% shall be deemed references to 50%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in each such case, the Company shall pay Parent a fee equal to $18,400,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), no later than the time of such termination and (z) in the case of a payment as a result of any event referred to in Section 5.07(b)(i)(B), no later than the first to occur of the events referred to in clauses (1) and (2) above, in each case to an account designated by Parent.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) or 7.01(g) or by the Company pursuant to Section 7.01(f), then, in each case, the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all reasonably documented out-of-pocket fees and expenses incurred by Parent, Sub and their respective affiliates in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $3,500,000 in fees and expenses pursuant to this Section 5.07(c).

(c) The Company acknowledges that the agreements contained in this Section 5.07 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.07 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.07, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.07 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

SECTION 5.08. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Each of the Company and Parent shall consult with the other party before making, and give such party a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without such party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

SECTION 5.09. Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company and any Subsidiary of the Company, effective at the Effective Time.

SECTION 5.10. Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

SECTION 5.11. Section 16 Compliance. The Board of Directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of shares of Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of Company Common Stock by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Consent. The Company and Parent shall have received duly executed copies of the Stockholder Consent.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a Governmental Entity (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

(d) Information Statement. The Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 5.01 at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Sections 3.01(a), (b), (c), (d) (with respect only to the first four sentences and clause (A) of the fifth sentence), (w), (x), (y) and (z) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects (as so qualified), and the representations and warranties of the Company set forth in Sections 3.01(a), (b), (c), (d) (with respect only to the first four sentences and clause (A) of the fifth sentence), (w), (x), (y) and (z) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided, that the representations and warranties in Section 3.01(c)(i) relating to the authorized, issued and outstanding capital stock of the Company shall be true and correct in all respects (other than de minimis exceptions or inaccuracies) as of the date of the Agreement and as of the Closing Date;

(ii) the representations and warranties of the Company (other than those covered by Section 6.02(a)(i)) shall be true and correct, without giving effect to any qualifications as to materiality or Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, other than any failures to be true and correct which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Credit Agreement. The Company shall have provided Parent with a pay-off letter with respect to the Loan and Security Agreement, dated as of June 12, 2008, by and among the Company, Teavana Corporation, ST Acquisition Company, Teavana Franchising Corporation and Teavana International, Inc., as obligors, and Fifth Third Bank, as lender, reasonably satisfactory to Parent, which will become effective upon payment of the amount specified in such pay-off letter.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by March 14, 2013 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable;

(c) prior to receipt of the Stockholder Approval, by Parent, in the event the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred;

(d) by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured or is not cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter;

(e) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured or is not cured by Parent or Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter;

(f) prior to receipt of the Stockholder Approval, by the Company in accordance with Section 4.02(b) if the Company (i) executes a definitive agreement with respect to such Superior Proposal and (ii) pays to Parent the Termination Fee, in each case, substantially concurrent with the termination of this Agreement; or

(g) by Parent, if the Stockholder Consent, duly executed by the Persons set forth on Section 5.01 of the Company Letter and representing at least 70% of the outstanding shares of Company Common Stock, shall not have been delivered to Parent and the Company prior to 6:00 a.m., New York City time, on the date immediately following the date of this Agreement.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(y), the last sentence of Section 5.02(a), Section 5.07, this Section 7.02 and Article VIII and except for any intentional and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which intentional and material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.07(b) or Parent Expenses pursuant to Section 5.07(c)).

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants and agreements of the parties set forth in this Agreement shall survive the Effective Time other than (a) the covenants and agreements in Article II, Section 5.05, 5.06 and Article VIII and (b) those covenants and agreements of the parties which by their terms contemplate performance after the Effective Time, which shall survive until performed in full.

SECTION 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

Starbucks Corporation

2401 Utah Avenue Suite

Suite 800, Mail Stop S-CPG

Seattle, WA 98134-1067

Facsimile: (206) 903-4053

Attention: president, Channel Development and Emerging Brands with copies to:

Starbucks Corporation

2401 Utah Avenue Suite

Suite 800, Mail Stop S-LA-1

Seattle, WA 98134-1067

Facsimile: (206) 318-0722

Attention: evp, general counsel and secretary

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Facsimile: (212) 474-3700

Attention: Faiza J. Saeed, Esq.

Eric L. Schiele, Esq.

if to the Company, to:

Teavana Holdings, Inc.

3630 Peachtree Rd., NE, Suite 1480

Atlanta, GA 30326

Facsimile: (404) 995-8201

Attention: Chief Executive Officer

with a copies to:

Teavana Holdings, Inc.

3630 Peachtree Rd., NE, Suite 1480

Atlanta, GA 30326

Facsimile: (404) 995-8201

Attention: Vice President & General Counsel

and

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, MD 21209-3600

Facsimile: (410) 580-3266

Attention: R.W. (Jay) Smith, Jr., Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person.

(b) “Baseline Financials” means the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents.

(c) “Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of October 10, 2012, between Parent and the Company.

(d) “Escrow Agreement” means that certain Escrow and Indemnification Agreement, dated as of the date hereof, by and among Parent, the Specified Stockholders, Andrew Mack, as representative of the Specified Stockholders, and JPMorgan Chase Bank, N.A., as escrow agent.

(e) “Escrow Amount” means $10,000,000.

(f) “Escrow Proceeds” means any amounts payable to a Specified Stockholder or to the Paying Agent on behalf of a Specified Stockholder pursuant to the Escrow Agreement.

(g) “Filed SEC Document” means any SEC Document filed or furnished and publicly available prior to the date of this Agreement.

(h) “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law.

(i) “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436.

(j) “In-the-Money Stock Option” shall mean each Stock Option with an exercise price per share of Company Common Stock underlying such Stock Option that is less than the Cash Consideration.

(k) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any officer or employee of the Company identified in Section 8.03(k) of the Company Letter.

(l) “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of this clause (i), any state of facts, change, development, event, effect, condition, occurrence, action or omission resulting from the following (either alone or in combination) shall not be taken into account in determining whether a Material Adverse Effect has occurred or may occur: (A) any change, in and of itself, in the market price or trading volume of the Company Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions (it being understood that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Material Adverse Effect has occurred or may occur, if not otherwise excluded pursuant to this definition); (B) changes in general economic or political conditions, or in the financial, credit or securities markets in general (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (C) changes in applicable Law or GAAP or in any interpretation thereof (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (D) changes in the conditions generally of the industries in which the Company and its Subsidiaries conduct their respective businesses (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism underway as of the date of this Agreement (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business) or (G) the announcement of this Agreement or the transactions contemplated hereby, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with the Company or any of its Subsidiaries resulting from such announcement; or (ii) would prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement.

(m) “Parent 401(k) Plan” means the Starbucks Corporation 401(k) Plan.

(n) “Per Share Escrow Amount” means an amount in dollars equal to the quotient of (x) the Escrow Amount divided by (y) the aggregate number of Specified Stockholder Shares.

(o) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

(p) “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

(q) “Specified Stockholders” means those holders of Company Common Stock and/or Stock Options that are party to the Escrow Agreement.

(r) “Specified Stockholder Shares” means (x) the shares of Company Common Stock owned by the Specified Stockholders immediately prior to the Effective Time and (y) the shares of Company Common Stock issuable upon the exercise of all In-the-Money Stock Options owned by the Specified Stockholders immediately prior to the Effective Time (less the number of shares of Company Common Stock that would be required to be withheld in a cashless exercise of such In-the-Money Stock Options at the Effective Time).

(s) a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 8.04. Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Except as otherwise provided, any information “made available” to Parent by the Company or its Subsidiaries shall include only that information which, as of 11:59 p.m., New York City time, on the date immediately prior to the date of this Agreement , was (a) contained in that certain virtual data room maintained by the Company through RR Donnelley to which Parent’s representatives have been granted access, (b) contained in the Property Works database to which Parent’s representatives have been granted access and (c) written information delivered or presented to Parent pursuant to the Clean Team Letter dated October 25, 2012. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with any Exhibit hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.06, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign, in their sole discretion, any of or all of their rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

STARBUCKS CORPORATION,

by	/s/ Howard Schultz
Name:	Howard Schultz
Title:	chairman, president and chief executive officer

TAJ ACQUISITION CORP.,

by	/s/ Jeff Hansberry
Name:	Jeff Hansberry
Title:	President

TEAVANA HOLDINGS, INC.,

by	/s/ Andrew T. Mack
Name:	Andrew T. Mack
Title:	Chairman and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is [NAME OF CORPORATION].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [—]. The name of the registered agent at such address is [—].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

EXHIBIT B

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

TEAVANA HOLDINGS, INC.

Pursuant to Section 228 of the

General Corporation Law of the State of Delaware

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation and the Amended and Restated Bylaws of Teavana Holdings, Inc., a Delaware corporation (the “Company”), the undersigned, the holders of [—] shares of common stock, par value $0.00003 per share, of the Company (the “Company Common Stock”), constituting approximately [—]% of the voting power of the outstanding shares of the Company Common Stock, do hereby irrevocably consent as follows:

Adoption of the Merger Agreement

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) approved and declared advisable (A) the Agreement and Plan of Merger, dated as of November 14, 2012, among the Company, Starbucks Corporation, a Washington corporation (“Parent”) and Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Sub will be merged with and into the Company and become a wholly owned subsidiary of Parent (the “Merger”), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (iv) recommended that the Company’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement was executed by the parties thereto on November 14, 2012;

WHEREAS, the Merger Agreement provides that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (1) shares of Company Common Stock owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time and (2) shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned have reviewed the Merger Agreement and such other information as they believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent;

WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desire to waive certain other claims in connection with this Written Consent, the Merger Agreement and the Merger; and

WHEREAS, the undersigned agree not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

FURTHER RESOLVED, that the undersigned hereby agree (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as stockholders of the Company relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing. For the avoidance of doubt, none of the undersigned waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

FURTHER RESOLVED, that each of the undersigned hereby agrees not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement).

FURTHER RESOLVED, that Parent may rely upon the foregoing waivers and agreements as being binding in all respects against each of the undersigned.

Other Matters

WHEREAS, one or more of the undersigned are parties to that Registration Rights Agreement, dated as of December 17, 2004, by and among the Company and Teavana Investment LLC (as amended, the “Registration Rights Agreement”); and

WHEREAS, the Board has approved the termination of the Registration Rights Agreement, subject to the satisfaction or waiver of all conditions to the Merger set forth in Article VI of the Merger Agreement, such termination to be effective immediately prior to the Effective Time.

NOW, THEREFORE, BE IT RESOLVED, that, subject to the satisfaction or waiver of all conditions to the Merger set forth in Article VI of the Merger Agreement, the undersigned hereby approve and agree to the termination of the Registration Rights Agreement effective immediately prior to the Effective Time.

The undersigned hereby waives compliance with any and all notice requirements imposed by the Certificate of Incorporation of the Company, the Company’s Amended and Restated Bylaws, the DGCL and any other applicable law. This Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. When executed by the undersigned stockholders, this Written Consent shall be delivered to Parent in accordance with Section 5.01(a) of the Merger Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

[—]

By:

Date:
Name:
Title:

[—]

By:

Date:
Name:
Title:

[—]

By:

Date:
Name:
Title:

EXHIBIT C

CERTIFICATION OF NON-UNITED STATES REAL PROPERTY

HOLDING CORPORATION STATUS PURSUANT TO TREASURY

REGULATION SECTION 1.897-2(H)

Pursuant to the Agreement and Plan of Merger, dated as of November 14, 2012 (the “Merger Agreement”), by and among Starbucks Corporation, a Washington corporation (“Parent”), Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and Teavana Holdings, Inc., a Delaware corporation (the “Company”), Parent shall acquire the common stock of the Company.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the closing of the transactions contemplated in the Merger Agreement, the undersigned, in his capacity as [chief executive officer], herby certifies on behalf of the Company as follows:

1. The common stock of the Company does not constitute a “United States real property interest” (as defined in Section 897(c)(1)(A)(ii) of the Code);

2. The determination in paragraph 1, above, is based on a determination by the Company that it is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code;

3. The Company’s U.S. employer identification number is [—];

4. The Company’s address is:

[—]

This certification is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3). I understand that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statements contained herein could be punished by fine, imprisonment or both.

[Signature Page Follows]

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

TEAVANA HOLDINGS, INC.

By
Name:
Title:

Date:

ANNEX B

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

TEAVANA HOLDINGS, INC.

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation and the Amended and Restated Bylaws of Teavana Holdings, Inc., a Delaware corporation (the “Company”), the undersigned, the holders of 28,749,196 shares of common stock, par value $0.00003 per share, of the Company (the “Company Common Stock”), constituting approximately 74% of the voting power of the outstanding shares of the Company Common Stock, do hereby irrevocably consent as follows:

Adoption of the Merger Agreement

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) approved and declared advisable (A) the Agreement and Plan of Merger, dated as of November 14, 2012, among the Company, Starbucks Corporation, a Washington corporation (“Parent”) and Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Sub will be merged with and into the Company and become a wholly owned subsidiary of Parent (the “Merger”), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (iv) recommended that the Company’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement was executed by the parties thereto on November 14, 2012;

WHEREAS, the Merger Agreement provides that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (1) shares of Company Common Stock owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time and (2) shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned have reviewed the Merger Agreement and such other information as they believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent;

WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desire to waive certain other claims in connection with this Written Consent, the Merger Agreement and the Merger; and

B-1

WHEREAS, the undersigned agree not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

FURTHER RESOLVED, that the undersigned hereby agree (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as stockholders of the Company relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing. For the avoidance of doubt, none of the undersigned waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

FURTHER RESOLVED, that each of the undersigned hereby agrees not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement).

FURTHER RESOLVED, that Parent may rely upon the foregoing waivers and agreements as being binding in all respects against each of the undersigned.

Other Matters

WHEREAS, one or more of the undersigned are parties to that Registration Rights Agreement, dated as of December 17, 2004, by and among the Company and Teavana Investment LLC (as amended, the “Registration Rights Agreement”); and

WHEREAS, the Board has approved the termination of the Registration Rights Agreement, subject to the satisfaction or waiver of all conditions to the Merger set forth in Article VI of the Merger Agreement, such termination to be effective immediately prior to the Effective Time.

NOW, THEREFORE, BE IT RESOLVED, that, subject to the satisfaction or waiver of all conditions to the Merger set forth in Article VI of the Merger Agreement, the undersigned hereby approve and agree to the termination of the Registration Rights Agreement effective immediately prior to the Effective Time.

The undersigned hereby waives compliance with any and all notice requirements imposed by the Certificate of Incorporation of the Company, the Company’s Amended and Restated Bylaws, the DGCL and any other applicable law. This Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. When executed by the undersigned stockholders, this Written Consent shall be delivered to Parent in accordance with Section 5.01(a) of the Merger Agreement.

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B-2

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Date: November 14, 2012	/s/ Andrew T. Mack
Andrew T. Mack

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

SKM EQUITY FUND III, L.P.

By:	SKM Partners, LLC, its general partner

Date: November 14, 2012	By:	/s/ Robert Marsden
Name: Robert Marsden
Title: Chief Financial Officer

SKM INVESTMENT FUND

By: Apax Partners, L.P., Its Managing Partner
By: Apax Partners, LLC, Its General Partner

Date: November 14, 2012	By:	/s/ Robert Marsden
Name: Robert Marsden
Title: Chief Financial Officer

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Date: November 14, 2012	/s/ Jurgen W. Link
Name: Jurgen W. Link

ANNEX C

November 14, 2012

Board of Directors

Teavana Holdings, Inc.

3630 Peachtree Road NE

Suite 1480

Atlanta, GA 30326

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.00003 per share (the “Company Common Stock”), of Teavana Holdings, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft of the Agreement and Plan of Merger (the “Agreement”), to be entered into among the Company, Starbucks Corporation, a Washington corporation (the “Acquiror”), and Taj Acquisition Corp., a Delaware corporation (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock (other than shares of Company Common Stock held in treasury or owned by the Acquiror to be canceled or the Appraisal Shares) will be converted into the right to receive $15.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with our review of the Merger and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated November 12, 2012; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the

Teavana Holdings, Inc. Board of Directors

November 14, 2012

purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have further assumed that the Merger will have the tax consequences described in the information statement relating to the Merger. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger. While we understand that certain insider holders of Company Common Stock will agree to have a portion of their Merger Consideration placed into escrow for release upon satisfaction of certain conditions, for purposes of our opinion, we have assumed that such insider holders will receive their Merger Consideration on the same terms as the other holders of Company Common Stock and that no portion of their Merger Consideration will be subject to escrow.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

In addition, we were not requested to and did not provide advice regarding the structure, the Merger Consideration or any other aspect of the Merger, nor we provide any services other than those set forth below or participate in any respect in the negotiation of the terms of the Merger. We have been engaged by the Company

Teavana Holdings, Inc. Board of Directors

November 14, 2012

to render an opinion to its Board of Directors and we will receive a fee from the Company for rendering this opinion. We have also been engaged by the Company to make contact with certain potential acquirors of the Company and will receive a fee for rendering such services. Neither our opinion fee nor the fee for our additional services is contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have in the past, provided financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. This opinion is provided solely for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Merger, and is not on behalf of, and shall not confer rights or remedies upon, any stockholder, creditor or any other person other than the Board of Directors or used or relied upon for any other purpose. In accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the Merger Consideration or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co

PIPER JAFFRAY & CO.

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b) (1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended January 29, 2012

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

for the transition period from            to

Commission File Number 001-35248

Teavana Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1946316
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3630 Peachtree Rd. NE, Suite 1480 Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(404) 995-8200

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.00003 per share	New York Stock Exchange
(Title of class)	(Name of each exchange where registered)

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of common stock held by nonaffiliates of the registrant as of July 29, 2011, the last business day of the registrant’s most recently completed second fiscal quarter, was zero as such date was prior to the closing of the registrant’s initial public offering (the “Offering”) on August 2, 2011.

The number of shares of the registrant’s common stock outstanding as of April 9, 2012 was 38,306,996.

Documents Incorporated by Reference

Portions of the registrant’s Proxy Statement for the Annual Meeting of Stockholders to be held on June 1, 2012 (hereinafter referred to as the “Proxy Statement”) are incorporated by reference into Part III.

Cautionary Statement Regarding Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, but not limited to the following:

•	our failure to execute successfully our growth strategy;

•	economic conditions, and their effect on the financial and capital markets, our vendors and business partners, employment levels, consumer demand, spending patterns, inflation and the cost of goods;

•	our loss of key personnel or our inability to hire additional personnel;

•	disruptions in our supply chain and our single distribution center;

•	our failure to identify and respond to new and changing customer tastes, buying and economic trends;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•	our failure to maintain comparable levels of same-store sales;

•

risks and challenges in connection with sourcing merchandise from third party suppliers, including the risk that current or prospective suppliers may be unable or unwilling to supply us with adequate quantities of their teas or merchandise in a timely manner or at acceptable quality or prices, including risks related to natural or manmade causes outside of our control;

•	the risk of a cyber-security incident or other technological disruption; and

•	other factors discussed in other reports or filings filed by us with the Securities and Exchange Commission (the “SEC”).

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors” described under that heading below, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under that heading below.

Any forward-looking statement made by us in this Annual Report on Form 10-K speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You are advised, however, to consult any further disclosures we may make in our future reports to the SEC, on our website, or otherwise.

Investors should also be aware that while we do, from time to time, communicate with securities analysts and others, it is against our policy to selectively disclose to them any material nonpublic information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst regardless of the content of the statement or report, as we have a policy against confirming information issued by others. Thus, to the extent that reports issued by securities analysts contain any financial projections, forecasts or opinions, such reports are not our responsibility.

Teavana Holdings, Inc.

2011 Annual Report on Form 10-K

Part I

Item 1.	Business.

Our Company

Teavana is a specialty retailer of premium loose-leaf teas, authentic artisanal tea wares and other tea-related merchandise. We offer our products through 200 company-owned stores in 39 states, including one store in Canada, and 18 franchised stores primarily in Mexico, as well as through our website, www.teavana.com.

Our mission is to establish Teavana as the most recognized and respected brand in the specialty tea industry by expanding the culture of tea across the world. We have developed a distinctive strategy that we believe will continue to drive category growth, enhance our brand awareness and encourage product sampling and customer loyalty. Key elements of our business strategy are to:

•	develop, source and offer our customers the world’s finest assortment of premium loose-leaf teas and tea-related merchandise;

•	create a “Heaven of Tea” retail experience in which our passionate and knowledgeable “teaologists” engage and educate customers about the ritual and enjoyment of tea; and

•	locate our stores in high traffic locations within malls, lifestyle centers and other high-sales-volume retail venues.

Teavana was founded in 1997 by our Chairman and Chief Executive Officer, Andrew Mack, and his wife, Nancy Mack, who were inspired by their international travels and passion for tea. Their vision was to introduce consumers to the global tea lifestyle, highlighting the aromas, textures, tastes and healthful qualities of loose-leaf teas, while enlightening them on the origin of each tea. To further realize the vision, in 2004, we partnered with Parallel Investment Partners (“Parallel”) to obtain equity capital, strategic advice and other resources to support our accelerated growth plans, and on August 2, 2011, we completed our Offering of 8,214,287 shares of common stock at a price of $17.00 per share. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “TEA.”

We operate on a fiscal calendar widely used in the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Sunday closest to January 31 of the following year. For example, references to “fiscal 2011” refer to the fiscal year ended January 29, 2012. Fiscal 2011, 2010 and 2009 all contain 52 weeks.

Our Competitive Strengths

We believe that the following strengths differentiate Teavana and create the foundation for continued rapid sales and profit growth:

Market Defining Brand Driving Category Growth. We believe we are one of the world’s largest branded multi-channel specialty tea retailers. We believe our leading national presence and focus on educating consumers about the many attractive qualities of loose-leaf tea positions Teavana to drive the continued growth of the loose-leaf tea category in the United States and Canada.

“Heaven of Tea” Retail Experience. We have created a unique “Heaven of Tea” retail environment that provides a highly interactive, informative and immersive customer experience and believe this engaging retail experience introduces new customers to the tea lifestyle, encourages product trial and supports repeat visits and strong customer loyalty. This experience is cultivated by a deep rooted passion for tea, extensive training, career development and individual enrichment. To ensure the continuity of our culture and to reward our high performing team members, we typically promote from within our organization. We believe our culture helps build and support a consistent and motivated group of team members that are passionate about providing the “Heaven of Tea,” retail experience to our customers.

High-Quality Teas and Tea-Related Merchandise. We offer a unique selection of premium loose-leaf teas, authentic artisanal tea wares and other tea-related merchandise in our stores and through our website. Our differentiated offering provides a foundation for our strong brand and will continue to reinforce our market-leading position.

Powerful and Consistent Store Economics. We have a proven and highly profitable store model that has produced consistent financial results and returns. In the United States, our current store base is balanced across all of our four geographic regions, with each region producing results in line with the company average. We believe our powerful store model, deep-rooted tea enthusiast culture, highly developed store operations and a rigorous store selection process drive our consistent store financial results.

Proven and Experienced Senior Management Team. Since founding our company, Andrew Mack, our Chairman and Chief Executive Officer, has set the vision and strategic direction for Teavana and continues to drive our growth and culture. Since 2004, Mr. Mack has assembled a proven and experienced senior management team that has demonstrated its capabilities at executing our long-term growth plans. In 2005, we hired Daniel Glennon, our Executive Vice President and Chief Financial Officer, and Peter Luckhurst, our Executive Vice President of Operations. We believe our senior management team is a key driver of our success and is well-positioned to execute our strategy.

Our Growth Strategy

We are pursuing several strategies to continue our growth, including:

Expand Our Store Base. We believe there is a significant opportunity to expand our store base in the United States and Canada from 200 locations to at least 500 stores by fiscal 2015, having already identified the malls, lifestyle centers and other high-sales-volume retail venues that are suitable locations in which to open new Teavana stores. We plan to open approximately 60 stores during fiscal 2012.

Drive Comparable Store Sales. We strive to drive our comparable store sales by increasing the size and frequency of purchases by our existing customers and attracting new customers. Our “Heaven of Tea” retail experience allows us to introduce the benefits and enjoyment of our teas and tea-related merchandise to new customers while encouraging our existing customers to transition to our higher-grade teas and higher-end tea-related merchandise.

Expand Our Online Presence. Our online platform is an extension of our brand and retail stores, serving as an educational resource and complementary sales channel for our customers.

Selectively Pursue International Expansion. As described under “International” below, given the worldwide popularity of tea, we believe international expansion represents a compelling opportunity for additional growth over the long term.

Our Retail Platform

We currently offer our premium loose-leaf teas and tea-related merchandise through our retail store base in the United States and Canada, online platform, and international and domestic franchised stores.

Our Stores

As of January 29, 2012, we operated 200 stores in 39 states, including one store in Canada. We focus on high traffic locations in malls and lifestyle centers with top-tier co-tenants, and our store base is balanced geographically across the United States. During fiscal 2011, our average store size was approximately 921 square feet; our comparable stores averaged net sales of approximately $913,000, and our stores averaged sales per gross square foot of $980.

We have pursued new store growth, having more than tripled our store base from 59 to 200 stores from fiscal 2007 to fiscal 2011. The following table shows the growth in our network of stores from fiscal 2009 through fiscal 2011:

	Fiscal Year
	2011	2010	2009

Stores open at beginning of year	146	108	87
Stores opened	54	38	21
Stores closed	—	—	—

Stores open at end of year	200	146	108

Gross square footage (in thousands)	184	130	95

Additionally, we have two franchised stores in the United States and 16 franchised stores in Mexico. Unless otherwise approved by us, our franchisees are required to sell only products purchased from us. Opening new franchise stores in the United States and Canada is not currently a significant part of our future strategy.

Distinctive Store Experience

Our stores offer a unique “Heaven of Tea” retail environment that provides a highly interactive, informative and immersive customer experience. We utilize a consistent store design to create our warm, relaxing ambiance featuring elegant blonde wood fixtures, ceramic tiled floors, soft lighting and soothing Asian music. Our store atmosphere is meant to encourage customers to slow down and interact with our teaologists around the pleasures of tea and enjoy their retail experience.

Site Selection and Expansion

We seek to open stores in locations that reinforce the premium image of our brand and support the consistent execution of our strategy, targeting high traffic locations within malls, lifestyle centers and other high-sales-volume retail venues.

We employ a rigorous analytical process to identify new store locations. We target locations based on market characteristics, mall productivity, demographic characteristics, including income and education levels, the presence of key anchor stores and co-tenants, population density and other key characteristics. We have built a proprietary retail mall database, which we use for comparison purposes and employ a proprietary regression model to evaluate projected store sales and profitability based on a number of critical inputs incorporating trade area demographics, mall tenant productivity and total anchor sales. Members of our real estate team spend considerable time evaluating prospective sites before bringing a proposal to our real estate committee. Our real estate committee, which includes our Chief Executive Officer, our two Executive Vice Presidents and our Vice President of Real Estate, approves all of our locations before a lease is signed.

Store Staffing and Operations

Each of our stores is managed by a general manager, an assistant manager and two team leads who oversee an average of eight to ten team members in each store. Each general manager is responsible for the day-to-day operations of his or her store, including the unit’s operating results, maintaining a clean and appealing store environment and the hiring, training and development of personnel. We also employ area managers, who are responsible for overseeing the operations of several stores, and regional directors, who are each responsible for overseeing several area managers and the operation of multiple stores.

We are guided by a philosophy that recognizes performance, allowing us to identify and reward team members who meet our high performance standards. We provide our store general managers with a number of analytical tools to support our store operations and assist them in attaining optimum store performance. These tools include production tools and labor scheduling programs, all of which seek to ensure that we match staffing levels to sales volume. We provide incentive bonuses to team members, assistant managers, general managers and area managers. Bonuses for store personnel, store managers and area managers are based upon achieving specified operating and financial performance goals.

Our Online Platform

Our online platform is primarily comprised of our website, www.teavana.com, through which we provide educational resources for tea consumers and the ability to purchase the full range of our teas and tea-related merchandise. We established our current online platform in fiscal 2007, and during fiscal 2011, online sales represented 7.6% of net sales.

To replicate our “Heaven of Tea” retail experience online, our website features our full assortment of premium loose-leaf teas, tea-related merchandise and tea gift sets. Online customers can view our virtual “Wall of Tea” that allows them to select teas from our assortment and read about the ingredients and healthful qualities that pertain to the tea they have selected. In addition to being able to purchase our premium teas on a one-time basis, our customers can also establish automatic purchase and delivery of their favorite teas through our online replenishment program. To drive increased sales through our online platform, we utilize online-specific marketing and promotional programs. We also utilize various social media and mobile applications as part of our online platform, including a mobile website, iPhone, iPad and Android applications, a Facebook fan page and a presence on Twitter. In addition, we employ banner advertisements, search engine optimization and pay-per-click arrangements to help drive traffic to our website.

Through our online platform, we can target a broader audience of customers and tea enthusiasts who may not live near one of our retail locations. We believe our online platform and our stores are complementary, as our online platform provides our store customers an additional channel through which to purchase our teas and tea-related merchandise while also helping drive awareness of and traffic to our stores.

International

We currently have 16 franchised stores in Mexico through an international development agreement with Casa Internacional del Te, S.A. de C.V. (“Casa Internacional”). The agreement with Casa Internacional grants the exclusive right to open franchised Teavana locations in that country for a term of 15 years. We also operate one company-owned store in Canada as of January 29, 2012 and on September 2, 2011 entered into an international development agreement with the Alshaya Group to open Teavana-branded stores in the Middle East. We expect to continue to selectively expand our global presence through additional company-owned stores, franchise arrangements and/or acquisition.

Our Culture

We have developed a distinctive culture that inspires in our team members a passion for tea and the tea lifestyle. Our culture is also focused on extensive training, career development and individual enrichment. We seek to attract passionate and motivated team members who are driven to succeed and share our vision of creating in our stores a “Heaven of Tea” experience for our customers.

To support the tea culture globally, we donate approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or “CARE,” through our Teavana Equatrade program. CARE seeks to overcome poverty by funding programs supporting dignity, tolerance and social justice. We believe that giving back to tea-growing regions worldwide helps the global tea community thrive.

Our Teas and Tea-Related Merchandise

We offer in our stores and through our website more than 100 varieties of premium loose-leaf teas, tea wares such as handcrafted cast-iron, clay and ceramic tea pots, and other tea-related merchandise. We also offer a selection of fresh-brewed teas. Tea, tea-related merchandise and beverages accounted for 55%, 41% and 4% of total consolidated net sales, respectively, in fiscal 2011.

Teas

We provide our customers a diverse selection of over 100 loose-leaf teas from around the world. Our overall tea selection is comprised of approximately 20% single-estate teas and 80% specially blended teas. Our offering is comprised of teas from the following three main groups:

•

Single-estate teas. Our single-estate teas, which are the teas that originate wholly from an individual tea plantation, estate or garden, are produced from the Camellia Sinensis bush. We offer four types of single-estate teas – white, green, oolong, and black – each with its own distinctive characteristics arising from the climate, soil, altitude, growing conditions, when and how the tea is harvested, and the processing method used.

•

Single-estate blended teas. We offer blends that combine our single-estate teas with spices, herbs, flower petals, essential oils of fruits and other flavorings. We work in close collaboration with third-party blenders to develop our specially blended teas, and spend significant amounts of time perfecting the balance of flavors, aromas and colors to create unique teas that we believe will appeal to our customers.

•

Herbal blended teas. Herbal teas are not technically “teas,” as they are not produced from the Camellia Sinensis bush, but are herbal infusions generally made from other sources such as the Rooibos bush and Honeybush from South Africa, the Maté shrub from Argentina and other ingredients including dried fruits, herbs and even flowers. Herbal teas, aside from Maté, are generally caffeine-free and can be brewed individually or blended with other types of tea to create an aromatic and flavorful beverage.

Tea-Related Merchandise

We offer in our stores and through our website a carefully selected assortment of artisanal tea wares and other tea-related merchandise that provide our customers the ability to brew and consume our premium loose-leaf teas and more broadly experience tea cultures from around the globe. The majority of our tea-related merchandise is Teavana-branded. We also offer a selection of our teas and tea-related merchandise in the form of prepackaged gift sets.

Our tea wares and other tea-related merchandise are grouped into five main categories: (1) teapots, (2) tea cups and mugs, (3) tea accessories, (4) tea décor and media and (5) tea foods.

Beverages

We offer made-to-order fresh-brewed teas in each of our stores. Our customers may select any of the varieties of loose-leaf single-estate and blended teas that we offer. Customers can choose to have their beverage served hot or cold.

Product Selection, Development and Sourcing

We select and develop an extensive offering of premium loose-leaf teas, authentic artisanal tea wares and other tea-related merchandise. Our merchandising team travels across global tea regions seeking superior teas and high quality traditional tea merchandise. Our product offering reflects tea communities in Japan, China, India, South Korea and Europe, and we often explore different tea cultures from which to introduce new teas and tea-related merchandise to our customers. We also work with our supplier partners to develop special tea blends and innovative products that we sell on an exclusive basis.

Teas

Our merchandising team selects the highest grades of single-estate teas sourced from tea gardens and brokers in tea-producing regions around the world. Although most tea trades in the commodity market, premium loose-leaf teas of the quality we seek trade on a negotiated basis at a substantial premium to commodity tea prices. Tea supply and price can be affected by multiple factors, including weather, political and economic conditions, and currency fluctuations. Our merchandising team also focuses on the creation of our special tea blends using multiple varieties of single-estate teas and herbal teas, which are combined with spices, herbs, flower petals, essential oils of fruits and other natural flavorings. We have long-standing collaborative relationships with tea blenders from across the globe with which we collaborate to develop our blends. Our team spends significant amounts of time tasting, or “cupping,” blends under development to perfect the balance of flavors, aromas and colors. To provide our customers a fresh tea selection over time, we introduce new teas usually two to three times per year, and seek to replace 10-20% of our “Wall of Tea” selections every year.

Tea-Related Merchandise

Our merchandising team seeks to select high quality tea-related merchandise to enhance the enjoyment and experience of tea for our customers. We travel throughout the world seeking out what we believe is the finest tea-related merchandise available.

Quality Control

As part of our quality control, we test our teas and tea-related merchandise to ensure compliance with our stringent quality standards. We perform extensive sampling of teas during the buying process. In addition, our teas undergo rigorous testing based on food safety specifications established by European Union regulations for the presence of pesticides. We use a third-party testing program that samples each batch of teas received at our distribution center. We also have strict quality control around the manufacture of our tea-related merchandise.

Sourcing

We do not own or operate any tea estates, blending operations or manufacturing facilities; instead, we source our products from over 100 vendors across the globe. During fiscal 2011, our two largest vendors represented approximately 24% and 16%, respectively, of our total purchases of inventory goods. Approximately 95% of our purchases are paid for in US dollars, with the balance being denominated primarily in Euros and Japanese yen.

Distribution

We distribute our loose-leaf teas and tea-related merchandise to our stores and our e-commerce customers from our distribution center in Stratford, Connecticut. Our products are typically shipped to our stores via a third-party national transportation provider multiple times per week.

We have identified the need to expand our distribution center in order to support our near-term growth. We have signed commitments to expand our distribution center, for a modest capital outlay, during fiscal 2012 to support our growing operations through the first quarter of fiscal 2013. We are continuing to evaluate our long-term distribution needs.

Marketing and Advertising

Our marketing strategy currently emphasizes utilization of our website and social media and mobile applications to create a community of tea enthusiasts, build customer loyalty and promote our brand awareness. For example, we provide updates on teas, tea news, tea-making, tea gift ideas and related topics via our “Heaven of Tea” blog on our website, our Facebook page and our presence on Twitter. We have introduced our PerfecTea® Touch application, which can be downloaded free of charge on the Apple iPhone and iPad and in the Android market. This application enables customers to shop our teas and tea-related merchandise, locate a store and obtain information on blending our teas, and provides them with built-in music-accompanied timers to help brew the perfect cup of tea. Additionally, we utilize banner advertisements, search engine optimization and pay-per-click arrangements to help drive traffic to our website.

Information Technology Systems

Our information technology systems provide a full range of business process support to our stores, our store operations and store support center teams. We utilize a combination of industry standard and customized software systems to provide various functions related to:

•	point of sale;

•	inventory management;

•	warehouse management; and

•	accounting and financial reporting.

Through our point of sale system, we are able to facilitate the operations of our stores, and through our warehouse management systems, we can efficiently manage our inventory of loose-leaf teas and tea-related merchandise from our store support center.

Competition

The US tea market is highly fragmented. We compete directly with a large number of relatively small independently-owned tea retailers. Additionally, relatively low barriers to entry in the tea and beverage retail market may encourage other tea and beverage retailers who may have greater financial, marketing and operating resources than we do to enter the specialty tea retail market. As we continue to expand geographically, we expect to encounter additional regional and local competitors. We also compete indirectly with other vendors of loose-leaf, bagged and ready-to-drink teas, such as supermarkets, club stores, wholesalers and internet suppliers, as well as with houseware retailers and suppliers that offer tea wares and related accessories.

In addition, we compete with numerous other mall-based retailers for retail real estate locations for our stores.

Trademarks and Other Intellectual Property

We regard intellectual property and other proprietary rights as important to our success. We own several trademarks and service marks that have been registered with the US Patent and Trademark Office, including Teavana®, Heaven of Tea®, Wall of Tea® and the names of most of the varieties of single-estate teas and specially blended teas that we sell. We have also registered trademarks on our stylized logos. We have applications pending with the US Patent and Trademark Office for a number of additional marks, including additional varieties of our single-estate teas and blended teas. We also own domain names, including www.teavana.com, for our primary trademarks and own unregistered copyright rights in our website content. In addition, we have registered or made application to register one or more of our marks in a number of foreign countries and expect to continue to do so in the future as we expand internationally. There can be no assurance that we can obtain the registration for the marks in every country where registration has been sought or may be sought in the future.

We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods including trademark and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, team members, consultants and others who have access to our proprietary information.

We must constantly protect against any infringement by competitors. If a competitor infringes on our trademark rights, we may have to litigate to protect our rights, in which case, we may incur significant expenses and divert significant attention from our business operations.

Government Regulation

We are subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers and/or govern the promotion and sale of merchandise and the operation of stores and warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Insurance

We use a combination of insurance and self-insurance for a number of risk management activities including workers’ compensation, general liability, automobile liability and employee-related health care benefits. We believe that we have adequately reserved for our self-insurance liability related to medical coverage of our team members. We evaluate our insurance requirements on an ongoing basis to ensure we maintain adequate levels of coverage.

Employees

As of January 29, 2012, we employed 473 full-time and 2,179 part-time employees, of whom 2,517 were employed in our retail channel and 135 were employed in corporate, distribution and direct channel support functions. None of our employees are represented by a labor union. We consider our relationship with our employees to be very good.

Properties

We do not own any real property. Our store support center is located in Atlanta, Georgia and is leased under a lease agreement expiring in 2024. The approximately 30,000 square foot space includes a simulated store that provides a forum for training and planning visual and marketing concepts prior to their execution in our stores.

Our approximately 123,000 square foot distribution center is located in Stratford, Connecticut. Our distribution center is leased under a lease agreement expiring in 2016 and 2020 (as to different portions of the facility).

        As of January 29, 2012, we operated 200 company-owned stores in 39 states, including one store in Canada. All of our stores are leased from third parties, and the leases typically have ten-year terms. Some of our leases have early cancellation clauses, which permit the lease to be terminated by us or the landlord if certain sales levels are not met in specific periods or if a shopping center does not meet specified occupancy standards. In addition to future minimum lease payments, some of our store leases provide for additional rental payments based on a percentage of net sales if sales at the respective stores exceed specified levels, as well as the payment of common area maintenance charges, real property insurance and real estate taxes. Many of our lease agreements have defined escalating rent provisions over the initial term and any extensions.

Seasonality

Our business is seasonal and, historically, we have realized a higher portion of our net sales, net income and operating cash flows in the fourth fiscal quarter, due to the impact of the holiday selling season.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports and the Proxy Statement are made available, free of charge, on our corporate web site, www.teavana.com, as soon as reasonably practicable after such reports have been filed with or furnished to the SEC. We intend to use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the “Investor Relations” sections. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Our Code of Business Conduct and Ethics (the “Code”) and Board of Directors Committee Charters (for each of our Audit, Compensation and Corporate Governance and Nominating Committees) are also available on our website. The Committee Charters and the Code can be found at www.teavana.com, under the “Investor Relations, Corporate Governance” tab. Any amendments and waivers to the Code will also be available on our website.

All of these documents are available in print to any stockholder who requests them via our website or by writing to Teavana Holdings, Inc., c/o General Counsel, 3630 Peachtree Rd NE, Suite 1480, Atlanta, Georgia 30326.

The public may also read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. In addition, these materials may be obtained at the web site maintained by the SEC at www.sec.gov. The public may obtain information on the operation of the SEC’s Public Reference room by calling the SEC at 1-800-SEC-0330.

The content of our web site (www.teavana.com) is not intended to be incorporated by reference in this Annual Report on Form 10-K.

Item 1A.	Risk Factors.

We may not be able to implement successfully our growth strategy on a timely basis or at all, which could harm our results of operations.

Our continued growth depends, in large part, on our ability to open new stores and to operate those stores successfully. We believe there is a significant opportunity to expand our store base in the United States and Canada from 200 locations as of January 29, 2012 to at least 500 stores by the end of fiscal 2015. We plan to open approximately 60 stores in fiscal 2012.

Our ability to successfully open and operate new stores depends on many factors, including:

•	the identification and availability of suitable sites for store locations, primarily in high-traffic shopping malls;

•	the negotiation of acceptable lease terms;

•	the maintenance of adequate distribution capacity, information technology systems and other operational system capabilities;

•	the hiring, training and retention of store management and other qualified personnel;

•	the effective management of inventory to meet the needs of our stores on a timely basis; and

•	the availability of sufficient levels of cash flow and financing to support our expansion.

In addition, on a selective basis, we will continue to seek franchisees to operate stores under the Teavana brand in international markets. However, if we are unable to identify suitable franchisees, or if our franchisees fail to operate their stores successfully or consistent with our brand image, our international franchising strategy may not enhance our results of operations. New stores contemplated under our existing international development agreement or any future such agreements may not open on the anticipated development schedule or at all.

Accordingly, we cannot assure you that we will achieve our planned growth or, even if we are able to grow our store base as planned, that any new stores will perform as planned. If we fail to successfully implement our growth strategy, we will not be able to sustain the rapid growth in sales and profits growth that we expect, which would likely have an adverse impact on the price of our common stock.

The planned addition of a significant number of new stores each year will require us to expand and improve our operations and could strain our operational, managerial and administrative resources, which may adversely affect our business.

Our growth strategy calls for the opening of a significant number of new stores each year. Our planned expansion will place increased demands on our operational, managerial, administrative and other resources, which may be inadequate to support our expansion. Our senior management team has limited experience opening the number of new stores annually that we contemplate opening in fiscal 2012 and beyond, and may be unable to effectively address challenges involved with such expansion. Managing our growth effectively will require us to continue to enhance our store management systems, financial and management controls and information technology systems and to hire, train and retain regional directors, area managers, store general managers and other personnel. Our planned near-term store growth will also require expansion of and improvement to our current distribution center. Implementing new systems, controls and procedures and these additions to our infrastructure and any changes to our existing operational, managerial, administrative and other resources could negatively impact our results of operations and financial condition.

As we expand our store base we may not experience the same sales per square foot, increases in comparable store sales or profitability that we have experienced in the past.

As we continue to expand our store base, it may become more difficult to identify additional suitable sites for new stores, and we will target an increasing number of shopping malls with lower average sales per square foot than the malls in which we are currently located. The sales per square foot and net sales from such new locations will likely be lower than our existing stores. While our average sales-per-comparable-store is currently $913,000 for fiscal 2011, our new store model projects average first year sales per store of $600,000 to $700,000. Additionally, new stores generally have lower gross margins and higher operating expenses, as a percentage of sales, than our more mature stores. New stores may not achieve sustained sales and operating levels consistent with our mature store base on a timely basis or at all. There may be a negative impact on our results from a lower level of gross margin contribution by our new stores, along with the impact of related pre-opening costs. Any failure to open and operate successfully new stores in the time frames and at the sales, cost and gross margin levels estimated by us could result in a decline in our operating results and therefore have an adverse impact on the price of our common stock.

Further, given that we (1) forecast the number of stores that we open each year to become a smaller percentage of our existing store base, (2) first-year sales for new stores to be lower than we have historically experienced, and (3) comparable store sales to grow at less than historical rates, we anticipate that our future sales growth will be at less than historical levels. If our future comparable store sales or average sales per square foot decline or fail to meet market expectations, the price of our common stock could decline. A variety of factors affect comparable store sales and average sales per square foot, including current national and regional economic conditions, pricing, inflation and weather conditions. Many retailers have been unable to sustain high levels of comparable store sales growth during and after periods of substantial expansion.

Any decrease in customer traffic in the shopping malls or other locations in which our stores are located could cause our sales to be less than expected.

Our stores are located primarily in enclosed shopping malls and other shopping centers. Net sales at these stores are derived, to a significant degree, from the volume of traffic in those shopping malls and centers and in the surrounding area. Our stores benefit from the current popularity of shopping malls and centers as shopping destinations and their ability to generate consumer traffic in the vicinity of our stores. Our sales volume and traffic may be adversely affected by, among other things:

•	economic downturns nationally or regionally;

•	high fuel prices;

•	changes in consumer demographics;

•	a decrease in popularity of shopping malls or of higher-end retail concepts in the shopping malls and centers in which our stores are located;

•	the closing of a shopping mall’s “anchor” stores or other key tenants; or

•	deterioration in the financial condition of shopping mall and center operators or developers which could, for example, limit their ability to maintain and improve their facilities.

A reduction in consumer traffic as a result of these or any other factors could have a material adverse effect on us.

In addition, severe weather conditions and other catastrophic occurrences in areas in which we have stores may have a material adverse effect on our results of operations. Such conditions may result in physical damage to our stores, loss of inventory, closure of one or more of our stores or an insufficient labor pool in our markets. Any of these factors may disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends substantially upon the continued retention of our senior management and other key personnel.

Our future success is substantially dependent on the continued service of certain members of our senior management, including Andrew Mack, our founder and Chief Executive Officer, Daniel Glennon, our Executive Vice President and Chief Financial Officer, and Peter Luckhurst, our Executive Vice President of Operations. These executives and other key personnel have been primarily responsible for determining the strategic direction of our business and for executing our growth strategy and are integral to our brand and culture and the positive business reputation we enjoy with our customers and vendors. The loss of the services of any of these executives or other key personnel could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which could cause the price of our common stock to decline. Additionally, if we are unable to continue to attract or retain highly qualified personnel, the development, growth and future success of our business could be adversely affected.

If we are unable to attract, assimilate and retain team members that embody our culture, including store personnel and store and area managers and regional directors, we may not be able to grow or successfully operate our business.

Our success depends in part upon our ability to attract, train, assimilate and retain a sufficient number of team members, including store personnel, store managers, area managers and regional directors, who understand and appreciate our culture and are able to represent our brand effectively and establish credibility with our customers. We have historically promoted substantially all of our store managers, area managers and regional directors from our pool of existing team members and expect to continue to rely heavily upon such talent pool to support our growth plans. If we are unable to hire and retain store personnel capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture, understanding of our customers and knowledge of the loose-leaf tea and tea-related merchandise we offer, our ability to open new stores may be impaired, the performance of our existing and new stores could be materially adversely affected and our brand image may be negatively impacted. Any failure to meet our staffing needs or any material increases in team member turnover rates could have a material adverse effect on our business or results of operations.

We have only one distribution center, and if we encounter difficulties associated with such facility or if it were forced to shut down for any reason, we could face shortages of inventory that would have a material adverse effect on our business operations.

Our only distribution center is located in Stratford, Connecticut. This single distribution center currently supports our entire business. Substantially all of our teas and tea-related merchandise are shipped to the distribution center from our vendors, and then shipped from our distribution center to our stores and e-commerce customers. Our success depends on the timely and frequent receipt of merchandise by our stores, often multiple times per week. The efficient flow of such merchandise requires that we have adequate capacity in our distribution center to support our current level of operations and the anticipated increased levels that may follow from our growth plans. If the operation of our distribution center were to be disrupted or if it were to shut down for any reason or its contents were to be destroyed or damaged, due to fire, severe weather or other natural disaster, we could face shortages of inventory, resulting in “out-of-stock” conditions in our stores, and would incur additional cost to replace any destroyed or damaged product. Such an event may negatively impact our sales and may cause us to incur significantly higher costs and longer lead times associated with delivering products to our stores and e-commerce customers. This could have a material adverse effect on our business and harm our reputation.

Any failure to expand our distribution center’s capacity on a timely basis would have an adverse effect on our growth strategy and results of operations.

We have identified the need to expand our current distribution center and/or open a second distribution center in order to support our growth. If we are unable to successfully implement our planned near-term and long-term expansion of our distribution capability, the efficient flow of our merchandise could be disrupted, which could materially hurt our business. Our long-term need for increased distribution capacity may require us to obtain additional financing. Appropriate locations or financing for the construction or lease of such additional real estate may not be available at reasonable costs or at all. Our failure to secure additional distribution capacity when necessary could impede our growth plans, as a result of which our financial condition and operating results could be adversely affected.

Because our business is highly concentrated on a single, discretionary product category, premium loose-leaf teas and tea-related merchandise, we are vulnerable to changes in consumer preferences and in economic conditions affecting disposable income that could harm our financial results.

Our business is not diversified and consists primarily of developing, sourcing, marketing and selling premium loose-leaf teas and tea-related merchandise. Consumer preferences often change rapidly and without warning, moving from one trend to another among many retail concepts. Therefore, our business is substantially dependent on our ability to educate consumers on the many positive attributes of tea, anticipate shifts in consumer tastes and help drive growth of the overall tea market. Any future shifts in consumer preferences away from the consumption of beverages brewed from premium loose-leaf teas would also have a material adverse effect on our results of operations.

Consumer purchases of specialty retail products, including our products, are historically affected by economic conditions such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, tax rates, fuel prices and the level of consumer confidence in prevailing and future economic conditions. These discretionary consumer purchases may decline during recessionary periods or at other times when disposable income is lower. In addition, increases in utility, fuel, commodity price and corporate income tax levels could affect our cost of doing business, including transportation costs of our third-party service providers, causing our suppliers and such service providers to seek to recover these increases through increased prices charged to us. Our financial performance may become susceptible to economic and other conditions in regions or states where we have a significant number of stores. Our continued success will depend, in part, on our ability to anticipate, identify and respond quickly to changing consumer preferences and economic conditions.

Our success depends, in part, on our ability to source, develop and market new varieties of loose-leaf teas and tea-related merchandise that meet our high standards and customer preferences.

We currently offer more than 100 varieties of loose-leaf teas and a wide assortment of tea-related merchandise. Our success depends in part on our ability to continually innovate, develop, source and market new varieties of loose-leaf teas and tea-related merchandise that both meet our standards for quality and appeal to customers’ preferences. Failure to innovate, develop, source, market and price new varieties of tea and tea-related merchandise that consumers want to buy could lead to a decrease in our sales and profitability.

We may experience negative effects to our brand and reputation from real or perceived quality or health issues with our teas and tea-related merchandise, which could have an adverse effect on our operating results.

We believe our customers rely on us to provide them with premium loose-leaf teas and high-quality tea-related merchandise. Concerns regarding the safety of our teas and tea-related merchandise or the safety and quality of our supply chain could cause shoppers to avoid purchasing certain products from us or to seek alternative sources of tea, even if the basis for the concern has been addressed or is outside of our control. Adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving teas or tea-related merchandise sold at our stores, could discourage consumers from buying our teas and tea-related merchandise and have an adverse effect on our brand, reputation and operating results.

Furthermore, the sale of tea entails a risk of product liability claims and the resulting negative publicity. Tea supplied to us may contain contaminants that, if not detected by us, could result in illness or death upon their consumption. We cannot assure you that product liability claims will not be asserted against us or that we will not be obligated to perform product recalls in the future.

We may also be subject to involuntary product recalls or may voluntarily conduct a product recall, such as the 2011 voluntary recall of our organic peppermint loose-leaf tea following notification by one of our suppliers of possible contamination of its product by Salmonella. The costs associated with any future product recall could, individually and in the aggregate, be significant in any given fiscal year. In addition, any product recall, regardless of direct costs of the recall, may harm consumer perceptions of our teas and tea-related merchandise and have a negative impact on our future sales and results of operations.

        Any loss of confidence on the part of our customers in the safety and quality of our teas and tea-related merchandise would be difficult and costly to overcome. Any such adverse effect could be exacerbated by our position in the market as a purveyor of premium loose-leaf teas and high-quality tea-related merchandise and could significantly reduce our brand value. Issues regarding the safety of any teas or tea-related merchandise sold by us, regardless of the cause, could have a substantial and adverse effect on our sales and operating results.

A shortage in the supply, a decrease in quality or an increase in the price of teas and tea-related merchandise as a result of weather conditions, earthquakes, crop disease, pests or other natural or manmade causes outside of our control could impose significant costs and losses on our business.

The supply and price of tea is subject to fluctuation, depending on demand and other factors outside of our control. The supply, quality and price of our teas and tea-related merchandise can be affected by multiple factors in tea-producing countries, including political and economic conditions, civil and labor unrest, adverse weather conditions, including floods, drought and temperature extremes, earthquakes, tsunamis, and other natural disasters and related occurrences. This risk is particularly true with respect to regions or countries from which we source a significant percentage of our products. In extreme cases, entire tea harvests may be lost or production of tea-related merchandise may be negatively impacted in some geographic areas. These factors can increase costs and decrease sales, which may have a material adverse effect on our business, results of operations and financial condition.

Tea may be vulnerable to crop disease and pests, which may vary in severity and effect. The costs to control disease and pest damage vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such conditions will continue to be effective. These conditions can increase costs and decrease sales, which may have a material adverse effect on our business, results of operations and financial condition.

Because we rely on a limited number of third-party suppliers and manufacturers to produce the majority of our teas and tea-related merchandise, we may not be able to obtain quality products on a timely basis or in sufficient quantities.

We rely on a limited number of vendors to supply us with single-estate and specially blended teas and tea-related merchandise on a continuous basis. Our financial performance depends in large part on our ability to purchase tea in sufficient quantities at competitive prices from these vendors. We do not have long-term purchase contracts or other contractual assurances of continued supply, pricing or exclusive access to products from these vendors.

Any of our suppliers or manufacturers could discontinue supplying us with loose-leaf tea or tea-related merchandise in sufficient quantities for a variety of reasons. The benefits we currently experience from our supplier and manufacturer relationships could be adversely affected if they:

•	raise the prices they charge us;

•	discontinue selling products to us;

•	sell similar or identical products to our competitors; or

•

enter into arrangements with competitors that could impair our ability to sell our suppliers’ products, including by giving our competitors exclusive licensing arrangements or exclusive access to tea blends and other products or limiting our access to such arrangements or blends or other products.

During fiscal 2011, our two largest vendors represented approximately 24% and 16%, respectively, of our total inventory purchases. Any disruption to either of these relationships would have a material adverse effect on our business.

Events that adversely affect our vendors could impair our ability to obtain inventory in the quantities that we desire. Such events include difficulties or problems with our vendors’ businesses, finances, labor relations, ability to import raw materials, costs, production, insurance and reputation, as well as natural disasters or other catastrophic occurrences.

If we experience significant increased demand for our teas and tea-related merchandise, or need to replace an existing vendor, there can be no assurance that additional supplies or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any vendor would allocate sufficient capacity to us in order to meet our requirements, fill our orders in a timely manner or meet our strict quality requirements. Even if our existing vendors are able to expand their capacity to meet our needs or we are able to find new sources of supply, we may encounter delays in production, inconsistencies in quality and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Any delays, interruption or increased costs in the supply of loose-leaf teas or the manufacture of our tea-related merchandise could have an adverse effect on our ability to meet customer demand for our products and result in lower net sales and profitability both in the short and long term.

We may face increased competition from other tea and beverage retailers, which could adversely affect us and our growth plans.

As we continue to drive growth in the loose-leaf tea category in the United States and Canada, our success, combined with relatively low barriers to entry, may encourage new competitors to enter the market. The financial, marketing and operating resources of some of these new market entrants may be greater than our own. We must spend significant resources to differentiate our customer experience, which is defined by a wide selection of premium loose-leaf teas, high quality tea-related merchandise and superior customer service from experienced and knowledgeable teaologists who are passionate about tea. Despite these efforts, our competitors may still be successful in attracting our customers.

We rely significantly on information technology systems and any failure, inadequacy, interruption or security failure of those systems could harm our ability to operate our business effectively.

        We rely on our information technology systems to effectively manage our business data, communications, point-of-sale, supply chain, order entry and fulfillment, inventory and warehouse management and other business processes. The failure of our systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and the loss of sales, causing our business to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and cyber security breaches, including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data. Any such damage or interruption could have a material adverse effect on our business, cause us to face significant fines, customer notice obligations or costly litigation, harm our reputation with our customers, require us to expend significant time and expense developing, maintaining or upgrading our information technology systems or prevent us from paying our vendors or team members, receiving payments from our customers or performing other information technology, administrative or outsourcing services on a timely basis. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new federal and state laws and legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements to protect the customer information that we process in connection with the purchase of our products.

In addition, we sell merchandise over the Internet through our website, www.teavana.com. Our website operations may be affected by our reliance on third-party hardware and software providers, technology changes, risks related to the failure of computer systems through which we conduct our website operations, telecommunications failures, electronic break-ins and similar disruptions. Furthermore, our ability to conduct our website operations may be affected by liability for on-line content and state and federal privacy laws.

Fluctuations in our results of operations for the fourth fiscal quarter would have a disproportionate effect on our overall financial condition and results of operations.

Our business is seasonal, and historically, we have realized a higher portion of our net sales, net income and operating cash flows in the fourth fiscal quarter, due to the impact of the holiday selling season and colder weather. Any factors that harm our fourth fiscal quarter operating results, including disruptions in our supply chain, adverse weather or unfavorable economic conditions, could have a disproportionate effect on our results of operations for the entire fiscal year.

In order to prepare for our peak shopping season, we must order and maintain higher quantities of inventory than we would carry at other times of the year. As a result, our working capital requirements also fluctuate during the year, increasing in the second and third fiscal quarters in anticipation of the fourth fiscal quarter. Any unanticipated decline in demand for our loose-leaf teas and tea-related merchandise during our peak shopping season could require us to sell excess inventory at a substantial markdown, which could diminish our brand and reduce our net sales and gross profit.

Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings and the sales contributed by new stores. As a result, historical period-to-period comparisons of our sales and operating results are not necessarily indicative of future period-to-period results. You should not rely on the results of a single fiscal quarter, particularly the fourth fiscal quarter holiday season, as an indication of our annual results or our future performance.

Third-party failure to deliver merchandise from our distribution center to our stores and e-commerce customers could result in lost sales or reduced demand for our teas and tea-related merchandise.

We currently rely upon a national third-party transportation provider for substantially all of our product shipments from our distribution center to our stores and e-commerce customers. Our utilization of its delivery services for shipments, or those of any other shipping companies we may elect to use, is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact the provider’s ability to provide delivery services that adequately meet our shipping needs. If we change shipping companies, we could face logistical difficulties that could adversely affect deliveries, and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those we receive from the national third-party transportation provider that we currently use, which in turn would increase our costs and thereby adversely affect our operating results.

Our ability to source our teas and tea-related merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

All of our loose-leaf teas are currently grown, and a substantial majority of our tea-related merchandise is currently manufactured, outside of the United States. The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of teas and tea-related merchandise available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

Fluctuations in foreign currency exchange rates may affect our price negotiations with our third-party suppliers and manufacturers.

Substantially all of our suppliers and manufacturers are located outside of the United States, and changes in the exchange rates between the US dollar and the Euro, Japanese yen and Chinese Renminbi may have a significant, and potentially adverse, effect on our price negotiations with such parties. If the US dollar weakens against any such currencies, our suppliers and manufacturers may attempt to renegotiate the terms of their arrangements with us, which may have a negative effect on our operating results.

Our international expansion and operations in foreign markets expose us to risks associated with international sales and operations.

We intend to continue to expand internationally and operate in select foreign markets. Managing a global organization is difficult, time consuming and expensive. Our inexperience in operating our business globally increases the risk that any future international expansion efforts that we may undertake will not be successful. In addition, conducting international operations subjects us to risks such as the lack of familiarity with and unexpected changes in foreign regulatory requirements; difficulties in managing and staffing international operations; fluctuations in currency exchange rates; potentially adverse tax consequences, including foreign value added tax systems, and restrictions on repatriation of earnings; the burdens of complying with a wide variety of foreign laws and legal standards; increased financial accounting and reporting burdens and complexities; and political, social and economic instability abroad. Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

We may not be able to protect our intellectual property adequately, which could harm the value of our brand and adversely affect our business.

We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. In particular, our trademarks, including our registered Teavana and Teavana logo design trademarks and the names of most of the varieties of specially blended teas that we sell, are valuable assets that reinforce the distinctiveness of our brand and our customers’ favorable perception of our stores.

From time to time, third parties have used names similar to ours, have applied to register trademarks similar to ours and, we believe, have infringed or misappropriated our intellectual property rights. Third parties have also, from time to time, opposed our trademarks and challenged our intellectual property rights. We respond to these actions on a case-by-case basis, including where appropriate by commencing litigation.

We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. Our trademark rights and related registrations may continue to be challenged in the future and could be canceled or narrowed. Our failure to protect our trademarks could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause customer confusion, negatively affect customers’ perception of our brand, stores and products, and adversely affect our sales and profitability. Moreover, intellectual property proceedings and infringement claims could result in a significant distraction for management and have a negative impact on our business.

In addition, although we have also taken steps to protect our intellectual property rights internationally, the laws of certain foreign countries may not protect intellectual property to the same extent as do the laws of the United States. Other entities may have rights to trademarks that contain portions of our marks or may have registered similar or competing marks in foreign countries. There may also be other prior registrations in other foreign countries of which we are not aware. We may need to expend additional resources to defend our trademarks in these countries, and the inability to defend such trademarks could impair our brand or significantly adversely affect the growth of our business internationally.

We are subject to the risks associated with leasing substantial amounts of space and are required to make substantial lease payments under our operating leases. Any failure to make these lease payments when due would likely harm our business, profitability and results of operations.

We do not own any real estate. Instead, we lease all of our company-owned store locations, our store support center in Atlanta, Georgia and our distribution center in Stratford, Connecticut. Our store leases typically have ten-year terms and generally require us to pay relatively high total rent per square foot that is reflective of our small average store square footage and premium locations within the mall or center. Many of our lease agreements have defined escalating rent provisions over the initial term and any extensions. As our stores mature and as we expand our store base, our lease expense and our cash outlays for rent under our lease agreements will increase. Our substantial operating lease obligations could have significant negative consequences, including:

•	requiring that an increased portion of our cash from operations and available cash be applied to pay our lease obligations, thus reducing liquidity available for other purposes;

•	increasing our vulnerability to adverse general economic and industry conditions;

•	limiting our flexibility to plan for or react to changes in our business or in the industry in which we compete; and

•	limiting our ability to obtain additional financing.

We depend on cash flow from operations to pay our lease expenses, finance our growth capital requirements and fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities to fund these requirements, we may not be able to achieve our growth plans, fund our other liquidity and capital needs or ultimately service our lease expenses, which would harm our business.

If an existing or future store is not profitable, and we decide to close it, we may nonetheless remain committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under that lease. In addition, as our leases expire, we may fail to negotiate renewals on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. Even if we are able to renew existing leases, the terms of such renewal may not be as attractive as the expiring lease, which would materially and adversely affect our results of operations. Of our 200 company-owned stores as of January 29, 2012, two leases expire in fiscal 2012. Our inability to enter into new leases or renew existing leases on terms acceptable to us or be released from our obligations under leases for stores that we close could materially adversely affect us.

Our franchisees may take actions that could harm our business or brand, and franchise regulations and contracts limit our ability to terminate or replace under-performing franchises.

As of January 29, 2012 we had two franchised stores in the United States and 16 franchised stores in Mexico. We also have an international development agreement with the Alshaya Group to open stores in the Middle East that we entered into on September 2, 2011. Franchisees are independent business operators and are not our employees or agents, and we do not exercise control over the day-to-day operations of their retail stores. We provide training and support to franchisees and set and monitor operational standards, but the quality of franchise store operations may fluctuate or decline due to various factors beyond our control. For example, franchisees may not operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified employees, which could harm their sales and, as a result, harm our results of operations or our brand image.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under applicable franchise agreements. This may lead to disputes with our franchisees from time to time, regarding the collection of royalty payments or other matters related to the franchisee’s operation of the franchise store. Such disputes could divert the attention of our management from our operations, which could cause our business, financial condition, results of operations or cash flows to suffer.

In addition, as a franchisor, we are subject to US federal, US state and foreign laws regulating the offer and sale of franchises. These laws impose registration and extensive disclosure requirements on the offer and sale of franchises, frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. We may therefore be required to retain an underperforming franchise and may be unable to replace the franchisee, which could harm our results of operations or our brand image. We cannot predict the nature and effect of any future legislation or regulation or any changes to existing legislation or regulation on our franchise operations.

The terms of our revolving credit facility may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our revolving credit facility contains, and any additional debt financing we may incur would likely contain, covenants requiring us to maintain or adhere to certain financial ratios or limits and covenants that restrict our operations, including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Complying with these covenants could adversely affect our ability to respond to changes in our business and manage our operations. A failure by us to comply with the financial ratios and restrictive covenants contained in our revolving credit facility and any future debt instruments could result in an event of default. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in our revolving credit facility and any future debt instruments. If the indebtedness under our revolving credit facility and any future debt instruments were to be accelerated, our future financial condition could be materially adversely affected.

Risks Related to Ownership of Our Common Stock

Our stock price may continue to be volatile or may decline regardless of our operating performance or other factors.

Shares of our common stock were sold in our Offering commencing on July 28, 2011 at a price of $17.00 per share, and our common stock has subsequently traded as high as $29.35 and as low as $14.28 during the period from our initial public offering to January 29, 2012. There have also been significant intra-day price swings, and there can be no assurance that the market price of our common stock will not continue to be volatile. The market price of our common stock may fluctuate substantially in response to a number of factors, many of which we cannot control. These factors include:

•	market conditions or trends in our industry or the economy as a whole and, in particular, in the specialty retail sales environment;

•	the timing, performance and successful integration of any new stores that we open;

•	seasonal fluctuations;

•	changes in key personnel;

•	our levels of comparable store sales;

•	actions by competitors or other shopping mall tenants;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results; and

•	future sales of our common stock by our officers, directors or significant stockholders.

In addition, the stock markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many retail companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources, and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. The sales, or the perception that these sales might occur, could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of January 29, 2012, we had 38,281,836 shares of common stock outstanding, which are freely tradable without restriction under the Securities Act of 1933, as amended, except for any shares of common stock held or acquired by our directors, executive officers and other affiliates, the sale of which are restricted under the Securities Act. In addition, shares subject to outstanding options under our 2004 Management Incentive Plan and our 2011 Equity Incentive Plan and shares reserved for future issuance under our 2011 Equity Incentive Plan will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

Also, in the future, we may issue shares of our common stock in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of our common stock.

Approximately 56.2% of our voting power is controlled by one principal stockholder whose interests may conflict with those of our other stockholders.

As of January 29, 2012, Andrew Mack, our founder and Chief Executive Officer, holds approximately 56.2% of our voting power. So long as Mr. Mack continues to hold, directly or indirectly, shares of common stock representing more than 50% of the voting power of our common stock, he will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our amended and restated certificate of incorporation and approval of significant corporate transactions and will have significant control over our management and policies. Mr. Mack’s control may have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The interests of Mr. Mack may not be consistent with your interests as a stockholder.

In addition, a fund advised by Parallel holds approximately 18.1% of our voting power, and has significant influence over our management and policies by virtue of Parallel’s managing partner’s, Barron Fletcher’s, position on our Board of Directors.

Failure to establish and maintain adequate internal controls in accordance with the Sarbanes-Oxley Act of 2002 and other regulations could have a material adverse effect on our business and stock price.

As a public company, we are required to establish and maintain an adequate internal control structure and procedures for financial reporting and to assess the effectiveness of our internal control procedures in order to satisfy the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”). In addition, for the first time, in fiscal 2012, our independent registered public accounting firm will be required to issue a report that addresses the effectiveness of our internal controls over financial reporting. During the course of assessing our internal controls, we or our independent registered public accounting firm may identify deficiencies that we may not be able to remediate in time to meet our deadline for compliance with SOX. Establishing, maintaining and assessing the effectiveness of our internal controls can divert our management’s attention from other matters that are important to the operation of our business. We also expect regulations to continue to increase our legal and financial compliance costs, to make it more difficult to attract and retain qualified officers and members of our Board of Directors, particularly to serve on our audit committee, and to make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting, or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal controls over financial reporting. If we or our independent registered public accounting firm conclude that our internal controls over financial reporting are not effective, we cannot be certain as to the timing of remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy.

If we are unable to conclude that we have effective internal controls over financial reporting, our independent auditors may be unable to provide us with an unqualified report on the effectiveness of our internal controls over financial reporting or we may be required to restate our financial statements or fail to meet our public reporting obligations. As a result, investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

In addition, we are subject to compliance with the Payment Card Industry Data Security Standard (PCI DSS) as well as rules for publically traded companies set forth by the New York Stock Exchange. Failure to comply with these regulations could have a material adverse impact on our financial condition or the price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, or one or more of the analysts who cover our company downgrades our stock, our stock price could decline.

We do not expect to pay any cash dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, including under our revolving credit facility and other indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Certain provisions of our corporate governing documents and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors. These include provisions that:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	classify our Board of Directors into three separate classes with staggered terms;

•

prohibit stockholders from acting by written consent after Mr. Mack ceases to own more than 50% of the total voting power of our shares, which will then require all stockholder actions to be taken at a meeting of our stockholders after such time;

•	provide that the Board of Directors is expressly authorized to make, alter, or repeal our amended and restated bylaws; and

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, we are governed by Section 203 of the Delaware General Corporation Law, which, subject to some specified exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.

These and other provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and amended and restated bylaws could delay, defer or prevent us from experiencing a change of control or changes in our Board of Directors and management and may adversely affect our stockholders’ voting and other rights. Any delay or prevention of a change of control transaction or changes in our Board of Directors and management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares of our common stock.

Item 1B. Unresolved	Staff Comments.

None.

Item 2. Properties.

We do not own any real property. Our store support center is located in Atlanta, Georgia and is leased under a lease agreement expiring in 2024. The approximately 30,000 square foot space includes a simulated store that provides a forum for training and planning visual and marketing concepts prior to their execution in our stores.

Our approximately 123,000 square foot distribution center is located in Stratford, Connecticut. Our distribution center is leased under a lease agreement expiring in 2016 and 2020 (as to different portions of the facility).

As of January 29, 2012, we operated 200 stores in 39 states, including one store in Canada. All of our stores are leased from third parties, and the leases typically have ten-year terms. Some of our leases have early cancellation clauses, which permit the lease to be terminated by us or the landlord if certain sales levels are not met in specific periods or if a shopping center does not meet specified occupancy standards. In addition to future minimum lease payments, some of our store leases provide for additional rental payments based on a percentage of net sales if sales at the respective stores exceed specified levels, as well as the payment of common area maintenance charges, real property insurance and real estate taxes. Many of our lease agreements have defined escalating rent provisions over the initial term and any extensions.

Item 3. Legal	Proceedings.

From time to time in the normal course of business, we are involved in legal proceedings. We evaluate the need for loss accruals under the requirements of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 450- Contingencies (“ASC 450”). We record an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then we record the minimum amount in the range as the loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

On December 28, 2011, a putative class action lawsuit styled Chavez v. Teavana Corp., alleging wage and hour violations of the California Labor Code for General Managers in California, was filed in the Superior Court of California, County of Los Angeles. The plaintiff seeks on behalf of herself and other putative class members, compensatory damages, restitution, punitive and exemplary damages, penalties, interest and other relief. We dispute the material allegations in the complaint and intend to defend the action vigorously. Due to inherent uncertainties of litigation and because the lawsuit is in early procedural stages, we cannot at this time accurately predict the ultimate outcome, or any potential liability, of the matter.

We are also subject to other legal proceedings and claims that arise in the ordinary course of our business. These include claims resulting from “slip and fall” accidents, employment related claims and claims from guests or team members alleging illness or injury or other operational concerns. To date, no claims of these types of litigation, certain of which are covered by insurance policies, have had a material effect on our results of operation. While it is not possible to predict the outcome of these other suits, legal proceedings and claims with certainty, we do not believe that they would have a material adverse effect on our financial position and results of operations.

Item 4. Mine	Safety Disclosures.

Inapplicable.

Part II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Our common stock has been listed on the NYSE under the symbol “TEA” since July 28, 2011 in connection with our initial public offering, which had a price of $17.00 per share. Before then, there was no public market for our common stock. The following table sets forth the high and low sales prices of our common stock per share, as shown in the New York Stock Exchange Composite Transactions listed in the Wall Street Journal.

Fiscal Year ended January 29, 2012:

	High	Low

2nd Quarter (commencing July 28, 2011)	$29.35	$17.00
3rd Quarter	$29.01	$18.52
4th Quarter	$24.07	$14.28

There were approximately 14 common stockholders of record on April 9, 2012.

Dividends

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, including our senior secured credit facility and other indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

See Item 12. “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding securities authorized for issuance under our equity compensation plans.

Stock Price Performance Graph

The following graph compares the cumulative stockholder return on our common stock from July 28, 2011 (our first date of trading in connection with our initial public offering) through January 29, 2012, with the return on (i) the S&P Retail Index and (ii) the Russell 3000 Index over the same period. This graph assumes an initial investment of $100 at the closing price on July 28, 2011, in our common stock, the S&P Retail Index and the Russell 3000 Index and assumes the reinvestment of dividends, if any. The graph also assumes that the initial price of our common stock on July 28, 2011, was the closing price of $29.35 per share and that the initial prices of the S&P Retail Index and the Russell 3000 Index on July 28, 2011, were the closing prices on the previous trading day.

The comparisons shown in the graph below are based on historical data. We caution that the stock price performance presented in the graph below is not necessarily indicative of, or is it intended to forecast, the potential future performance of our common stock. Information used in the graph was obtained from a third party website; as such we do not assume responsibility for any errors or omissions in such information.

*	$100 invested on July 28, 2011 in stock or index, including reinvestment of dividends. The 2011 fiscal year ended on January 29, 2012; however the last trading day within the fiscal year was January 27, 2012.

	7/28/2011	8/31/2011	9/30/2011	10/31/2011	11/30/2010	12/30/2011	1/27/2012
Teavana Holdings, Inc.	$100.00	$93.35	$73.17	$82.23	$71.83	$67.55	$69.28
Russell 3000 Index	$100.00	$93.99	$90.23	$93.32	$85.15	$87.91	$99.17
S&P Retail Index	$100.00	$95.71	$91.55	$99.28	$97.97	$99.17	$103.65

Unregistered Sales of Equity Securities

Not applicable.

Issuer Repurchases of Equity Securities

Not applicable.

Item 6.	Selected Consolidated Financial Data.

The following selected financial data are derived from the consolidated financial statements of the company. We have also included certain non-financial operating data to enhance your understanding of our business. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and the company’s consolidated financial statements and related notes herein. The historical results presented below are not necessarily indicative of results of operations to be expected for any future period.

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009	February 3, 2008
	(dollars in thousands, except per share and store data)
Consolidated Statement of Operations Data:
Net sales	$168,100	$124,701	$90,262	$63,861	$47,203
Cost of goods sold (exclusive of depreciation shown separately below)	60,903	46,275	36,435	27,193	19,972

Gross profit	107,197	78,426	53,827	36,668	27,231
Selling, general and administrative expense	69,681	50,571	38,142	29,242	22,232
Depreciation and amortization expense	5,927	4,361	3,489	2,666	2,022

Income from operations	31,589	23,494	12,196	4,760	2,977
Interest expense, net	1,673	2,585	2,435	2,061	1,592

Income before income taxes	29,916	20,909	9,761	2,699	1,385
Provision for income taxes	12,157	8,906	4,470	1,502	1,007

Net income	$17,759	$12,003	$5,291	$1,197	$378

Net income per share:
Basic	$0.47	$0.33	$0.14	$0.03	$0.01
Diluted	$0.46	$0.32	$0.14	$0.03	$0.01

Weighted average shares outstanding:
Basic	37,481,072	36,749,460	36,749,460	36,749,460	36,749,460
Diluted	38,419,308	37,725,067	37,322,198	37,095,308	36,750,645
Consolidated Balance Sheet Data (end of period):

Cash and cash equivalents	$17,818	$7,901	$1,314	$1,168	$761
Total assets	95,618	64,126	41,767	35,353	25,535
Series A redeemable preferred stock (1)	—	12,992	10,848	9,058	7,564
Total debt	—	1,000	1,250	5,535	875
Class B redeemable common stock (2)	—	81,401	21,888	15,808	12,160
Total stockholders’ (deficit) equity	$67,002	$(55,059)	$(7,706)	$(7,086)	$(4,842)

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009	February 3, 2008
	(dollars in thousands, except per share and store data)
Consolidated Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$20,955	$19,397	$11,071	$4,951	$3,767
Investing activities	(17,566)	(12,560)	(6,640)	(8,798)	(3,529)
Financing activities	6,525	(250)	(4,285)	4,254	(547)

Effect of exchange rates on cash and cash equivalents:	3	—	—	—	—

Increase (decrease) in cash and cash equivalents	$9,917	$6,587	$146	$407	$(309)

Store Data (unaudited):
Number of stores at end of period	200	146	108	87	59
Comparable store sales growth for period, including e-commerce (3)	8.6%	11.4%	10.7%	6.4%	11.2%
Comparable store sales growth for period, excluding e-commerce (4)	5.5%	8.7%	6.9%	3.0%	8.4%
Average net sales per comparable store (in thousands) (5)	$913	$862	$808	$783	$775
Gross square footage at end of period (in thousands)	184	130	95	77	54
Sales per gross square foot (6)	$980	$994	$935	$866	$860

(1)	Our Series A redeemable preferred stock was issued on December 15, 2004 with a mandatory redemption date upon the earlier of a public offering or December 15, 2011. The Series A redeemable preferred stock had an original redemption value of $10,683 with annual accretion at a rate of 5% and also contained a liquidation preference of $1.00 per share. The liquidation preference, or “Redemption Value,” increased annually based on the accretion of the shares, however, the cumulative annual accretion of the Redemption Value was forgiven at the Redemption Date because we achieved certain financial targets, as specified in our amended and restated certificate of incorporation adopted on the date that the Series A redeemable preferred stock was issued. As such, upon consummation of the Offering, we redeemed all outstanding shares of the Series A redeemable preferred stock for an aggregate Redemption Value of $10,683. The excess accretion above the Redemption Value of the Series A redeemable preferred stock of $3,534 was also reclassified into additional paid-in capital. See Note 5, “Common and Preferred Stock and Stockholders’ Equity,” within our consolidated financial statements included in this Annual Report on Form 10-K.
(2)	Because our Class B redeemable common stock was subject to redemption at the option of the holder, it had been historically classified as temporary equity and remeasured at fair value at each reporting period with changes in fair value recorded directly to equity based on the change in the underlying fair value of our common stock. Concurrent with the Offering as described in Note 5, “Common and Preferred Stock and Stockholders’ Equity,” in our consolidated financial statements and footnotes thereto included in this Annual Report on Form 10-K, all shares of our Class B redeemable common stock were converted into shares of Class A common stock, and subsequently common stock, resulting in the corresponding reclassification of the temporary equity balance into additional paid-in capital.
(3)	Comparable store sales, including e-commerce, includes comparable store sales from all company-owned stores that have been open for at least 15 full fiscal months and sales from our website www.teavana.com.
(4)	Comparable store sales, excluding e-commerce, include net sales from all company-owned stores that have been open for at least 15 full fiscal months. Comparability is typically achieved 12 months after the initial three-month period from the opening during which new stores typically experience higher-than-average sales volumes.
(5)

Average net sales per comparable store is calculated by dividing total sales per period for stores open 15 full fiscal months or more as of the beginning of each respective period by the total number of such stores. This methodology excludes the effects of the initial three month period of higher-than-average sales volumes and also excludes e-commerce sales.
(6)	Sales per gross square foot is calculated by dividing total net sales for all stores, comparable and non-comparable, by the average gross square footage for the period. Average gross square footage for the period is calculated by dividing the sum of the total gross square footage at the beginning and at the end of each period divided by two.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion together with “Selected Consolidated Financial Data,” and the historical financial statements and related notes included elsewhere in this Annual Report on Form 10-K. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in Part I — Item 1A “Risk Factors”. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

We operate on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Sunday closest to January 31 of the following year. For example, references to “fiscal 2011” refer to the fiscal year ended January 29, 2012. Fiscal 2011, 2010 and 2009 all contain 52 weeks.

Overview

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal tea wares and other tea-related merchandise. We offer our products through 200 company-owned stores in 39 states and Canada and 18 franchised stores primarily in Mexico, as well as through our website, www.teavana.com.

We have experienced sales and profit growth during the last five years. We increased our sales from $47.2 million in fiscal 2007 to $168.1 million in fiscal 2011, representing a 37.4 % compound annual growth rate. Over that same period, we more than tripled our store base from 59 stores to 200 stores. In fiscal 2011, our sales grew 34.8 % over fiscal 2010, while our comparable store sales, including e-commerce, increased 8.6%. Comparable store sales, excluding e-commerce, increased by 5.5% during fiscal 2011 over comparable store sales for fiscal 2010. Our net income was $17.8 million in fiscal 2011, representing a 48.0% growth rate over fiscal 2010. In fiscal 2011, our stores averaged sales per gross square foot of $980 as compared to $994 in fiscal 2010.

We intend to continue our profitable growth in the future. We believe that there is significant opportunity to expand our store base in the United States and Canada from 200 locations to at least 500 company-owned stores by fiscal 2015, having already identified the malls, lifestyle centers and other high-sales-volume retail venues that are suitable locations in which to open Teavana stores. As of January 29, 2012, we have executed lease agreements for the opening of 30 stores in fiscal 2012 and one store in fiscal 2013, and we plan to open approximately 60 stores in fiscal 2012. We have not executed lease agreements for the remaining store locations we need to reach our expansion target of at least 500 stores by fiscal 2015. We expect to continue to drive our comparable store sales by increasing the size and frequency of purchases by our existing customers and attracting new customers. We intend to expand our online presence, which we believe is an extension of our brand and retail stores that allow us to reach new and existing customers and build brand awareness in locations where we currently do not have stores. Finally, given the worldwide popularity of tea, we will continue to selectively pursue international expansion, which we believe represents a compelling opportunity for additional growth over the long-term.

We have a proven and highly profitable store model that has produced consistent financial results and returns. We seek to open stores in locations that reinforce the premium image of our brand by targeting high traffic locations within malls, lifestyle centers and other high-sales-volume retail venues. New stores have historically averaged a payback period of less than one and a half years. Our current store base is balanced across all four geographic regions of the country, with each region producing results approximately in line with the company average. As we continue to expand our store base, we will target an increasing number of shopping malls with lower average sales per square foot than the malls in which we currently are located. As a result, our new store model anticipates a target store size of 900 to 1,000 square feet that achieves annual sales of $600,000 to $700,000 in the first year of operation, which is below the historical average for our new stores. Our new store model also assumes an average new store investment of approximately $200,000 to $250,000. Our new store investment includes our store buildout (net of tenant allowances), inventory and cash pre-opening costs. We anticipate our new store investment under our new store model will be lower than our historical average for new stores given that our average build out cost per new store has decreased and our average tenant allowance per new store has increased in recent years. We target an average payback period of 18 months on our new store investment.

Given that we forecast the number of stores that we open each year to become a smaller percentage of our existing store base, first-year sales to be lower than we have historically experienced, and comparable store sales to grow at less than historical rates, we anticipate that our future growth in sales and operating margins will be at less than historical levels. Although we expect our leverage of corporate and other fixed costs to increase in the future, we anticipate that our operating margins will grow at less than our historical growth rate due to increased costs to operate as a public company, including payroll, legal, insurance and other regulatory costs, as well as, to a lesser extent, growth in other administrative costs as we selectively add to our store support functions to maintain our continued growth.

Our planned store expansion will place increased demands on our operational, managerial, administrative and other resources. Managing our growth effectively will require us to continue to enhance our store management systems, financial and management controls and information technology systems and to hire, train and retain store management and store support center personnel.

We have recently invested capital to continue building the infrastructure necessary to support our future growth, and we expect to incur additional capital expenditures related to the expansion of and improvements to our infrastructure in future periods. In fiscal 2011, we continued to expand our store support center and distribution center. We will continue to evaluate the need for further expansion of our distribution center and/or addition of a second distribution center in another region of the United States. The timing and amount of investments in our infrastructure could affect the comparability of our results of operations in future periods.

How We Assess the Performance of Our Business

In assessing the performance of our business and our progress against our growth strategy, we consider a variety of performance and financial measures. The key measures that we utilize to evaluate the performance of our business and the execution of our strategy are set forth below:

Net Sales

Net sales constitute gross sales net of any returns and discounts. Net sales consist of sales from comparable stores and non-comparable stores, and other sales.

The specialty retail industry is cyclical, and consequently our net sales are affected by general economic conditions. Purchases of premium loose-leaf tea and tea-related merchandise can be impacted by a number of factors that influence the levels of consumer spending, including economic conditions and the level of disposable consumer income, consumer debt, interest rates and consumer confidence.

Our business is also seasonal, and as a result, our net sales fluctuate from quarter to quarter. Net sales are traditionally highest in the fourth fiscal quarter, which includes the holiday sales period from Thanksgiving through the end of December, and tend to be lowest in the second and third fiscal quarters.

Comparable store sales. Comparable store sales, excluding e-commerce, include net sales from all company-owned stores that have been open for at least 15 full fiscal months, as in our experience, our new stores generally open with higher than average sales volumes in the initial months following their opening. This trend usually extends for a period of at least three months, and comparability is typically achieved 12 months after the initial three-month period from the date of opening. Comparable store sales, including e-commerce, includes sales from all company-owned stores that have been open for at least 15 full fiscal months and sales from our website, www.teavana.com. There may be variations in the way in which other specialty retailers calculate comparable or “same store” sales. As a result, data in this Annual Report on Form 10-K regarding our comparable store sales may not be comparable to similarly titled data made available from other retailers.

Measuring the change in year-over-year comparable store sales allows us to evaluate how our stores, including e-commerce, are performing. Various factors affect comparable store sales, including:

•	consumer preference, buying and economic trends;

•	our ability to anticipate and respond effectively to consumer preference, buy and economic trends;

•	our ability to provide a product offering that generates new and repeat visits to our stores;

•	the customer experience we provide in our stores;

•	the level of traffic near our locations in the shopping malls and centers in which we operate;

•	the number of customer transactions and the average ticket in our stores;

•	the pricing of our teas and tea related merchandise;

•	the length of time of individual store operations;

•	our ability to obtain and distribute products efficiently;

•	our opening of new stores in the vicinity of our existing stores; and

•	the opening or closing of competitor stores in the vicinity of our stores.

Non-comparable store sales. Non-comparable store sales include sales from stores not included in comparable store sales. As we pursue our growth strategy, we expect that a significant percentage of our net sales increase will continue to come from non-comparable store sales. Accordingly, non-comparable store sales are an additional key measure we use to assess the success of our growth strategy.

Adverse economic conditions in fiscal 2008 resulted in slightly lower comparable store sales growth than in prior periods due to decreased levels of consumer spending, disposable income and confidence. The reduced growth in comparable store sales in fiscal 2008 was offset by our growth in non-comparable store sales resulting in total sales growth in fiscal 2008 consistent with pre-economic downturn levels. Improved economic conditions in fiscal 2009-2010 helped drive an increase in our comparable store sales growth. We do not anticipate economic conditions in the immediate future to have a significant impact, positively or negatively, on our growth.

Other sales. Other sales include sales through our website at www.teavana.com, sales related to our franchised operations, gift card breakage revenue and, through the end of fiscal 2010, wholesale and e-commerce sales of teas and merchandise under the brand name SpecialTeas (we ceased material selling under the SpecialTeas brand name on January 30, 2011). Sales related to our franchised operations consist of initial franchise fees received in connection with newly franchised stores that are recognized as revenue when the obligations under the related franchise agreement are met, continuing royalty fees, wholesale sales of our teas and tea-related merchandise to franchise stores and recognition of deferred revenue related to the initial development fee paid at inception by our business partner under our international development agreements.

Gross Profit

Gross profit is equal to our net sales minus our cost of goods sold. Gross margin is gross profit as a percentage of our net sales. Cost of goods sold includes the direct costs of our products, freight and shipping costs, distribution center costs and occupancy costs for stores in operation. The components of cost of goods sold may not be comparable to those of other retailers.

Our cost of goods sold is substantially higher in higher-volume quarters because cost of goods sold generally increases as net sales increases. Changes in the product mix of sales, such as shifts in the proportion of tea to merchandise sales, may also impact our overall gross margin. As our stores mature, they have historically experienced a sales mix shift away from tea-related merchandise towards higher margin loose-leaf teas, increasing overall gross margins. In general, this trend is the result of the evolution in our customers’ buying patterns as they graduate from purchases with a greater focus on merchandise with which to prepare and enjoy tea towards transactions centered more on replenishing their favorite teas and experimenting with new blends.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of store operating expenses, store pre-opening expenses and other administrative expenses. Store operating expenses are generally the largest component of selling, general and administrative expense and consist of all store expenses other than occupancy-related costs (which are included in cost of goods sold). Store pre-opening costs are expensed as incurred and represent the costs of a store prior to its opening date including occupancy, payroll and other operating costs. Other administrative expenses include professional fees, travel costs, occupancy and payroll costs (both cash and stock-based) for our store support center and other administrative expenses.

Selling, general and administrative expense typically does not vary proportionally with net sales to the same degree as our cost of goods sold. Accordingly, this expense as a percentage of net sales is usually higher in lower-volume quarters and lower in higher-volume quarters. We expect that our selling, general and administrative expense will increase in future periods as we selectively add to our corporate and store support functions to support continuing growth and, to a lesser extent, to cover additional legal, accounting, insurance and other regulatory costs as a result of being a public company. The components of selling, general and administrative expense may not be comparable to those of other retailers.

Depreciation and Amortization Expense

Depreciation and amortization expense consists primarily of depreciation of our leasehold improvements and equipment and to a lesser extent, amortization of our finite-lived assets. We expect that depreciation expense will continue to increase as we open more stores.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
	(dollars in thousands, except per share and store data)

Consolidated Statement of Operations Data:
Net sales	$168,100	$124,701	$90,262
Cost of goods sold (exclusive of depreciation shown separately below)	60,903	46,275	36,435

Gross profit	107,197	78,426	53,827
Selling, general and administrative expense	69,681	50,571	38,142
Depreciation and amortization expense	5,927	4,361	3,489

Income from operations	31,589	23,494	12,196
Interest expense, net	1,673	2,585	2,435

Income before income taxes	29,916	20,909	9,761
Provision for income taxes	12,157	8,906	4,470

Net income	$17,759	$12,003	$5,291

Net income per share:
Basic	$0.47	$0.33	$0.14
Diluted	$0.46	$0.32	$0.14

Weighted average shares outstanding:
Basic	37,481,072	36,749,460	36,749,460
Diluted	38,419,308	37,725,067	37,322,198

Percentage of Net Sales:
Net sales	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation shown separately below)	36.2%	37.1%	40.4%

Gross profit	63.8%	62.9%	59.6%
Selling, general and administrative expense	41.5%	40.6%	42.2%
Depreciation and amortization expense	3.5%	3.5%	3.9%

Income from operations	18.8%	18.8%	13.5%
Interest expense, net	1.0%	2.1%	2.7%

Income before income taxes	17.8%	16.8%	10.8%
Provision for income taxes	7.2%	7.1%	4.9%

Net income	10.6%	9.6%	5.9%

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
	(dollars in thousands, except per share and store data)

Store Data (unaudited):

Number of stores at end of period	200	146	108
Comparable store sales growth for period, including e-commerce (1)	8.6%	11.4%	10.7%
Comparable store sales growth for period, excluding e-commerce (2)	5.5%	8.7%	6.9%
Average net sales per comparable store (in thousands) (3)	$913	$862	$808
Gross square footage at end of period (in thousands)	184	130	95
Sales per gross square foot (4)	$980	$994	$935

(1)	Includes comparable store sales from all company-owned stores that have been open for at least 15 full fiscal months and sales from our website www.teavana.com.
(2)	Comparable store sales, excluding e-commerce, include net sales from all company-owned stores that have been open for at least 15 full fiscal months. Comparability is typically achieved 12 months after the initial three-month period from opening during which new stores typically experience higher-than-average sales volumes.
(3)	Average net sales per comparable store is calculated by dividing total sales per period for stores open 15 full fiscal months or more as of the beginning of each respective fiscal period by the total number of such stores. This methodology excludes the effects of the initial three-month period of higher-than-average sales volumes and also excludes e-commerce sales.
(4)	Sales per gross square foot is calculated by dividing total net sales for all stores, excluding e-commerce, by the average gross square footage for the period. Average gross square footage for the period is calculated by dividing the sum of the total gross square footage at the beginning and at the end of each period by two.

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010

Product Categories (unaudited):

Tea	55%	56%	54%
Merchandise	41%	40%	42%
Beverage	4%	4%	4%

	100%	100%	100%

Fiscal 2011 Compared to Fiscal 2010

Net Sales

Net sales increased by 34.8%, or $43.4 million, to $168.1 million in fiscal 2011 from $124.7 million in fiscal 2010, resulting from a $36.4 million increase in non-comparable store sales, a $5.6 million increase in comparable store sales, excluding e-commerce, and a $1.4 million increase in other sales.

Non-comparable store sales increased by $36.4 million in fiscal 2011 due to sales from 54 new stores that were not open in fiscal 2010 and sales from 8 stores that had not yet become comparable stores in fiscal 2011. There were 62 non-comparable stores as of January 29, 2012 compared to 41 as of January 30, 2011.

Comparable store sales, including e-commerce, increased by 8.6% in fiscal 2011 due to a 6.4% increase in the average transaction size at our comparable stores and through our website, coupled with a 2.2% increase in the number of transactions due primarily to the growth of our e-commerce business.

Comparable store sales, excluding e-commerce, increased by 5.5%, or $5.6 million, in fiscal 2011 due to a 6.1% increase in the average transaction size at our comparable stores and a 0.6% decrease in the number of transactions. Transaction size at our comparable stores increased to $40 in fiscal 2011 from $38 in fiscal 2010. There were 138 comparable stores open as of January 29, 2012 compared to 105 as of January 30, 2011.

Other sales increased by $1.4 million due primarily to an increase of $4.0 million in e-commerce sales, partially offset by a decrease of $2.6 million in other sales driven primarily by the elimination of the SpecialTeas brand at the end of fiscal 2010.

Gross Profit

Gross profit increased by 36.7%, or $28.8 million, to $107.2 million in fiscal 2011 from $78.4 million in fiscal 2010. Gross margin increased to 63.8% in fiscal 2011 from 62.9% in fiscal 2010, due primarily to an increase in product margins primarily in our merchandise category attributable to our direct sourcing initiative. We do not expect the increase in product margins experienced during the previous two fiscal years to continue as the gains from the initiative driving these increases have been fully realized.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by 37.8%, or $19.1 million, to $69.7 million in fiscal 2011 from $50.6 million in fiscal 2010. As a percentage of net sales, selling, general and administrative expense increased to 41.5% in fiscal 2011 from 40.6% in fiscal 2010. The components that contributed to this increase are described below.

Store operating expenses increased by 39.3%, or $13.4 million, in fiscal 2011 due primarily to the operation of 200 stores as of January 29, 2012 compared to the operation of 146 stores as of January 30, 2011. As a percentage of net sales, store operating expenses increased to 28.2% in fiscal 2011 from 27.3% in fiscal 2010 due partially to net sales from stores comprising a larger percentage of our total net sales driven by the elimination of the SpecialTeas brand at the end of fiscal 2010. Store operating expenses as a percentage of net sales from stores increased to 30.8% in fiscal 2011 from 30.4% in fiscal 2010 due primarily to higher training and related costs.

Store pre-opening expenses increased by 46.2%, or $0.8 million, in fiscal 2011 due primarily to the timing of store openings and the number of store openings. We opened 54 new stores in fiscal 2011 compared to 38 new stores in fiscal 2010. As a percentage of net sales, store pre-opening expenses increased to 1.4% in fiscal 2011 from 1.3% in fiscal 2010 due primarily to the timing of store openings.

Other administrative expenses increased by 33.4%, or $4.9 million, in fiscal 2011 due primarily to the increased cost to support 200 stores in fiscal 2011 compared to 146 stores in fiscal 2010, coupled with additional costs associated with being a public company. As a percentage of net sales, other administrative expenses remained relatively flat at 11.9% for fiscal 2011 as compared to 12.0% in fiscal 2010.

Depreciation and Amortization Expense

Depreciation and amortization expense increased by 35.9%, or $1.5 million, to $5.9 million in fiscal 2011 from $4.4 million in fiscal 2010. The increase in depreciation and amortization expense was due primarily to approximately $5.0 million in additional capital expenditures during fiscal 2011 as compared to fiscal 2010. As a percentage of net sales, depreciation and amortization expense remained flat at 3.5% for fiscal 2011 and 2010.

Interest Expense, Net

Interest expense, net decreased by 35.3%, or $0.9 million, to $1.7 million in fiscal 2011 from $2.6 million in fiscal 2010 due primarily to the elimination of approximately $0.9 million in accretion from our Series A redeemable preferred stock. The Series A redeemable preferred stock was redeemed at the consummation of our

Offering on August 2, 2011, as more fully explained in Note 5 – “Common and Preferred Stock and Stockholders’ Equity” in the notes to our consolidated financial statements included in this Annual Report on Form 10-K.

Provision for Income Taxes

Our provision for income taxes increased by 36.5%, or $3.3 million, to $12.2 million in fiscal 2011 from $8.9 million in fiscal 2010. The increase in our provision for income taxes was due primarily to the $9.0 million increase in our income before income taxes. Our effective tax rates were 40.6% and 42.6% for fiscal 2011 and fiscal 2010, respectively. There was a favorable impact to the effective tax rate for fiscal 2011 as compared to fiscal 2010 as a result of the non-deductible accretion related to our Series A redeemable preferred stock representing a lower percentage of our income before income taxes in fiscal 2011 than in fiscal 2010. This decrease was partially offset by an increase in the overall state income tax rate, which is primarily attributable to increased profitability in higher tax rate state jurisdictions in which income is earned. The Series A redeemable preferred stock was fully redeemed at the consummation of the Offering as more fully explained in Note 5 – “Common and Preferred Stock and Stockholders’ Equity” included in this Annual Report on Form 10-K, and will not subsequently impact our effective tax rate.

Net Income

As a result of the foregoing, net income increased by 48.0%, or $5.8 million, to $17.8 million in fiscal 2011 from $12.0 million in fiscal 2010. Net income as a percentage of net sales increased to 10.6% in fiscal 2011 from 9.6% in fiscal 2010.

Fiscal 2010 Compared to Fiscal 2009

Net Sales

Net sales increased by 38.2%, or $34.4 million, to $124.7 million in fiscal 2010 from $90.3 million in fiscal 2009, resulting from a $24.8 million increase in non-comparable store sales, a $6.5 million increase in comparable store sales and a $3.1 million increase in other sales.

Non-comparable store sales increased by $24.8 million in fiscal 2010 due to sales from 38 new stores that were not open in fiscal 2009 and sales from three stores that had not yet become comparable stores in fiscal 2010. There were 41 non-comparable stores as of January 30, 2011 compared to 31 as of January 31, 2010.

Comparable store sales, including e-commerce, increased by 11.4% in fiscal 2010 due to a 7.2% increase in the average transaction size at our comparable stores and through our website, coupled with a 4.6% increase in the number of transactions due primarily to the growth in our e-commerce sales.

Comparable store sales, excluding e-commerce, increased by 8.7%, or $6.5 million, in fiscal 2010 due to an 8.1% increase in the average transaction size at our comparable stores and a 0.6% increase in the number of transactions. Transaction size at our comparable stores increased to $36 in fiscal 2010 from $33 in fiscal 2009. There were 105 comparable stores open as of January 30, 2011 compared to 77 as of January 31, 2010.

Other sales increased by $3.1 million due primarily to an increase of $2.6 million in e-commerce sales and to a lesser extent, increases in sales to and royalties from franchisees and revenue from gift-card breakage.

The increase in the tea category as a percentage of net sales and the corresponding decrease in the merchandise category in fiscal 2010 were due primarily to the sales mix shift towards tea that our stores generally experience as they mature.

Gross Profit

Gross profit increased by 45.7%, or $24.6 million, to $78.4 million in fiscal 2010 from $53.8 million in fiscal 2009. Gross margin increased to 62.9% in fiscal 2010 from 59.6% in fiscal 2009, due primarily to the sales mix shift from merchandise towards higher-margin tea that our stores generally experience as they mature. The improvement in gross margin was also driven by an increase in product margins primarily in our merchandise category, as well as a reduction of our store occupancy costs as a percentage of net sales.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by 32.6%, or $12.4 million, to $50.6 million in fiscal 2010 from $38.1 million in fiscal 2009. As a percentage of net sales, selling, general and administrative expense decreased to 40.6% in fiscal 2010 from 42.2% in fiscal 2009. The components that contributed to this increase are described below.

Store operating expenses increased by 32.9%, or $8.4 million, in fiscal 2010 due primarily to the operation of 146 stores as of January 30, 2011 compared to the operation of 108 stores as of January 31, 2010. As a percentage of net sales, store operating expenses decreased to 27.3% in fiscal 2010 from 28.3% in fiscal 2009.

Store pre-opening expenses increased by 96.0%, or $0.8 million, in fiscal 2010 due primarily to the timing of the opening of 38 new stores in fiscal 2010 compared to the timing of the opening of 21 new stores in fiscal 2009. As a percentage of net sales, store pre-opening expenses increased to 1.3% in fiscal 2010 from 0.9% in fiscal 2009.

Other administrative expenses increased by 27.3%, or $3.2 million, in fiscal 2010 due primarily to the increased cost to support 146 stores in fiscal 2010 compared to 108 stores in fiscal 2009, including an increase in occupancy expense attributable to the relocation and expansion of our store support center in fiscal 2010. As a percentage of net sales, other administrative expenses decreased to 12.0% in fiscal 2010 from 13.0% in fiscal 2009.

Depreciation and Amortization Expense

Depreciation and amortization expense increased by 25.0%, or $0.9 million, to $4.4 million in fiscal 2010 from $3.5 million in fiscal 2009. The increase in depreciation and amortization expense was due primarily to capital expenditures of $12.6 million incurred in fiscal 2010 to build new stores and, to a lesser extent, for leasehold improvements at our new store support center. As a percentage of net sales, depreciation and amortization expense decreased to 3.5% in fiscal 2010 from 3.9% in fiscal 2009.

Interest Expense, Net

Interest expense, net increased by 6.2%, or $0.2 million, to $2.6 million in fiscal 2010 from $2.4 million in fiscal 2009 due primarily to an increase of approximately $0.4 million in accretion from our Series A redeemable preferred stock, partially offset by a decrease in interest expense of approximately $0.2 million on our revolving credit facility due to a lower average balance of borrowings throughout fiscal 2010. The Series A redeemable preferred stock was redeemed at the consummation of our Offering as more fully explained in Note 5 – “Common and Preferred Stock and Stockholders Equity,” in the notes to our consolidated financial statements included in this Annual Report on Form 10-K.

Provision for Income Taxes

Our provision for income taxes increased by 99.2%, or $4.4 million, to $8.9 million in fiscal 2010 from $4.5 million in fiscal 2009. The increase in our provision for income taxes was due primarily to the $11.1 million increase in our income before income taxes. Our effective tax rates were 42.6% and 45.8% for fiscal 2010 and fiscal 2009, respectively. Our effective tax rate decreased due primarily to non-deductible accretion related to our Series A redeemable preferred stock representing a lower percentage of our income before income taxes in fiscal 2010 than in fiscal 2009. The Series A redeemable preferred stock was redeemed at the consummation of our Offering, as more fully explained in Note 5 – “Common and Preferred Stock and Stockholders’ Equity,” in the notes to our consolidated financial statements included in this Annual Report on Form 10-K and will not impact our effective tax rate in periods subsequent to the Offering.

Net Income

As a result of the foregoing, net income increased by 126.9%, or $6.7 million, to $12.0 million in fiscal 2010 from $5.3 million in fiscal 2009. Net income as a percentage of net sales increased to 9.6% in fiscal 2010 from 5.9% in fiscal 2009.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations and borrowings under our revolving credit facility. Our primary cash needs are for capital expenditures and working capital needs.

Capital expenditures typically vary depending on the timing of new store openings and infrastructure-related investments. During fiscal 2012, we plan to spend approximately $20.0 million on capital expenditures. We expect to devote approximately 80% of this capital expenditure budget to construct and open approximately 60 new stores and renovate a small number of existing stores, with the remainder projected to be spent primarily on continued investment in our information technology systems and on the expansion and improvement of our distribution center.

Our primary working capital requirements are for the purchase of inventory and payment of payroll, rent and other store operating costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak shopping season in the fourth fiscal quarter. Fluctuations in working capital are also driven by the timing of new store openings.

Historically, we have funded our capital expenditures and working capital requirements during the fiscal year with borrowings under our revolving credit facility, which we have typically paid down at the end of the fiscal year with cash generated during our peak selling season in the fourth quarter. Our utilization of our revolving credit facility, and therefore the amount of indebtedness outstanding under it, has tended to be highest in the beginning of the fourth quarter of each fiscal year.

We believe that our cash position and net cash provided by operating activities and availability under our revolving credit facility will be adequate to finance our planned capital expenditures and working capital requirements for the foreseeable future.

Cash Flows

A summary of our cash flows provided by and used in operating, investing and financing activities is presented in the following table:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
	(dollars in thousands)

Cash flows provided by (used in):
Operating activities	$20,955	$19,397	$11,071
Investing activities	(17,566)	(12,560)	(6,640)
Financing activities	6,525	(250)	(4,285)

Effect of exchange rates on cash and cash equivalents	3	—	—

Increases in cash and cash equivalents	$9,917	$6,587	$146

Operating Activities

Cash flows from operating activities consist primarily of net income adjusted for non-cash items, including depreciation and amortization expense, non-cash interest expense, stock-based compensation expense, deferred taxes and the effect of working capital changes.

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
	(dollars in thousands)

Cash flows from operating activities:
Net income	$17,759	$12,003	$5,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	5,927	4,361	3,489
Non-cash interest expense	1,327	2,279	1,925
Stock-based compensation	790	157	169
Excess tax benefit from stock option exercises	(2,925)	—	—
Deferred income taxes	1,940	(253)	532
Other	160	130	—
Change in working capital	(4,023)	720	(335)

Net cash provided by operating activities	20,955	$19,397	$11,071

Net cash provided by operating activities increased by $1.6 million to $21.0 million in fiscal 2011 from $19.4 million in fiscal 2010. This increase was primarily due to a $5.8 million increase in net income, partially offset by an increase in cash used by working capital components less the net effect of the other adjustments detailed in the table above. The increase in cash used by net working capital components at the end of fiscal 2011 is primarily related to additional inventory and vendor purchases and other prepayments, partially offset by increases in our deferred rent, deferred tax liability and accounts payable balances all associated with the growth of our business.

Net cash provided by operating activities increased by $8.3 million to $19.4 million in fiscal 2010 from $11.1 million in fiscal 2009, due primarily to a $6.7 million increase in net income and, to a lesser extent, a $2.4 million increase in depreciation and amortization expense, non-cash interest expense, change in working capital and other, partially offset by a decrease of approximately $0.8 million related to deferred income taxes and stock-based compensation.

Investing Activities

Cash flows from investing activities consist primarily of capital expenditures for new and, to a lesser extent, existing stores, as well as for investments in our store support center, information technology systems and our distribution center to support our planned growth.

Capital expenditures increased by $5.0 million, to $17.6 million in fiscal 2011 from $12.6 million in fiscal 2010. This increase was due primarily to the opening of 54 new stores, and to a lesser extent, the expansion of our store support center and expansion and improvement of our distribution center during fiscal 2011. We opened 54 new stores during fiscal 2011 as compared to 38 stores during fiscal 2010.

Capital expenditures increased by $6.0 million, to $12.6 million in fiscal 2010 from $6.6 million in fiscal 2009. This increase was due primarily to the opening of 38 new stores, and to a lesser extent, to the relocation and expansion of our store support center.

Financing Activities

Cash flows from financing activities consist primarily of borrowings and payments on our revolving credit facility and its related financing costs. In addition, we completed our Offering on August 2, 2011, which resulted in net proceeds to us of $15.1 million after deducting underwriting discounts and other legal and related costs of the transaction.

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
	(dollars in thousands)

Cash flows from financing activities:
Proceeds from revolving credit facility	$181,414	$132,239	$93,980
Payments on revolving credit facility	(182,414)	(132,239)	(98,265)
Payments on note payable	—	(250)	—
Proceeds from initial public offering, net	15,079	—	—
Proceeds from stock options exercised	637	—	—
Payment to redeem Series A redeemable preferred stock liability	(10,683)	—	—
Cash paid for financing costs	(433)	—	—
Excess tax benefit from stock option exercises	2,925	—	—

Net cash provided by (used in) financing activities	$6,525	$(250)	$(4,285)

Net cash provided by financing activities increased by $6.8 million during fiscal 2011 as a result of $6.5 million in cash provided by financing activities compared to a $0.3 million use of cash from financing activities in fiscal 2010. This increase was primarily attributable to the net proceeds of approximately $15.1 million from our Offering, consummated on August 2, 2011, and proceeds of approximately $0.6 million from options exercised with or after our Offering. The net proceeds from our Offering were used by us primarily to redeem the Series A preferred stock liability of approximately $10.7 million and repay amounts outstanding on our revolving credit facility. The exercise of stock options also resulted in the recognition of a tax benefit of approximately $2.9 million.

Net cash used in financing activities decreased by $4.0 million to $0.3 million in fiscal 2010 from $4.3 million in fiscal 2009 due primarily to reductions in net payments on our revolving credit facility of $4.3 million. This decrease in net cash used in financing activities was partially offset by the payment of a $0.3 million note payable in fiscal 2010.

Revolving Credit Facility

On June 12, 2008, we entered into a loan and security agreement with Fifth Third Bank for a three-year revolving credit facility. On April 22, 2011, we entered into an amendment to the existing loan and security agreement, which extends the maturity of this facility until April 22, 2016. On October 6, 2011, we entered into a second amendment to the loan and security agreement that, among other things, permitted the creation of a subsidiary and certain inter-company transfers.

Under the amended revolving credit facility, our borrowing capacity is equal to the lesser of (i) the Maximum Revolving Facility (as defined), less the undrawn face amount of any letters of credit outstanding at the time a drawdown on the revolving credit facility is made, and (ii) the Borrowing Base (as defined). The Maximum Revolving Facility is equal to $40.0 million. The Borrowing Base is defined as the sum of (i) 200% of Consolidated EBITDA (as defined) for the most recent trailing twelve-month period for which financial statements are available, minus (ii) the aggregate undrawn face amount of any letters of credit outstanding at the time a drawdown on the revolving credit facility is made, minus (iii) such reserves as may be established by the lender in its Permitted Discretion (as defined) but not to exceed 35% of the Borrowing Base. The credit facility includes a $5.0 million sublimit for the issuance of letters of credit.

Indebtedness incurred under the revolving credit facility bears interest at a rate of LIBOR (subject to a minimum level of 1.5%) plus an applicable margin of 4.50% or at a rate of the lender’s base commercial lending rate plus an applicable margin of 3.00%. The interest rate on outstanding borrowings under our revolving credit facility under the amended loan and security agreement was 6.25%, under the lender’s base commercial lending rate, as of January 29, 2012. Our excess borrowing capacity was $39.9 million as of January 29, 2012, with no amounts drawn on our revolving credit facility as of this date and undrawn face amounts on letters of credit of $0.1 million as of this date. As inventory levels and capital expenditures increase during the third quarter, draws on our amended credit facility increase. During fiscal 2011, the maximum amount drawn on the credit facility was approximately $8.5 million, but remained below these levels for the majority of the fiscal year.

The amended loan and security agreement includes certain financial covenants. The financial covenants include the requirements to: (i) maintain a ratio of Consolidated Free Cash Flow to Consolidated Fixed Charges (as such terms are defined); (ii) maintain a ratio of Debt (as defined) to Consolidated EBITDA; (iii) limit our annual Consolidated Capital Expenditures (as defined); and (iv) limit our Consolidated Net Capital Expenditures (defined as Consolidated Capital Expenditures minus a specified amount of capital expenditures related to new-store openings determined on the basis of our Consolidated Leverage Ratio).

The amended loan and security agreement includes customary negative and affirmative covenants. The negative covenants include, among others, limitations on: indebtedness; the payment of dividends; liens; the disposition of assets; consolidations and mergers; loans and investments; transactions with affiliates; restricted payments; sale-leaseback transactions; incurrence of certain restrictions by subsidiaries; other negative pledges; and foreign assets. The affirmative covenants include, among others, the requirement to provide audited annual and unaudited monthly financial statements, quarterly and annual compliance certificates, and other financial and operating information. Indebtedness incurred under the amended loan and security agreement is collateralized by substantially all of our assets. As of January 29, 2012, we believe we were in compliance with the financial covenants and other covenants applicable to us under the amended loan and security agreement.

Off-Balance Sheet Arrangements

As of and for the three fiscal years ended January 29, 2012, except for operating leases entered into in the normal course of business, we were not party to any material off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, net sales, expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of January 29, 2012, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments due by Period
	Total Obligations	<1 Year	2-3 Years	4-5 Years	Thereafter
	(dollars in thousands)
Operating lease obligations (1)	140,331	14,709	34,286	32,997	58,339
Construction-related obligations	3,684	3,684	—	—	—
Purchase obligations (2)	6,753	6,753	—	—	—

Total contractual obligations	$150,768	$25,146	$34,286	$32,997	$58,339

(1)	Operating lease obligations reflect base rent and exclude insurance, taxes, maintenance and other related leasing costs. Other related leasing costs including insurance, taxes and maintenance comprise approximately 40% of the base rent obligation.
(2)	Purchase obligations consist primarily of inventory purchase orders. Our inventory purchase orders are cancellable with limited or no recourse available to the vendor until the inventory is shipped to us.

Critical Accounting Policies and Estimates

Overview

We have identified the policies below as critical to our business operations and understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect our reported and expected financial results. Our consolidated financial statements, which have been prepared in accordance with US generally accepted accounting principles (“US GAAP”), require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, cash flows and related disclosures. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. For a detailed discussion on the application of these and other accounting policies, See Note 1, “Business and Summary of Significant Accounting Policies,” in our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

We believe that our most critical accounting policies relate to the following:

•	Inventory

•	Income Taxes

•	Self-Funded Insurance

•	Fair Value Measurements

•	Stock-based Compensation

Inventory

Our inventory consists of tea and tea-related merchandise and is stated at the lower of cost (weighted-average method for stores and FIFO for warehouse) or market (net realizable value). Market value is determined based on replacement cost. We directly import the majority of our inventory and include the related costs of freight to our distribution center and shipping costs from our distribution center to our stores in our capitalized cost of inventory. We review our inventory levels to identify slow-moving or obsolete tea and tea-related merchandise and use the reserve method to account for such inventory and inventory shrinkage. The reserve method requires judgment based on inventory balances and historical trends of product sales and product mix. We believe that our assumptions are reasonable based on our experience, although actual results may have a positive or negative material impact on the net realizable value of inventory. For example, if future demand or market conditions for our products are less favorable than forecasted or if unforeseen circumstances impact the demand of the inventory, we may be required to record additional reserves which would negatively impact the results of operations in the period the write-downs were recorded. Additionally, we do not believe that our tea and tea related merchandise inventories are subject to significant risk of obsolescence in the near term, and we have the ability to adjust purchasing practices based on anticipated sales trends and general economic conditions. However, changes in consumer purchasing patterns or deterioration in product quality could result in the need for additional reserves. Changes to the inventory reserve are recorded in cost of goods sold in the consolidated statements of operations.

Income Taxes

We use the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are provided on temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements at the enacted tax rate expected to be in effect when the taxes are actually paid. The value of our deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we may be required to record a valuation allowance against our deferred tax assets resulting in an increase to our provision for income taxes that would be charged to earnings in the period such determination is made. We recognize interest and penalties associated with unrecognized tax positions within our provision for income taxes.

In January 2007, we adopted new accounting guidance for income taxes with respect to unrecognized tax positions as set forth by the Financial Accounting Standards Board, or FASB, in ASC 740-Accounting for Income Taxes (“ASC 740”). As a result of the new guidance, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur under ASC 740. The amount recognized is the largest amount of tax benefit that has a greater than 50% cumulative likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The accounting for ASC 740-10, Accounting for Uncertain Tax positions, will continue to require significant judgment by management in accounting for uncertainty in income taxes recognized in the financial statements. Additionally, resolution of these uncertainties in a manner inconsistent with our expectations could have a material impact on our results of operations.

Additionally, the calculation of tax liabilities involves significant judgment in estimating the impact of certain uncertainties in the application of Generally Accepted Accounting Principles in the US and complex tax laws. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on the company’s financial condition and results of operations. See Note 1, “Business and Summary of Significant Accounting Policies,” in our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

Self-Funded Medical Insurance

In fiscal 2010, we moved from a fully insured to a self-funded medical insurance plan. We contracted with an administrative service company, or a “third party administrator,” to supervise and administer the program and act as its fiduciary and representative. We have reduced our risk under this self-funded plan by purchasing both specific and aggregate stop-loss insurance coverage for individual claims and total annual claims in excess of prescribed limits. We record estimates for claim liabilities based on information provided by the third party administrator, historical claims experience, the life cycle of claims, expected costs of claims incurred but not paid and expected costs to settle unpaid claims. Although we believe that we have the ability to reasonably estimate losses related to claims, actual claims experience may differ from our initial estimates. This liability is subject to a total limitation that varies based on employee enrollment and factors that are established at each annual contract renewal. Costs related to the administration of the plan and related claims are expensed as incurred. As facts change, such as the regulatory environment, discount rates, projected exposure, including payroll, as well as the frequency, lag and severity of claims, it may become necessary to make adjustments to assumptions used in the calculation of the related liability that could be material to our results of operations and financial condition.

Fair Value Measurements

The guidance for fair value measurements establishes the authoritative definition of fair value, sets out a framework for measuring fair value and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. We use a three-tier fair value hierarchy based upon observable and non-observable inputs as described further in Note 6 – “Fair Value Measurements” in our consolidated financial statements included in this Annual Report on Form 10-K.

Our financial instruments have historically consisted primarily of our Class B redeemable common stock, classified as temporary equity and measured using Level 3 inputs. To determine the estimated fair value of our Class B redeemable common stock at January 30, 2011 and up to the commencement of public trading of our common stock on July 28, 2011; we performed contemporaneous valuations using the market approach under the assumption that we would complete an initial public offering within the first half of fiscal 2011 given we had selected investment banks to assist us in this process and had agreed upon a timeline with these investment banks to complete an initial public offering within this timeframe. These valuations utilized the forecasts we prepared for our selection process with investment banks and the resulting initial public offering valuation metrics and methodologies presented to us by these investment banks. In particular, we considered the public market valuations of other high-growth specialty retailers and the corresponding ratios of market value to variables such as current and projected net income and revenue for these comparable companies. We applied these multiples to both our current and projected financial performance to determine our estimated enterprise value. Management’s estimate of fair value related to the Class B redeemable common stock did not differ significantly from the Offering Price once our stock became publically traded. As a result, the trading of our common stock, a similar instrument, provided a quoted price for our Class B redeemable common stock. On August 2, 2011, in conjunction with the Offering as more fully described in Note 5 – “Common and Preferred Stock and Stockholders’ Equity,” in our consolidated financial statements included in this Annual Report on Form 10-K, all shares of our Class B redeemable common stock were converted into shares of Class A common stock and subsequently common stock, resulting in the reclassification of temporary equity into additional paid-in capital. Due to this reclassification into permanent equity upon redemption of the Class B redeemable common stock, fair value re-measurement is no longer required for periods subsequent to the Offering. As such, because the company’s balances measured at fair value on a recurring basis consisted solely of the Class B redeemable common stock, there were no financial instruments of this nature as of January 29, 2012.

Stock-based Compensation

Our stock-based awards are accounted for under the provisions of FASB ASC Topic No. 718 – Stock Compensation. We measure and recognize stock-based compensation expense based on the fair value measurement for all stock-based payment awards made to our employees and directors, primarily stock options, over the service period for which the awards are expected to vest. We calculate the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The determination of the fair value of stock option awards on the date of grant using an option-pricing model is affected by our stock price as well as a number of highly judgmental assumptions including expected term, expected volatility, risk-free interest rate and dividend yield. The expected term reflects the application of the simplified method defined as the average of the contractual term of the options and the weighted-average vesting period for all option tranches. The expected volatility incorporates the historical volatility of similar entities whose share prices are publically available. We plan to continue to use comparable volatilities of other companies until we believe we have sufficient historical data to derive an accurate measure of volatility from our own stock price. Volatility is one of the more sensitive inputs to calculate the grant date fair value of our option grants. While we are not aware of any news or disclosures by our peers that may impact their respective volatility, there is a risk that our peer group volatility may increase, thereby increasing any prospective future compensation expense that will result from future option grants. We use a risk-free interest rate based on US Treasury instruments whose maturities are commiserate to the expected term of the award being valued. The expected dividend yield is based on our expectation of not paying dividends on common stock for the foreseeable future. If any of these assumptions used in the Black-Scholes option pricing model change significantly, future stock-based compensation expense may differ materially in future periods as compared to amounts historically and currently recorded. Additionally, future stock-based compensation cost will increase when we grant additional equity awards to employees or directors and modifications or repurchases of awards may require us to incur additional cost.

In addition, we are required to estimate the expected forfeiture rate and therefore only recognize compensation expense associated with options expected to vest. We estimate the forfeiture rate based on historical experience and update annually for actual forfeitures. To the extent our actual forfeiture rate is different from our estimates, stock-based compensation expense may be adjusted.

Recent Accounting Pronouncements

In addition to the accounting pronouncements discussed above in conjunction with our critical accounting policies, we believe the following accounting pronouncements not yet adopted are important to an understanding of our consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued Accounting Standards Update, (“ASU”) Topic No. 2011-04 – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), which amends certain accounting and disclosure requirements related to fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, which corresponds to our first quarter of fiscal 2012. We expect adoption to have no material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05—Presentation of Comprehensive Income (“ASU 2011-05”), which was issued to enhance comparability between entities that report under US GAAP and IFRS, and to provide a more consistent method of presenting non-owner transactions that affect an entity’s equity. ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity as a single line item, but requires presentation of the total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, which corresponds to our first quarter of fiscal 2012. Early adoption of the new guidance is permitted and full retrospective application is required. We do not expect adoption to have a material impact on our consolidated financial statements.

Additionally, ASU 2011-12 – Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in ASU 2011-05 (“ASU 2011-12”) was issued on December 23, 2011 and has deferred the specific requirement within ASU 2011-05 to present, on the face of the financial statements, items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. Entities should continue to report reclassifications out of accumulated comprehensive income consistent with the presentation requirements in effect prior to the issuance of ASU 2011-05. We do not expect this deferral to have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU Topic No. 2011-08, Intangibles – Goodwill and Other (“ASU 2011-08”). ASU 2011-08 is intended to simplify goodwill impairment testing by permitting an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying value before performing the two-step goodwill impairment test that currently exists. The amendment includes a number of events and circumstances for an entity to consider in conducting the qualitative assessment. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, which corresponds to our first quarter of fiscal 2012. We will adopt the amendment in the first quarter of fiscal 2012 and do not expect its adoption to have a material impact on our consolidated financial statements.

There were various other accounting standards and interpretations issued during fiscal 2011 that we have not yet been required to adopt, none of which are expected to have a material impact on our consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

Our revolving credit facility carries floating interest rates that are tied to LIBOR or our lender’s base commercial lending rate (prime), and therefore, our consolidated statements of operations and cash flows will be exposed to changes in interest rates. We do not use derivative financial instruments for speculative or trading purposes; however, this does not preclude our adoption of specific hedging strategies in the future. A 10% increase or decrease in market interest rates would not have a material impact on our financial condition, results of operations or cash flows.

Foreign Exchange Risk

Except for our Canadian stores, one of which was in operation on January 29, 2012, we do not currently generate any portion of our net sales in any currency other than the US dollar. We currently source a portion of our inventory of teas and tea-related merchandise in Europe and Japan and incur a limited portion of those related costs in Euro and in Japanese yen. Historically, we have not been impacted materially by fluctuations in the US Dollar/Euro and US Dollar/Japanese yen exchange rates and do not expect to be impacted materially for the foreseeable future. However, if our purchases of inventory in Euro and in Japanese yen increase, and to the extent that we commence generating significant net sales outside of the United States that are denominated in currencies other than the US dollar, our results of operations could be adversely impacted by changes in exchange rates. We do not currently hedge foreign currency fluctuations and do not intend to do so for the foreseeable future.

Item 8.	Financial Statements and Supplementary Data.

Teavana Holdings, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	E-49
Consolidated Balance Sheets as of January 29, 2012 and January 30, 2011	E-50
Consolidated Statements of Operations for the years ended January 29, 2012, January 30, 2011 and January 31, 2010	E-51
Consolidated Statements of Changes in Redeemable Common Stock and Stockholders’ Equity (Deficit) for the years ended January 29, 2012, January 30, 2011 and January 31, 2010	E-52
Consolidated Statements of Cash Flows for the years ended January 29, 2012, January 30, 2011 and January 31, 2010	E-53
Notes to Consolidated Financial Statements	E-54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Teavana Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Teavana Holdings, Inc. and Subsidiaries (a Delaware corporation) (collectively, the “Company”) as of January 29, 2012 and January 30, 2011, and the related consolidated statements of operations, redeemable common stock and stockholder’s equity (deficit), and cash flows for each of the three years in the period ended January 29, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teavana Holdings, Inc. and Subsidiaries as of January 29, 2012 and January 30, 2011, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

April 13, 2012

TEAVANA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	January 29, 2012	January 30, 2011
Assets
Current assets
Cash and cash equivalents	$17,818	$7,901
Prepaid expenses and other current assets	2,475	2,333
Prepaid rent	1,856	1,400
Inventory	25,676	16,928
Deferred tax asset, current	1,839	1,629

Total current assets	49,664	30,191
Property and equipment, net	42,785	31,028
Goodwill	2,394	2,394
Other non-current assets	775	513

Total assets	$95,618	$64,126

Liabilities, Redeemable Common Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$3,898	$3,631
Income taxes payable	1,821	4,809
Deferred revenue	1,813	1,344
Series A redeemable preferred stock, $.0001 par value; no shares and 10,683,333 shares authorized, issued and outstanding as of January 29, 2012 and January 30, 2011, respectively	—	12,992
Other current liabilities	5,034	5,539

Total current liabilities	12,566	28,315
Long-term liabilities
Deferred rent	12,905	7,524
Deferred tax liability, non-current	2,570	420
Long-term debt	—	1,000
Other long-term liabilities	575	525

Total long-term liabilities	16,050	9,469

Total liabilities	28,616	37,784

Commitments and contingencies (Note 13)

Redeemable common stock

Class B redeemable common stock, $.00003 par value; no shares and 50,000,000 shares authorized as of January 29, 2012 and January 30, 2011, respectively; no shares and 9,005,217 shares issued and outstanding as of January 29, 2012 and January 30, 2011, respectively	—	81,401

Stockholders’ equity (deficit)

Class A common stock, $.00003 par value; no shares and 50,000,000 shares authorized as of January 29, 2012 and January 30, 2011, respectively; no shares and 27,744,243 shares issued and outstanding as of January 29, 2012 and January 30, 2011, respectively	—	1

Common stock, $.00003 par value; 100,000,000 shares and no shares authorized as of January 29, 2012 and January 30, 2011, respectively; 38,281,836 shares and no shares issued and outstanding as of January 29, 2012 and January 30, 2011, respectively	1	—
Additional paid-in capital	276,782	—
Accumulated deficit	(209,792)	(55,060)
Accumulated other comprehensive income	11	—

Total stockholders’ equity (deficit)	67,002	(55,059)

Total liabilities, redeemable common stock and stockholders’ equity (deficit)	$95,618	$64,126

The accompanying notes are an integral part of these consolidated financial statements

TEAVANA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010

Net sales	$168,100	$124,701	$90,262
Cost of goods sold (exclusive of depreciation shown separately below)	60,903	46,275	36,435

Gross profit	107,197	78,426	53,827
Selling, general and administrative expense	69,681	50,571	38,142
Depreciation and amortization expense	5,927	4,361	3,489

Income from operations	31,589	23,494	12,196
Interest expense, net	1,673	2,585	2,435

Income before income taxes	29,916	20,909	9,761
Provision for income taxes	12,157	8,906	4,470

Net income	$17,759	$12,003	$5,291

Net income per share:
Basic	$0.47	$0.33	$0.14
Diluted	$0.46	$0.32	$0.14

Weighted average shares outstanding:
Basic	37,481,072	36,749,460	36,749,460
Diluted	38,419,308	37,725,067	37,322,198

The accompanying notes are an integral part of these consolidated financial statements

TEAVANA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE COMMON STOCK

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(dollars in thousands, except share data)

	Class B Redeemable Common Stock		Total Redeemable Common Stock	Class A Common Stock		Common Stock		Additional Paid- In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount		Shares	Amount	Shares	Amount
Balance, February 1, 2009	9,005,217	$15,808	$15,808	27,744,243	$1	—	$—	$—	$—	$(7,087)	$(7,086)
Net income	—	—	—	—	—	—	—	—	—	5,291	5,291
Change in fair value of class B redeemable common stock	—	6,080	6,080	—	—	—	—	(169)	—	(5,911)	(6,080)
Stock-based compensation	—	—	—	—	—	—	—	169	—	—	169

Balance, January 31, 2010	9,005,217	$21,888	$21,888	27,744,243	$1	—	$—	$—	$—	$(7,707)	$(7,706)
Net income	—	—	—	—	—	—	—	—	—	12,003	12,003
Change in fair value of class B redeemable common stock	—	59,513	59,513	—	—	—	—	(157)	—	(59,356)	(59,513)
Stock-based compensation	—	—	—	—	—	—	—	157	—	—	157

Balance, January 30, 2011	9,005,217	$81,401	$81,401	27,744,243	$1	—	$—	$—	$—	$(55,060)	$(55,059)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	17,759	17,759
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	11	—	11

Total Comprehensive income											17,770
Change in fair value of Class B redeemable common stock	—	172,546	172,546	—	—	—	—	(55)	—	(172,491)	(172,546)
Stock-based compensation	—	—	—	—	—	—	—	790	—	—	790
Stock issued for stock option exercises	—	—	—	—	—	460,947	—	637	—	—	637
Excess tax benefit from stock option exercises	—	—	—	—	—	—	—	2,925	—	—	2,925
Issuance of common stock in initial public offering (net of issuance costs)	—	—	—	—	—	1,071,429	—	15,079	—	—	15,079
Reclassification of Class B redeemable common stock to Class A common stock	(9,005,217)	(253,947)	(253,947)	9,005,217	—	—	—	253,947	—	—	253,947
Reclassification of Class A common stock to common stock	—	—	—	(36,749,460)	(1)	36,749,460	1	—	—	—	—
Excess accretion of Series A redeemable preferred stock above redemption value	—	—	—	—	—	—	—	3,534	—	—	3,534
Other	—	—	—	—	—	—	—	(75)	—	—	(75)

Balance, January 29, 2012	—	$—	$—	—	$—	38,281,836	$1	$276,782	$11	$(209,792)	$67,002

The accompanying notes are an integral part of these consolidated financial statements

TEAVANA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010

Cash flows from operating activities:
Net income	$17,759	$12,003	$5,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	5,927	4,361	3,489
Non-cash interest expense	1,327	2,279	1,925
Stock-based compensation	790	157	169
Excess tax benefit from stock option exercises	(2,925)	—	—
Deferred income taxes	1,940	(253)	532
Other	160	130	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(117)	(1,114)	46
Prepaid rent	(456)	(338)	(276)
Inventory	(8,748)	(5,313)	(3,646)
Accounts payable	13	669	(1,558)
Income taxes payable	(63)	815	2,772
Deferred revenue	469	260	326
Deferred rent	5,381	3,673	1,124
Other liabilities	(502)	2,068	877

Net cash provided by operating activities	20,955	19,397	11,071
Cash flows from investing activities:
Purchase of property and equipment	(17,566)	(12,560)	(6,640)

Net cash used in investing activities	(17,566)	(12,560)	(6,640)
Cash flows from financing activities:
Proceeds from revolving credit facility	181,414	132,239	93,980
Payments on revolving credit facility	(182,414)	(132,239)	(98,265)
Payment on note payable	—	(250)	—
Proceeds from initial public offering, net	15,079	—	—
Proceeds from stock option exercises	637	—	—
Payment to redeem Series A redeemable preferred stock	(10,683)	—	—
Cash paid for financing costs	(433)	—	—
Excess tax benefit from stock option exercises	2,925	—	—

Net cash provided by (used in) financing activities	6,525	(250)	(4,285)

Effect of exchange rates on cash and cash equivalents:	3	—	—
Net increase in cash and cash equivalents	9,917	6,587	146
Cash and cash equivalents, beginning of fiscal period	7,901	1,314	1,168

Cash and cash equivalents, end of fiscal period	$17,818	$7,901	$1,314

Supplemental disclosure of cash flows informaton:
Cash paid for interest	$342	$331	$510
Cash paid for income taxes	10,280	8,344	1,166
Non-cash change in fair value of Class B redeemable common stock	$172,546	$59,513	$6,080

The accompanying notes are an integral part of these consolidated financial statements

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements

(dollars in thousands, except per share and store data)

1.	Business and Summary of Significant Accounting Policies

Nature of Business

Teavana Holdings, Inc. (the “Company” or “Teavana”) is a specialty retailer of premium loose-leaf teas, authentic artisanal tea wares and other tea-related merchandise. The Company offers its products through 200 Company-owned stores in 39 states, including one store in Canada, and 18 franchised stores primarily in Mexico, as well as through its website, www.teavana.com.

Segment Reporting

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 280, Segment Reporting (“ASC 280”), establishes standards for reporting information about a company’s operating segments. The Company determined its operating segments on the same basis that it uses to evaluate performance internally. The Company’s reporting segments are the operation of its company-owned stores and its e-commerce website, which have been aggregated into one reportable financial segment. Management bases this aggregation on the following factors (i) the merchandise offered at stores and through the e-commerce business is largely the same, (ii) the majority of its e-commerce customers are also customers of retail locations, (iii) the product margins and sales mix of the stores and e-commerce business are similar and (iv) the distribution methods are the same for both revenue streams. During the year, the Company opened one store in Canada, however all significant identifiable assets are located in the United States. Net revenues and assets generated and held at the Canadian store are considered to be de minimis as of and for fiscal 2011.

Principles of Consolidation

The consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The financial statements of any foreign subsidiaries have been translated into US dollars in accordance with the FASB’s ASC Topic No. 830-30 Translation of Financial Statements (“ASC 830-30”). Under ASC 830-30, the financial position and results of operations of the Company’s foreign subsidiaries are measured using the subsidiary’s local currency as the functional currency. Revenues and expenses have been translated into US dollars at average exchange rates prevailing during the period, and assets and liabilities have been translated at the rates of exchange as of the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders’ equity.

Fiscal Year

The Company’s fiscal year is 52 or 53 weeks ending on the Sunday nearest to January 31 of the following year. These consolidated financial statements include 52 weeks in each of the years ended January 29, 2012 (“fiscal 2011” or “2011”), January 30, 2011 (“fiscal 2010” or “2010”) and January 31, 2010 (“fiscal 2009” or “2009”).

Seasonality

Teavana’s business is seasonal and has historically realized a higher portion of the Company’s sales, net income and operating cash flows in the fourth fiscal quarter due primarily to the holiday selling season. As a result, the Company’s working capital requirements fluctuate during the year increasing in the second and third fiscal quarters in anticipation of this peak selling season.

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash on deposit with banks and financial instruments with original maturities of three months or less, and credit and debit card transactions in transit. Credit and debit card transactions are typically paid to the Company two to three business days subsequent to the sale transaction. Amounts due from credit and debit card transactions totaled $2,023 and $1,476 on January 29, 2012 and January 30, 2011, respectively.

Concentration of Credit Risk

The Company maintains cash balances at more than one financial institution. The Company places its cash with high credit quality financial institutions. The credit risk is the amount on deposit in excess of federally insured limits. The Company has not experienced any losses in such accounts. The Dodd-Frank Wall Street Reform and Consumer Protection Act provides temporary, unlimited deposit insurance coverage for non-interest bearing transaction accounts at all FDIC-insured depository institutions through December 31, 2012. The Company believes it is not exposed to any significant credit risks on cash since its deposits are maintained with FDIC-insured depository institutions in noninterest-bearing accounts.

Vendor Concentration

The percentage of inventory purchased from the Company’s top two vendors each fiscal year is as follows:

Fiscal Year	% of Vendor Purchases
2011	24	% and 16%
2010	25	% and 15%
2009	16	% and 14%

Accounts Receivable

Accounts receivable are generated primarily through sales to franchisees and retailers and are presented at estimated net realizable value based on a specific review of outstanding customer balances and historical customer write-off amounts. A provision for doubtful accounts is charged to operations at the time management determines these accounts may become uncollectible. No allowance was provided as of January 29, 2012 and January 30, 2011, respectively.

Inventory

The Company’s inventories are stated at the lower of cost, weighted-average method for stores and first-in, first-out (FIFO) basis for its warehouse, or market, based on replacement cost. The Company records inventory purchases when title and risk of loss transfer to the Company, which generally is at the time they are delivered to the carrier for shipment to the Company.

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

The Company reviews its inventory to identify and record reserves for obsolete inventory and inventory shrinkage at each reporting date.

Property and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Expenditures for replacements are capitalized, and the replaced items are retired. Repairs that significantly extend the lives of equipment are capitalized, while routine repairs and maintenance are expensed when incurred. When property and equipment are retired, sold, or otherwise disposed of, the resulting gain or loss is recognized in selling, general and administrative expense in our consolidated statements of operations and the corresponding cost and accumulated depreciation is removed from our consolidated balance sheet. Depreciation is computed using the straight-line method over the estimated lives of the related assets generally ranging from three to ten years. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease term.

Life

Store equipment	3 to 8 years
Office equipment	3 to 8 years
Warehouse equipment	3 to 10 years
Leasehold improvements	Lesser of asset life or life of lease, generally 5 to 10 years

Goodwill

The Company accounts for goodwill in accordance with ASC Topic No. 350, Intangibles – Goodwill and Other (“ASC 350”). The Company does not amortize goodwill. Management reviews goodwill for impairment annually on October 1 or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In testing for impairment, management calculates the fair value of the reporting units to which the goodwill relates based on the fair value of the Company as a whole. The fair value of the Company is the amount for which the Company could be sold in a current transaction between willing parties. If the reporting unit’s carrying value exceeds its fair value, goodwill is written down to its implied fair value. The Company has concluded that there were no impairment losses during fiscal 2011, 2010 and 2009.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets, principally property and equipment, for possible impairment whenever events or changes in circumstances, such as unplanned negative cash flows, indicate the carrying value of an asset or asset group may not be recoverable. If circumstances indicate impairment, the carrying amount of the asset is written down to fair value. The Company identified no such impairment losses during fiscal 2011, 2010 and 2009.

Self-Funded Medical Insurance

During fiscal 2010, the Company moved from a fully insured to a self-funded medical insurance plan. The Company contracted with an administrative service company or a “third party administrator” to supervise and administer the program and act as the Company’s fiduciary and representative. The Company has reduced its risk under this self-funded plan by purchasing both specific and aggregate stop-loss insurance coverage for individual claims and total annual claims in excess of prescribed limits. The Company records estimates for claim liabilities based on information provided by the third-party administrators, historical claims experience, the life cycle of

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

claims, expected costs of claims incurred but not paid, and expected costs to settle unpaid claims. The Company monitors its estimated insurance-related liabilities on a monthly basis. As facts change, it may become necessary to make adjustments to these estimates that could be material to the Company’s results of operations and financial condition. This liability is subject to a total limitation that varies based on employee enrollment and factors that are established at each annual contract renewal. Actual claims experience may differ from the Company’s estimates. Costs related to the administration of the plan and related claims are expensed as incurred. The total liability for self-funded medical insurance was $350 and $275 as of January 29, 2012 and January 30, 2011, respectively, and is included within other current liabilities in the consolidated balance sheets.

Revenue Recognition

Revenue from the sale of the Company’s products is recognized upon customer receipt of the product when collection of the associated receivables is reasonably assured, persuasive evidence of an arrangement exists, the sales price is fixed and determinable and ownership and risk of loss have been transferred to the customer, in accordance with ASC 605-10-S25, Revenue Recognition-Overall (“ASC 605”), which is generally the point of sale. Sales are recognized in revenue upon the delivery of product to customers if in stores, or upon the shipment of products to customers through our ecommerce medium. Amounts related to shipping and handling that are billed to customers are reflected in net sales and the related direct costs of the sales process are reflected in cost of goods sold. The Company presents sales taxes on a net basis. “Tea-of-the-month” club subscription sales are carried as a liability, and classified as deferred revenue in the consolidated balance sheet, and recognized as revenue as products are shipped to customers over the subscription period. Our policy is not to allow the return of tea and food products and certain merchandise items once they have been purchased by or delivered to the customers. A number of other merchandise items can be returned within 30 days. To date, product returns have been immaterial.

Additionally, the Company sells gift cards with no expiration dates or administrative fees to customers. The Company recognizes income from gift cards when they are redeemed by the customer. In addition, the Company recognizes income from unredeemed gift cards (“gift card breakage”) when it can determine that the likelihood of the gift card being redeemed is remote. The Company recognizes revenue from gift card breakage based on historical redemption rates. The Company accumulated sufficient historical data to determine the gift card breakage rate during fiscal 2010. Revenue from gift card breakage is included in net sales in the consolidated statements of operations. During fiscal 2011 and 2010, the Company recognized $83 and $249, respectively in net sales related to the recognition of revenue from gift card breakage. The deferred revenue attributable to gift cards and Tea-of-the-month club subscriptions at January 29, 2012 and January 30, 2011 was $1,813 and $1,344, respectively.

Franchise and Royalty Fees

As of January 29, 2012, Teavana had 16 and 2 franchised stores in Mexico and the United States, respectively. On September 2, 2011, the Company signed a 10 year franchise development agreement with the Alshaya group for the development of Teavana stores within the countries of Bahrain, Kuwait, the Kingdom of Saudi Arabia, Qatar, United Arab Emirates, Egypt, Lebanon and Jordan with the first anticipated store opening in fiscal 2012. The Company’s franchise agreements generally provide franchise rights for a period of 10 to 15 years. Initial franchise fees received in connection with newly franchised stores are recognized when obligations of the related franchise agreement are met. Continuing royalty fees are reported monthly when earned and are computed based on a certain percentage of the franchise store’s net sales. Franchise royalty income of $284, $248 and $151 for fiscal 2011, 2010 and 2009, respectively, is included in net sales in the consolidated statements of operations.

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

Deferred revenue attributable to the initial development fee for the Company’s franchised locations at January 29, 2012 and January 30, 2011 was $575 and $525, respectively. Deferred revenue from this initial development fee was recognized in the amounts of $75, $75 and $38 in fiscal 2011, 2010 and 2009, respectively, and is included within net sales in the consolidated statements of operations.

Cost of Goods Sold

Cost of goods sold includes the direct costs of our products, freight and shipping costs, distribution center costs and occupancy costs for stores in operation. Cost of goods sold excludes depreciation and amortization expenses.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of store operating expenses, store pre-opening expenses and other administrative expenses. Store pre-opening costs are expensed as incurred.

Stock-based Compensation

The Company grants stock options for a fixed number of shares to key employees and certain directors. The Company accounts for stock options in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). ASC 718 requires compensation costs related to stock-based payments, including stock options and other equity awards, to be measured based on the grant date fair value of the awards expected to vest, with the cost recognized over the requisite service period.

Accrued Compensated Absences

The Company provides its employees with paid leave that varies in duration based on years of service to the Company. After 90 days of service, the Company grants leave benefits to all full-time employees. The Company accrues the value of the annual leave ratably over the year in which the employees’ services are performed. The Company’s policy provides for a carry-forward of unused balances of up to 40 hours as of October 31st each year. The Company had $417 and $351 accrued for paid leave as of January 29, 2012 and January 30, 2011, respectively, and is included within other current liabilities in the consolidated balance sheets.

Leases

The Company has operating lease agreements with various landlords. These agreements generally have scheduled rent increases. The Company recognizes lease expenses on a straight-line basis over the term of the occupancy of the lease, beginning when the Company is granted possession of the leased premises. Tenant allowances are recorded as deferred rent and are amortized as a reduction of rent expense over the term of the occupancy of the lease.

Advertising Costs

Advertising costs consist primarily of advertising expense associated with e-commerce operations, and to a lesser extent, the Company’s store leases and are expensed as incurred. Total advertising expense was $2,792, $2,430 and $1,354 for fiscal 2011, 2010 and 2009, respectively, and is included in selling, general and administrative expense and cost of goods sold (in the case of advertising expense associated with store leases) in the consolidated statements of operations.

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

Capitalized Financing Costs

Costs associated with the establishment of the revolving credit facility (see Note 4 – “Long Term Debt”) are capitalized and amortized to interest expense using the straight-line method through the end of its agreement date. Interest expense recognized for capitalized financing costs amounted to $101, $135 and $135 in fiscal 2011, 2010 and 2009, respectively. Capitalized financing costs are included in other non-current assets in the consolidated balance sheets.

Income Taxes

The Company’s income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carry-forwards. The value of the Company’s deferred tax assets assumes that the Company will be able to generate sufficient future taxable income in applicable tax jurisdictions, based on the Company’s estimates and assumptions. The Company has concluded that a valuation allowance is not necessary as of January 29, 2012 and January 30, 2011, respectively.

The calculation of income tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. We also make a provision for uncertain income tax positions in accordance with the ASC topic No. 740 – Accounting for Income Taxes (“ASC 740”). The impact of an uncertain income tax position on an income tax return must be recognized at the largest amount that has a greater than 50% cumulative probability to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The new threshold and measurement attribute prescribed by the FASB will continue to require significant judgment by management. The Company records interest and penalties, if any, associated with unrecognized tax positions within the provision for income taxes in the consolidated statements of operations.

Net income per Share

Basic net income per share is calculated using the weighted average number of common shares outstanding for the period. Diluted net income per common share is calculated using the weighted average number of common shares outstanding plus the additional dilution for all potentially dilutive stock options using the treasury stock method.

Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued Accounting Standards Update, (“ASU”) Topic No. 2011-04 – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRSs, which amends certain accounting and disclosure requirements related to fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, which corresponds to the Company’s first quarter of fiscal 2012. The Company will adopt the amendment in the first quarter of fiscal 2012 and expects no material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05 – Presentation of Comprehensive Income (“ASU 2011-05”), which was issued to enhance comparability between entities that report under US GAAP and IFRS, and to provide a more consistent method of presenting non-owner transactions that affect an entity’s equity. ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

stockholders’ equity as a single line item, but requires presentation of the total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, which corresponds to the Company’s first quarter of fiscal 2012. However ASU 2011-12 – Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”) has deferred the specific requirement within ASU 2011-05 to present on the face of the financial statements items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. The Company will adopt the disclosure requirements of this pronouncement in the first quarter of fiscal 2012, but expects no material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No 2011-08, Intangibles – Goodwill and Other (“ASU 2011-08”). ASU 2011-08 is intended to simplify goodwill impairment testing by permitting an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying value before performing the two-step goodwill impairment test that currently exists. The amendment includes a number of events and circumstances for an entity to consider in conducting the qualitative assessment. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, which corresponds to the Company’s first quarter of fiscal 2012. The Company will adopt the amendment in the first quarter of fiscal 2012 and expects no material impact on the Company’s consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in the Accounting Standards Codification. There have been a number of ASUs to date that amend the original text of the ASC. Except for the ASUs listed above, those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, or (iii) are not applicable to the Company. Additionally, there were various other accounting standards and interpretations issued during fiscal 2011 that the Company has not yet been required to adopt, none of which is expected to have a material impact on the Company’s consolidated financial statements and the notes thereto going forward.

2.	Property and Equipment

Property and equipment consists of the following:

	January 29, 2012	January 30, 2011

Leasehold improvements	$52,872	$38,282
Equipment	9,292	6,395

	62,164	44,677
Less - Accumulated depreciation	(19,379)	(13,649)

Property and equipment, net	$42,785	$31,028

Depreciation expense was $5,911, $4,315, and $3,407 for fiscal 2011, 2010 and 2009, respectively.

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

3.	Other Current Liabilities

Other current liabilities consist of the following:

	January 29, 2012	January 30, 2011

Accrued compensation and payroll taxes	$2,747	$2,235
Sales tax payable	707	472
Accrued inventory in-transit	163	1,441
Other current liabilities	1,417	1,391

	$5,034	$5,539

4.	Long-term Debt

On June 12, 2008, the Company established a three-year revolving credit facility by entering into a loan and security agreement (the “Amended Credit Agreement”) with Fifth Third Bank. On April 22, 2011, the Company entered into an amendment to the Credit Agreement that, among other things, extended its term for five years through April 22, 2016, and on October 6, 2011, the Company entered into a second amendment to the Credit Agreement that, among other things, permitted the creation of a subsidiary and certain inter-company transfers. The Amended Credit Agreement provides for a revolving credit facility up to $40,000 through April 22, 2016. The borrowing capacity is equal to the lesser of (i) the maximum revolving facility, less the undrawn face amount of any letters of credit outstanding and (ii) the borrowing base. The borrowing base is defined as the sum of (i) 200% of Consolidated adjusted EBITDA (as defined) for the most recent twelve month trailing period for which financial statements are available, minus (ii) the aggregate undrawn face amount of any outstanding letters of credit at the time a drawdown on the revolving credit facility is made, minus (iii) such reserves as may be established by the lender in its discretion, but not to exceed 35% of the Borrowing Base. The revolving credit facility includes a $5,000 sublimit for the issuance of letters of credit. The Amended Credit Agreement is secured by substantially all of the assets of the Company. The revolving credit facility under the Amended Credit Agreement had no amounts outstanding, undrawn face amounts on letters of credit of $128 and availability of $39,872 on January 29, 2012.

The revolving credit facility in the Amended Credit Agreement bears interest at a rate of LIBOR, subject to a minimum level of 1.5% plus an applicable margin of 4.5% or at a rate of the lender’s base commercial lending rate (prime), plus a margin of 3.0%. There were no amounts outstanding under the revolving credit facility as of January 29, 2012.

The Amended Credit Agreement specifies certain financial and non-financial covenants that the Company must comply with. The Company was in compliance with these covenants on all respective measurement dates. The Amended Credit Agreement does not permit the payment of any dividends, and thus 100% of the Company’s net income is restricted for purposes of dividend payments. The restriction on the payment of dividends applies to the Company and all of its subsidiaries. The Amended Credit Agreement also restricts all of the subsidiaries of the Company from making loans or advances to the Company in excess of certain limits as defined by the amendment executed on October 6, 2011. The restricted net assets of the subsidiaries are the same as the consolidated net assets, as presented in the accompanying consolidated balance sheets. Teavana Holdings, Inc. has no operations or operating revenues and the expenses of Teavana Holdings, Inc. are de minimis by virtue of the fact that the management and directors of the Company are compensated by its subsidiary, Teavana

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

Corporation. Teavana Holdings, Inc. has no assets outside of its investments in subsidiaries, and no other material liabilities. Teavana Holdings, Inc. is a co-obligor under the Amended Credit Agreement with Fifth Third Bank.

Deferred financing costs totaling $433 were incurred in connection with the first amendment to the Credit Agreement and will be amortized to interest expense over the five-year term of the facility using the straight-line method. The unamortized loan costs from the original Credit Agreement will continue to be amortized over the remaining term of the amended facility. Interest expense relating to deferred financing costs and interest incurred on borrowings under the Amended Credit Agreement totaled $447, $466 and $645 during fiscal 2011, 2010 and 2009, respectively.

5.	Common and Preferred Stock and Stockholders’ Equity

On August 2, 2011, the Company completed an initial public offering (the “Offering”) of 8,214,287 shares of common stock at a price of $17.00 per share. The common stock was listed on the New York Stock Exchange under the symbol “TEA.” Of the 8,214,287 shares sold in the Offering, the Company issued 1,071,429 primary shares, and 7,142,858 shares were sold by selling stockholders of the Company, including 1,071,429 shares sold pursuant to the exercise in full of the underwriters’ over-allotment option. The Company received proceeds of approximately $15,079, net of approximately $3,135 in underwriting discounts and legal, accounting and other fees incurred in connection with the Offering. The proceeds of the Offering were used principally for the redemption of all outstanding shares of the Series A redeemable preferred stock, to pay Offering-related expenses, and to repay all outstanding indebtedness under the Amended Credit Agreement that existed as of the date of the Offering. The Company did not receive any proceeds from the shares sold by the selling stockholders. Concurrent with the Offering, all shares of Class B redeemable common stock were automatically converted into an equivalent number of Shares of Class A common stock, which resulted in the concurrent corresponding reclassification of the aggregate fair value of the Class B redeemable common stock from temporary equity into additional paid-in capital within stockholders’ equity and the immediate subsequent reclassification of all outstanding shares of Class A common stock into common stock. Also upon consummation of the Offering, the Company redeemed all outstanding shares of the Series A redeemable preferred stock for an aggregate Redemption Value (as defined below) of $10,683. The excess accretion above the Redemption Value of the Series A redeemable preferred stock of $3,534 was also reclassified into additional paid-in capital.

In connection with the consummation of the Offering, the Company filed an amended and restated certificate of incorporation (the “Amended Certificate”) with the Secretary of State of the State of Delaware. The Amended Certificate provided the Board of Directors with the authority to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Each share of common stock entitles the holder to one vote. Holders of common stock are entitled to receive, on a pro rata basis, any dividends declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. In regards to preferred stock, the Board of Directors are authorized to fix the preferences, powers and relative participating, option or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preferences. As such, any preferred stock issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, winding up or voting. As a result of the aforementioned Offering and certain subsequent stock option exercises, the Company had 38,281,836 shares of common stock and no shares of preferred stock outstanding as of January 29, 2012.

Immediately prior to the Offering, the Company had 27,758,129 shares of Class A common stock, 9,005,217 shares of Class B redeemable common stock and 10,683,333 shares of Series A redeemable preferred stock

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

outstanding. The shares of Class B redeemable common stock were to be converted into an equivalent number of shares of Class A common stock at any time at the option of the holder and would automatically convert upon (i) the sale, transfer, assignment or conveyance to a competitor or (ii) the consummation of a liquidity event (as defined) or a public offering (as defined). Due to this contingent redemption feature, prior to the completion of the Offering, the Class B redeemable common stock was historically classified in the consolidated balance sheets as temporary equity rather than stockholders’ equity, with adjustments to the fair value of the Class B redeemable common stock made at each reporting date.

The Series A redeemable preferred stock was issued on December 15, 2004 with a mandatory redemption date upon the earlier of a liquidity event (as defined) or December 15, 2011 (“Redemption Date”). The Series A redeemable preferred stock contained a liquidation preference of $1.00 per share, with annual accretion at a rate of 5% and accretion of a debt discount from December 15, 2004 through the Redemption Date that is included in interest expense in the consolidated statements of operations. The liquidation preference, or “Redemption Value,” increased annually based on the accretion of the shares; however, the annual accretion of the Redemption Value was forgiven at the Redemption Date because the Company achieved certain financial targets, as specified in the Company’s Amended Certificate. Prior to the Offering, in accordance with ASC 480, Distinguishing Liabilities from Equity, the Company classified the Series A redeemable preferred stock as a liability on its consolidated balance sheet. The Redemption Value as of January 31, 2011 was $13,722.

Additionally, on July 13, 2011, the Board of Directors and stockholders of the Company approved a 3.70294176910785-for-1 stock split for each outstanding share of Class A and Class B common stock, subsequently converted to common stock, with effect from filing of a Certificate of Amendment with the Secretary of State for the State of Delaware. The stock split became effective on July 26, 2011. As of this date, all issued and outstanding shares of common stock and stock options exercisable were retroactively adjusted to reflect this stock split for all periods presented.

6.	Fair Value Measurements

The guidance for fair value measurements establishes the authoritative definition of fair value, sets out a framework for measuring fair value and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follows:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than Level 1 that are either directly or indirectly observable.

•	Level 3: Unobservable inputs developed using the Company’s estimates and assumptions which reflect those that market participants would use.

The Company’s financial instruments have historically consisted solely of its Class B redeemable common stock, classified as temporary equity. Concurrent with the Offering as described in Note 5 – “Common and Preferred Stock and Stockholders’ Equity,” all shares of the Class B redeemable common stock were converted into shares of Class A common stock, and subsequently common stock, resulting in the corresponding reclassification of temporary equity into additional paid-in capital. As such, because historically the Company’s balances measured at fair value on a recurring basis consisted solely of the Class B redeemable common stock, there were no

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

financial instruments requiring fair value measurement on a recurring basis as of January 29, 2012. The following table summarizes the Company’s balances measured at fair value as of January 29, 2012 and January 30, 2011:

	Fair Value Hierarchy Category
	Level 1	Level 2	Level 3
January 29, 2012	$—	$—	$—
January 30, 2011	—	—	81,401

The following table presents the change in the estimated fair value of the Class B redeemable common stock measured using significant unobservable inputs (Level 3):

	January 29, 2012		January 30, 2011	January 31, 2010
Fair value measurement at beginning of period	$81,401		$21,888	$15,808
Change in fair value recorded in accumulated deficit	172,546		59,513	6,080

Fair value measurement at end of period	$253,947	[1]	$81,401	$21,888

(1)	The Class B redeemable common stock was redeemed on August 2, 2011, the date of the consummation of the Offering. As such, this represents the fair value as of that date immediately prior to redemption.

Historically, the Class B redeemable common stock has been measured at fair value at each reporting period with changes in fair value recorded directly to equity based on the change in the underlying fair value of the Company’s common stock during each fiscal period presented. The Class B redeemable common stock was classified to permanent equity, no longer requiring fair value measurement on a recurring basis, concurrent with the Offering.

7.	Net income per share

The following table sets forth the computation of basic and diluted net income per share in accordance with ASC 260, Earnings per Share (“ASC 260”). Basic net income per share is calculated by dividing net income by the weighted average common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average number of common shares plus potentially dilutive common shares, primarily consisting of the Company’s non-qualified stock options, outstanding during the period. The treasury

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

stock method was used to determine the dilutive effect of the stock options. The following table details the calculation of basic and diluted net income per share:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Numerator:	$17,759	$12,003	$5,291

Denominator:

For basic net income per share – weighted average shares basis	37,481,072	36,749,460	36,749,460
Effect of dilutive stock options	938,236	975,607	572,738

For diluted net income per share – adjusted weighted average shares basis	$38,419,308	$37,725,067	$37,322,198

Net income per share:
Basic	$0.47	$0.33	$0.14
Diluted	$0.46	$0.32	$0.14

As of January 29, 2012, the Company had 38,281,836 shares of common stock outstanding. As of January 30, 2011, the Company had 27,744,243 and 9,005,217 shares of Class A common stock and Class B redeemable common stock, respectively, outstanding. The Class A common stock and Class B redeemable common stock shared equally in rights to dividends, undistributed earnings and voting rights. As a result, the two class method has historically not been required for computation of net income per share.

Anti-dilutive common stock options totaling 285,361 were excluded from the weighted average shares outstanding for the diluted per share calculation as of January 29, 2012.

8.	Leases

The Company has entered into operating leases for its stores, distribution center and store support center. Initial lease terms for stores are generally ten years with rent escalations and no renewal options. Rent expense for leases with rent escalations is recognized on a straight-line basis over the term of the occupancy of the lease. The leases are net leases under which the Company pays the taxes, insurance and common area maintenance costs. The leases may also provide for both minimum rent payments and contingent rentals based on a percentage of sales in excess of specified amounts. In certain leases, the landlord also charges the Company a portion of its marketing expense.

Total minimum and contingent rent expense for fiscal 2011, 2010 and 2009 were as follows:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010

Minimum rentals	$14,013	$11,000	$8,464
Contingent rentals	303	127	51

Total	$14,316	$11,127	$8,515

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

Future minimum lease payments for non-cancelable operating leases with an initial term of one year or more are as follows as of January 29, 2012:

Fiscal year	Amount
2012	$14,709
2013	16,946
2014	17,340
2015	17,135
2016	15,862
Thereafter	58,339

$140,331

9.	Stock-based Compensation

Under the Company’s 2004 Management Incentive Plan (the “2004 Plan”), adopted on December 15, 2004, up to 1,851,471 stock options may be granted to certain employees and outside directors or advisors to purchase a fixed number of shares of the Company’s common stock at prices not less than 100% of the estimated fair market value at the date of grant. All stock-based awards issued under the plan are non-qualified stock options. On July 18, 2011, the Board of Directors and stockholders authorized the establishment of the Teavana 2011 Equity Incentive Plan (the “2011 Plan”), effective immediately after the SEC’s declaration of effectiveness of the Registration Statement and immediately prior to the pricing of the Offering, both of which took place on July 27, 2011. Under the 2011 Plan, up to 750,000 equity awards, including stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, performance awards or other stock-based awards, may be granted to certain employees and outside directors to purchase a fixed number of shares of the Company’s common stock at prices not less than 100% of the estimated fair market value at the date of the grant. All shares of stock issued upon exercise of stock options under the 2004 and 2011 Plans will be newly issued shares. Share options forfeited or canceled are eligible for reissuance under the 2011 Plan. Also, concurrent with the pricing of the Offering on July 27, 2011, the Board of Directors authorized a grant to certain members of the Company’s management, certain other employees and outside directors of 580,500 non-qualified stock options to purchase an equal number of shares of common stock. Other immaterial grants were authorized and made subsequent to the Offering during fiscal 2011.

The Company accounts for stock-based awards in accordance with ASC 718. ASC 718 requires measurement of compensation cost for all stock-based awards at fair value on the grant date (or measurement date, if different) and recognition of compensation expense, net of forfeitures, over the requisite service period for awards expected to vest. Stock-based compensation expense was $790, $157, and $169 in fiscal 2011, 2010 and 2009, respectively and is recognized on a pre-tax basis. Upon consummation of the Offering, the Company recognized $173 in compensation expense resulting from the accelerated vesting of all unvested stock options to purchase shares of common stock granted under the 2004 Plan. As such, vesting of approximately 162,466 options was accelerated and the options became exercisable, subject to certain provisions at the closing of the Offering.

The fair value of stock options granted under the 2004 and 2011 Plans was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options. Stock option pricing models require the input of highly subjective assumptions, including the expected volatility of the stock price. The Company’s stock has only been publically traded since July 28, 2011; therefore, changes in these subjective input assumptions may affect the grant date fair

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

value estimates. These assumptions were based on management’s best estimate and available information at the time of grant. The Company estimated the fair value of options granted under the 2011 Plan with the following assumptions:

	January 29, 2012	January 30, 2011	January 31, 2010
Expected life (years) (1)	6.25 Years	N/A	6.25 Years
Risk-free interest rate (2)	1.4%-1.6%	N/A	2.3%
Volatility (3)	54.0%	N/A	53.0%
Dividend yield (4)	0%	N/A	0%

1)	Represents the period of time stock options are expected to remain outstanding. As the Company has only awarded “plain vanilla options” as described in ASC 718-10-S99, Compensation – Stock Compensation: Overall: SEC Materials, the Company used the “simplified” method for determining the expected life of the options granted. The simplified method calculates the expected term as the sum of the vesting term and the original contract term divided by two. The Company will continue to use the simplified method until such time that it has sufficient historical data for options to accurately estimate the expected term of stock-based awards.
2)	Based on the US Treasury yield curve in effect at the time of grant with a term consistent with the expected life of stock options.
3)	Expected stock price volatility incorporated historical and implied volatility of similar entities whose share prices are publicly available. The Company plans to use peer company volatility for the foreseeable future until sufficient historical data is available.
4)	The Company has not paid regular dividends on its common stock and does not expect to pay dividends on its common stock in the foreseeable future.

The following table represents stock options granted, exercised, repurchased or forfeited under the 2004 and 2011 Plans during fiscal 2011, 2010 and 2009. There were no options that expired during these fiscal periods.

	Stock Options	Weighted Average Exercise Price
Outstanding at February 1, 2009	1,670,027	$1.24
Granted	181,444	2.43
Exercised	—	—
Repurchased or forfeited	—	—

Outstanding at January January 31, 2010	1,851,471	$1.36
Granted	—	—
Exercised	—	—
Repurchased or forfeited	—	—

Outstanding at January 30, 2011	1,851,471	$1.36
Granted	585,500	16.98
Exercised	(460,947)	1.38
Repurchased or forfeited	(68,719)	11.76

Outstanding at January 29, 2012	1,907,305	$5.77

Under the 2004 and 2011 Plans, options generally become exercisable over a four-year period and expire ten years from the date of grant. Additionally, stock option grants generally vest 25% on each anniversary of the grant date, commencing with the first anniversary of the grant date (in the case of the 580,500 options granted

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

under the 2011 Plan concurrent with the pricing of the Offering commencing with the first anniversary of the closing of that transaction on August 2, 2012). The following is a summary of the changes in the Company’s non-vested stock options during the fiscal 2011, 2010 and 2009:

	Number of Stock Options	Weighted-Average Grant-Date Fair Value
Non-vested stock options outstanding at February 1, 2009	806,778	$0.57
Granted	181,444	1.29
Vested	(396,676)	0.53
Forfeited	—	—

Non-vested stock options outstanding at January 31, 2010	591,546	$0.81
Granted	—	—
Vested	(222,177)	0.73
Forfeited	—	—

Non-vested stock options outstanding at January 30, 2011	369,369	$0.86
Granted	585,500	8.91
Vested	(355,483)	0.87
Forfeited	(59,386)	7.01

Non-vested stock options outstanding at January 29, 2012	540,000	$8.91

The total fair value of stock options that vested during the year ended January 29, 2012 was $309. As of January 29, 2012, there was $3,962 of unrecognized compensation cost related to non-vested stock option awards. The compensation cost is expected to be recognized through fiscal 2015 based on existing vesting terms with the weighted average remaining expense recognition period being approximately 2.01 years with a total intrinsic value related to these options of $1,155 as of January 29, 2012.

The options outstanding at January 29, 2012, by exercise price, are summarized below:

Number of Stock Options Outstanding	Stock Options Exercisable	Exercise Price	Average Remaining Contractual Life (in Years)

911,854	911,854	$1.12	3.90
100,450	100,450	1.35	5.75
210,647	210,647	1.62	6.17
14,812	14,812	1.76	6.58
129,542	129,542	2.43	7.75
535,000	—	17.00	9.50
5,000	—	15.11	9.88

1,907,305	1,367,305		6.12

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

There were 1,367,305 options exercisable as of January 29, 2012 with a weighted average exercise price of $1.34 per share and intrinsic value of $24,497. Additionally, 460,947 options were exercised during fiscal 2011 with an intrinsic value of $7,707. The exercise of these stock options gave rise to a tax benefit of $2,925.

The Company has calculated its additional paid-in capital pool (“APIC pool”) based on the actual income tax benefits received from exercises of stock options granted under ASC 718 using the long method. The APIC pool is available to absorb future tax.

10.	Related Party Transactions

In December 2007, the Company made a loan in the principal amount of $50 at an annual interest rate of 10% to an officer of the Company. On March 21, 2011, the Company forgave the entire principal amount of the loan, plus accrued and unpaid interest thereon, in consideration of the Company’s repurchase of unexercised options to purchase 9,332 shares of the Company’s Class A Common Stock granted in June 2005.

The Company has employment contracts with two executive officers who are also holders of common stock. The contracts provide for severance compensation if the executives are terminated.

In December 2004, the Company entered into a contract with SKM Growth Investors, L.P., to provide financial advisory and management services, the predecessor entity to Parallel Investment Partners, LLC. Parallel manages certain investments on behalf of SKM Equity Fund III, L.P., a private-equity investment fund that holds substantially all of the ownership interest in one of the Company’s stockholders. The fee was $115 for fiscal 2011 and $250 for fiscal years 2010 and 2009. This contract was terminated in connection with The Company’s Offering in August 2011.

11.	Income Taxes

The components of income before income taxes for fiscal 2011, 2010 and 2009, respectively, are as follows:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
	(dollars in thousand)

Domestic	$30,074	$20,909	$9,761
Foreign	(158)	—	—

Total income before income taxes	$29,916	$20,909	$9,761

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

The significant components of the provision for income taxes are as follows:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Current:
Federal	$7,855	$7,183	$3,106
State	2,362	1,976	832

Total current	10,217	9,159	3,938

Deferred:
Federal	2,089	188	486
Foreign	(42)	—	—
State	(107)	(441)	46

Total deferred	1,940	(253)	532

Total	$12,157	$8,906	$4,470

The provision for income taxes recorded differs from the federal statutory rate primarily due to state income tax expense and nondeductible expense, which primarily consists of the accretion of the Series A redeemable preferred stock. The reconciliation to the federal statutory rate is as follows:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Provision at federal statutory rate	35.0%	35.0%	34.0%
State income taxes, net	4.7%	4.5%	4.7%
Series A preferred stock accretion	1.4%	3.6%	6.2%
Other, net	-0.5%	-0.5%	0.9%

Effective tax rate	40.6%	42.6%	45.8%

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

The deferred income tax assets and liabilities as presented in the accompanying balance sheets consisted of the following amounts:

	January 29, 2012	January 30, 2011

Deferred income tax assets:
Deferred rent liability	$5,047	$2,931
Inventory reserve	1,816	1,274
Deferred revenue	447	633
Stock compensation expense	629	318
Accrued vacation	99	87
Foreign net operating losses	44	—
Other liabilities	234	263

Total deferred income tax assets	8,316	5,506

Deferred income tax liabilities:
Depreciation	(8,471)	(3,873)
Prepaid expenses	(576)	(424)

Total deferred income tax liability	(9,047)	(4,297)

Net deferred tax (liabilities)/assets	$(731)	$1,209

Deferred income tax asset, current	$1,839	$1,629
Deferred income tax liability, non-current	(2,570)	(420)

Net deferred tax (liabilities)/assets	$(731)	$1,209

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has determined that no such valuation allowance is necessary as of January 29, 2012 and January 30, 2011

The Company adopted ASC 740-10, Accounting for Income Taxes, related to unrecognized tax benefits on January 29, 2007 with no cumulative effect adjustment recorded at adoption. In accordance with ASC 740-10, the Company adjusts for such liabilities when its judgment changes as of the result of the evaluation of new information. As of January 29, 2012, and for all periods presented, the Company has no liability with respect to unrecognized tax benefits.

The Company’s income taxes payable have been reduced by the tax benefits from the Company’s Management Incentive Plans through which employees and certain directors are granted stock-based awards. For all awards granted, primarily the Company’s non-qualified stock options, the Company receives an income tax benefit calculated as the difference between the fair market value of the stock issued at the time of the exercise and the option price, tax effected. The Company generated net excess tax benefits from stock options exercised of $2,925 during fiscal 2011, which were reflected as increases to additional paid-in capital. There were no stock option exercises during fiscal 2010.

The Company and its subsidiaries are subject to US federal income tax regulations, as well as, income tax regulations of multiple state and foreign jurisdictions with varying statutes of limitation. The Company’s tax

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

years for fiscal 2009 through 2011 generally remain subject to examination by federal and most state taxing authorities. The audit of the Company’s US income tax return for fiscal 2007 was completed in fiscal 2009. The Company has foreign net operating loss carry forwards of $44 that expire in 2022.

12.	Employee Benefit Plan

The Company established the Teavana Corporation Retirement Savings Plan (the “Teavana 401(k) Plan”) on July 1, 2006. Under this plan, employees of the Company who are 21 years of age or older and that have completed six months of service are eligible to participate. The Company matches 100% of participant contributions up to 1% of participant compensation and 50% of participant contributions from 1% to 6% of a participant’s compensation.

Company contributions to the Teavana 401(k) Plan were $510, $416 and $334 during fiscal 2011, 2010 and 2009, respectively.

13.	Commitments and Contingencies

From time to time in the normal course of business, the Company is involved in legal proceedings. The Company evaluates the need for loss accruals under the requirements of FASB ASC 450 – Contingencies. The Company records an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then the Company records the minimum amount in the range as the loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

On December 28, 2011, a putative class action lawsuit styled Chavez v. Teavana Corp. alleging wage and hour violations of the California Labor Code for General Managers in California was filed in the Superior Court of California, County of Los Angeles. The plaintiff seeks on behalf of herself and other putative class members, compensatory damages, restitution, putative and exemplary damages, penalties, interest and other relief. The Company disputes the material allegations in the complaint and intends to defend the action vigorously. Due to inherent uncertainties of litigation and because the lawsuit is in early procedural stages, the Company cannot at this time accurately predict the ultimate outcome, or any potential liability, of the matter.

The Company is also subject to other legal proceedings and claims that arise in the ordinary course of its business. These include claims resulting from “slip and fall” accidents, employment related claims and claims from guests or team members alleging illness or injury or other operational concerns. To date, no claims of these types of litigation, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these other suits, legal proceedings and claims with certainty, management does not believe that they would have a material adverse effect on the Company’s financial position and results of operations.

14.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through the date the consolidated financial statements were available to be issued and concluded that no additional material subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

Teavana Holdings, Inc.

Notes to Consolidated Financial Statements – (continued)

(dollars in thousands, except per share and store data)

15.	Selected Quarterly Financial Data (unaudited)

The following table sets forth certain unaudited consolidated quarterly financial information (in thousands, except store data) for each of the four quarters in fiscal 2011 and 2010, respectively. In our opinion, the following selected unaudited consolidated quarterly statements of operations data have been prepared on the same basis as the audited consolidated financial statements included in this Form 10-K and reflect all necessary adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of these data. Operating results for any fiscal quarter are not necessarily indicative of results for the full year. Historical results are not necessarily indicative of results to be expected for future periods.

	Fiscal 2011				Fiscal 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$34,939	$31,313	$33,426	$68,422	$25,773	$22,982	$24,746	$51,200
Gross profit	22,488	19,127	20,677	44,905	15,752	13,526	14,509	34,639
Income from operations	6,456	2,332	1,612	21,189	3,979	1,657	1,278	16,580
Net income	$3,323	$1,031	$936	$12,469	$1,927	$579	$340	$9,157

Percentage of net sales:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	64.4%	61.1%	61.9%	65.6%	61.1%	58.9%	58.6%	67.7%
Income from operations	18.5%	7.4%	4.9%	31.0%	15.4%	7.2%	5.2%	32.4%
Net income	9.5%	3.3%	2.8%	18.2%	7.5%	2.5%	1.4%	17.9%

Net income per share:
Basic	$0.09	$0.03	$0.02	$0.33	$0.05	$0.02	$0.01	$0.25
Diluted	$0.09	$0.03	$0.02	$0.32	$0.05	$0.02	$0.01	$0.24

Selected store data:
Number of stores at end of period	161	179	196	200	118	128	141	146
Comparable store sales growth for period, including e-commerce (1)	9.1%	8.7%	8.5%	8.6%	18.6%	9.1%	7.7%	10.6%
Comparable store sales growth for period, excluding e-commerce (2)	6.0%	6.9%	6.0%	4.4%	15.7%	6.9%	5.9%	7.5%

(1)	Comparable store sales, including e-commerce, includes comparable store sales from all company-owned stores that have been open for at least 15 full fiscal months and sales from our website www.teavana.com.
(2)	Comparable store sales, excluding e-commerce, include sales from company-owned stores that have been open for at least 15 full fiscal months. Comparability is typically achieved 12 months after the initial three-month period from opening during which new stores generally experience higher-than-average sales volumes.

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

Our management has evaluated, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures, as defined in Rule 13(a)-15(e), as of the end of the period covered by this Annual Report on Form 10-K pursuant to Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures as of the end of the period covered by this Annual Report on Form 10-K are effective in providing reasonable assurance that information required to be disclosed in our Exchange Act reports is (1) recorded, processed, summarized and reported in a timely manner and (2) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures will prevent or detect all error and all fraud. While our disclosure controls and procedures are designed to provide reasonable assurance of their effectiveness, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. There were no changes in our internal control over financial reporting during the quarter ended January 29, 2012 that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

This Annual Report on Form 10-K does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the Company’s registered public accounting firm, due to a transition period established by the rules of the SEC for newly public companies.

Item 9B.	Other Information.

None.

Part III

Item 10.	Directors, Executive Officers and Corporate Governance.

The information required by this item is included in the “Our Board of Directors”, “Information Concerning Executive Officers”, “Section 16(a) Beneficial Ownership Reporting Compliance”, “Board Committees and Meetings”, and “Director Compensation” sections of the Company’s Proxy Statement to be filed with the SEC within 120 days of the end of the fiscal year ended January 29, 2012 in connection with the Company’s 2012 Annual Meeting of Stockholders to be held in June 2012, and is incorporated by reference herein.

We have adopted a Code of Business Conduct and Ethics, which applies to all employees including our principal executive officer and principal financial officer and persons performing similar functions. The Code is available on our website, www.teavana.com, under “Investor Relations, Corporate Governance” and in print to any person who requests it. Any amendments to, or waivers from, a provision of our Code that applies to our principal executive officer, principal financial officer or persons performing similar functions and that relates to any element of the Code enumerated in paragraph (b) of Item 406 of Regulation S-K will be disclosed by posting such information on our website.

Item 11.	Executive Compensation.

The information required by this item is included in the “Executive Compensation Discussion and Analysis,”, “Summary Compensation Table” and “Grants of Plan-Based Awards” sections of the Company’s

Proxy Statement to be filed with the SEC within 120 days of the end of the fiscal year ended January 29, 2012 in connection with the Company’s 2012 Annual Meeting of Stockholders to be held in June 2012, and is incorporated by reference herein.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information required by this item is included in the “Security Ownership of Officers, Directors and Principal Stockholders,” and “Equity Compensation Plan Information” sections of the Company’s Proxy Statement to be filed with the SEC within 120 days of the end of the fiscal year ended January 29, 2012 in connection with the Company’s 2012 Annual Meeting of Stockholders to be held in June 2012, and is incorporated by reference herein.

Item 13.	Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is included in the “Director Independence” and “Compensation Committee Interlocks and Insider Participation” sections of the Company’s Proxy Statement to be filed with the SEC within 120 days of the end of the fiscal year ended January 29, 2012 in connection with the Company’s 2012 Annual Meeting of Stockholders to be held in June 2012, and is incorporated by reference herein.

Item 14.	Principal Accountant Fees and Services.

The information required by this item is included in the “Fee Information” portion of Proposal 4 – “Ratification of Independent Registered Public Accounting Firm” to be included in the Company’s Proxy Statement to be filed with the SEC within 120 days of the end of the fiscal year ended January 29, 2012 in connection with the Company’s 2012 Annual Meeting of Stockholders to be held in June 2012, and is incorporated by reference herein.

Part IV

Item 15.	Exhibits, Financial Statement Schedules.

(a) The following documents are filed as part of this Form 10-K:

1. Financial Statements: See “Index to Consolidated Financial Statements” in Part II, Item 8 of this Form 10-K for a list of the Financial Statements required to be filed herewith.

2. Financial Statement Schedule: All Schedules are omitted because they are not required or because the information is immaterial or provided elsewhere in the consolidated financial statements or notes thereto.

3. Exhibits: See Exhibit Index following the signature page of this Annual Report on Form 10-K.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEAVANA HOLDINGS, INC.

By:	/s/ Daniel P. Glennon

Daniel P. Glennon
Executive Vice President and Chief Financial Officer

(Principal Financial and Accounting Officer)

Date:	April 13, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew T. Mack	Chairman and Chief Executive Officer	April 13, 2012
Andrew T. Mack	(principal executive officer)

/s/ Daniel P. Glennon	Chief Financial Officer	April 13, 2012
Daniel P. Glennon	(principal financial officer and principal accounting officer)

/s/ Robert J. Dennis	Director	April 13, 2012
Robert J. Dennis

/s/ F. Barron Fletcher III	Director	April 13, 2012
F. Barron Fletcher III

/s/ John E. Kyees	Director	April 13, 2012
John E. Kyees

/s/ Michael J. Nevins	Director	April 13, 2012
Michael J. Nevins

/s/ Thomas A. Saunders III	Director	April 13, 2012
Thomas A. Saunders III

Exhibit Index

3.1	Registrant’s Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on July 26, 2011.

3.2	Registrant’s Amended and Restated By-laws, incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on July 26, 2011.

4.1	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on July 12, 2011.

4.2	Registration Rights Agreement, dated December 17, 2004, among Teavana Holdings, Inc. and the parties listed therein, incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.1	2004 Management Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.2	Form of 2004 Management Incentive Plan Option Award Agreement (Employees), incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.3	Form of 2004 Management Incentive Plan Option Award Agreement (Directors), incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.4	Teavana Holdings, Inc. 2011 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on July 18, 2011.

10.5	Form of Nonstatutory Stock Option Agreement under 2011 Equity Incentive Plan, incorporated by reference to Exhibit 10.5 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on July 18, 2011.

10.6	Form of Directors’ and Officers’ Indemnity Agreement, incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on July 12, 2011.

10.7	Amended and Restated Employment Agreement, dated as of April 22, 2011, between Teavana Holdings, Inc. and Andrew T. Mack, incorporated by reference to Exhibit 10.7 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.8	Amended and Restated Employment Agreement, dated as of April 22, 2011, between Teavana Holdings, Inc. and Juergen T. Link, incorporated by reference to Exhibit 10.8 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.9	Employment Agreement, dated as of April 22, 2011, between Teavana Holdings, Inc. and Daniel P. Glennon, incorporated by reference to Exhibit 10.9 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.10	Employment Agreement, dated as of April 22, 2011, between Teavana Holdings, Inc. and Peter M. Luckhurst, incorporated by reference to Exhibit 10.10 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.11	Agreement of Lease, dated February 2, 2006, between 500 Long Beach LLC and ST Acquisition Company, incorporated by reference to Exhibit 10.11 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.12	Lease Modification Agreement, dated April 1, 2008, between 500 Long Beach LLC and ST Acquisition Company, incorporated by reference to Exhibit 10.11 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.13	Agreement of Lease, dated August 12, 2009, between 600 Long Beach LLC and ST Acquisition Company, incorporated by reference to Exhibit 10.13 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on June 9, 2011.

10.14	Lease Modification and Extension Agreement, dated April 5, 2010, between 600 Long Beach LLC and ST Acquisition Company, incorporated by reference to Exhibit 10.14 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.15

Lease Modification Agreement, dated September 13, 2011, between 600 Long Beach LLC and ST Acquisition Company, and incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (SEC File No. 001-35248) filed on September 14, 2011.

10.16	Lease Agreement, dated August 5, 2010, between 3630 Peachtree Road Holdings Limited Partnership and Teavana Corporation, incorporated by reference to Exhibit 10.15 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.17	Loan and Security Agreement, dated as of June 12, 2008, among Teavana Holdings, Inc., Teavana Corporation, ST Acquisition Company, Teavana Franchising Corporation and Teavana International, Inc., as obligors, and Fifth Third Bank as lender, incorporated by reference to Exhibit 10.16 to the Registrant’s Form S-1/A (SEC File No. 333-173775) filed on June 9, 2011.

10.18	Amendment No. 1 to Loan and Security Agreement, dated as of April 22, 2011, among Teavana Holdings, Inc., Teavana Corporation, ST Acquisition Company, Teavana International, Inc. Teavana Gift Company, as obligors, and Fifth Third Bank as lender, incorporated by reference to Exhibit 10.17 to the Registrant’s Form S-1 (SEC File No. 333-173775) filed on April 28, 2011.

10.19	Amendment No. 2 to Loan and Security Agreement, dated as of October 6, 2011, among Teavana Corporation, ST Acquisition Company, Teavana Holdings, Inc., Teavana Franchising Company, Teavana International, Inc. and Teavana Gift Company, as obligors, and Fifth Third Bank as lender, Exhibit 10.1 to the Registrant’s Form 8-K (SEC File No. 001-35248) filed on October 6, 2011.

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Grant Thornton LLP.*

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

101	Interactive Data File**

*	Filed herewith.
**	Pursuant to Rule 406T of SEC Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under these Sections.

ANNEX F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended April 29, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from [            ] to [            ]

Commission File Number: 001-35248

TEAVANA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1946316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification number)

3630 Peachtree Rd. NE, Suite 1480

Atlanta, GA 30326

(Address of principal executive offices)

(404) 995-8200

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒     No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes    ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of shares of the registrant’s common stock, $0.00003 par value, outstanding as of June 4, 2012 was 38,513,325 shares.

Teavana Holdings, Inc.

Form 10-Q

PART I- FINANCIAL INFORMATION

Item 1. Financial Statements
	Condensed Consolidated Balance Sheets as of April 29, 2012 (unaudited) and January 29, 2012	F-3
	Condensed Consolidated Statements of Operations and Comprehensive Income for the Thirteen Weeks Ended April 29, 2012 (unaudited) and May 1, 2011 (unaudited)	F-4
	Consolidated Statement of Changes in Stockholders’ Equity for the Thirteen Weeks Ended April 29, 2012 (unaudited)	F-5
	Condensed Consolidated Statements of Cash Flows for the Thirteen Weeks Ended April 29, 2012 (unaudited) and May 1, 2011 (unaudited)	F-6
	Notes to the Condensed Consolidated Financial Statements (unaudited)	F-7
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-16
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	F-27
Item 4.	Controls and Procedures	F-27

PART II-OTHER INFORMATION
Item 1.	Legal Proceedings	F-28
Item 1A.	Risk Factors	F-28
Item 5.	Other Information	F-29
Item 6.	Exhibits	F-29
Signature		F-30

TEAVANA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	April 29, 2012	January 29, 2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$20,040	$17,818
Prepaid expenses	4,305	3,995
Income tax receivable	659	—
Inventory	23,035	25,676
Other current assets	2,171	2,175

Total current assets	50,210	49,664
Property and equipment, net	47,630	42,785
Goodwill	2,394	2,394
Other non-current assets	634	775

Total assets	$100,868	$95,618

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,136	$3,898
Income taxes payable	—	1,821
Other current liabilities	5,950	6,847

Total current liabilities	11,086	12,566
Long-term liabilities
Deferred rent	14,192	12,905
Deferred tax liability, non-current	2,602	2,570
Other long-term liabilities	616	575

Total long-term liabilities	17,410	16,050

Total liabilities	28,496	28,616

Commitments and contingencies (Note 9)
Stockholders’ equity
Common stock, $.00003 par value; 100,000,000 shares authorized as of April 29, 2012 and January 29, 2012; 38,468,325 shares and 38,281,836 shares issued and outstanding as of April 29, 2012 and January 29, 2012, respectively	1	1
Additional paid-in capital	278,625	276,782
Accumulated deficit	(206,291)	(209,792)
Accumulated other comprehensive income	37	11

Total stockholders’ equity	72,372	67,002

Total liabilities and stockholders’ equity	$100,868	$95,618

The accompanying notes are an integral part of these condensed consolidated financial statements

TEAVANA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(unaudited)

(dollars in thousands, except per share data)

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
Net sales	$44,319	$34,939
Cost of goods sold (exclusive of depreciation shown separately below)	15,895	12,451

Gross profit	28,424	22,488
Selling, general and administrative expense	20,786	14,758
Depreciation and amortization expense	1,779	1,274

Income from operations	5,859	6,456
Interest expense, net	72	689

Income before income taxes	5,787	5,767
Provision for income taxes	2,286	2,444

Net income	$3,501	$3,323

Other comprehensive income
Net gain on foreign currency translation	26	—

Comprehensive income	$3,527	$3,323

Net income per share:
Basic	$0.09	$0.09
Diluted	$0.09	$0.09
Weighted average shares outstanding:
Basic	38,305,620	36,749,460
Diluted	39,086,378	37,728,622

The accompanying notes are an integral part of these condensed consolidated financial statements

TEAVANA HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN

STOCKHOLDERS’ EQUITY

(unaudited, unless specified audited)

(dollars in thousands, except per share data)

			Additional Paid- In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance January 29, 2012 (audited)	38,281,836	$1	$276,782	$(209,792)	$11	$67,002
Net income	—	—	—	3,501	—	3,501
Foreign currency translation adjustment	—	—	—	—	26	26
Stock-based compensation expense	—	—	263	—	—	263
Stock issued for stock option exercises	186,489	—	242	—	—	242
Excess tax benefit from stock option exercises	—	—	1,338	—	—	1,338

Balance April 29, 2012	38,468,325	$1	$278,625	$(206,291)	$37	$72,372

The accompanying notes are an integral part of these condensed consolidated financial statements

TEAVANA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
Cash flows from operating activities:
Net income	$3,501	$3,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,779	1,274
Non-cash interest expense	22	633
Stock-based compensation expense	263	37
Excess tax benefit from stock option exercises	(1,338)	—
Other	(107)	140
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(664)	(81)
Inventory	2,641	(1,359)
Accounts payable	873	—
Income taxes payable	(483)	(2,696)
Deferred rent	1,287	1,419
Other liabilities	(884)	(1,548)

Net cash provided by operating activities	6,890	1,142
Cash flows from investing activities:
Purchase of property and equipment	(6,232)	(5,056)

Net cash used in investing activities	(6,232)	(5,056)
Cash flows from financing activities:
Proceeds from revolving credit facility	46,384	35,510
Payments on revolving credit facility	(46,384)	(35,510)
Proceeds from stock option exercises	242	—
Excess tax benefit from stock option exercises	1,338	—
Other	(15)	(247)

Net cash provided by (used in) financing activities	1,565	(247)

Effect of exchange rates on cash and cash equivalents:	(1)	—
Net increase (decrease) in cash and cash equivalents	2,222	(4,161)
Cash and cash equivalents, beginning of fiscal period	17,818	7,901

Cash and cash equivalents, end of fiscal period	$20,040	$3,740

Supplemental disclosure of cash flow informaton:
Cash paid for interest	$50	$56
Cash paid for income taxes	3,528	5,134
Non-cash change in fair value of Class B redeemable common stock	$—	$5,852

The accompanying notes are an integral part of these condensed consolidated financial statements

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

1. Business and Summary of Significant Accounting Policies

Nature of Business

Teavana Holdings, Inc. (the “Company” or “Teavana”) is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise. Teavana offers products through 223 company-owned stores in 39 states and Canada, 18 franchised stores primarily in Mexico, as well as through its website, www.teavana.com.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and the Securities and Exchange Commission’s (“SEC”) guidance for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the unaudited condensed consolidated financial statements have been recorded in the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes thereto for the fiscal year ended January 29, 2012 included in the Company’s Annual Report on Form 10-K (File No. 001-35248). The accompanying unaudited condensed consolidated financial statements present the results of operations for the thirteen weeks ended April 29, 2012 and May 1, 2011. These results are not necessarily indicative of the results that may be achieved for the Fiscal year ending February 3, 2013 or for any other period.

Principles of Consolidation

The condensed consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The financial statements of any foreign subsidiaries have been translated into U.S. dollars in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 830-30 –Translation of Financial Statements (“ASC 830-30”). Under ASC 830-30, the financial position and results of operations of the Company’s foreign subsidiaries are measured using the subsidiary’s local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the period, and assets and liabilities have been translated at the exchange rates as of the balance sheet date. The resulting translation gain and loss adjustments are recorded as an element of other comprehensive income in accordance with ASC Topic No. 220 – Comprehensive Income.

Fiscal Year

The Company’s fiscal year is 52 or 53 weeks ending on the Sunday nearest to January 31 of the following year. These condensed consolidated financial statements include thirteen weeks in each of the periods ending April 29, 2012 and May 1, 2011.

Seasonality

The Company’s business is seasonal and has historically realized a higher portion of net sales, net income and operating cash flows in the fourth fiscal quarter due primarily to the holiday selling season. As a result, the Company’s working capital requirements fluctuate during the year, increasing in the second and third fiscal quarters in anticipation of this peak selling season.

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Adopted Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04-Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”) (“ASU 2011-04”), which amends ASC Topic No. 820-Fair Value Measurements. This update was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. This standard update also changes certain fair value measurement principles and enhances disclosure requirements particularly for Level 3 fair value measurements. The Company adopted ASU 2011-04 on January 30, 2012, and such adoption did not have a significant impact on the Company’s results of operations, financial condition or disclosures.

In June 2011, the FASB issued ASU No. 2011-05-Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components only within the statement of changes in equity. Under ASU 2011-05, an entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In addition, in December 2011, the FASB issued ASU No. 2011-12-Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-12 defers the requirement to present components of reclassifications of other comprehensive income by income statement line item on the statement of comprehensive income, with all other requirements of ASU 2011-05 unaffected. The Company adopted ASU 2011-05 and ASU 2011-12 beginning January 30, 2012 and has elected to present items of net income and other comprehensive income in one continuous statement at this time.

In September 2011, the FASB issued ASU No. 2011-08-Intangibles: Goodwill and Other (“ASU 2011-08”). ASU 2011-08 provides companies the option to perform a qualitative assessment to first evaluate whether the fair value of a reporting unit is less than its carrying value for purposes of the annual goodwill impairment test. If an entity determines it is more likely than not that the fair value of a reporting unit is less than the carrying value, then performing the two-step impairment test is necessary. The Company adopted ASU 2011-08 on January 30, 2012, and such adoption did not have a significant impact on the Company’s results of operations, financial condition or disclosures.

Accounting pronouncements not yet adopted by the Company

The FASB issues ASUs to amend the authoritative literature in the related ASC. There have been a number of ASUs to date that amend the original text of the ASC. Except for the ASUs listed above, those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, or (iii) are not applicable to the Company. Additionally, there were various other accounting standards and interpretations issued during the thirteen weeks ended April 29, 2012 that the Company has not yet been required to adopt, none of which is expected to have a material impact on the Company’s consolidated financial statements and the notes thereto going forward.

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

2. Property and Equipment

Property and equipment consists of the following:

	April 29, 2012	January 29, 2012
Leasehold improvements	$58,064	$52,872
Equipment	10,722	9,292

	68,786	62,164
Less – Accumulated depreciation	(21,156)	(19,379)

Property and equipment, net	$47,630	$42,785

Depreciation expense was $1,777 and $1,269 for the thirteen weeks ended April 29, 2012 and May 1, 2011, respectively.

3. Long-term Debt

On June 12, 2008, the Company established a three-year revolving credit facility by entering into a loan and security agreement (the “Credit Agreement”) with Fifth Third Bank. On April 22, 2011, the Company entered into an amendment to the Credit Agreement that, among other things, extended its term for five years through April 22, 2016. On October 6, 2011, the Company entered into a second amendment to the Credit Agreement that, among other things, permitted the creation of a foreign subsidiary and certain intercompany transfers. Additionally, on April 15, 2012, the Company entered into the third amendment (the “Amendment”) to the Credit Agreement (as amended, the “Amended Credit Agreement”). Among other things, the Amendment provides Fifth Third’s consent to the pending transaction contemplated by the Asset Purchase Agreement, dated April 15, 2012, relating to the acquisition of substantially all of the assets of Teaopia Limited (the “Teaopia Acquisition”). Upon the closing of the Teaopia Acquisition, the Amendment also lowers the applicable margin for advances, permits new store capital expenditures for the stores acquired in the Teaopia Acquisition and increases the Maximum Revolving Facility (as defined). The Amended Credit Agreement provides for a revolving credit facility up to $50,000 from the date of the closing of the Teaopia Acquisition through December 31, 2012 and $40,000 on and after January 1, 2013. The revised terms of the Amendment are effective upon the closing of the Teaopia Acquisition, which occurred on June 11, 2012. All other material terms of the Credit Agreement remain the same.

Under the revolving credit facility, the borrowing capacity is equal to (i) the lesser of the maximum revolving facility, less the undrawn face amount of any letters of credit outstanding and (ii) the Borrowing Base (as defined). The maximum revolving facility was $40,000 as of April 29, 2012. The Borrowing Base is defined as the sum of (i) 200% of Consolidated EBITDA (as defined) for the most recent twelve month trailing period for which financial statements are available, minus (ii) the aggregate undrawn face amount of any outstanding letters of credit at the time a drawdown on the revolving credit facility is made, minus (iii) such reserves as may be established by the lender in its Permitted Discretion (as defined), but not to exceed 35% of the Borrowing Base. The revolving credit facility includes a $5,000 sublimit for the issuance of letters of credit. The Amended Credit Agreement is secured by substantially all of the U.S. assets of the Company. The revolving credit facility under the Amended Credit Agreement had no amounts outstanding, undrawn face amounts on letters of credit of $497 and availability of $39,503 on April 29, 2012.

The Credit Agreement bears interest at a rate of LIBOR, subject to a minimum level of 1.5% plus an applicable margin of 4.5% or at the lender’s base commercial lending rate, plus an applicable margin of 3.0%. There were

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

no amounts outstanding under the revolving credit facility on April 29, 2012. Any outstanding debt would have borne interest at a rate of 6.25% under the lender’s base commercial lending rate.

The Amended Credit Agreement specifies certain financial and non-financial covenants that the Company must meet. It is management’s belief that the Company was in compliance with these covenants on all respective measurement dates. The Amended Credit Agreement does not permit the payment of any dividends, and thus 100% of the Company’s net income is restricted for purposes of dividend payments. The restriction on the payment of dividends applies to the Company and all of its subsidiaries. The Amended Credit Agreement also restricts all of the subsidiaries of the Company from making loans or advances to the Company in excess of certain specified limits and also limits annual net capital expenditures incurred by the Company. The restricted net assets of the subsidiaries are the same as the consolidated net assets, as presented in the accompanying condensed consolidated balance sheets. Teavana Holdings, Inc. has no operations or operating revenues, and the expenses of Teavana Holdings, Inc. are immaterial by virtue of the fact that the management and directors of the Company are compensated by its subsidiary, Teavana Corporation. Teavana Holdings, Inc. has no assets outside of its investments in subsidiaries, and no other material liabilities other than as a co-obligor under the Amended Credit Agreement.

Deferred financing costs totaling $15 were incurred in connection with the Amendment during the thirteen weeks ended April 29, 2012, and will be amortized to interest expense over the remaining term of the revolving credit facility using the straight-line method. The unamortized loan costs from the original Credit Agreement will also continue to be amortized over the remaining term of the revolving credit facility. Interest expense relating to deferred financing costs and interest incurred on borrowings under the revolving credit facility totaled $72 and $90 for the thirteen weeks ended April 29, 2012 and May 1, 2011, respectively.

4. Net income per share

The following table sets forth the computation of basic and diluted net income per share in accordance with ASC 260-Earnings per Share. Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average number of common shares outstanding plus potentially dilutive common shares, primarily consisting of the Company’s non-qualified stock options, outstanding during the period. The treasury stock method was used to determine the dilutive effect of the stock options. The following table details the calculation of basic and diluted net income per share:

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
Numerator:
Net income	$3,501	$3,323

Denominator:
For basic net income per share—weighted average shares basis	38,305,620	36,749,460
Effect of dilutive stock options	780,758	979,162

For diluted net income per share—adjusted weighted average shares basis	39,086,378	37,728,622

Net income per share:
Basic	$0.09	$0.09
Diluted	$0.09	$0.09

As of April 29, 2012, the Company had 38,468,325 shares of common stock outstanding. As of May 1, 2011, the Company had 27,744,243 and 9,005,217 shares of Class A common stock and Class B redeemable common

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

stock, respectively, outstanding. The Class A common stock and Class B redeemable common stock shared equally in rights to dividends, undistributed earnings and voting rights. As a result, the two-class method has historically not been required for the computation of net income per share.

Anti-dilutive common stock options totaling 399,766 were excluded from the weighted average shares outstanding basis for the diluted net income per share calculation as of April 29, 2012. There were no anti-dilutive securities as of May 1, 2011.

5. Leases

The Company has entered into operating leases for its stores, distribution center and store support center. Initial lease terms for stores are generally ten years with rent escalations and no renewal options. Rent expense for leases with rent escalations is recognized on a straight-line basis over the term of occupancy of the lease. The leases are net leases under which the Company pays the taxes, insurance and common area maintenance costs. The leases may also provide for both minimum rent payments and contingent rental based on a percentage of sales in excess of specified amounts. In certain leases, the landlord also charges the Company a portion of its marketing expense.

Total minimum and contingent rent expense for the thirteen weeks ended April 29, 2012 and May 1, 2011, respectively, were as follows:

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
Minimum rentals	$4,105	$3,016
Contingent rentals	113	67

Total	$4,218	$3,083

Future minimum lease payments for non-cancelable operating leases with an initial term of one year or more are as follows as of April 29, 2012:

Fiscal Year	Amount
2012 (remainder of fiscal year)	$11,359
2013	17,936
2014	18,358
2015	18,182
2016	16,947
Thereafter	65,042

Total	$147,824

6. Stock-Based Compensation

Under the Company’s 2004 Management Incentive Plan (the “2004 Plan”), adopted on December 15, 2004, up to 1,851,471 stock options may be granted to certain employees and outside directors or advisors to purchase an equal number of shares of common stock at prices not less than 100% of the estimated fair market value at the date of grant. All stock-based awards issued under the plan are non-qualified stock options. On July 18, 2011, the Board of Directors and stockholders authorized the establishment of the Teavana 2011 Equity Incentive Plan

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

(the “2011 Plan”), effective immediately after the SEC’s declaration of effectiveness of the Registration Statement on Form S-1 (File No. 333-173775), as amended (the “Registration Statement”) and immediately prior to the pricing of the initial public offering (the “Offering”), both of which took place on July 27, 2011. Under the 2011 Plan, up to 750,000 shares of the Company’s common stock have been reserved for issuance pursuant to the grant to certain employees and outside directors of equity awards, including stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, performance awards or other stock-based awards at prices not less than 100% of the estimated fair market value of the common stock at the date of grant. Share options forfeited or cancelled under both plans are eligible for reissuance under the 2011 Plan.

The Company accounts for stock-based awards in accordance with ASC Topic No. 718-Compensation: Stock Compensation (“ASC 718”). ASC 718 requires measurement of compensation cost for all stock-based awards at fair value on the grant date (or measurement date, if different) and recognition of compensation expense, net of forfeitures, over the requisite service period for awards expected to vest. Stock-based compensation expense was $263 and $37 for the thirteen weeks ended April 29, 2012 and May 1, 2011, respectively.

The fair values of stock options granted under the 2004 and 2011 Plans are estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options. Stock option pricing models require the input of highly subjective assumptions, including the expected volatility of the stock price. The Company’s stock has been publicly traded since July 28, 2011; therefore, changes in these subjective input assumptions may affect the grant date fair value estimates. The assumptions used are based on management’s best estimate and available information at the time of grant. There were no options granted or that expired during the thirteen weeks ended April 29, 2012. The following table represents stock options granted, exercised or forfeited under the 2004 Plan and the 2011 Plan during the thirteen weeks ended April 29, 2012:

	Stock Options	Weighted Average Exercise Price
Outstanding at January 29, 2012	1,907,305	$5.77
Granted	—	—
Exercised	(186,489)	1.30
Forfeited	(12,500)	17.00

Outstanding at April 29, 2012	1,708,316	$6.18

Under the 2004 Plan and the 2011 Plan, options generally become exercisable over a four-year period and expire ten years from the date of grant. Additionally, stock option grants generally vest 25% on each anniversary of the grant date, commencing with the first anniversary of the grant date (in the case of the 580,500 options granted under the 2011 Plan concurrent with the pricing of the Offering, commencing with the first anniversary of the closing of the transaction on August 2, 2011). As of April 29, 2012, there was $3,594 of total unrecognized compensation cost related to non-vested stock option awards expected to vest. This compensation cost is expected to be recognized through fiscal 2015 based on existing vesting terms, with the weighted average remaining expense recognition period being approximately 1.73 years.

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

The options outstanding as of April 29, 2012, by exercise price, are summarized below:

Number of Stock Options Outstanding	Stock Options Exercisable	Exercise Price	Average Remaining Contractual Life (in Years)
812,853	812,853	$1.12	4.26
25,219	25,219	1.35	5.50
210,647	210,647	1.62	5.92
14,812	14,812	1.76	6.34
117,285	117,285	2.43	7.50
522,500	—	17.00	9.25
5,000	—	$15.11	9.63

1,708,316	1,180,816		6.00

There were 1,180,816 options exercisable as of April 29, 2012 with a weighted average exercise price of $1.35 per share and intrinsic value of $22,552. Additionally, 186,489 options were exercised during the thirteen weeks ended April 29, 2012 with an intrinsic value of $3,521. The exercise of these stock options gave rise to a tax benefit of $1,338.

The Company has calculated its additional paid-in capital pool (“APIC Pool”), the cumulative amount of excess tax benefits from all awards accounted for under ASC 718, based on the actual income tax benefits received from exercises of stock options granted under ASC 718 using the long method. The APIC Pool is available to absorb future tax deficiencies.

7. Income Taxes

For interim financial reporting, the Company estimates the annual effective tax rate based on projected taxable income for the full year and adjusts as necessary for discrete events occurring in a particular period. The quarterly income tax provision is recorded in accordance with the estimated annual effective rate. The Company refines the estimates of taxable income throughout the year as new information, including year-to-date financial results, becomes available, and adjusts the annual effective tax rate, if necessary, during the quarter in which the change in estimate occurs. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The effective tax rate for the thirteen weeks ended April 29, 2012 was 39.5% as compared to 42.4% for the thirteen weeks ended May 1, 2011. The Company’s estimated annual effective tax rate for the thirteen weeks ended April 29, 2012 decreased primarily as a result of the elimination of the non-deductible accretion of the Series A redeemable preferred stock in conjunction with the closing of the Offering in August 2011.

The effective tax rate differs from the federal statutory rate primarily due to state income tax expense and to a lesser extent, certain nondeductible expenses and foreign tax expense.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projections of future taxable income, tax planning strategies and the reversal of temporary differences in making this assessment. The Company has determined that no such valuation allowance was necessary as of April 29, 2012 and May 1, 2011.

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

The Company recognizes income tax liabilities related to unrecognized tax benefits in accordance with ASC Topic No. 740-10-Accounting for Income Taxes, and adjusts for such liabilities when its judgment changes as the result of the evaluation of new information. As of April 29, 2012, there were no uncertain tax positions, and the Company does not anticipate any tax positions generating a significant change in this balance for unrecognized tax benefits within 12 months of this reporting date.

The Company and its subsidiaries are subject to U.S. federal income tax regulations, as well as income tax regulations of multiple state and foreign jurisdictions with varying statutes of limitations. The Company’s tax years for fiscal 2009 through 2011 generally remain subject to examination by federal and most state taxing authorities.

8. Segments

ASC Topic No. 280-Segment Reporting (“ASC 280”) establishes standards for reporting information about a company’s operating segments. The Company determines its operating segments on the same basis used to evaluate performance internally. The Company’s reportable segments include the operation of company-owned stores and its e-commerce website, which have been aggregated into one reportable financial segment. Management bases this aggregation on the following factors: (i) the merchandise offered at company-owned stores and through the e-commerce business is largely the same, (ii) the majority of e-commerce customers are also customers of retail locations, (iii) the product margins and sales mix of the stores and the e-commerce business are similar and (iv) the distribution methods are the same for both revenue streams. As of April 29, 2012, all of the Company’s significant identifiable assets were located in the United States and Canada.

The following tables present summarized geographical information:

	Thirteen Weeks Ended
	April 29, 2012		May 1, 2011
Net Sales:
United States	$44,072	99%	$34,939	100%
Canada	247	1%	—	—

Total	$44,319		$34,939

	As of
	April 29, 2012		January 29, 2012
Long-lived assets, net:
United States	$46,405	97%	$42,317	99%
Canada	1,225	3%	468	1%

Total	$47,630		$42,785

9. Commitments and Contingencies

From time to time, in the normal course of business, the Company is involved in legal proceedings. The Company evaluates the need for loss accruals under the requirements of ASC Topic No. 450 – Contingencies. The Company records an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then the Company records the

Notes to Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

minimum amount in the range as the loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

On December 28, 2011, a putative class action lawsuit styled Chavez v. Teavana Corp. alleging wage and hour violations of the California Labor Code for General Managers in California was filed in the Superior Court of California, County of Los Angeles. The plaintiff seeks on behalf of herself and other putative class members, compensatory damages, restitution, putative and exemplary damages, penalties, interest and other relief. The Company disputes the material allegations in the complaint and intends to defend the action vigorously. Due to inherent uncertainties of litigation and because the lawsuit is in early procedural stages, the Company cannot at this time accurately predict the ultimate outcome, or any potential liability, of the matter.

The Company is also subject to other legal proceedings and claims that arise in the ordinary course of its business. These include claims resulting from “slip and fall” accidents, employment related claims and claims from guests or team members alleging illness or injury or other operational concerns. To date, no claims of these types of litigation, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these other suits, legal proceedings and claims with certainty, management does not believe that they would have a material adverse effect on the Company’s financial position and results of operations.

10. Subsequent Events

On June 11, 2012, the Company through its wholly owned subsidiary, Teavana Canada, Inc., completed the Teaopia Acquisition for a purchase price of approximately USD $26,888, subject to certain adjustments, as defined more fully in the Asset Purchase Agreement. Through the Acquisition, the Company acquired substantially all of the assets of Teaopia Limited, which currently operates 46 retail store locations in Canada that sell tea and tea-related merchandise. Additionally, the provisions of the Amended Credit Agreement became effective upon the closing of the Teaopia Acquisition on June 11, 2012. The Amended Credit Agreement was amended to accommodate the Teaopia Acquisition. In addition, the Amendment adjusts the applicable margin for advances, permits increased new store capital expenditures in connection with the Teaopia Acquisition and includes an increase to the Maximum Revolving Facility (as defined) to $50,000 and consents to the Transaction. Advances under the amended credit agreement will bear interest at the lender’s base commercial lending rate plus an applicable margin of 1.00% or at a rate of LIBOR plus an applicable margin of 4.00% through February 3, 2013. As of February 3, 2013, the applicable margin for LIBOR rate advances will equal a percentage based on certain financial metrics set forth within the Amendment, not to exceed 4.50%.

Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with the condensed consolidated financial statements as of and for the thirteen weeks ended April 29, 2012 and May 1, 2011 included in Part I, Item 1 of this Quarterly Report on Form 10-Q. The statements in this discussion regarding expectations of our future performance, liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K as filed with the SEC on April 13, 2012. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

We operate on a fiscal calendar widely used in the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Sunday closest to January 31 of the following year. For example, references to “fiscal 2012” refer to the fiscal year ending February 3, 2013. The quarters ended April 29, 2012 and May 1, 2011 each contain 13 weeks.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, but not limited to the following:

•	our failure to successfully execute our growth strategy;

•	economic conditions, and their effect on the financial and capital markets, our vendors and business partners, employment levels, consumer demand, spending patterns, inflation and the cost of goods;

•	unseasonable weather conditions;

•	our loss of key personnel or our inability to hire additional personnel;

•	disruptions in our supply chain and our single distribution center;

•	our failure to identify and respond to new and changing customer tastes, buying and economic trends;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•

risks and challenges in connection with sourcing merchandise from third party suppliers, including the risk that current or prospective suppliers may be unable or unwilling to supply us with adequate quantities of their teas or merchandise in a timely manner or at acceptable quality or prices, including risks related to natural or manmade causes outside of our control;

•	the risk of a cyber security incident or other technological disruption;

•	risks relating to our acquisition of Teaopia Limited, including that we may not be able to integrate Teaopia’s operations as planned or that such stores may not perform as planned; and

•

other factors discussed in other reports or filings filed by us with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K under the Securities Act of 1934 filed with the SEC on April 13, 2012.

Any forward-looking statement made by us in this Quarterly Report on Form 10-Q speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You are advised, however, to consult any further disclosures we may make in our future reports to the SEC, on our website or otherwise.

Overview

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise. We offer our products through 223 company-owned stores in 39 states and Canada and 18 franchised stores primarily in Mexico, as well as through our website, www.teavana.com.

        On April 15, 2012, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) to acquire substantially all of the assets of Teaopia Limited (“Teaopia”), for approximately $26.9 million in cash, subject to certain adjustments (the “Teaopia Acquisition”) as defined in the Asset Purchase Agreement. The Teaopia Acquisition closed on June 11, 2012. Teaopia currently operates 46 retail store locations in Canada that sell tea and tea-related merchandise, and will provide a further foothold for us in the Canadian market. We expect to incur certain transaction and transition costs in connection with the Teaopia Acquisition, including necessary costs associated with integrating the operations of Teaopia into our own operations.

How We Assess the Performance of Our Business

In assessing the performance of our business and our progress against our growth strategy, we consider a variety of performance and financial measures. The key measures that we utilize to evaluate the performance of our business and the execution of our strategy are set forth below:

Net Sales

Net sales constitute gross sales net of any returns and discounts. Net sales consist of comparable sales which include e-commerce, non-comparable store sales, and other sales.

The specialty retail industry is cyclical, and consequently our net sales are affected by general macroeconomic conditions. Sales of premium loose-leaf tea and tea-related merchandise can be impacted by a number of factors that influence the levels of consumer spending, including economic conditions and the level of disposable consumer income, consumer debt, interest rates and consumer confidence.

Our business is also seasonal, and as a result, our net sales fluctuate from quarter to quarter. Net sales are traditionally highest in the fourth fiscal quarter, which includes the holiday sales period from Thanksgiving through the end of December, and tends to be lowest in the second and third fiscal quarters.

Comparable sales. Comparable sales includes sales from all company-owned stores that have been open for at least 15 full fiscal months, as in our experience our new stores generally open with higher than average sales volumes in the initial months following their opening, and e-commerce sales from our website, www.teavana.com. The trend of higher than average sales volumes for stores at opening usually extends for a period of at least three months, and comparability is typically achieved 12 months after the initial three-month period from the date of opening. In previous periods, sales from our website were included in “other sales”.

There may be variations in the way in which certain other retailers calculate comparable sales. As a result, data in this Quarterly Report on Form 10-Q regarding our comparable sales may not be comparable to similarly titled data made available from other retailers.

Measuring the change in year-over-year comparable sales allows us to evaluate how our stores and website are performing. Various factors affect comparable sales, including:

•	consumer preference, buying and economic trends;

•	our ability to anticipate and respond effectively to consumer preference, buying and economic trends;

•	national or regional macroeconomic trends or climate patterns;

•	our ability to provide a product offering that generates new and repeat visits to our stores;

•	the customer experience we provide in our stores;

•	the level of traffic near our locations in the shopping malls and centers in which we operate;

•	the number of customer transactions and the average ticket in our stores;

•	the pricing of our teas and tea-related merchandise;

•	the length of time of individual store operations;

•	our ability to obtain and distribute products efficiently;

•	our opening of new stores in the vicinity of our existing stores; and

•	the opening or closing of competitor stores in the vicinity of our stores.

Non-comparable store sales. Non-comparable store sales include sales from stores not included in comparable sales. As we pursue our growth strategy, we expect that a significant percentage of our net sales increase will continue to come from non-comparable store sales. Accordingly, non-comparable store sales are an additional key measure we use to assess the success of our growth strategy.

Other sales. Other sales include sales related to our franchised operations and gift card breakage revenue. Sales related to our franchised operations consist of initial franchise fees received in connection with newly franchised stores that are recognized as revenue when the obligations under the related franchise agreement are met, continuing royalty fees and wholesale sales of our teas and tea-related merchandise by our business partner under our international development agreement for Mexico.

Gross Profit

        Gross profit is equal to our net sales minus our cost of goods sold. Gross margin is gross profit as a percentage of our net sales. Cost of goods sold includes the direct costs of our products, freight and shipping costs, distribution center costs and occupancy costs for stores in operation and excludes depreciation and amortization expense. The components of cost of goods sold may not be comparable to those of other retailers.

Our cost of goods sold is substantially higher in higher-volume quarters because cost of goods sold generally increases as net sales increases. Changes in the product mix of sales, such as shifts in the proportion of tea to merchandise sales, may also impact our overall gross margin. As our stores mature, they have historically experienced a sales mix shift away from tea-related merchandise towards higher margin loose-leaf teas, increasing overall gross margins. In general, this trend is the result of the evolution in our customers’ buying patterns as they graduate from purchases with a greater focus on merchandise with which to prepare and enjoy tea towards transactions centered more on replenishing their favorite teas and experimenting with new blends.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of store operating expenses, store pre-opening expenses and other administrative expenses. Store operating expenses are generally the largest component of selling, general and administrative expense and consist of all store expenses other than occupancy-related costs (which are included in cost of goods sold). Store pre-opening costs are expensed as incurred and represent the costs at a store prior to its opening date including occupancy, payroll and other operating costs. Other administrative expenses include professional fees, travel costs, occupancy and payroll costs (both cash and stock-based) for our store support center and other administrative expenses.

Selling, general and administrative expense typically does not vary proportionally with net sales to the same degree as our cost of goods sold. Accordingly, this expense as a percentage of sales is usually higher in lower-volume quarters and lower in higher-volume quarters. We expect that our selling, general and administrative expense will be higher in periods in which we are engaged in acquisition activity. The components of selling, general and administrative expense may not be comparable to those of other retailers.

Depreciation and Amortization Expense

Depreciation and amortization expense consists primarily of depreciation of our leasehold improvements and equipment and, to a lesser extent, amortization of our finite-lived assets. We expect that depreciation expense will continue to increase as we open more stores.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated:

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
	(unaudited)
	(dollars in thousands, except per share and store data)
Consolidated Statement of Operations Data:
Net sales	$44,319	$34,939
Cost of goods sold (exclusive of depreciation shown separately below)	15,895	12,451

Gross profit	28,424	22,488
Selling, general and administrative expense	20,786	14,758
Depreciation and amortization expense	1,779	1,274

Income from operations	5,859	6,456
Interest expense, net	72	689

Income before income taxes	5,787	5,767
Provision for income taxes	2,286	2,444

Net income	$3,501	$3,323

Net income per share:
Basic	$0.09	$0.09
Diluted	$0.09	$0.09
Weighted average shares outstanding:
Basic	38,305,620	36,749,460
Diluted	39,086,378	37,728,622

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
	(unaudited) (dollars in thousands, except per share and store data)
Percentage of Net Sales:
Net sales	100.0%	100.0%
Cost of goods sold (exclusive of depreciation shown separately below)	35.9%	35.6%

Gross profit	64.1%	64.4%
Selling, general and administrative expense	46.9%	42.2%
Depreciation and amortization expense	4.0%	3.7%

Income from operations	13.2%	18.5%
Interest expense, net	0.2%	2.0%

Income before income taxes	13.0%	16.5%
Provision for income taxes	5.1%	7.0%

Net income	7.9%	9.5%

Store Data (unaudited):
Number of stores at end of period	223	161
Comparable sales growth for period (1)	1.7%	9.1%
Comparable store sales growth for period, excluding e-commerce (2)	-0.1%	6.0%
Average net sales per comparable store (in thousands) (3)	$209	$213
Gross square footage at end of period (in thousands)	205	145
Sales per gross square foot (4)	$209	$231

(1)	Includes comparable store sales from all company-owned stores that have been open for at least 15 full fiscal months and sales from our website www.teavana.com. Comparability for stores is typically achieved 12 months after the initial three-month period from opening during which new stores typically experience higher-than-average sales volumes.
(2)	Comparable store sales, excluding e-commerce, represent sales from all company-owned stores that have been open for at least 15 full fiscal months. Comparability is typically achieved 12 months after the initial three-month period from opening during which new stores typically experience higher-than-average sales volumes.
(3)	Average net sales per comparable store is calculated by dividing total sales per period for stores open 15 full fiscal months or more as of the beginning of each respective fiscal period by the total number of such stores. This methodology excludes the effects of the initial three-month period of higher-than-average sales volumes and also excludes e-commerce sales.
(4)	Sales per gross square foot is calculated by dividing total net sales for all stores, excluding e-commerce, by the average gross square footage for the period. Average gross square footage for the period is calculated by dividing the sum of the total gross square footage at the beginning and at the end of each period by two.

The approximate percentages of net sales derived from our product categories were as follows:

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
	(unaudited)
Product Categories:
Tea	59%	60%
Merchandise	37%	36%
Beverage	4%	4%

	100%	100%

Thirteen Weeks Ended April 29, 2012 Compared to Thirteen Weeks Ended May 1, 2011

Net Sales

Net sales increased by 26.8%, or $9.4 million, to $44.3 million in the thirteen weeks ended April 29, 2012 from $34.9 million in the thirteen weeks ended May 1, 2011, resulting from a $9.0 million increase in non-comparable store sales, a $0.6 million increase in comparable sales, and a $0.2 million decrease in other sales.

Non-comparable store sales increased by $9.0 million in the thirteen weeks ended April 29, 2012, driven primarily by the increase in the number of non-comparable stores period over period. There were 78 non-comparable stores as of April 29, 2012 as compared to 53 non-comparable stores as of May 1, 2011.

Comparable sales increased by 1.7%, or $0.6 million, at our comparable stores and through our website in the thirteen weeks ended April 29, 2012 due to a 0.2% increase in the average transaction size coupled with a 1.5% increase in the number of transactions in these channels. Average transaction size remained relatively flat at approximately $40 in the thirteen weeks ended April 29, 2012 and May 1, 2011. The number of transactions increased by 1.5% due to increased transactions in our e-commerce business as our store openings in new and existing markets increased awareness of our brand and drove greater traffic to our website. There were 145 comparable stores as of April 29, 2012 compared to 108 as of May 1, 2011. Comparable store sales, excluding e-commerce, decreased by 0.1% in the thirteen weeks ended April 29, 2012 due to a 0.2% increase in the average transaction size more than offset by a 0.3% decrease in the number of transactions. Excluding beverage only transactions, which represent only 4% of our comparable store sales but 25% of their transactions, our comparable store sales, excluding e-commerce, decreased by 0.3% due to a 2.7% increase in the average transaction size more than offset by a 3.0% decrease in the number of transactions. Our comparable store sales experienced regional variations during this period, with our West region generating an increase in comparable store sales of 5.6% while our East and Central regions generated a decrease in comparable store sales of 3.4% and 2.1%, respectively. We believe the regional variances in our comparable store sales in the thirteen weeks ended April 29, 2012 were driven primarily by unseasonably warm temperatures in the East and Central regions compared to average temperatures in the West region.

Other sales decreased by $0.2 million in the thirteen weeks ended April 29, 2012 due to fewer franchise store openings in the thirteen weeks ended April 29, 2012 as compared to the thirteen weeks ended May 1, 2011. There were no franchise store openings in the thirteen weeks ended April 29, 2012 as compared to four franchise store openings in the thirteen weeks ended May 1, 2011.

Gross Profit

Gross profit increased by 26.4%, or $5.9 million, to $28.4 million in the thirteen weeks ended April 29, 2012 from $22.5 million in the thirteen weeks ended May 1, 2011, due primarily to our growth in sales from the opening of additional company-owned stores. Gross margin decreased slightly to 64.1% in the thirteen weeks ended April 29, 2012 as compared to 64.4% in the thirteen weeks ended May 1, 2011. The decrease in gross margin is primarily attributable to slightly less tea in the product mix, and to a lesser extent less leverage of store occupancy costs compared to the year-ago period.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by 40.8%, or $6.0 million, to $20.8 million in the thirteen weeks ended April 29, 2012 from $14.8 million in the thirteen weeks ended May 1, 2011. As a percentage of net sales, selling, general and administrative expense increased to 46.9% in the thirteen weeks ended April 29, 2012 from 42.2% in the thirteen weeks ended May 1, 2011.

Store operating expenses increased by 34.9%, or $3.5 million, in the thirteen weeks ended April 29, 2012 due primarily to the operation of 223 stores as of this date as compared to the operation of 161 stores as of May 1, 2011. As a percentage of net sales, store operating expenses increased to 30.6% in the thirteen weeks ended April 29, 2012 from 28.8% in the thirteen weeks ended May 1, 2011. Store operating expenses as a percentage of net sales from stores increased to 33.3% for the thirteen weeks ended April 29, 2012 from 31.7% for the thirteen weeks ended May 1, 2011 due primarily to increased training and related costs resulting from opening 23 stores in the thirteen weeks ended April 29, 2012 compared to opening 15 stores in the thirteen weeks ended May 1, 2011.

Store pre-opening expenses increased by 83.1%, or $0.6 million, in the thirteen weeks ended April 29, 2012 due primarily to the timing of the opening of 23 new stores in the thirteen weeks ended April 29, 2012 compared to the timing of opening 15 new stores in the thirteen weeks ended May 1, 2011. As a percentage of net sales, store pre-opening expenses increased to 2.8% in the thirteen weeks ended April 29, 2012 as compared to 2.0% in the thirteen weeks ended May 1, 2011.

Other administrative expenses increased by 48.4%, or $1.9 million, in the thirteen weeks ended April 29, 2012 due primarily to the increased cost to support 223 stores in operation as of April 29, 2012 compared to 161 stores as of May 1, 2011. In addition, we experienced an increase in other administrative expenses including stock compensation expense and other costs associated with being a public company such as increased board fees, insurance, compliance and finance, legal and compliance payroll costs for the thirteen weeks ended April 29, 2012 as compared to the thirteen weeks ended May 1, 2011. Additionally, we incurred transaction and integration planning expenses of approximately $0.3 million related to the Teaopia Acquisition during the thirteen weeks ended April 29, 2012. As a percentage of net sales, other administrative expenses increased to 13.5% in the thirteen weeks ended April 29, 2012 as compared to 11.4% for the thirteen weeks ended May 1, 2011.

Depreciation and Amortization Expense

Depreciation and amortization expense increased by 39.6%, or $0.5 million, to $1.8 million in the thirteen weeks ended April 29, 2012 from $1.3 million in the thirteen weeks ended May 1, 2011 due primarily to capital expenditures of approximately $18.7 million incurred during the trailing four quarters to build new stores and, to a lesser extent, for leasehold improvements at our new store support center and distribution center. As a percentage of net sales, depreciation and amortization expense increased to 4.0% for the thirteen weeks ended April 29, 2012 as compared to 3.7% for the thirteen weeks ended May 1, 2011.

Interest Expense, Net

Interest expense, net decreased by 89.6%, or $0.6 million, to $0.1 million in the thirteen weeks ended April 29, 2012 from $0.7 million in the thirteen weeks ended May 1, 2011 due primarily to the elimination of approximately $0.6 million in accretion from our Series A redeemable preferred stock. The Series A redeemable preferred stock was redeemed at the consummation of our Offering on August 2, 2011.

Provision for Income Taxes

Our provision for income taxes decreased by 6.5%, or $0.1 million, to $2.3 million in the thirteen weeks ended April 29, 2012 from $2.4 million in the thirteen weeks ended May 1, 2011. Our effective tax rates were 39.5% and 42.4% for the thirteen weeks ended April 29, 2012 and May 1, 2011, respectively. The favorable impact to the effective tax rate was primarily the result of the elimination of the non-deductible accretion related to our Series A redeemable preferred stock. The Series A redeemable preferred stock was fully redeemed at the consummation of our Offering on August 2, 2011. This decrease was partially offset by an increase in the overall state income tax rate, which is primarily attributable to increased profitability in higher tax rate jurisdictions in which income is earned.

Net Income

As a result of the factors above, net income increased by 5.4%, or $0.2 million, to $3.5 million in the thirteen weeks ended April 29, 2012 from $3.3 million in the thirteen weeks ended May 1, 2011. Net income as a percentage of net sales decreased to 7.9% in the thirteen weeks ended May 1, 2011 from 9.5% in the thirteen weeks ended May 1, 2011.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations and borrowings under our revolving credit facility.

Our primary cash needs are for capital expenditures and working capital needs and, selectively, for acquisitions such as our acquisition of Teaopia. Capital expenditures typically vary depending on the timing of new store openings and infrastructure-related investments. During fiscal 2012, we plan to spend approximately $20.0 million on capital expenditures, exclusive of the Teaopia Acquisition. We expect to devote approximately 80% of this capital expenditure budget to construct and open new stores and renovate a small number of existing stores, with the remainder projected to be spent on expansion of our distribution center and on continued investment in our information technology systems. Additionally, we expect to spend approximately $2.0 million in construction and conversion costs related to stores acquired in the Teaopia Acquisition.

Our on-going primary working capital requirements are for the purchase of store inventory and payment of payroll, rent and other store operating costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. Fluctuations in working capital are also driven by the timing of new store openings.

Historically, we have funded our capital expenditures and working capital requirements during the fiscal year with borrowings under our revolving credit facility, which we have typically paid down at the end of the fiscal year with cash generated during our peak selling season in the fourth quarter. The amount of indebtedness outstanding under our revolving credit facility has tended to be highest in the beginning of the fourth quarter of each fiscal year.

We believe that our cash position, net cash provided by operating activities and availability under our revolving credit facility will be adequate to finance our planned capital expenditures, our acquisition of Teaopia and working capital requirements for the foreseeable future.

Cash Flows

A summary of our cash flows from operating, investing and financing activities is presented in the following table:

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
	(unaudited)
	(dollars in thousands)
Cash flows provided by (used in):
Operating activities	$6,890	$1,142
Investing activities	(6,232)	(5,056)
Financing activities	1,565	(247)

Effect of exchange rates on cash and cash equivalents	(1)	—

Increase (decrease) in cash and cash equivalents	$2,222	$(4,161)

Operating Activities

Cash flows generated by operating activities consist primarily of net income adjusted for non-cash items, including depreciation and amortization expense, non-cash interest expense, stock-based compensation expense, deferred taxes and the effect of working capital changes.

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
	(unaudited)
	(dollars in thousands)
Cash flows from operating activities:
Net income	$3,501	$3,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,779	1,274
Non-cash interest expense	22	633
Stock-based compensation expense	263	37
Excess tax benefit from stock option exercises	(1,338)	—
Other	(107)	140
Change in operating assets and liabilities	2,770	(4,265)

Net cash provided by operating activities	$6,890	$1,142

Net cash provided by operating activities increased by $5.8 million to $6.9 million during the thirteen weeks ended April 29, 2012 from $1.1 million during the thirteen weeks ended May 1, 2011. This increase was primarily due to a decrease in cash used by net working capital components of approximately $7.0 million coupled with an increase of net income of approximately $0.2 million, less the net effect of $1.4 million in other adjustments as detailed in the table above. The decrease in cash used by net working capital components at the end of the thirteen weeks ended April 29, 2012 is primarily related to the timing of vendor payments and increases in our deferred rent, deferred tax liability and accounts payable balances as compared to May 1, 2011, all of which were attributable to the growth of our business.

Investing Activities

Cash flows used by investing activities consist primarily of capital expenditures for new stores and, to a lesser extent, for existing stores, as well as for investments in our information technology systems, distribution center and our store support center, to support our planned growth.

Capital expenditures increased by $1.1 million to $6.2 million in the thirteen weeks ended April 29, 2012 from $5.1 million in the thirteen weeks ended May 1, 2011. This increase was due primarily to the timing and number of new store build-outs. We opened 23 new stores in the thirteen weeks ended April 29, 2012 compared to 15 new stores in the thirteen weeks ended May 1, 2011.

Financing Activities

Cash flows from financing activities consist primarily of borrowings and payments on our revolving credit facility and related financing costs.

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
	(unaudited)
	(dollars in thousands)
Cash flows from financing activities:
Proceeds from revolving credit facility	$46,384	$35,510
Payments on revolving credit facility	(46,384)	(35,510)
Proceeds from stock option exercises	242	—
Excess tax benefit from stock option exercises	1,338	—
Other	(15)	(247)

Net cash provided by (used in) financing activities	$1,565	$(247)

Net cash provided by financing activities increased by $1.8 million to $1.6 million in the thirteen weeks ended April 29, 2012 as compared to $0.2 million in cash used by financing activities in the thirteen weeks ended May 1, 2011. This increase was primarily attributable to the exercise of stock options during the thirteen weeks ended April 29, 2012 that resulted in the recognition of a tax benefit of approximately $1.3 million and proceeds of approximately $0.2 million.

Revolving Credit Facility

        On June 12, 2008, we entered into a loan and security agreement with Fifth Third Bank for a three-year revolving credit facility (the “Credit Agreement”). On April 22, 2011, we entered into an amendment to the existing loan and security agreement, which extends the maturity of this facility until April 22, 2016. On October 6, 2011, we entered into a second amendment that, among other things, permitted the creation of a foreign subsidiary and certain inter-company transfers. On April 15, 2012, we entered into a third amendment (the “Amendment”) that provides Fifth-Third’s consent to the Teaopia Acquisition, lowers the applicable margin for advances, permits new store capital expenditures for locations acquired in the Teaopia Acquisition and increases the Maximum Revolving Facility (the Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”) to $50.0 million through December 31, 2012 and $40.0 million on and after January 1, 2013. The revised terms under the Amendment are effective upon the closing of the Teaopia Acquisition, which occurred on June 11, 2012. All other material terms of the Credit Agreement remain the same.

Under the revolving credit facility, our borrowing capacity is equal to the lesser of (i) the Maximum Revolving Facility (as defined), less the undrawn face amount of any letters of credit outstanding at the time a drawdown on the revolving credit facility is made, and (ii) the Borrowing Base (as defined). The Maximum Revolving Facility is equal to $40.0 million. The Borrowing Base is defined as the sum of (i) 200% of Consolidated EBITDA (as defined) for the most recent trailing twelve-month period for which financial statements are available, minus (ii) the aggregate undrawn face amount of any letters of credit outstanding at the time a drawdown on the revolving credit facility is made, minus (iii) such reserves as may be established by the lender in its Permitted Discretion (as defined) but not to exceed 35% of the Borrowing Base. The credit facility includes a $5.0 million sublimit for the issuance of letters of credit. Our excess borrowing capacity was $39.5 million as of April 29, 2012, with no amounts outstanding under our revolving credit facility and undrawn face amounts on letters of credit of $0.5 million as of that date.

Indebtedness incurred under the revolving credit facility bears interest at a rate of LIBOR, subject to a minimum level of 1.5% plus an applicable margin of 4.5% or the lender’s base commercial lending rate, plus an applicable margin of 3.0%. Any outstanding debt would have borne interest at a rate of 6.25% under the lender’s base commercial lending rate as of April 29, 2012.

The Amended Credit Agreement includes certain financial covenants. The financial covenants include the requirements to: (i) maintain a ratio of Consolidated Free Cash Flow to Consolidated Fixed Charges (as such terms are defined); (ii) maintain a ratio of Debt (as defined) to Consolidated EBITDA; (iii) limit our annual Consolidated Capital Expenditures (as defined); and (iv) limit our Consolidated Net Capital Expenditures (defined as Consolidated Capital Expenditures minus a specified amount of capital expenditures related to new-store openings determined on the basis of our Consolidated Leverage Ratio). The Amended Credit Agreement also includes customary negative and affirmative covenants. The negative covenants include, among others, limitations on: indebtedness; the payment of dividends; liens; the disposition of assets; consolidations and mergers; loans and investments; transactions with affiliates; restricted payments; sale-leaseback transactions; incurrence of certain restrictions by subsidiaries; other negative pledges; and foreign assets. The affirmative covenants include, among others, the requirement to provide audited annual and unaudited monthly financial statements, quarterly and annual compliance certificates, and other financial and operating information. As of April 29, 2012, we were in compliance with the financial covenants and other covenants applicable to us under the Amended Credit Agreement.

Indebtedness incurred under both the Credit Agreement and the Amended Credit Agreement is collateralized by substantially all of our U.S. assets.

Off-Balance Sheet Arrangements

As of and for the thirteen weeks ended April 29, 2012, except for operating leases entered into in the normal course of business, we were not party to any material off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, net sales, expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments (unaudited)

The following table summarizes our contractual obligations as of April 29, 2012, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments due by Period
	Total Obligations	<1 Year (1)	2-3 Years	4-5 Years	Thereafter
	(dollars in thousands)
Operating lease obligations (2)	$147,824	$11,359	$36,294	$35,129	$65,042
Construction-related obligations	2,616	2,616	—	—	—
Purchase obligations (3)	13,708	13,708	—	—	—

Total contractual obligations	$164,148	$27,683	$36,294	$35,129	$65,042

(1)	The obligations in this column represent known cash requirements from April 29, 2012 through February 3, 2013.
(2)	Operating lease obligations reflect base rent and exclude insurance, taxes, maintenance and other related leasing costs. Other related leasing costs including insurance, taxes and maintenance comprise approximately 40% of the base rent obligation.
(3)	Purchase obligations consist primarily of inventory purchase orders. Our inventory purchase orders are cancellable with limited or no recourse available to the vendor until the inventory is shipped to us.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. Predicting future events is inherently an imprecise activity and, as such, requires the use of judgment. Actual results may vary from estimates in amounts that may be material to the financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. Our critical accounting policies and estimates are discussed in our Annual Report on Form 10-K filed with the SEC on April 13, 2012. We believe that there have been no significant changes to our critical accounting policies during the thirteen weeks ended April 29, 2012 apart from those previously disclosed in our Annual Report.

Item 3 – Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

Our revolving credit facility carries floating interest rates that are tied to LIBOR or our lender’s base commercial rate, and therefore, our consolidated statements of operations and cash flows will be exposed to changes in interest rates. We do not use derivative financial instruments for speculative or trading purposes; however, this does not preclude our adoption of specific hedging strategies in the future. A 10% increase or decrease in market interest rates would not have a material impact on our financial condition, results of operations or cash flows.

Foreign Exchange Risk

We do not currently generate any portion of our net sales in any currency other than the U.S. dollar, except during the period ending April 29, 2012; we generated less than 1% of our net sales in Canadian dollars. We currently source a portion of our inventory of teas and tea-related merchandise in Europe and Japan and incur a limited portion of those related costs in Euro and in Japanese yen. Historically, we have not been impacted materially by fluctuations in the U.S. dollar/Canadian dollar, U.S. dollar/Euro and US dollar/Japanese yen exchange rates and do not expect to be impacted materially for the foreseeable future. Our net sales generated in Canadian dollars and our foreign denominated payables would not have been materially affected by a 10% adverse change in foreign currency exchange rates for the thirteen weeks ended April 29, 2012 and the thirteen weeks ended May 1, 2011. However, if our purchases of inventory in Euro and in Japanese yen increase, and to the extent that we commence generating more net sales outside of the United States that are denominated in currencies other than the U.S. dollar (which we expect to occur as a result of the Teaopia Acquisition and our further expansion to Canada), our results of operations could be adversely impacted by changes in exchange rates. We do not currently hedge foreign currency fluctuations and do not currently intend to do so for the immediate future.

Item 4 – Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management has evaluated, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures, as defined in Rule 13(a)-15(e), as of the end of the period covered by this Quarterly Report on Form 10-Q pursuant to Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures as of the end of the period covered by this Quarterly Report on Form 10-Q are effective in providing reasonable assurance that information required to be disclosed in our Exchange Act reports is (1) recorded, processed, summarized and reported in a timely manner and (2) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures will prevent or detect all error and all fraud. While our disclosure controls and procedures are designed to provide reasonable assurance of their effectiveness, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the thirteen weeks ended April 29, 2012, which were identified in connection with management’s evaluation required by Rules 13a-15(d) and 15d-15(d) under the Exchange Act that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II – Other Information

Item 1 – Legal Proceedings

On December 28, 2011, a putative class action lawsuit styled Chavez v. Teavana Corp. alleging wage and hour violations of the California Labor Code for General Managers in California was filed in the Superior Court of California, County of Los Angeles. The plaintiff seeks on behalf of herself and other putative class members, compensatory damages, restitution, putative and exemplary damages, penalties, interest and other relief. We dispute the material allegations in the complaint and intend to defend the action vigorously. Due to inherent uncertainties of litigation and because the lawsuit is in early procedural stages, we cannot at this time accurately predict the ultimate outcome, or any potential liability, of the matter.

We are also subject to other legal proceedings and claims that arise in the ordinary course of business. These include claims resulting from “slip and fall” accidents, employment related claims and claims from guests or team members alleging illness or injury or other operational concerns. To date, no claims of these types of litigation, certain of which are covered by insurance policies, have had a material effect on us. While it is not possible to predict the outcome of these other suits, legal proceedings and claims with certainty, management does not believe that they would have a material adverse effect on our financial position and results of operations.

Item 1A – Risk Factors

In addition to the Risk Factors discussed in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended January 29, 2012, we note the following:

We may be unable to successfully integrate completed acquisitions, and such acquisitions may fail to achieve the financial results we expect.

        On April 15, 2012, we, through our wholly owned subsidiary, Teavana Canada, Inc., entered into an Asset Purchase Agreement to acquire substantially all of the assets of Teaopia Limited (“Teaopia”), which operates 46 retail store locations in Canada that sell tea and tea related merchandise. The Teaopia Acquisition closed on June 11, 2012. The Teaopia Acquisition will involve the integration of a separate company, which previously operated independently and had different systems, processes, products and cultures, into our existing operations. While we expect to provide training and other approaches to integrate Teaopia into our business and store model, we may be unable to successfully integrate these locations into our business and may fail to achieve the financial results we expected. Integrating completed acquisitions into our existing operations involves numerous risks, including the loss of customers, diversion of management’s attention, failure to retain key personnel and failure of the acquired business to be financially successful. Our inability to successfully integrate the stores we acquire, or if such stores do not achieve the financial results that we expect, may increase our costs and have a material adverse impact on our financial condition and results of operations.

Item 5 – Other Information

None.

Item 6 – Exhibits

Exhibit 31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 101	Interactive Data File*

*	Pursuant to Rule 406T of SEC Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under these Sections.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEAVANA HOLDINGS, INC.

By:	/S/ Daniel P. Glennon
Daniel P. Glennon
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:	June 12, 2012

ANNEX G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended July 29, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 001-35248

TEAVANA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1946316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification number)

3630 Peachtree Rd. NE, Suite 1480

Atlanta, GA 30326

(Address of principal executive offices)

(404) 995-8200

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of shares of the registrant’s common stock, $0.00003 par value, outstanding as of September 3, 2012 was 38,593,125 shares.

Teavana Holdings, Inc.

Form 10-Q

PART I-FINANCIAL INFORMATION

Item 1.	Financial Statements
	Condensed Consolidated Balance Sheets as of July 29, 2012 (unaudited) and January 29, 2012	G-3
	Condensed Consolidated Statements of Operations and Comprehensive Income for the Thirteen and Twenty-Six Weeks Ended July 29, 2012 (unaudited) and July 31, 2011 (unaudited)	G-4
	Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Twenty-Six Weeks Ended July 29, 2012 (unaudited)	G-5
	Condensed Consolidated Statements of Cash Flows for the Twenty-Six Weeks Ended July 29, 2012 (unaudited) and July 31, 2011 (unaudited)	G-6
	Notes to the Condensed Consolidated Financial Statements (unaudited)	G-7
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	G-18
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	G-32
Item 4.	Controls and Procedures	G-32

PART II-OTHER INFORMATION
Item 1.	Legal Proceedings	G-33
Item 1A.	Risk Factors	G-33
Item 5.	Other Information	G-34
Item 6.	Exhibits	G-34
Signature		G-35

TEAVANA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	July 29, 2012	January 29, 2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$716	$17,818
Prepaid expenses	5,634	3,995
Income tax receivable	1,441	—
Inventory	24,863	25,676
Other current assets	3,163	2,175

Total current assets	35,817	49,664
Property and equipment, net	59,532	42,785
Intangible assets, net	1,217	—
Goodwill	20,584	2,394
Other non-current assets	729	775

Total assets	$117,879	$95,618

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,358	$3,898
Income taxes payable	—	1,821
Other current liabilities	8,423	6,847

Total current liabilities	15,781	12,566
Long-term liabilities
Deferred rent	15,400	12,905
Deferred tax liability, non-current	2,675	2,570
Long-term debt	9,531	—
Other long-term liabilities	748	575

Total long-term liabilities	28,354	16,050

Total liabilities	44,135	28,616

Commitments and contingencies (Note 9)

Stockholders’ equity

Common stock, $.00003 par value; 100,000,000 shares authorized as of July 29, 2012 and January 29, 2012; 38,586,125 shares and 38,281,836 shares issued and outstanding as of July 29, 2012 and January 29, 2012, respectively	1	1
Additional paid-in capital	279,696	276,782
Accumulated deficit	(206,437)	(209,792)
Accumulated other comprehensive income	484	11

Total stockholders’ equity	73,744	67,002

Total liabilities and stockholders’ equity	$117,879	$95,618

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

TEAVANA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(unaudited)

(dollars in thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011

Net sales	$43,080	$31,313	$87,399	$66,253

Cost of goods sold (exclusive of depreciation shown separately below)	17,874	12,186	33,769	24,637

Gross profit	25,206	19,127	53,630	41,616
Selling, general and administrative expense	23,022	15,367	43,809	30,125
Depreciation and amortization expense	2,166	1,428	3,945	2,703

Income from operations	18	2,332	5,876	8,788
Interest expense, net	132	742	203	1,431

Income/(loss) before income taxes	(114)	1,590	5,673	7,357
Provision for income taxes	32	559	2,318	3,003

Net income/(loss)	$(146)	$1,031	$3,355	$4,354

Other comprehensive income
Net gain on foreign currency translation	$447	—	$473	—

Comprehensive income	$301	$1,031	$3,828	$4,354

Net income per share:
Basic	$—	$0.03	$0.09	$0.12
Diluted	$—	$0.03	$0.09	$0.12

Weighted average shares outstanding:
Basic	38,543,881	36,761,649	38,425,786	36,755,555
Diluted	38,543,881	37,801,538	39,124,034	37,779,231

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

TEAVANA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN

STOCKHOLDERS’ EQUITY

(unaudited, unless specified audited)

(dollars in thousands, except per share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount
Balance January 29, 2012 (audited)	38,281,836	$1	$276,782	$(209,792)	$11	$67,002
Net income	—	—	—	3,355	—	3,355
Foreign currency translation adjustment	—	—	—	—	473	473
Stock-based compensation expense	—	—	521	—	—	521
Stock issued for stock option exercises	304,289	—	395	—	—	395
Excess tax benefit from stock option exercises	—	—	1,998	—	—	1,998

Balance July 29, 2012	38,586,125	$1	$279,696	$(206,437)	$484	$73,744

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

TEAVANA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011

Cash flows from operating activities:
Net income	$3,355	$4,354
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization expense	3,945	2,703
Non-cash interest expense	46	1,282
Stock-based compensation expense	521	63
Excess tax benefit from stock option exercises	(1,998)	—
Other	61	99
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,304)	(4,008)
Inventory	2,403	(5,792)
Accounts payable	2,647	1,164
Income taxes payable	(1,264)	(4,809)
Deferred rent	2,495	3,615
Other liabilities	361	1,018

Net cash provided by/(used in) operating activities	11,268	(311)

Cash flows from investing activities:

Cash paid for Teaopia Acquisition, net of cash acquired	(26,974)	—
Purchase of property and equipment	(13,175)	(8,848)

Net cash used in investing activities	(40,149)	(8,848)

Cash flows from financing activities:
Proceeds from revolving credit facility	98,203	74,338
Payments on revolving credit facility	(88,672)	(69,979)
Payment of initial public offering costs	—	(1,110)
Cash paid for financing costs	(15)	(433)
Proceeds from stock option exercises	395	—
Excess tax benefit from stock option exercises	1,998	—
Other	—	65

Net cash provided by financing activities	11,909	2,881

Effect of exchange rates on cash and cash equivalents	(130)	—
Net decrease in cash and cash equivalents	(17,102)	(6,278)
Cash and cash equivalents, beginning of fiscal period	17,818	7,901

Cash and cash equivalents, end of fiscal period	$716	$1,623

Supplemental disclosure of cash flow information:
Cash paid for interest	$121	$126
Cash paid for income taxes	4,313	9,506
Non-cash change in fair value of Class B redeemable common stock	$—	$172,546

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

Notes to the Condensed Consolidated Financial Statements

(unaudited)

(dollars in thousands, except per share and store data)

1. Business and Summary of Significant Accounting Policies

Nature of Business

Teavana Holdings, Inc. (the “Company” or “Teavana”) is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise. Teavana offers products through 284 company-owned stores, including those acquired in the Teaopia Acquisition (as defined below), in 40 states and Canada, 18 franchised stores primarily in Mexico, as well as through its website, www.teavana.com.

On June 11, 2012, the Company through its wholly owned subsidiary, Teavana Canada, Inc., completed the acquisition of Teaopia Limited (“Teaopia”) for a purchase price of approximately $26,974, net of cash acquired (the “Teaopia Acquisition”). Through the acquisition, the Company acquired substantially all of the assets of Teaopia, which operated 46 retail store locations in Canada that sold tea and tea-related merchandise.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and the Securities and Exchange Commission’s (“SEC”) guidance for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the unaudited condensed consolidated financial statements have been recorded in the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes thereto for the fiscal year ended January 29, 2012 included in the Company’s Annual Report on Form 10-K (File No. 001-35248). The accompanying unaudited condensed consolidated financial statements present the results of operations for the thirteen weeks and twenty-six weeks ended July 29, 2012 and July 31, 2011. These results are not necessarily indicative of the results that may be achieved for the fiscal year ending February 3, 2013 or for any other period.

Principles of Consolidation

The condensed consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The financial statements of any foreign subsidiaries have been translated into U.S. dollars in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 830-30-Translation of Financial Statements (“ASC 830-30”). Under ASC 830-30, the financial position and results of operations of the Company’s foreign subsidiaries are measured using the subsidiary’s local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the period, and assets and liabilities have been translated at the exchange rates as of the balance sheet date. The resulting translation gain and loss adjustments are recorded as an element of other comprehensive income in accordance with ASC Topic No. 220-Comprehensive Income.

Fiscal Year

The Company’s fiscal year is 52 or 53 weeks ending on the Sunday nearest to January 31 of the following year. These condensed consolidated financial statements include thirteen and twenty-six weeks in each of the periods ended July 29, 2012 and July 31, 2011.

Seasonality

The Company’s business is seasonal and has historically realized a higher portion of net sales, net income and operating cash flows in the fourth fiscal quarter due primarily to the holiday selling season. As a result, the Company’s working capital requirements fluctuate during the year, increasing in the second and third fiscal quarters in anticipation of this peak selling season.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill

Goodwill is an asset representing future economic benefits from assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of ASC Topic No. 350-Intangible: Goodwill and Other (“ASC 350”). The Company does not amortize goodwill. Management reviews goodwill for impairment annually on October 1 or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In testing for impairment, management calculates the fair value of the reporting units to which the goodwill relates based on the fair value of the Company as a whole. The fair value of the Company is the amount for which the Company could be sold in a current transaction between willing parties. If the reporting unit’s carrying value exceeds its fair value, goodwill is written down to its implied fair value. The Company has concluded that there was no impairment losses during the twenty-six weeks ended July 29, 2012.

Recently Adopted Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04-Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”) (“ASU 2011-04”), which amends ASC Topic No. 820-Fair Value Measurements (“ASC 820”). This update was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. This standard update also changes certain fair value measurement principles and enhances disclosure requirements particularly for Level 3 fair value measurements. The Company adopted ASU 2011-04 on January 30, 2012, and such adoption did not have a significant impact on the Company’s results of operations, financial condition or disclosures.

In June 2011, the FASB issued ASU No. 2011-05-Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components only within the statement of changes in equity. Under ASU 2011-05, an entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In addition, in December 2011, the FASB issued ASU No. 2011-12-Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-12 defers the requirement to present components of reclassifications of other comprehensive income by income statement line item on the statement of comprehensive income, with all other requirements of ASU 2011-05 unaffected. The Company adopted ASU 2011-05 and ASU 2011-12 beginning January 30, 2012 and has elected to present items of net income and other comprehensive income in one continuous statement at this time.

In September 2011, the FASB issued ASU No. 2011-08-Intangibles: Goodwill and Other (“ASU 2011-08”). ASU 2011-08 provides companies the option to perform a qualitative assessment to first evaluate whether the fair value of a reporting unit is less than its carrying value for purposes of the annual goodwill impairment test. If an entity determines it is more likely than not that the fair value of a reporting unit is less than the carrying value, then performing the two-step impairment test is necessary. The Company adopted ASU 2011-08 on January 30, 2012, and such adoption did not have a significant impact on the Company’s results of operations, financial condition or disclosures.

Accounting pronouncements not yet adopted by the Company

In July 2012, the FASB issued ASU No. 2012-02-Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). ASU 2012-02 amends existing guidance by giving an entity the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If this is the case, a more detailed fair value calculation will need to be performed to identify potential impairments and to subsequently measure the amount of impairment loss, if any. To perform a qualitative assessment, an entity must identify and evaluate changes in economic, industry and entity-specific events and circumstances that could affect the significant inputs used to determine the fair value of an indefinite-lived intangible asset. ASU 2012-02 is effective for annual and interim impairment tests performed by the Company for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company will adopt the provisions of ASU 2012-02 effective February 3, 2013 and has elected to not adopt this ASU early. The Company did not perform any impairment tests related to indefinite-lived intangible assets during the thirteen or twenty-six week periods ended July 29, 2012, and does not expect that the adoption of ASU 2012-02 will have a material impact on the Company’s future impairment tests or the results of operations, financial condition or disclosure.

The FASB issues ASUs to amend the authoritative literature in the related ASC. There have been a number of ASUs to date that amend the original text of related ASCs. Except for the ASUs listed above, those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, or (iii) are not applicable to the Company. Additionally, there were various other accounting standards and interpretations issued during the thirteen weeks ended July 29, 2012 that the Company has not yet been required to adopt, none of which is expected to have a material impact on the Company’s consolidated financial statements and the notes thereto going forward.

2. Property and Equipment

Property and equipment consists of the following:

	July 29, 2012	January 29, 2012

Leasehold improvements	$69,371	$52,872
Equipment	12,951	9,292

	82,322	62,164
Less – Accumulated depreciation	(22,790)	(19,379)

Property and equipment, net	$59,532	$42,785

Depreciation expense was $2,165 and $1,423 for the thirteen weeks ended July 29, 2012 and July 31, 2011, respectively, and $3,942 and $2,692 for the twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively.

3. Long-term Debt

On June 12, 2008, the Company established a three-year revolving credit facility by entering into a loan and security agreement (the “Credit Agreement”) with Fifth Third Bank. On April 22, 2011, the Company entered into an amendment to the Credit Agreement that, among other things, extended its term for five years through

April 22, 2016. On October 6, 2011, the Company entered into a second amendment to the Credit Agreement that, among other things, permitted the creation of a foreign subsidiary and certain intercompany transfers. Additionally, on April 15, 2012, the Company entered into the third amendment (the “Amendment”) to the Credit Agreement (as amended, the “Amended Credit Agreement”). Among other things, the Amendment provided Fifth Third’s consent to the transaction contemplated by the Asset Purchase Agreement, dated April 15, 2012, relating to the Teaopia Acquisition. At the closing of the Teaopia Acquisition, which occurred on June 11, 2012, the Amendment also lowered the applicable margin for advances, permitted new store capital expenditures for the stores acquired in the Teaopia Acquisition and increased the Maximum Revolving Facility (as defined). The Amended Credit Agreement provides for a revolving credit facility up to $50,000 from the date of the closing of the Teaopia Acquisition through December 31, 2012 and $40,000 on and after January 1, 2013. All other material terms of the Credit Agreement remain the same.

Under the revolving credit facility, the borrowing capacity is equal to (i) the lesser of the maximum revolving facility, less the undrawn face amount of any letters of credit outstanding and (ii) the Borrowing Base (as defined). The maximum revolving facility was $50,000 as of July 29, 2012. The Borrowing Base is defined as the sum of (i) 200% of Consolidated EBITDA (as defined) for the most recent twelve month trailing period for which financial statements are available, minus (ii) the aggregate undrawn face amount of any outstanding letters of credit at the time a drawdown on the revolving credit facility is made, minus (iii) such reserves as may be established by the lender in its Permitted Discretion (as defined), but not to exceed 35% of the Borrowing Base. The revolving credit facility includes a $5,000 sublimit for the issuance of letters of credit. The Amended Credit Agreement is secured by substantially all of the U.S. assets of the Company. The revolving credit facility under the Amended Credit Agreement had $9,531 outstanding, undrawn face amounts on letters of credit of $468 and availability of $40,001 on July 29, 2012.

Borrowings under the Amended Credit Agreement bear interest at either (i) LIBOR plus the applicable margin of 4.00% through February 3, 2013, and rates that range from 3.00% to 4.50% thereafter based on the Company’s Consolidated Leverage Ratio (as defined) or (ii) the lender’s base commercial lending rate, plus the applicable margin of 1.0%. The balance outstanding under the revolving credit facility on July 29, 2012 was $9,531, bearing interest under the lender’s base commercial lending rate of 4.25%.

The Amended Credit Agreement specifies certain financial and non-financial covenants that the Company must meet. It is management’s belief that the Company was in compliance with these covenants on all respective measurement dates. The Amended Credit Agreement does not permit the payment of any dividends, and thus 100% of the Company’s net income is restricted for purposes of dividend payments. The restriction on the payment of dividends applies to the Company and all of its subsidiaries. The Amended Credit Agreement also restricts all of the subsidiaries of the Company from making loans or advances to the Company in excess of certain specified limits and also limits annual net capital expenditures incurred by the Company. The restricted net assets of the subsidiaries are substantially the same as the consolidated net assets, as presented in the accompanying condensed consolidated balance sheets. Teavana Holdings, Inc. has no operations or operating revenues, and the expenses of Teavana Holdings, Inc. are immaterial by virtue of the fact that the management and directors of the Company are compensated by its subsidiary, Teavana Corporation. Teavana Holdings, Inc. has no assets outside of its investments in subsidiaries, and no other material liabilities other than as a co-obligor under the Amended Credit Agreement.

Deferred financing costs totaling $15 and $433 were incurred in connection with the Amendments to the Credit Agreement during the twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively. These costs will be amortized to interest expense over the remaining term of the revolving credit facility using the straight-line method. The unamortized loan costs from the original Credit Agreement will also continue to be amortized over the remaining term of the revolving credit facility. Interest expense relating to deferred financing costs and interest incurred on borrowings under the revolving credit facility totaled $132 and $115 for the thirteen weeks ended July 29, 2012 and July 31, 2011, respectively, and $203 and $205 for the twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively.

4. Net income per share

The following table sets forth the computation of basic and diluted net income per share in accordance with ASC 260-Earnings per Share. Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average number of common shares outstanding plus potentially dilutive common shares, primarily consisting of the Company’s non-qualified stock options, outstanding during the period. The treasury stock method was used to determine the dilutive effect of the stock options. The following table details the calculation of basic and diluted net income per share:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
Numerator:
Net income/(loss)	$(146)	$1,031	$3,355	$4,354

Denominator:

For basic net income per share – weighted average shares basis	38,543,881	36,761,649	38,425,786	36,755,555
Effect of dilutive stock options	—	1,039,889	698,248	1,023,676

For diluted net income per share – adjusted weighted average shares basis	38,543,881	37,801,538	39,124,034	37,779,231

Net income per share:
Basic	$0.00	$0.03	$0.09	$0.12
Diluted	$0.00	$0.03	$0.09	$0.12

As of July 29, 2012, the Company had 38,586,125 shares of common stock outstanding. As of July 31, 2011, the Company had 27,758,129 and 9,005,217 shares of Class A common stock and Class B redeemable common stock, respectively, outstanding. The Class A common stock and Class B redeemable common stock shared equally in rights to dividends, undistributed earnings and voting rights. As a result, the two-class method has historically not been required for the computation of net income per share.

Anti-dilutive common stock options totaling 529,607 were excluded from the weighted average shares outstanding basis for the diluted net income per share calculation as of July 29, 2012. There were no anti-dilutive securities as of July 31, 2011.

5. Leases

The Company has entered into operating leases for its stores, distribution center and store support center. Initial lease terms for stores are generally ten years with rent escalations and no renewal options. Rent expense for leases with rent escalations is recognized on a straight-line basis over the term of occupancy of the lease. The leases are net leases under which the Company pays the taxes, insurance and common area maintenance costs. The leases may also provide for both minimum rent payments and contingent rental based on a percentage of sales in excess of specified amounts. In certain leases, the landlord also charges the Company a portion of its marketing expense.

Total minimum and contingent rent expense for the thirteen and twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively, were as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011

Minimum rentals	$4,891	$3,407	$8,996	$6,619
Contingent rentals	116	73	228	140

Total	$5,007	$3,480	$9,224	$6,759

Future minimum lease payments for non-cancelable operating leases with an initial term of one year or more are as follows as of July 29, 2012:

Fiscal Year	Amount

2012 (remainder of fiscal year)	$8,670
2013	21,985
2014	22,462
2015	22,316
2016	21,011
Thereafter	81,517

Total	$177,961

6. Stock-Based Compensation

Under the Company’s 2004 Management Incentive Plan (the “2004 Plan”), adopted on December 15, 2004, up to 1,851,471 stock options may be granted to certain employees and outside directors or advisors to purchase an equal number of shares of common stock at prices not less than 100% of the estimated fair market value at the date of grant. All stock-based awards issued under the plan are non-qualified stock options. On July 18, 2011, the Board of Directors and stockholders authorized the establishment of the Teavana 2011 Equity Incentive Plan (the “2011 Plan”), effective immediately after the SEC’s declaration of effectiveness of the Registration Statement on Form S-1 (File No. 333-173775) and immediately prior to the pricing of the initial public offering (the “Offering”), both of which took place on July 27, 2011. Under the 2011 Plan, up to 750,000 shares of the Company’s common stock have been reserved for issuance pursuant to the grant to certain employees and outside directors of equity awards, including stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, performance awards or other stock-based awards at prices not less than 100% of the estimated fair market value of the common stock at the date of grant. Share options forfeited or cancelled under both plans are eligible for reissuance under the 2011 Plan.

The Company accounts for stock-based awards in accordance with ASC Topic No. 718-Compensation: Stock Compensation (“ASC 718”). ASC 718 requires measurement of compensation cost for all stock-based awards at fair value on the grant date (or measurement date, if different) and recognition of compensation expense, net of forfeitures, over the requisite service period for awards expected to vest. Stock-based compensation expense was $258 and $27 for the thirteen weeks ended July 29, 2012 and July 31, 2011, respectively and $521 and $63 for the twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively.

The fair values of stock options granted under the 2004 and 2011 Plans are estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options. Stock option pricing models require the input of highly subjective assumptions, including the expected volatility of the stock price. The Company’s stock has been publicly traded since July 28, 2011; therefore, changes in these subjective input assumptions may affect the grant date fair value estimates. The assumptions used are based on management’s best estimate and available information at the time of grant. The Company estimated the fair value of options granted during the twenty-six weeks ended July 29, 2012 under the 2011 Plan using the following assumptions:

July 29, 2012

Expected life (years) (1)	6.25 Years
Risk-free interest rate (2)	0.93% - 1.01%
Volatility (3)	54.0%
Dividend yield (4)	0%

1)	Represents the period of time stock options are expected to remain outstanding. As the Company has only awarded “plain vanilla options” as described in ASC 718-10-S99, Compensation-Stock Compensation: Overall: SEC Materials, the Company used the “simplified” method for determining the expected life of the options granted. The simplified method calculates the expected term as the sum of the vesting term and the original contract term divided by two. The Company will continue to use the simplified method until such time that it has sufficient historical data for options to accurately estimate the expected term of stock-based awards.
2)	Based on the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected life of stock options.
3)	Expected stock price volatility incorporated historical and implied volatility of similar entities whose share prices are publicly available. The Company plans to use peer company volatility for the foreseeable future until sufficient historical data is available.
4)	The Company has not paid regular dividends on its common stock and does not expect to pay dividends on its common stock in the foreseeable future.

The following table represents stock options granted, exercised or forfeited under the 2004 Plan and the 2011 Plan during the twenty-six weeks ended July 29, 2012:

	Stock Options	Weighted Average Exercise Price

Outstanding at January 29, 2012	1,907,303	$5.77
Granted	18,000	13.16
Exercised	(304,289)	1.29
Forfeited	(22,500)	17.00

Outstanding at July 29, 2012	1,598,514	$6.55

Under the 2004 Plan and the 2011 Plan, options generally become exercisable over a four-year period and expire ten years from the date of grant. Additionally, stock option grants generally vest 25% on each anniversary of the grant date, commencing with the first anniversary of the grant date (in the case of the 580,500 options granted under the 2011 Plan concurrent with the pricing of the Offering, commencing with the first anniversary of the closing of the transaction on August 2, 2011). As of July 29, 2012, there was $3,342 of total unrecognized compensation cost related to non-vested stock option awards expected to vest. This compensation cost is expected to be recognized through fiscal 2016 based on existing vesting terms, with the weighted average remaining expense recognition period being approximately 1.51 years.

The options outstanding as of July 29, 2012, by exercise price, are summarized below:

Number of Stock Options Outstanding	Stock Options Exercisable	Exercise Price	Average Remaining Contractual Life (in Years)
731,353	731,353	$1.12	3.19
23,919	23,919	1.35	4.60
175,647	175,647	1.62	4.25
14,812	14,812	1.76	4.57
117,283	117,283	2.43	2.97
8,000	—	13.04	9.84
10,000	—	13.26	9.94
5,000	—	15.11	9.38
512,500	—	$17.00	8.73

1,598,514	1,063,014		7.12

There were 1,063,014 options exercisable as of July 29, 2012 with a weighted average exercise price of $1.36 per share and intrinsic value of $10,917. Additionally, 304,289 options were exercised during the twenty-six weeks ended July 29, 2012 with an intrinsic value of approximately $5,268. The exercise of these stock options gave rise to a tax benefit of $1,998.

The Company has calculated its additional paid-in capital pool (“APIC Pool”), the cumulative amount of excess tax benefits from all awards accounted for under ASC 718, based on the actual income tax benefits received from exercises of stock options granted under ASC 718 using the long method. The APIC Pool is available to absorb future tax deficiencies.

7. Income Taxes

For interim financial reporting, the Company estimates the annual effective tax rate based on projected taxable income for the full year and adjusts as necessary for discrete events occurring in a particular period. The quarterly income tax provision is recorded in accordance with the estimated annual effective rate. The Company refines the estimates of taxable income throughout the year as new information, including year-to-date financial results, becomes available, and adjusts the annual effective tax rate, if necessary, during the quarter in which the change in estimate occurs. Significant judgment is required in determining the Company's effective tax rate and in evaluating its tax positions.

The effective tax rate differs from the federal statutory rate primarily due to updating the annual estimated effective tax rate to reflect the impact of the Teaopia Acquisition, the state income tax expense, and to a lesser extent, foreign tax expense and certain nondeductible expenses.

In assessing whether to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projections of future taxable income, tax planning strategies and the reversal of temporary differences in making this assessment. The Company has determined that no such valuation allowance was necessary as of July 29, 2012 and July 31, 2011.

The Company recognizes income tax liabilities related to unrecognized tax benefits in accordance with ASC Topic No. 740-10-Accounting for Income Taxes, and adjusts for such liabilities when its judgment changes as the result of the evaluation of new information. As of July 29, 2012, there were no uncertain tax positions, and the Company does not anticipate any tax positions generating a significant change in this balance for unrecognized tax benefits within 12 months of this reporting date.

The Company and its subsidiaries are subject to U.S. federal income tax regulations, as well as income tax regulations of multiple state and foreign jurisdictions with varying statutes of limitations. The Company's tax years for fiscal 2009 through 2011 generally remain subject to examination by federal and most state taxing authorities.

8. Segments

ASC Topic No. 280-Segment Reporting (“ASC 280”) establishes standards for reporting information about a company’s operating segments. The Company determines its operating segments on the same basis used to evaluate performance internally. The Company’s reportable segments include the operation of company-owned stores and its e-commerce website, which have been aggregated into one reportable financial segment. Management bases this aggregation on the following factors: (i) the merchandise offered at company-owned stores and through the e-commerce business is largely the same, (ii) the majority of e-commerce customers are also customers of retail locations, (iii) the product margins and sales mix of the stores and the e-commerce business are similar and (iv) the distribution methods are the same for both revenue streams. As of July 29, 2012, all of the Company’s significant identifiable assets were located in the United States and Canada.

The following tables present summarized geographical information:

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 29, 2012		July 31, 2011		July 29, 2012		July 31, 2011

Net Sales:
United States	$40,323	94%	$31,313	100%	$84,396	97%	$66,253	100%
Canada	2,757	6%	—	—	3,003	3%	—	—

Total	$43,080		$31,313		$87,399		$66,253

	As of
	July 29, 2012		January 29, 2012
Long-lived assets, net:
United States	$51,129	86%	$42,317	99%
Canada	8,403	14%	468	1%

Total	$59,532		$42,785

9. Commitments and Contingencies

From time to time, in the normal course of business, the Company is involved in legal proceedings. The Company evaluates the need for loss accruals under the requirements of ASC Topic No. 450-Contingencies. The Company records an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then the Company records the minimum amount in the range as the loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

On December 28, 2011, a putative class action lawsuit styled Chavez v. Teavana Corp. alleging wage and hour violations of the California Labor Code for General Managers in California was filed in the Superior Court of California, County of Los Angeles. The plaintiff seeks on behalf of herself and other putative class members, compensatory damages, restitution, putative and exemplary damages, penalties, interest and other relief. The Company disputes the material allegations in the complaint and intends to defend the action vigorously. Due to inherent uncertainties of litigation and because the lawsuit is in early procedural stages, the Company cannot at this time accurately predict the ultimate outcome, or any potential liability, of the matter.

The Company is also subject to other legal proceedings and claims that arise in the ordinary course of its business. These include claims resulting from “slip and fall” accidents, employment related claims and claims from guests or team members alleging illness or injury or other operational concerns. To date, no claims of these types of litigation, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these other suits, legal proceedings and claims with certainty, management does not believe that they would have a material adverse effect on the Company’s financial position and results of operations.

10. Business Combination

On June 11, 2012, the Company completed the Teaopia Acquisition for an adjusted purchase price of approximately $26,974, net of cash acquired. The Teaopia Acquisition was completed to accelerate the Company’s expansion into Canada. Through the acquisition, the Company acquired substantially all of the net assets of Teaopia, which at the time of acquisition operated 46 retail store locations throughout Canada and sold loose-leaf tea and tea-related merchandise. The combined operational results for Teavana and Teaopia are included in the Company’s consolidated results of operations beginning June 11, 2012. The transaction was financed with $19,102 in cash on hand and $7,872 from the Company’s revolving credit facility. The Company incurred transaction costs of $1,042 associated with the transaction, of which $776 and $1,042 were incurred in the thirteen and twenty-six weeks ended July 29, 2012, respectively, and are reported in selling, general and administrative expense in the Company’s accompanying Condensed Consolidated Statements of Operations and Comprehensive Income. There were no transaction costs related to this transaction incurred in fiscal 2011. From June 11, 2012, the date of the Teaopia Acquisition, through July 29, 2012, the combined operational results for Teavana and Teaopia include Teaopia-related revenue of $2,043 and a Teaopia-related net loss of $485.

The Teaopia Acquisition was accounted for as a purchase business combination in accordance with ASC 805-Business Combinations (“ASC 805”), whereby the purchase price paid to complete the Teaopia Acquisition was allocated to the recognized acquired assets and liabilities at fair value. The Company recorded, based on a preliminary purchase price allocation, acquired assets, liabilities assumed, and intangible assets, including goodwill, determined as the excess of purchase price over the estimated fair value of assets acquired and liabilities assumed. Goodwill arising from the acquisition is not subject to amortization and up to 75% of the acquired goodwill is expected to be deductible for tax purposes. The Company believes that information gathered to date provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but the Company is waiting for additional information necessary to finalize those fair values. Thus, the provisional measurements of fair value set forth below are subject to change, although such changes are not anticipated to be significant. The Company expects to complete the purchase price allocation as soon as practical, but no later than one year from the acquisition date.

The following table summarizes the allocation of the purchase price at the date of acquisition:

Inventory	$1,550
Property and Equipment	6,851
Intangible assets – Favorable leases	1,204
Goodwill	17,786
Other assets acquired and liabilities assumed, net	(417)

Totals	$26,974

As part of the purchase price allocation, the Company determined that Teaopia’s only separately identifiable intangible asset was its favorable store leases. The Company estimated the fair value of the favorable lease terms by discounting the amount by which the stated lease payments differ from current estimated market rates at the acquisition date over the remaining lease term. Additionally, other long-term liabilities consist of certain store leases that have been identified as unfavorable. The intangible arising from the favorable leases and liability arising from the unfavorable leases will be amortized to rent expense over a weighted average useful life of 6.9 years. The fair value of the favorable and unfavorable leases acquired, as well as the fair value of the property and equipment acquired, were measured using significant inputs not observable in the open market. As such, the Company categorizes these as Level 3 inputs under ASC 820.

The financial information in the table below summarizes the consolidated results of operations of the Company on a pro forma basis, as though the Teaopia Acquisition had occurred on January 31, 2011. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the earliest period presented. Such pro forma information is based on the historical financial statements of the Company combined with other estimates and assumptions to show the effect of the transaction as if it had taken place on January 31, 2011. As such, the pro forma results include adjustments to reflect additional interest expense associated with funding of the acquisition assuming that the acquisition related debt was incurred on January 31, 2011 in addition to incremental depreciation due to the increase in the fair value of property and equipment and incremental rent expense related to the amortization of unfavorable and favorable leases acquired. Finally, certain adjustments of $819 and $1,063 were made to certain selling, general and administrative expenses principally related to adjustments to transaction costs incurred directly related to the acquisition for the thirteen weeks and twenty-six weeks ended July 29, 2012, respectively.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
	(unaudited)		(unaudited)
Net sales	$44,543	$34,238	$93,251	$72,488
Net income	696	401	3,917	3,664

Net income per share:
Basic	$0.02	$0.01	$0.10	$0.10
Diluted	$0.02	$0.01	$0.10	$0.10

11. Subsequent Events

On July 31, 2012, the Company and certain of its subsidiaries entered into Amendment No. 4 (the “Fourth Amendment”) to the Amended Credit Agreement. The Fourth Amendment provides for the creation of a subsidiary (Teavana LuxCo, a Luxembourg Sarl), establishes the cap on investments that may be made into Teavana Canada, Inc., releases a pledge of 65% of the shares of Teavana Canada, Inc., grants a pledge of 65% of the shares of Teavana LuxCo and consents to certain transactions in connection with the formation of Teavana LuxCo.

Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with the condensed consolidated financial statements as of and for the thirteen and twenty-six weeks ended July 29, 2012 and July 31, 2011 included in Part I, Item 1 of this Quarterly Report on Form 10-Q. The statements in this discussion regarding expectations of our future performance, liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K as filed with the SEC on April 13, 2012. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

We operate on a fiscal calendar widely used in the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Sunday closest to January 31 of the following year. For example, references to “fiscal 2012” refer to the fiscal year ending February 3, 2013.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, but not limited to the following:

•	our failure to successfully execute our growth strategy;

•	economic conditions, and their effect on the financial and capital markets, our vendors and business partners, employment levels, consumer demand, spending patterns, inflation and the cost of goods;

•	unseasonable weather conditions;

•	our loss of key personnel or our inability to hire additional personnel;

•	disruptions in our supply chain and our single distribution center;

•	our failure to identify and respond to new and changing customer tastes, buying and economic trends;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•

risks and challenges in connection with sourcing merchandise from third party suppliers, including the risk that current or prospective suppliers may be unable or unwilling to supply us with adequate quantities of their teas or merchandise in a timely manner or at an acceptable quality or price;

•	interruptions in the flow of our imported products, including shipping disruptions related to natural or manmade causes;

•	the risk of a cyber security incident or other technological disruptions;

•	risks relating to our acquisition of Teaopia Limited, including that we may not be able to integrate Teaopia’s operations as planned or that such stores may not perform as planned; and

•

other factors discussed in other reports or filings filed by us with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K under the Securities Act of 1934 filed with the SEC on April 13, 2012.

Any forward-looking statement made by us in this Quarterly Report on Form 10-Q speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You are advised, however, to consult any further disclosures we may make in our future reports to the SEC, on our website or otherwise.

Overview

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise. We offer our products through 284 company-owned stores in 40 states and Canada and 18 franchised stores primarily in Mexico, as well as through our website, www.teavana.com.

On April 15, 2012, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) to acquire substantially all of the assets of Teaopia Limited (“Teaopia”), for approximately $27.0 million in cash (the “Teaopia Acquisition”), subject to certain adjustments as defined in the Asset Purchase Agreement. The Teaopia Acquisition closed on June 11, 2012. Teaopia operated 46 retail store locations in Canada at the time of acquisition that sold loose-leaf tea and tea-related merchandise. We incurred certain transaction and transition costs in connection with the Teaopia Acquisition, including necessary costs associated with integrating the operations of Teaopia into our own operations.

How We Assess the Performance of Our Business

In assessing the performance of our business and our progress against our growth strategy, we consider a variety of performance and financial measures. The key measures that we utilize to evaluate the performance of our business and the execution of our strategy are set forth below:

Net Sales

Net sales constitute gross sales net of any returns and discounts. Net sales consist of comparable sales, which include e-commerce, non-comparable store sales, and other sales.

The specialty retail industry is cyclical, and consequently our net sales are affected by general macroeconomic conditions. Sales of premium loose-leaf tea and tea-related merchandise can be impacted by a number of factors that influence the levels of consumer spending, including economic conditions and the level of disposable consumer income, consumer debt, interest rates and consumer confidence.

Our business is also seasonal, and as a result, our net sales fluctuate from quarter to quarter. Net sales are traditionally highest in the fourth fiscal quarter, which includes the holiday sales period from Thanksgiving through the end of December, and tends to be lowest in the second and third fiscal quarters.

Comparable sales. Comparable sales includes sales from all company-owned stores that have been open and owned for at least 15 full fiscal months, as in our experience our new stores generally open with higher than average sales volumes in the initial months following their opening, and e-commerce sales from our website, www.teavana.com. The trend of higher than average sales volumes for stores at opening usually extends for a period of at least three months, and comparability is typically achieved 12 months after the initial three-month period from the date of opening. In fiscal 2011 and prior fiscal years, sales from our website were included in

“other sales”. There may be variations in the way in which certain other retailers calculate comparable sales. As a result, data in this Quarterly Report on Form 10-Q regarding our comparable sales may not be comparable to similarly titled data made available from other retailers. Additionally, sales from stores acquired in the Teaopia Acquisition were excluded from comparable sales.

Measuring the change in year-over-year comparable sales allows us to evaluate how our stores and website are performing. Various factors affect comparable sales, including:

•	consumer preference, buying and economic trends;

•	our ability to anticipate and respond effectively to consumer preference, buying and economic trends;

•	national or regional macroeconomic trends or climate patterns;

•	our ability to provide a product offering that generates new and repeat visits to our stores;

•	the customer experience we provide in our stores;

•	the level of traffic near our locations in the shopping malls and centers in which we operate;

•	the number of customer transactions and the average ticket in our stores;

•	the pricing of our teas and tea-related merchandise;

•	the length of time of individual store operations;

•	our ability to obtain and distribute products efficiently;

•	our opening of new stores in the vicinity of our existing stores; and

•	the opening or closing of competitor stores in the vicinity of our stores.

Non-comparable store sales. Non-comparable store sales include sales from stores not included in comparable sales, including from the stores acquired in the Teaopia Acquisition. As we pursue our growth strategy, we expect that a significant percentage of our net sales increase will continue to come from non-comparable store sales. Accordingly, non-comparable store sales are an additional key measure we use to assess the success of our growth strategy.

Other sales. Other sales include sales related to our franchised operations and gift card breakage revenue. Sales related to our franchised operations consist of initial franchise fees received in connection with newly franchised stores that are recognized as revenue when the obligations under the related franchise agreement are met, continuing royalty fees and wholesale sales of our teas and tea-related merchandise to our business partners primarily in the Middle East and Mexico.

Gross Profit

Gross profit is equal to our net sales minus our cost of goods sold. Gross margin is gross profit as a percentage of our net sales. Cost of goods sold includes the direct costs of our products, freight and shipping costs, distribution center costs and occupancy costs for stores in operation and excludes depreciation and amortization expense. The components of cost of goods sold may not be comparable to those of other retailers.

Our cost of goods sold is substantially higher in higher-volume quarters because cost of goods sold generally increases as net sales increases. Changes in the product mix of sales, such as shifts in the proportion of tea to merchandise sales, may also impact our overall gross margin. As our stores mature, they have historically experienced a sales mix shift away from tea-related merchandise towards higher margin loose-leaf teas, increasing overall gross margins. In general, this trend is the result of the evolution in our customers’ buying patterns as they graduate from purchases with a greater focus on merchandise with which to prepare and enjoy tea towards transactions centered more on replenishing their favorite teas and experimenting with new blends.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of store operating expenses, store pre-opening expenses and other administrative expenses. Store operating expenses are generally the largest component of selling, general and administrative expense and consist of all store expenses other than occupancy-related costs, which are included in cost of goods sold. Store pre-opening costs are expensed as incurred and represent the costs at a store prior to its opening date including occupancy, payroll and other operating costs. Other administrative expenses include transaction and integration expenses associated with the Teaopia Acquisition, professional fees, travel costs, occupancy and payroll costs (both cash and stock-based) for our store support center and other administrative expenses.

Selling, general and administrative expense typically does not vary proportionally with net sales to the same degree as our cost of goods sold. Accordingly, this expense as a percentage of sales is usually higher in lower-volume quarters and lower in higher-volume quarters. We expect that our selling, general and administrative expense will be higher in periods in which we are engaged in acquisition activity. The components of selling, general and administrative expense may not be comparable to those of other retailers.

Depreciation and Amortization Expense

Depreciation and amortization expense consists primarily of depreciation of our leasehold improvements and equipment and, to a lesser extent, amortization of our finite-lived assets. We expect that depreciation expense will continue to increase as we open more stores.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
	(unaudited)		(unaudited)
	(dollars in thousands, except per share and store data)

Consolidated Statement of Operations Data:
Net sales	$43,080	$31,313	$87,399	$66,253
Cost of goods sold (exclusive of depreciation shown separately below)	17,874	12,186	33,769	24,637

Gross profit	25,206	19,127	53,630	41,616
Selling, general and administrative expense	23,022	15,367	43,809	30,125
Depreciation and amortization expense	2,166	1,428	3,945	2,703

Income from operations	18	2,332	5,876	8,788
Interest expense, net	132	742	203	1,431

Income/(loss) before income taxes	(114)	1,590	5,673	7,357
Provision for income taxes	32	559	2,318	3,003

Net income/(loss)	$(146)	$1,031	$3,355	$4,354

Net income per share:
Basic	$—	$0.03	$0.09	$0.12
Diluted	$—	$0.03	$0.09	$0.12

Weighted average shares outstanding:
Basic	38,543,881	36,761,649	38,425,786	36,755,555
Diluted	38,543,881	37,801,538	39,124,034	37,779,231

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
	(unaudited)		(unaudited)
	(dollars in thousands, except per share and store data)

Percentage of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation shown separately below)	41.5%	38.9%	38.7%	37.2%

Gross profit	58.5%	61.1%	61.3%	62.8%
Selling, general and administrative expense	53.4%	49.1%	50.1%	45.4%
Depreciation and amortization expense	5.0%	4.6%	4.5%	4.1%

Income from operations	0.1%	7.4%	6.7%	13.3%
Interest expense, net	0.3%	2.4%	0.2%	2.2%

Income/(loss) before income taxes	-0.2%	5.0%	6.5%	11.1%
Provision for income taxes	0.1%	1.7%	2.7%	4.5%

Net income/(loss)	-0.3%	3.3%	3.8%	6.6%

Store Data (unaudited):

Number of stores at end of period	284	179	284	179
Comparable sales growth for period (1)	3.5%	8.7%	2.5%	9.0%
Comparable store sales growth for period, excluding e-commerce (2)	0.6%	6.9%	0.2%	6.4%
Average net sales per comparable store (in thousands) (3)	$175	$179	$384	$392
Gross square footage at end of period (in thousands)	263	163	263	163
Sales per gross square foot (4)	$169	$189	$359	$415

(1)	Includes comparable store sales from all company-owned stores that have been open and owned for at least 15 full fiscal months and sales from our website www.teavana.com. Comparability for stores is typically achieved 12 months after the initial three-month period from opening during which new stores typically experience higher-than-average sales volumes. Comparable sales exclude sales from stores obtained through the Teaopia Acquisition.
(2)	Comparable store sales, excluding e-commerce, represent sales from all company-owned stores that have been open and owned for at least 15 full fiscal months. Comparability is typically achieved 12 months after the initial three-month period from opening during which new stores typically experience higher-than-average sales volumes. Comparable sales, excluding e-commerce, exclude sales from stores obtained through the Teaopia Acquisition.
(3)	Average net sales per comparable store is calculated by dividing total sales per period for stores open and owned for at least 15 full fiscal months or more as of the beginning of each respective fiscal period by the total number of such stores. This methodology excludes the effects of the initial three-month period of higher-than-average sales volumes and also excludes e-commerce sales. Average net sales per comparable store also exclude sales from stores obtained through the Teaopia Acquisition.
(4)	Sales per gross square foot is calculated by dividing total net sales for all stores, excluding e-commerce and including the stores acquired in the Teaopia Acquisition, by the average gross square footage for the period. Average gross square footage for the period is calculated by dividing the sum of the total gross square footage at the beginning and at the end of each period by two. Sales per gross square foot, excluding the stores acquired in the Teaopia Acquisition, were $176 and $386 in the thirteen weeks and twenty-six weeks ended July 29, 2012, respectively.

The approximate percentages of net sales derived from our product categories were as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
	(unaudited)
Product Categories:
Tea	58%	58%	59%	59%
Merchandise	37%	38%	37%	37%
Beverage	5%	4%	4%	4%

	100%	100%	100%	100%

Thirteen Weeks Ended July 29, 2012 Compared to Thirteen Weeks Ended July 31, 2011

Net Sales

Net sales increased by 37.6%, or $11.8 million, to $43.1 million in the thirteen weeks ended July 29, 2012 from $31.3 million in the thirteen weeks ended July 31, 2011, resulting from a $10.3 million increase in non-comparable store sales, a $0.9 million increase in comparable sales, and a $0.6 million increase in other sales.

Non-comparable store sales increased by $10.3 million in the thirteen weeks ended July 29, 2012, driven primarily by the increase in the number of non-comparable stores period over period. There were 129 non-comparable stores as of July 29, 2012, including the 46 stores acquired in the Teaopia Acquisition on June 11, 2012, as compared to 66 non-comparable stores as of July 31, 2011. The sales attributable to the stores acquired in the Teaopia Acquisition were $2.0 million in the thirteen weeks ended July 29, 2012.

Comparable sales increased by 3.5%, or $0.9 million, at our comparable stores and through our website in the thirteen weeks ended July 29, 2012 due to a 8.1% increase in the number of transactions partially offset by a 4.6% decrease in the average transaction size in these channels. The number of transactions increased by 8.1% due principally to increased store transactions resulting primarily from increased beverage transactions, as well as due to increased transactions in our e-commerce business as our store openings in new and existing markets increased awareness of our brand and drove greater traffic to our website. Average transaction size decreased slightly to $38 in the thirteen weeks ended July 29, 2012 as compared to $39 for the thirteen weeks ended July 31, 2011, due primarily to increased beverage transactions in our stores, which have a lower average ticket than tea and merchandise transactions. There were 155 comparable stores as of July 29, 2012 compared to 113 as of July 31, 2011. Comparable store sales, excluding e-commerce, increased by 0.6% in the thirteen weeks ended July 29, 2012 due to a 6.1% increase in the number of transactions partially offset by a 5.5% decrease in the average transaction size. Excluding beverage only transactions, which represented only 5% of our comparable store sales but 29% of our transactions, our comparable store sales, excluding e-commerce, declined 0.1% due to a 0.7% increase in the number of transactions, offset by a 0.8% decrease in the average transaction size.

Other sales increased by $0.6 million in the thirteen weeks ended July 29, 2012 due primarily to increased product sales to the Alshaya group for the initial stores scheduled to open later in fiscal 2012 and early in fiscal 2013 under our franchise development agreement signed in September 2011.

Gross Profit

Gross profit increased by 31.8%, or $6.1 million, to $25.2 million in the thirteen weeks ended July 29, 2012 from $19.1 million in the thirteen weeks ended July 31, 2011, due primarily to our growth in non-comparable store sales. Gross margin decreased to 58.5% in the thirteen weeks ended July 29, 2012 as compared to 61.1% in the thirteen weeks ended July 31, 2011. The decrease in gross margin is due primarily to lower gross margin on sales from stores acquired in the Teaopia Acquisition due to promotions to eliminate existing Teaopia inventory in advance of converting these stores to a Teavana format, lower leverage of Teaopia store occupancy costs compared to Teavana stores and significantly lower gross margin on other sales due to the increased product sales to the Alshaya group at near cost without any corresponding royalty revenue since no stores are open yet under the related franchise development agreement.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by 49.8%, or $7.7 million, to $23.0 million in the thirteen weeks ended July 29, 2012 from $15.4 million in the thirteen weeks ended July 31, 2011. As a percentage of net sales, selling, general and administrative expense increased to 53.4% in the thirteen weeks ended July 29, 2012 from 49.1% in the thirteen weeks ended July 31, 2011.

Store operating expenses increased by 43.6%, or $4.6 million, in the thirteen weeks ended July 29, 2012, due primarily to the operation of 284 stores as of this date as compared to the operation of 179 stores as of July 31, 2011. As a percentage of net sales, store operating expenses increased to 34.7% in the thirteen weeks ended July 29, 2012 from 33.3% in the thirteen weeks ended July 31, 2011. Store operating expenses as a percentage of net sales from stores increased to 37.8% for the thirteen weeks ended July 29, 2012 from 35.8% for the thirteen weeks ended July 31, 2011 due primarily to the stores acquired in the Teaopia Acquisition, which generate higher store operating expenses as a percentage of net sales than Teavana stores due to their generally lower net sales. This increase was also driven by approximately $0.4 million of increased training and travel costs associated with bringing the managers of the stores acquired in the Teaopia Acquisition to our store support center for a two-week training session and other integration-related expenses.

Store pre-opening expenses increased by 26.5%, or $0.2 million, in the thirteen weeks ended July 29, 2012 due primarily to the timing of the construction and opening of new stores in the thirteen weeks ended July 29, 2012 compared to the timing of construction and of opening new stores in the thirteen weeks ended July 31, 2011. As a percentage of net sales, store pre-opening expenses decreased to 2.1% in the thirteen weeks ended July 29, 2012 as compared to 2.2% in the thirteen weeks ended July 31, 2011.

Other administrative expenses increased by 68.8%, or $2.9 million, in the thirteen weeks ended July 29, 2012 due primarily to the increased cost to support 284 stores in operation as of July 29, 2012 compared to 179 stores as of July 31, 2011, including additional support staff and infrastructure to integrate and operate the 46 stores acquired in the Teaopia Acquisition. The increase was also driven by transaction and integration expenses of $0.8 million related to the Teaopia Acquisition during the thirteen weeks ended July 29, 2012. In addition, we experienced an increase in other administrative expenses of approximately $0.5 million relating to stock compensation expense and other costs associated with being a public company such as increased board fees, insurance premiums, professional service fees and payroll costs for additional finance, legal and compliance personnel for the thirteen weeks ended July 29, 2012 as compared to the thirteen weeks ended July 31, 2011. As a percentage of net sales, other administrative expenses increased to 16.6% in the thirteen weeks ended July 29, 2012 as compared to 13.6% for the thirteen weeks ended July 31, 2011.

Depreciation and Amortization Expense

Depreciation and amortization expense increased by 51.7%, or $0.8 million, to $2.2 million in the thirteen weeks ended July 29, 2012 from $1.4 million in the thirteen weeks ended July 31, 2011 due primarily to capital expenditures of approximately $28.6 million incurred during the trailing four quarters to acquire Teaopia-related fixed assets in the Teaopia Acquisition and build new stores and, to a lesser extent, for continued leasehold improvements at our store support center and distribution center. As a percentage of net sales, depreciation and amortization expense increased to 5.0% for the thirteen weeks ended July 29, 2012 as compared to 4.6% for the thirteen weeks ended July 31, 2011.

Interest Expense, Net

Interest expense, net decreased by 85.3%, or $0.6 million, to $0.1 million in the thirteen weeks ended July 29, 2012 from $0.7 million in the thirteen weeks ended July 31, 2011 due primarily to the elimination of approximately $0.6 million in accretion from our Series A redeemable preferred stock. The Series A redeemable preferred stock was redeemed at the consummation of our Offering on August 2, 2011.

Provision for Income Taxes

Our provision for income taxes decreased by 94.3%, or $0.5 million, to $0.1 million in the thirteen weeks ended July 29, 2012 from $0.6 million in the thirteen weeks ended July 31, 2011, due primarily to a decrease in our income before income taxes. Our effective tax rates were -28.1% and 35.2% for the thirteen weeks ended July 29, 2012 and July 31, 2011, respectively. Our quarterly tax rate decreased as a result of the adjustment to reflect our estimated annual tax rate primarily to reflect the effect of the Teaopia Acquisition.

Net Income

As a result of the factors above, net income decreased by $1.2 million to a net loss of $0.2 million in the thirteen weeks ended July 29, 2012 as compared to net income of $1.0 million in the thirteen weeks ended July 31, 2011. Net income as a percentage of net sales decreased to -0.3% in the thirteen weeks ended July 29, 2012 from 3.3% in the thirteen weeks ended July 31, 2011.

Twenty-Six Weeks Ended July 29, 2012 Compared to Twenty-Six Weeks Ended July 31, 2011

Net Sales

Net sales increased by 31.9%, or $21.2 million, to $87.4 million in the twenty-six weeks ended July 29, 2012 from $66.3 million in the twenty-six weeks ended July 31, 2011, resulting from a $19.2 million increase in non-comparable store sales, a $1.6 million increase in comparable sales, and a $0.3 million increase in other sales.

Non-comparable store sales increased by $19.2 million in the twenty-six weeks ended July 29, 2012, driven primarily by the increase in the number of non-comparable stores period over period. There were 129 non-comparable stores as of July 29, 2012, including the 46 stores acquired in the Teaopia Acquisition on June 11, 2012, as compared to 66 non-comparable stores as of July 31, 2011.

Comparable sales increased by 2.5%, or $1.6 million, at our comparable stores and through our website in the twenty-six weeks ended July 29, 2012 due to a 4.5% increase in the number of transactions partially offset by a 2.0% decrease in the average transaction size in these channels. The number of transactions increased by 4.5% due principally to increased transactions in our stores resulting primarily from increased beverage transactions, as well as due to increased transactions in our e-commerce business as our store openings in new and existing markets increased awareness of our brand and drove greater traffic to our website. Average transaction size decreased slightly to approximately $39 in the twenty-six weeks ended July 29, 2012 as compared to approximately $40 in the twenty-six weeks ended July 31, 2011, due primarily to increased beverage transactions in our stores, which have a lower average ticket than tea and merchandise transactions. There were 155 comparable stores as of July 29, 2012 compared to 113 as of July 31, 2011. Comparable store sales, excluding e-commerce, increased by 0.2% in the twenty-six weeks ended July 29, 2012 due to a 2.7% increase in the number of transactions partially offset by a 2.5% decrease in the average transaction size. Excluding beverage only transactions, which represented only 4% of our comparable store sales but 27% of our transactions in the twenty-six weeks ended July 29, 2012, our comparable store sales, excluding e-commerce, decreased by 0.3% due to a 1.3% decrease in the number of transactions partially offset by a 1.0% increase in the average transaction size.

Other sales increased by $1.0 million in the twenty-six weeks ended July 29, 2012 due primarily to increased product sales to the Alshaya group for the initial stores scheduled to open later in fiscal 2012 and early in fiscal 2013 under our franchise development agreement signed in August 2011.

Gross Profit

Gross profit increased by 28.9%, or $12.0 million, to $53.6 million in the twenty-six weeks ended July 29, 2012 from $41.6 million in the twenty-six weeks ended July 31, 2011, due primarily to our growth in non-comparable store sales. Gross margin decreased to 61.4% in the twenty-six weeks ended July 29, 2012 as compared to 62.8% in the twenty-six weeks ended July 31, 2011. The decrease in gross margin is due primarily to lower gross margin on sales from stores acquired in the Teaopia Acquisition due to promotions to eliminate existing Teaopia inventory in advance of converting these stores to a Teavana format, and significantly lower gross margin on other sales due to increased product sales to the Alshaya group at near cost without any corresponding royalty revenue since no stores are open yet under the related franchise development agreement.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by 45.4%, or $13.7 million, to $43.8 million in the twenty-six weeks ended July 29, 2012 from $30.1 million in the twenty-six weeks ended July 31, 2011. As a percentage of net sales, selling, general and administrative expense increased to 50.1% in the twenty-six weeks ended July 29, 2012 from 45.5% in the twenty-six weeks ended July 31, 2011.

Store operating expenses increased by 59.3%, or $8.1 million, in the twenty-six weeks ended July 29, 2012, due primarily to the operation of 284 stores as of this date as compared to the operation of 179 stores as of July 31, 2011. As a percentage of net sales, store operating expenses increased to 32.6% in the twenty-six weeks ended July 29, 2012 from 30.9% in the twenty-six weeks ended July 31, 2011. Store operating expenses as a percentage of net sales from stores increased to 35.6% for the twenty-six weeks ended July 29, 2012 from 33.7% for the twenty-six weeks ended July 31, 2011 due primarily to the stores acquired in the Teaopia Acquisition, which generate higher store operating expenses as a percentage of net sales than Teavana stores due to their generally lower net sales. This increase was also driven by approximately $0.4 million of increased training and travel costs associated with bringing the managers of the stores acquired in the Teaopia Acquisition to our store support center for a two-week training session and other integration-related expenses.

Store pre-opening expenses increased by 52.3%, or $0.7 million, in the twenty-six weeks ended July 29, 2012 due primarily to the timing of the construction and opening of new stores in the twenty-six weeks ended July 29, 2012 compared to the timing of the construction and opening of new stores in the twenty-six weeks ended July 31, 2011. As a percentage of net sales, store pre-opening expenses increased to 2.5% in the twenty-six weeks ended July 29, 2012 as compared to 2.2% in the twenty-six weeks ended July 31, 2011.

Other administrative expenses increased by 39.4%, or $4.9 million, in the twenty-six weeks ended July 29, 2012 due primarily to the increased cost to support 284 stores in operation as of July 29, 2012 compared to 179 stores as of July 31, 2011, including additional support staff to integrate and operate the 46 stores acquired in the Teaopia Acquisition. The increase was also driven by transaction and integration expenses of $1.1 million related to the Teaopia Acquisition during the twenty-six weeks ended July 29, 2012. In addition, we experienced an increase in other administrative expenses of approximately $1.3 million relating to stock compensation expense and other costs associated with being a public company such as increased board fees, insurance premiums, professional service fees and payroll costs for additional finance, legal and compliance personnel for the twenty-six weeks ended July 29, 2012 as compared to the twenty-six weeks ended July 31, 2011. As a percentage of net sales, other administrative expenses increased to 15.0% in the twenty-six weeks ended July 29, 2012 as compared to 12.4% for the twenty-six weeks ended July 31, 2011.

Depreciation and Amortization Expense

Depreciation and amortization expense increased by 46.0%, or $1.2 million, to $3.9 million in the twenty-six weeks ended July 29, 2012 from $2.7 million in the twenty-six weeks ended July 31, 2011 due primarily to capital expenditures of approximately $28.6 million incurred during the trailing four quarters to acquire fixed assets for the Teaopia Acquisition and build new stores and, to a lesser extent, for leasehold improvements at our new store support center and distribution center. As a percentage of net sales, depreciation and amortization expense increased to 4.5% for the twenty-six weeks ended July 29, 2012 as compared to 4.1% for the twenty-six weeks ended July 31, 2011.

Interest Expense, Net

Interest expense, net decreased by 85.9%, or $1.2 million, to $0.2 million in the twenty-six weeks ended July 29, 2012 from $1.4 million in the twenty-six weeks ended July 31, 2011 due primarily to the elimination of approximately $1.2 million in accretion from our Series A redeemable preferred stock. The Series A redeemable preferred stock was redeemed at the consummation of our Offering on August 2, 2011.

Provision for Income Taxes

Our provision for income taxes decreased by 22.8%, or $0.7 million, to $2.3 million in the twenty-six weeks ended July 29, 2012 from $3.0 million in the twenty-six weeks ended July 31, 2011. Our effective tax rates were 40.9% and 40.8% for the twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively.

Net Income

As a result of the factors above, net income decreased by 23.0%, or $1.0 million, to $3.4 million in the twenty-six weeks ended July 29, 2012 from $4.4 million in the twenty-six weeks ended July 31, 2011. Net income as a percentage of net sales decreased to 3.8% in the twenty-six weeks ended July 29, 2012 from 6.6% in the twenty-six weeks ended July 31, 2011.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations and borrowings under our revolving credit facility.

Our primary cash needs are for capital expenditures and working capital needs and, selectively, for acquisitions such as the Teaopia Acquisition. Capital expenditures typically vary depending on the timing of new store openings and infrastructure-related investments. During fiscal 2012, we plan to spend approximately $20.0 million on capital expenditures, exclusive of the Teaopia Acquisition. We expect to devote approximately 80% of this capital expenditure budget to construct and open new stores and renovate a small number of existing stores, with the remainder projected to be spent on expansion of our distribution center and on continued investment in our information technology systems. Additionally, we expect to spend approximately $2.0 million in construction and conversion costs related to stores acquired in the Teaopia Acquisition.

Our on-going primary working capital requirements are for the purchase of store inventory and payment of payroll, rent and other store operating costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. Fluctuations in working capital are also driven by the timing of new store openings.

Historically, we have funded our capital expenditures and working capital requirements during the fiscal year with borrowings under our revolving credit facility, which we have typically paid down at the end of the fiscal year with cash generated during our peak selling season in the fourth fiscal quarter. The amount of indebtedness outstanding under our revolving credit facility has tended to be highest in the beginning of the fourth quarter of each fiscal year.

We believe that our cash position, net cash provided by operating activities and availability under our revolving credit facility will be adequate to finance our planned capital expenditures, our integration of Teaopia and working capital requirements for the foreseeable future.

Cash Flows

A summary of our cash flows from operating, investing and financing activities for the twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively, is presented in the following table:

	Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011
	(unaudited) (dollars in thousand)
Cash flows provided by (used in):
Operating activities	$11,268	$(311)
Investing activities	(40,149)	(8,848)
Financing activities	11,909	2,881

Effect of exchange rates on cash and cash equivalents	(130)	—

Decrease in cash and cash equivalents	$(17,102)	$(6,278)

Operating Activities

Cash flows generated by operating activities consist primarily of net income adjusted for non-cash items, including depreciation and amortization expense, non-cash interest expense, stock-based compensation expense, deferred taxes and the effect of working capital changes.

	Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011
	(unaudited) (dollars in thousand)
Cash flows from operating activities:

Net income	$3,355	$4,354

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	3,945	2,703
Non-cash interest expense	46	1,282
Stock-based compensation expense	521	63
Excess tax benefit from stock option exercises	(1,998)	—
Other	61	99
Change in operating assets and liabilities	5,338	(8,812)

Net cash provided by/(used in) operating activities	$11,268	$(311)

Net cash provided by operating activities increased by $11.6 million to $11.3 million during the twenty-six weeks ended July 29, 2012 from $0.3 million in cash used in operating activities during the twenty-six weeks ended July 31, 2011. This increase was primarily due to a decrease in cash used by net working capital components of approximately $14.2 million partially offset by a decrease of net income of approximately $1.0 million, less the net effect of $1.9 million in other adjustments as detailed in the table above. The decrease in cash used by net working capital components at the end of the twenty-six weeks ended July 29, 2012 is due primarily to more efficient inventory management in the twenty-six weeks ended July 29, 2012 as compared to the prior year period.

Investing Activities

Cash flows used in investing activities consist primarily of cash used to pay the Teaopia Acquisition adjusted purchase price of $27.0 million. This cash outlay was coupled with capital expenditures of approximately $13.2 million for new stores and, to a lesser extent, for existing stores, as well as for investments in our information technology systems, our distribution center and our store support center, to support our planned growth.

Capital expenditures increased by $4.4 million to $13.2 million in the twenty-six weeks ended July 29, 2012 from $8.8 million in the twenty-six weeks ended July 31, 2011. This increase was due primarily to the timing and number of new store build-outs. We opened 38 new stores in the twenty-six weeks ended July 29, 2012 compared to 33 new stores in the twenty-six weeks ended July 1, 2011.

Financing Activities

Cash flows from financing activities consist primarily of borrowings and payments on our revolving credit facility.

	Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011
	(unaudited) (dollars in thousand)
Cash flows from financing activities:
Proceeds from revolving credit facility	$98,203	$74,338
Payments on revolving credit facility	(88,672)	(69,979)
Payment of initial public offering costs	—	(1,110)
Cash paid for financing costs	(15)	(433)
Proceeds from stock option exercises	395	—
Excess tax benefit from stock option exercises	1,998	—
Other	—	65

Net cash provided by financing activities	$11,909	$2,881

Net cash provided by financing activities increased by $9.0 million to $11.9 million in the twenty-six weeks ended July 29, 2012 as compared to $2.9 million in net cash provided by financing activities in the twenty-six weeks ended July 31, 2011. This increase was primarily attributable to an increase in net borrowings during the period.

Revolving Credit Facility

On June 12, 2008, we entered into a loan and security agreement with Fifth Third Bank for a three-year revolving credit facility (the “Credit Agreement”). On April 22, 2011, we entered into an amendment to the Credit Agreement, which extends the maturity of this facility until April 22, 2016. On October 6, 2011, we entered into a second amendment that, among other things, permitted the creation of a foreign subsidiary and certain inter-company transfers. On April 15, 2012, we entered into a third amendment, which became effective upon the completion of the Teaopia Acquisition (the Credit Agreement, as amended, is referred to as the “Amended Credit Agreement”). The third amendment provides Fifth Third’s consent to the Teaopia Acquisition, lowers the applicable margin for advances, permits new store capital expenditures for locations acquired in the Teaopia Acquisition and increases the Maximum Revolving Facility to $50.0 million through December 31, 2012 and $40.0 million on and after January 1, 2013.

Under the revolving credit facility, our borrowing capacity is equal to the lesser of (i) the Maximum Revolving Facility (as defined), less the undrawn face amount of any letters of credit outstanding at the time a drawdown on the revolving credit facility is made, and (ii) the Borrowing Base (as defined). The Maximum Revolving Facility is equal to $50.0 million. The Borrowing Base is defined as the sum of (i) 200% of Consolidated EBITDA (as defined) for the most recent trailing twelve-month period for which financial statements are available, minus (ii) the aggregate undrawn face amount of any letters of credit outstanding at the time a drawdown on the revolving credit facility is made, minus (iii) such reserves as may be established by the lender in its Permitted Discretion (as defined) but not to exceed 35% of the Borrowing Base. The credit facility includes a $5.0 million sublimit for the issuance of letters of credit. Our excess borrowing capacity was $40.0 million as of July 29, 2012, with $9.5 million outstanding under our revolving credit facility and undrawn face amounts on letters of credit of $0.5 million as of that date.

Indebtedness incurred under the revolving credit facility bears interest at a rate of LIBOR, subject to a minimum level of 1.5% plus an applicable margin of 4.5% or the lender’s base commercial lending rate, plus an applicable margin of 3.0%. Any outstanding debt would have borne interest at a rate of 4.25% under the lender’s base commercial lending rate as of July 29, 2012.

The Amended Credit Agreement includes certain financial covenants. The financial covenants include the requirements to: (i) maintain a ratio of Consolidated Free Cash Flow to Consolidated Fixed Charges (as such terms are defined); (ii) maintain a ratio of Debt (as defined) to Consolidated EBITDA; (iii) limit our annual Consolidated Capital Expenditures (as defined); and (iv) limit our Consolidated Net Capital Expenditures (defined as Consolidated Capital Expenditures minus a specified amount of capital expenditures related to new-store openings determined on the basis of our Consolidated Leverage Ratio). The Amended Credit Agreement also includes customary negative and affirmative covenants. The negative covenants include, among others, limitations on: indebtedness; the payment of dividends; liens; the disposition of assets; consolidations and mergers; loans and investments; transactions with affiliates; restricted payments; sale-leaseback transactions; incurrence of certain restrictions by subsidiaries; other negative pledges; and foreign assets. The affirmative covenants include, among others, the requirement to provide audited annual and unaudited monthly financial statements, quarterly and annual compliance certificates, and other financial and operating information. As of July 29, 2012, management’s belief was that we were in compliance with the financial covenants and other covenants applicable to us under the Amended Credit Agreement.

Indebtedness incurred under the Amended Credit Agreement was collateralized by substantially all of our U.S. assets and 65% of the common stock of Teavana Canada as of July 29, 2012.

Off-Balance Sheet Arrangements

As of and for the twenty-six weeks ended July 29, 2012, except for operating leases entered into in the normal course of business, we were not party to any material off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, net sales, expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments (unaudited)

The following table summarizes our contractual obligations as of July 29, 2012, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total Obligations	<1 Year (1)	2-3 Years	4-5 Years	Thereafter
	(dollars in thousands)
Operating lease obligations (2)	$177,961	$8,670	$44,447	$43,327	$81,517
Construction-related obligations	3,970	3,970	—	—	—
Purchase obligations (3)	20,184	20,184	—	—	—

Total contractual obligations	$202,115	$32,824	$44,447	$43,327	$81,517

(1)	The obligations in this column represent known cash requirements from July 30, 2012 through the end of fiscal 2012 on February 3, 2013.
(2)	Operating lease obligations reflect base rent and exclude insurance, taxes, maintenance and other related leasing costs. Other related leasing costs including insurance, taxes and maintenance comprise approximately 40% of the base rent obligation.
(3)	Purchase obligations consist primarily of inventory purchase orders. Our inventory purchase orders are generally cancellable with limited or no recourse available to the vendor until the inventory is shipped to us. Additionally, this amount includes approximately $0.2 million in purchase commitments assumed in the Teaopia Acquisition.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. Predicting future events is inherently an imprecise activity and, as such, requires the use of judgment. Actual results may vary from estimates in amounts that may be material to the financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. Our critical accounting policies and estimates are discussed in our Annual Report on Form 10-K filed with the SEC on April 13, 2012. We believe that there have been no significant changes to our critical accounting policies during the twenty-six weeks ended July 29, 2012 apart from those previously disclosed in our Annual Report, except for the following:

Goodwill

The Company accounts for goodwill in accordance with ASC Topic No. 350, Intangibles – Goodwill and Other (“ASC 350”). The Company does not amortize goodwill. Management reviews goodwill for impairment annually on October 1 or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In testing for impairment, management calculates the fair value of the reporting units to which the goodwill relates based on the fair value of the Company as a whole. The fair value of the Company is the amount for which the Company could be sold in a current transaction between willing parties. If the reporting unit’s carrying value exceeds its fair value, goodwill is written down to its implied fair value.

Item 3 – Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

Our revolving credit facility carries floating interest rates that are tied to LIBOR or our lender’s base commercial rate, and therefore, our consolidated statements of operations and cash flows will be exposed to changes in interest rates. We do not use derivative financial instruments for speculative or trading purposes; however, this does not preclude our adoption of specific hedging strategies in the future. A 10% increase or decrease in market interest rates would not have a material impact on our financial condition, results of operations or cash flows.

Foreign Exchange Risk

We have historically not generated a significant portion of our net sales in any currency other than the U.S. dollar. With the Teaopia Acquisition, which was completed on June 11, 2012, during the thirteen weeks ended July 29, 2012, approximately 6% of our net sales were generated in Canadian dollars. We also currently source a portion of our inventory of teas and tea-related merchandise in Europe and Japan and incur a limited portion of those related costs in Euro and in Japanese yen. Historically, we have not been impacted materially by fluctuations in the U.S. dollar/Canadian dollar, U.S. dollar/Euro and U.S. dollar/Japanese yen exchange rates and do not expect to be impacted materially for the foreseeable future. Our net sales generated in Canadian dollars and our foreign denominated payables would not have been materially affected by a 10% adverse change in foreign currency exchange rates for the twenty-six weeks ended July 29, 2012 and the twenty-six weeks ended July 31, 2011. However, if our purchases of inventory in Euro and in Japanese yen increase, and to the extent that we commence generating more net sales outside of the United States that are denominated in currencies other than the U.S. dollar (which we expect to occur as a result of the Teaopia Acquisition and our further expansion into Canada), our results of operations could be adversely impacted by changes in exchange rates. We do not currently hedge foreign currency fluctuations and do not currently intend to do so for the immediate future.

Item 4 – Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management has evaluated, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures, as defined in Rule 13(a)-15(e), as of the end of the period covered by this Quarterly Report on Form 10-Q pursuant to Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures as of the end of the period covered by this Quarterly Report on Form 10-Q are effective in providing reasonable assurance that information required to be disclosed in our Exchange Act reports is (1) recorded, processed, summarized and reported in a timely manner and (2) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures will prevent or detect all error and all fraud. While our disclosure controls and procedures are designed to provide reasonable assurance of their effectiveness, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the thirteen weeks ended July 29, 2012, which were identified in connection with management’s evaluation required by Rules 13a-15(d) and 15d-15(d) under the Exchange Act that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II – Other Information

Item 1 – Legal Proceedings

On December 28, 2011, a putative class action lawsuit styled Chavez v. Teavana Corp. alleging wage and hour violations of the California Labor Code for General Managers in California was filed in the Superior Court of California, County of Los Angeles. The plaintiff seeks on behalf of herself and other putative class members, compensatory damages, restitution, putative and exemplary damages, penalties, interest and other relief. We dispute the material allegations in the complaint and intend to defend the action vigorously. Due to inherent uncertainties of litigation and because the lawsuit is in early procedural stages, we cannot at this time accurately predict the ultimate outcome, or any potential liability, of the matter.

We are also subject to other legal proceedings and claims that arise in the ordinary course of business. These include claims resulting from “slip and fall” accidents, employment related claims and claims from guests or team members alleging illness or injury or other operational concerns. To date, no claims of these types of litigation, certain of which are covered by insurance policies, have had a material effect on us. While it is not possible to predict the outcome of these other suits, legal proceedings and claims with certainty, management does not believe that they would have a material adverse effect on our financial position and results of operations.

Item 1A – Risk Factors

In addition to the Risk Factors discussed in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended January 29, 2012, we note the following:

We may be unable to successfully integrate completed acquisitions, and such acquisitions may fail to achieve the financial results we expect.

On April 15, 2012, we, through our wholly owned subsidiary, Teavana Canada, Inc., entered into an Asset Purchase Agreement to acquire substantially all of the assets of Teaopia Limited (“Teaopia”), which operated 46 retail store locations in Canada that sold loose-leaf tea and tea related merchandise. The Teaopia Acquisition closed on June 11, 2012. The Teaopia Acquisition involves the integration of a separate business, which previously operated independently and had different systems, processes, products and cultures, into our existing operations. While we expect to provide training and other approaches to integrate Teaopia into our business and store model, we may be unable to integrate successfully these locations into our business and may fail to achieve the financial results we expected. Integrating completed acquisitions into our existing operations involves numerous risks, including the loss of customers, diversion of management’s attention, failure to retain key personnel and failure of the acquired business to be financially successful. Our inability to integrate successfully the stores we acquire, or if such stores do not achieve the financial results that we expect, may increase our costs and have a material adverse impact on our financial condition and results of operations.

An increase in the cost or a disruption in the flow of our imported products may significantly decrease our sales and profits.

Merchandise originally manufactured and imported from overseas makes up a large proportion of our total inventory. A disruption in the shipping of our imported merchandise or an increase in the cost of those products may significantly decrease our sales and profits. We may be unable to meet our customers’ demands or pass on price increases to our customers. In addition, if imported merchandise becomes more expensive or unavailable, the transition to alternative sources may not occur in time to meet demand. Risks associated with our reliance on imported products include increases in the cost of purchasing or shipping foreign merchandise and disruptions in the shipping and importation of imported products because of factors such as raw material shortages, work stoppages, strikes and political unrest, problems with oceanic shipping, including shipping container shortage, increased customs inspections of import shipments or other factors causing delays in shipments and economic crises, natural disasters, international disputes and wars.

Item 5 – Other Information

On September 7, 2012, we entered into an employment agreement with our Vice President & General Counsel, David V. Christopherson, pursuant to which Mr. Christopherson will continue to serve in such capacity until April 22, 2014 (or such earlier date upon which Mr. Christopherson’s employment may be terminated in accordance with its terms). The agreement is on substantially the same terms and conditions as the form of employment agreement that has been entered into by our other named executive officers. A copy of the agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 6 – Exhibits

Exhibit 10.1	Employment Agreement, dated as of September 7, 2012, between Teavana Holdings, Inc. and David V. Christopherson.

Exhibit 10.2	Teavana Holdings, Inc. Teaopia Budget 2012 Incentive Plan.

Exhibit 31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 101	Interactive Data File*

*	Pursuant to Rule 406T of SEC Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under these Sections.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEAVANA HOLDINGS, INC.

By:	/s/ Daniel P. Glennon
Daniel P. Glennon
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:	September 10, 2012